    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 4, 2002

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                             ---------------------

                                   FORM S-11
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION
      (Exact Name of Registrant as Specified in Its Governing Instruments)
                             ---------------------

                            3300 ENTERPRISE PARKWAY
                             BEACHWOOD, OHIO 44122
                                 (216) 755-5500
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                             ---------------------

                   SCOTT A. WOLSTEIN, CHIEF EXECUTIVE OFFICER
                   DEVELOPERS DIVERSIFIED REALTY CORPORATION
                            3300 ENTERPRISE PARKWAY
                             BEACHWOOD, OHIO 44122
                                 (216) 755-5500
            (Name, Address, Including Zip Code and Telephone Number,
                   Including Area Code, of Agent for Service)
                             ---------------------

                                   COPIES TO:

                             ALBERT T. ADAMS, ESQ.
                             BAKER & HOSTETLER LLP
                           3200 NATIONAL CITY CENTER
                             1900 EAST NINTH STREET
                             CLEVELAND, OHIO 44114
                                 (216) 621-0200
                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                             PROPOSED MAXIMUM       PROPOSED MAXIMUM
       TITLE OF SECURITIES                 AMOUNT             OFFERING PRICE           AGGREGATE              AMOUNT OF
         BEING REGISTERED             BEING REGISTERED          PER SHARE            OFFERING PRICE        REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Common Shares, without par value         2,800,000              $18.92(1)             $52,976,000              $12,662
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) Estimated in accordance with Rule 457 solely for the purpose of determining the registration fee. The fee is based on $18.92, the average of the high and low sale price on December 31, 2001, of the Registrant's common shares as reported on the New York Stock Exchange.
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                            2,800,000 COMMON SHARES

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

     Developers Diversified Realty Corporation, an Ohio corporation, is a self-administered and self-managed real estate investment trust in the business of acquiring, developing, redeveloping, owning, leasing and managing shopping centers and business centers.

     All of the common shares, without par value, offered and sold hereby are being offered and sold by DDR pursuant to a Purchase and Sale Agreement among Burnham Pacific Properties, Inc. ("BP"), Burnham Pacific Operating Partnership, L.P., BPP/Van Ness, L.P. and DDR. Under the terms of the purchase agreement, DDR will acquire property and partnership and membership interests in exchange for $65.4 million, consisting of at least $15.1 million in cash and, at DDR's option, some or all of the common shares offered hereby or additional cash. BP and the other BP entities have agreed not to resell any such common shares. However, they may distribute such common shares to BP's shareholders pursuant to BP's plan of complete liquidation. If we issue the shares offered hereby, we expect BP to make that distribution shortly after the date of this prospectus.

     Our common shares are listed on the New York Stock Exchange under the symbol "DDR." The last reported sale price of our common shares on the New York Stock Exchange on January 2, 2002 was $18.80 per share.

     We impose certain restrictions on the ownership of our common shares so that we can maintain our qualification as a real estate investment trust. You should read the information under the heading "Description of Common
Shares -- Restrictions on Ownership" in this prospectus for a description of those restrictions.

     SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON SHARES.

     DDR's executive offices are located at 3300 Enterprise Parkway, Beachwood, Ohio 44122, telephone number (216) 755-5500.

     All references to "we," "our," "us," the "Company" and "DDR" in this prospectus refer to Developers Diversified Realty Corporation together with all entities owned or controlled by Developers Diversified Realty Corporation unless the context indicates otherwise.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this prospectus is                , 2002.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Risk Factors................................................    2
Forward-Looking Information.................................    6
The Company.................................................    7
Use of Proceeds.............................................   12
Plan of Distribution........................................   12
Selected Financial Information..............................   13
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   15
Policies with Respect to Certain Activities.................   40
Business and Properties.....................................   41
Certain Federal Income Tax Considerations...................   62
Market Price of and Dividends on the Registrant's Common
  Equity and Related Stockholder Matters....................   72
Description of Common Shares................................   73
Certain Anti-Takeover Provisions of Ohio Law................   75
Legal Proceedings...........................................   75
Principal Shareholders of the Company.......................   76
Directors and Executive Officers............................   78
Executive Compensation......................................   83
Certain Relationships and Related Party Transactions........   89
Limitations of Liability....................................   90
Experts.....................................................   91
Legal Matters...............................................   91
Quantitative and Qualitative Disclosures About Market
  Risk......................................................   91
Where You Can Find More Information.........................   92
Index to Financial Statements...............................  F-1

                                  RISK FACTORS

THE ECONOMIC PERFORMANCE AND VALUE OF OUR CENTERS DEPEND ON MANY FACTORS

     The economic performance and value of our real estate holdings can be affected by many factors, including the following:

     - changes in national, regional and local economic climates;

     - local conditions, such as an oversupply of space or a reduction in demand for real estate in the area;

     - the attractiveness of our properties to tenants;

     - competition from other available space; and

     - increases in operating costs.

OUR REAL ESTATE DEVELOPMENT ACTIVITIES MAY NOT BE PROFITABLE

     We intend to continue to actively pursue shopping center development projects, including the expansion of existing centers. Our current projects generally require the expenditure of capital and various forms of government and other approvals. We cannot be sure that we will always receive government and other approvals. Consequently, we cannot be sure that any projects will be completed or that they will be profitable.

WE DEPEND ON RENTAL INCOME FROM REAL PROPERTY

     Substantially all of our income is derived from rental income from real property. As a result, our income and funds for distribution would be negatively affected if a significant number of our tenants were unable to meet their obligations to us or if we were unable to lease a significant amount of space in our properties on economically favorable lease terms. We cannot be sure that any tenant whose lease expires will renew that lease or that we will be able to re-lease space on economically advantageous terms.

OUR REAL ESTATE INVESTMENTS CONTAIN ENVIRONMENTAL RISKS

     Under various federal, state and local laws, ordinances and regulations, we may be considered an owner or operator of real property or we may have arranged for the disposal or treatment of hazardous or toxic substances. As a result, we could become liable for the costs of removal or remediation of certain hazardous substances released on or in our property. We could also be liable for other costs that relate to hazardous or toxic substances (including governmental fines and injuries to persons and property). We could incur liability whether or not we knew of, or were responsible for, the presence of the hazardous or toxic substances.

WE RELY ON MAJOR TENANTS

     As of September 30, 2001, the annualized base rental revenues from Wal-Mart represented 5.1% of our and our proportionate share of our joint ventures' aggregate annualized shopping center base rental revenues.

     We could be adversely affected in the event of the bankruptcy or insolvency of Wal-Mart or a significant downturn in the business of Wal-Mart. In addition, we could be adversely affected if Wal-Mart does not renew its leases as they expire.

     We could also be adversely affected in the event of a downturn in the business of other major tenants. However, as of September 30, 2001, we received no more than 3.0% of our and our proportionate share of our joint ventures' shopping center base rental revenues from any other single tenant.

PROPERTY OWNERSHIP THROUGH PARTNERSHIPS AND JOINT VENTURES COULD LIMIT OUR CONTROL OF THOSE INVESTMENTS

     Partnership or joint venture investments may involve risks not otherwise present for investments made solely by us, including the possibility that our partner or co-venturer might become bankrupt, that our partner or co-venturer might at any time have different interests or goals than we do, and that our partner or co-venturer may take action contrary to our instructions, requests, policies or objectives, including our policy with respect to maintaining our qualification as a REIT. Other risks of joint venture investments include impasse on decisions, such as a sale, because neither our partner or co-venturer nor we would have full control over the partnership or joint venture. There is no limitation under our organizational documents as to the amount of funds that we may invest in partnerships or joint ventures.

OUR ACQUISITION, DEVELOPMENT AND CONSTRUCTION ACTIVITIES COULD RESULT IN LOSSES

     We intend to acquire existing retail properties to the extent that suitable acquisitions can be made on advantageous terms. Acquisitions of commercial properties entail risks, such as the risks that we may not be in a position or have the opportunity in the future to make suitable property acquisitions on advantageous terms and that our investments will fail to perform as expected. Many of the properties that we acquire require significant additional investment and upgrades and are subject to the risk that estimates of the cost of improvements to bring such properties up to standards established for the intended market position may prove inaccurate.

     We also intend to continue the selective development and construction of retail properties in accordance with our development and underwriting policies as opportunities arise. Our development and construction activities include the risks that:

     - We may abandon development opportunities after expending resources to determine feasibility;

     - Construction costs of a project may exceed our original estimates;

     - Occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable;

     - Financing may not be available to us on favorable terms for development of a property; and

     - We may not complete construction and lease-up on schedule, resulting in increased debt service expense and construction costs.

     Our development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations. If any of the above events occur, the ability to pay distributions to our shareholders and service our indebtedness could be adversely affected. In addition, new development activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention.

OUR ARTICLES OF INCORPORATION CONTAIN LIMITATIONS ON ACQUISITIONS AND CHANGES IN CONTROL

     Our articles of incorporation prohibit any person from owning more than 5% of our outstanding common shares. That restriction is likely to discourage third parties from acquiring control of us without consent of our Board of Directors even if a change in control is in the best interests of our shareholders.

THERE IS NO LIMITATION IN OUR ORGANIZATIONAL DOCUMENTS ON INCURRENCE OF DEBT

     We intend to continue to maintain a conservative debt capitalization with a ratio of debt to total market capitalization (the sum of the aggregate market value of our common shares, the liquidation preference on any preferred shares outstanding, and our total indebtedness) of less than 50%. However, our organizational documents do not contain any limitation on the amount or percentage of indebtedness we may incur. Despite this lack of limitation, the indentures that govern our outstanding indebtedness do contain limits on our ability to incur indebtedness.

OUR FAILURE TO QUALIFY AS A REIT WOULD HAVE SERIOUS ADVERSE CONSEQUENCES TO OUR SHAREHOLDERS

     We intend to operate so as to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). We believe that we have been organized and have operated in a manner which would allow us to qualify as a REIT under the Code beginning with our taxable year ended December 31, 1993. However, it is possible that we have been organized or have operated in a manner which would not allow us to qualify as a REIT, or that our future operations could cause us to fail to qualify. We must satisfy numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions to qualify as a REIT. There are limited judicial and administrative interpretations of these tax provisions. Our status as a REIT also involves the determination of various factual matters and circumstances not entirely within our control. For example, in order to qualify as a REIT, at least 95% of our gross income in any year must be derived from qualifying sources, and we must pay dividends to shareholders aggregating annually at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding capital gains). Legislation, new regulations, administrative interpretations or court decisions could significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. However, we are not aware of any pending tax legislation that would adversely affect our ability to operate as a REIT.

     If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Unless we are entitled to relief under certain statutory provisions, we would be disqualified from treatment as a REIT for the four taxable years following the year during which we lost qualification. If we lose our REIT status, our net earnings available for investment or distribution to shareholders would be significantly reduced for each of the years involved. In addition, we would no longer be required to make distributions to our shareholders. See "Federal Income Tax
Considerations -- Failure to Qualify."

WE PAY SOME TAXES

     Even if we qualify as a REIT, we will be subject to certain federal, state and local taxes on our income and property. See "Federal Income Tax Considerations -- Other Tax Consequences."

WE COULD BE ADVERSELY AFFECTED BY REQUIRED PAYMENTS OF DEBT OR OF RELATED
INTEREST

     We are generally subject to the risks associated with debt financing. These risks include:

     - The risk that our cash flow will not satisfy required payments of principal and interest;

     - The risk that we cannot refinance existing indebtedness on our properties as necessary or that the terms of the refinancing will be less favorable to us than the terms of existing debt; and

     - The risk that necessary capital expenditures for purposes such as reletting space cannot be financed on favorable terms.

If a property is mortgaged to secure payment of indebtedness and we cannot pay the mortgage payments, we may have to surrender the property to the lender with a consequent loss of any prospective income and equity value from such property.

OUR ABILITY TO INCREASE OUR DEBT COULD ADVERSELY AFFECT OUR CASH FLOW

     Generally, our organizational documents do not limit the level or amount of debt that we may incur. At December 31, 2001, we had outstanding debt of approximately $1.3 billion. If we were to become more highly leveraged, our cash needs to fund debt service would increase accordingly. Such an increase could adversely affect our financial condition and results of operations. In addition, increased leverage could increase the risk of default on our debt obligations, which could reduce our cash available for distribution and our asset values.

OUR FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED BY FINANCIAL COVENANTS

     Our credit facilities and the indentures under which our senior and subordinated unsecured indebtedness is, or may be, issued contain certain financial and operating covenants, including, among other things, certain coverage ratios, as well as limitations on our ability to incur secured and unsecured indebtedness, sell all or substantially all of our assets and engage in mergers and consolidations and certain acquisitions. Foreclosure on mortgaged properties or an inability to refinance existing indebtedness would likely have a negative impact on our financial condition and results of operations.

OUR ABILITY TO CONTINUE TO OBTAIN PERMANENT FINANCING CANNOT BE ASSURED

     In the past, we have financed certain acquisitions and certain development activities in part with proceeds from our credit facilities. This financing has been, and may continue to be, replaced by permanent financing. However, we may not be able to obtain permanent financing for future acquisitions or development activities on acceptable terms. If market interest rates were to increase at a time when amounts were outstanding under our credit facilities or if other variable rate debt was outstanding, our debt interest costs would increase, causing potentially adverse effects on our financial condition and results of operations.

OUR RESULTS OF OPERATIONS MAY BE AFFECTED BY A JUDGMENT ENTERED AGAINST US

     In September 2001, the U.S. District Court entered a judgment in the amount of $5.0 million in compensatory damages, plus attorney fees, against us and three other defendants, in respect of a verdict reached in a civil trial regarding a claim filed by a movie theater relating to a property owned by us. The court also awarded to the plaintiff $1.0 million in punitive damages against us and $3.0 million in punitive damages against the three other defendants. The claim alleged breach of contract and fraud during the lease negotiation process that took place prior to and after our acquisition of the property. For further discussion of this litigation, see Note 12 to the Company's Condensed Consolidated Financial Statements for the period ended September 30, 2001 on pages F-55 and 56.

     The verdict is subject to various post-trial motions and appeal. We believe that it is probable that the verdict will ultimately be reversed, in whole or in substantial part, and accordingly no provision has been recorded in our financial statements. Although there can be no assurance as to the ultimate outcome, management does not believe that an adverse final determination, if any, will be material in relation to our cash flows, liquidity or financial condition. However, amounts awarded, if any, to the plaintiff upon final resolution of this matter, could adversely affect our results of operations in the period in which they are recorded. Further, a determination has not been made as to the proportionate distribution of the contingent loss associated with the compensatory damages, if any, between the defendants.

                          FORWARD-LOOKING INFORMATION

     This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, without limitation, statements related to acquisitions and other business development activities, future capital expenditures, financing sources and availability and the effects of environmental and other regulations. Although we believe that the expectations reflected in those forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be achieved. For this purpose, any statements contained herein that are not statements of historical fact should be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "seeks," "estimates," and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and could materially affect our actual results, performance or achievements.

     Factors that could cause actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the following:

     - We are subject to general risks affecting the real estate industry, including the need to enter into new leases or renew leases on favorable terms to generate rental revenues;

     - We are subject to competition for tenants from other owners of retail properties and our tenants are subject to competition from other retailers and methods of distribution. We are dependent upon the successful operations and financial condition of our tenants, particularly certain of our major tenants, and could be adversely affected by the bankruptcy or other financial difficulty of those tenants;

     - We may fail to identify, acquire, construct or develop additional properties that produce a desired yield on invested capital, or may fail to effectively integrate acquisitions of properties or portfolios of properties;

     - Debt and equity financing necessary for us to continue to grow and operate our business may not be available or may not be available on favorable terms;

     - We are subject to complex regulations related to our status as a real estate investment trust ("REIT") and would be adversely affected if we failed to qualify as a REIT;

     - We must make distributions to shareholders to continue to qualify as a REIT, and if we borrow funds to make distributions then those borrowings may not be available on favorable terms;

     - We could be adversely affected by changes in the local markets where our properties are located, as well as by adverse changes in national economic and market conditions;

     - We are subject to potential environmental liabilities;

     - We could be adversely affected by changes in government regulations, including changes in environmental, zoning, tax and other regulations;

     - Changes in interest rates could adversely affect the market price for our common shares, as well as our performance and cash flow;

     - We may fail to anticipate the effects on our properties of changes in consumer buying practices, including sales over the Internet, and the resulting retailing practices and space needs of our tenants;

     - E-commerce may affect the sales volume of our tenants, which may reduce the amount of percentage rental income; and

     - The other factors set forth under the heading "Risk Factors."

                                  THE COMPANY

     We are a self-administered and self-managed REIT in the business of acquiring, developing, redeveloping, owning, leasing and managing shopping centers and business centers. We were incorporated in Ohio in November 1992 by the principals of the entities comprising the Developers Diversified Group or "DDG." We believe that our portfolio of shopping center properties is one of the largest (measured by amount of total gross leasable area, referred to as "GLA") currently held by any publicly traded REIT. At September 30, 2001, we owned or had an interest in and managed a portfolio of:

     - 194 shopping centers (the "Properties"), encompassing approximately 52.5 million square feet of GLA, of which we own 39.3 million square feet; and

     - several parcels of undeveloped land for future development, which are typically located adjacent to shopping centers we own.

     At September 30, 2001, we also managed 44 retail properties owned by third parties containing an aggregate of approximately 5.5 million square feet of GLA.

     Additionally, we owned 38 business centers containing approximately 4.6 million square feet of GLA.

     Our shopping center properties are located in 39 states, principally in the East and Midwest, with significant concentrations in California, Florida, Michigan, Minnesota, Missouri, North Carolina, Ohio, South Carolina and Utah.

STRATEGY AND PHILOSOPHY

     Our investment objective is to increase cash flow and the value of our portfolio of properties and to seek continued growth through the selective acquisition, development, redevelopment, renovation and expansion of income-producing real estate properties, primarily shopping centers. In addition, we may also pursue the disposition of certain real estate assets and utilize the proceeds to repay debt, repurchase our common shares, reinvest in other real estate assets and developments and for other corporate purposes. In pursuing our investment objective, we will continue to seek to acquire and develop high quality, well-located shopping centers with attractive initial yields and strong prospects for future cash flow growth and capital appreciation where our financial strength and management and leasing capabilities can enhance value.

     We believe that opportunities to acquire existing shopping centers have been and will continue to be available to buyers with access to capital markets and institutional investors, such as us.

     Our real estate strategy and philosophy is to grow our business through a combination of leasing, expansion, acquisition and development. We seek to:

     - increase cash flows and property values through strategic leasing, re-tenanting, renovation and expansion of our portfolio;

     - continue to selectively acquire well-located, quality shopping centers (individually or in portfolio transactions) which have leases at rental rates below market rates or other cash flow growth or capital appreciation potential where our financial strength, relationships with retailers and management capabilities can enhance value;

     - increase cash flows and property values by continuing to take advantage of attractive financing and refinancing opportunities;

     - increase per share cash flows through the strategic disposition of certain real estate assets and utilizing the proceeds to repay debt, repurchase our common shares, invest in other real estate assets and developments and for other corporate purposes;

     - selectively develop our undeveloped parcels or new sites in areas with attractive demographics;

     - hold properties for long-term investment and place a strong emphasis on regular maintenance, periodic renovation and capital improvements; and

     - continue to manage and develop the properties of others to generate fee income, subject to restrictions imposed by federal income tax laws, and create opportunities for acquisitions.

     As part of our ongoing business, we engage in discussions with public and private real estate entities regarding possible portfolio or asset acquisitions or business combinations.

     Our strategy, philosophy, investment and financing policies, and our policies with respect to certain other activities, including our growth, debt capitalization, distributions, status as a REIT and operating policies, are determined by the Board of Directors. Although it has no present intention to do so, the Board of Directors may amend or revise these policies from time to time without a vote of our shareholders.

RECENT DEVELOPMENTS

  FINANCINGS

     In December 2001 we sold 3.2 million registered common shares in an underwritten offering. We applied the net cash proceeds of approximately $57.9 million from this offering to reduce the outstanding balance on our primary unsecured line of credit.

     In January 2001, we entered into a $100 million, two year swap agreement, converting a portion of the variable rate debt under our Unsecured Credit Facility to a fixed rate of approximately 6.3%.

     In April 2001, we entered into a 10 year, $156 million, financing agreement secured by five properties with a fixed coupon interest rate of approximately 6.9%. Proceeds were effectively used to repay amounts outstanding on our revolving credit facilities and to repay an $8.1 million mortgage scheduled to mature in July 2001.

  PROPERTY ACQUISITIONS, DEVELOPMENTS, EXPANSIONS AND DISPOSITIONS

     During the nine month period ended September 30, 2001, the Company and its joint ventures invested $247.6 million, net, to acquire, develop, expand, improve and re-tenant our properties. Our expansion, acquisition and development activity is summarized below:

  ACQUISITIONS

     In 2000, we announced we intended to acquire several west coast retail properties from BP through a joint venture with Prudential Real Estate Investors ("PREI") and Coventry Real Estate Partners ("Coventry"). The joint venture was funded as follows: 1% by Coventry, 20% by us, and 79% by Prudential. As of September 30, 2001, ten properties have been acquired at an aggregate cost of approximately $264 million. The joint venture's equity investment as of September 30, 2001 is approximately $123 million. We earn fees for managing and leasing the properties, all of which are located in western states.

     The Company and Coventry were selected to serve as BP's liquidation agent pursuant to BP's plan of liquidation. We are providing property management services for this portfolio and receiving property management, leasing and development fees for our services at market rates. As of September 30, 2001, 24 properties remain under management.

  DEVELOPMENT (CONSOLIDATED)

     The consolidated development projects are as follows:

     A 577,000 square foot shopping center in Meridian, Idaho (a suburb of Boise), of which Phase I (412,000 square feet) was substantially completed in 2000. This shopping center is anchored by a Wal-Mart Supercenter (not owned by us), Shopko, Shepler's, Bed, Bath & Beyond, Office Depot, Old Navy, and Sportman's Warehouse. Ross Dress for Less, additional retail tenants and several restaurants opened throughout 2001. Construction of Phase II is scheduled to commence in 2002, with completion scheduled for the first half of 2003.

     A 622,000 square foot shopping center in Everett, Massachusetts, which was completed in the fourth quarter of 2001. The center is anchored by Target (not owned by us), Home Depot, Bed, Bath & Beyond, OfficeMax and PetsMart (all of which were open as of March 31, 2001). In addition, Old Navy opened in the second quarter and Michael's opened in the fourth quarter of 2001.

     A 157,000 square foot shopping center in Kildeer, Illinois, which is located adjacent to our joint venture shopping center located in Deer Park, Illinois. The Kildeer project had its grand opening in November 2001 and will include the following tenants: Bed, Bath & Beyond, Circuit City, Cost Plus World Market, Old Navy and miscellaneous shops.

     A 460,000 square foot shopping center in Princeton, New Jersey adjacent to our existing center, which includes the following tenants: Kohl's, Wegman's, Michael's, Target (not owned by us) and Dick's. All of these tenants opened during 1999 and 2000. The project also includes 55,000 square feet of additional retail space, which was substantially completed during 2001.

     We intend to break ground during 2002 on two shopping center developments located in Riverdale, Utah and Long Beach, California. It is anticipated that the Long Beach, California development (The Pike at Rainbow Harbor, formerly referred to as Queensway Bay) will be transferred into a joint venture with an institutional investor.

     We intend to commence construction during 2002 on the central quadrant of the Coon Rapids, Minnesota, Riverdale Village Shopping Center. This development will create an additional 294,000 square feet of retail space.

  DEVELOPMENT (JOINT VENTURES)

     We have joint venture development agreements for eight shopping center projects. In April 2001, we entered into the eighth joint venture relating to a 280,000 square foot lifestyle center in Littleton, Colorado which opened in November 2001. These eight projects have an aggregate projected cost of approximately $350.2 million. All of these projects have commenced development and are currently scheduled for completion during 2002. Construction has been substantially completed and the centers are open for business at the Deer Park, Illinois; Plainville, Connecticut; Round Rock, Texas and San Antonio, Texas locations.

     We are currently financing five of these projects through the Prudential/DDR Retail Value Fund. These projects are located in Long Beach, California (CityPlace); Plainville, Connecticut; Deer Park, Illinois; Round Rock, Texas and San Antonio, Texas. The remaining three projects are located in Littleton, Colorado; Coon Rapids, Minnesota and St. Louis, Missouri.

  EXPANSIONS

     For the nine month period ended September 30, 2001, we completed the expansion and redevelopment of five shopping centers at an aggregate cost of $13.3 million. The completed expansions/redevelopments include shopping centers located in Fayetteville, Arizona; Crystal River, Florida; Highland, Indiana; Wilmington, North Carolina and North Charleston, South Carolina. The Company and its joint ventures are currently expanding/redeveloping two shopping centers located in Schaumburg, Illinois and Lebanon, Ohio at an aggregate projected cost of approximately $1.9 million. The Company and its joint ventures are also scheduled to commence three additional expansion/redevelopment projects in North Little Rock, Arkansas; North Canton, Ohio and Taylorsville, Utah.

  DISPOSITIONS

     During the nine month period ended September 30, 2001, the Company and its joint ventures sold certain real estate assets and received aggregated proceeds of approximately $62 million. In January 2001, we sold a 190,000 square foot shopping center in Ahoskie, North Carolina for a purchase price of approximately $8.3 million. In April 2001, we sold a 35,500 square foot shopping center in Rapid City, South Dakota to a private investor for approximately $2.4 million. In June 2001, we sold a 250,000 square foot shopping center in Highland Heights, Ohio for approximately $27.5 million, a former Best Products location in El Paso, Texas for approximately $1.9 million and a land parcel in San Diego for approximately $3.0 million. In July 2001, we sold a 190,000 square foot shopping center in Toledo, Ohio (Airport Square) for approximately $14.8 million. In August 2001, we sold a former Best Products location in Lawrenceville, New Jersey for approximately $3.8 million. In addition, in October 2001, we sold a 13,000 square foot shopping center in Zanesville, Ohio for approximately $1.2 million and a former Best Products location in Dayton, Ohio for approximately $1.8 million. Proceeds from the above sales were used to repay amounts outstanding on our revolving credit facilities.

  STRATEGIC TRANSACTIONS

     In May 2001 we completed our previously announced merger with American Industrial Properties REIT ("AIP"). The merger provided us with complete ownership of AIP's portfolio of properties. This portfolio is comprised of 31 industrial properties, six office properties, two retail properties and 23.7 acres of undeveloped land. We intend to implement an orderly strategic disposition of the industrial and office assets.

ECONOMIC CONDITIONS

     Historically, real estate has been subject to a wide range of cyclical economic conditions which affect various real estate sectors and geographic regions with differing intensities and at different times. In 2001, many regions of the United States experienced varying degrees of economic recession. A continuation of the economic recession, or further adverse changes in general or local economic conditions, could result in the inability of some of our existing tenants to meet their lease obligations and could otherwise adversely affect our ability to attract or retain tenants. The shopping centers are typically anchored by discount department stores (Wal-Mart, Kmart or Target), off-price department stores (Kohl's, TJ Maxx/Marshalls), home improvement stores (Home Depot, Lowes) and supermarkets which generally offer day-to-day necessities rather than high-priced luxury items. Since these merchants typically perform better in an economic recession than those who market high priced luxury items, the percentage rents received by us have remained relatively stable. In addition, we seek to reduce our operating and leasing risks through ownership of a portfolio of properties with a diverse geographic and tenant base.

     As indicated above, many regions experienced various degrees of economic recession and the tragic events of September 11, 2001, may have accelerated certain recessionary trends, such as the cost of obtaining sufficient property and liability insurance coverage and short term interest rates. However, we believe that these tragic events should not have a material effect on our portfolio due to the quality of the real estate and the strength of the tenant mix. The results of the 2001 holiday selling season will be an indicator of the retail operating environment and the financial condition of certain retailers. The results of the holiday selling season are expected to affect the future expansion and development commitment of certain retailers beyond 2002.

     The retail shopping center sector has been impacted by the competitive nature of the retail business and the competition for market share. The stronger retailers have out-positioned some of the weaker retailers. This positioning is taking market share away from weaker retailers and is forcing some weaker retailers to declare bankruptcy. Overall, the industry trends for our portfolio and business are strong and the portfolio continues to be stable. We have experienced a temporary decrease in occupancy rates due to bankruptcies (for example, HomePlace), but leasing activity continues to be strong. We believe that we will benefit from a growing shift to stronger retailers in the retail environment.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included in this prospectus for further information on certain of the recent developments described above.

COMPETITION

     As one of the nation's largest owners and developers of shopping centers, we have established close relationships with a large number of major national and regional retailers. Management is associated with and actively participates in many shopping center and REIT industry organizations.

     Notwithstanding these relationships, there are numerous developers and real estate companies that compete with us in seeking properties for acquisition and tenants who will lease space in these properties.

EMPLOYEES

     As of December 31, 2001, we employed approximately 308 full-time individuals, including executive, administrative and field personnel. We consider our relations with our personnel to be good.

QUALIFICATION AS A REAL ESTATE INVESTMENT TRUST

     We presently meet the qualification requirements of a REIT under Sections 856-860 of the Code. As a result, we generally will not be subject to federal income tax to the extent we meet certain requirements of the Code.

                                USE OF PROCEEDS

     The shares offered hereby, if issued, will constitute a portion of the purchase price under the Purchase and Sale Agreement among us and BP, Burnham Pacific Operating Partnership, L.P. and BPP/Van Ness, L.P. (collectively, the "BP Entities") dated December 17, 2001 (the "BP Purchase Agreement"). Pursuant to the BP Purchase Agreement, upon closing of the transactions contemplated thereby we will acquire from the BP Entities for consideration consisting of at least $15.1 million in cash and, at our option, some or all of the common shares offered hereby or additional cash, two real property assets (or ownership interests therein). The total purchase price for the assets, subject to customary adjustments, is $65.4 million. One property is located in downtown San Francisco, California, which is an eight-story building with over 123,000 square feet of leasable space and has been designated as a National Historic Landmark. The second property is located in a suburb of San Francisco, California. It contains over 245,000 square feet of leaseable space.

                              PLAN OF DISTRIBUTION

     As described above under the caption "Use of Proceeds," if we elect to use our common shares as consideration, the common shares offered hereby will be acquired by the BP Entities upon the closing of the purchase transaction under the BP Purchase Agreement. Other than the $15.1 we must pay in cash there is no limitation in the BP Purchase Agreement on the amount of consideration that we may elect to pay with our common shares. We will make that decision prior to the closing of the purchase transaction contemplated by the BP Purchase Agreement. After we decide the amount of consideration we will pay with our common shares, if any, the number of common shares to be issued to the BP entities will be calculated by dividing the common share consideration amount by the average closing price of our common shares on the New York Stock Exchange for the 10 trading day period ending two days prior to the closing.

     BP, a real estate operating company that has acquired, rehabilitated, developed and managed retail properties nationwide, is also a reporting company whose securities are registered with the Securities and Exchange Commission under Section 12 of the Securities Exchange Act of 1934, as amended and are traded on the New York Stock Exchange under the symbol "BPP." On August 15, 2000, BP announced that its Board of Directors intended to adopt a plan of liquidation and intended to retain a third party to oversee and manage the liquidation process. On August 31, 2000, the BP Board of Directors, and on December 15, 2000 the BP shareholders, adopted the Plan of Liquidation. See "Services as Liquidation Agent" on p. 90.

     The BP Plan of Liquidation contemplates the orderly sale of all of BP's assets for cash or such other form of consideration as may be conveniently distributed to BP's stockholders and the payment of (or provision for) BP's liabilities and expenses, as well as the establishment of reserves to fund BP's contingent liabilities. The Plan of Liquidation gives BP's Board of Directors the power to sell any and all of the assets of BP without further approval by the stockholders and provides that the final liquidating distribution to stockholders shall be made no later than December 15, 2002. The BP Purchase Agreement was entered into pursuant to and in accordance with the Plan of Liquidation. BP's Plan of Liquidation is attached as Appendix A to BP's Schedule 14A (proxy statement) filed with the Securities and Exchange Commission on November 29, 2000. You can obtain this document at www.sec.gov.

     Based on our conversations with BP we expect the BP Entities to distribute the common shares received by them pursuant to the BP Purchase Agreement to BP's stockholders in accordance with the Plan of Liquidation promptly after the closing of the BP Purchase Agreement. Any common shares held by such distributees who are not DDR affiliates will be freely tradable.

                         SELECTED FINANCIAL INFORMATION

     The financial data included in the following table has been derived from the financial statements for the last five years and the nine month periods ended September 30, 2001 and 2000.

                 COMPARATIVE SUMMARY OF SELECTED FINANCIAL DATA
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,                       FOR THE YEARS ENDED DECEMBER 31,
                                       -----------------------   --------------------------------------------------------------
                                          2001         2000         2000         1999         1998         1997         1996
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
OPERATING DATA:
Revenues (primary real estate
  rentals)...........................   $236,699     $213,061     $285,793     $263,933     $228,168     $169,223     $130,905
                                        --------     --------     --------     --------     --------     --------     --------
Expenses:
  Rental operation...................     69,256       60,231       80,872       69,670       59,498       47,200       35,123
  Impairment charge..................      2,895           --
  Depreciation & amortization........     45,259       40,625       54,201       50,083       42,957       32,227       24,899
  Interest...........................     61,867       56,582       77,030       68,023       57,196       35,558       29,888
                                        --------     --------     --------     --------     --------     --------     --------
                                         179,277      157,438      212,103      187,776      159,651      114,985       89,910
                                        --------     --------     --------     --------     --------     --------     --------
Income before equity in net income
  from joint ventures, minority
  equity investment, minority equity
  interests, gain (loss) on
  disposition of real estate and
  investments and extraordinary
  items..............................     57,422       55,623       73,690       76,157       68,517       54,238       40,995
Equity in net income of joint
  ventures...........................     13,431       12,402       17,072       18,993       12,461       10,807        8,547
Equity in net income from minority
  equity investment..................      1,550        5,136        6,224        5,720          890           --           --
Minority interests...................    (15,988)     (14,425)     (19,593)     (11,809)      (3,312)      (1,049)          --
Gain (loss) on disposition of real
  estate and investments.............     15,761       18,979       23,440       (1,664)         248        3,526           --
                                        --------     --------     --------     --------     --------     --------     --------
Income before extraordinary item.....     72,176       77,715      100,833       87,397       78,804       67,522       49,542
Extraordinary item(1)................         --           --           --           --         (882)          --           --
                                        --------     --------     --------     --------     --------     --------     --------
Net income...........................   $ 72,176     $ 77,715     $100,833     $ 87,397     $ 77,922     $ 67,522     $ 49,542
                                        ========     ========     ========     ========     ========     ========     ========
Net income applicable to common
  shareholders.......................   $ 51,729     $ 57,268     $ 73,571     $ 60,135     $ 57,969     $ 53,322     $ 35,342
                                        ========     ========     ========     ========     ========     ========     ========
Earnings per share data -- Basic:
  Income before extraordinary
    item(2)..........................   $   0.94     $   1.02     $   1.31     $   0.99     $   1.03     $   1.03     $   0.84
  Net income.........................   $   0.94     $   1.02     $   1.31     $   0.99     $   1.02     $   1.03     $   0.84
  Weighted average number of common
    shares...........................     54,960       56,347       55,959       60,985       56,949       51,760       42,294
Earnings per share data -- Diluted:
  Income before extraordinary
    item(2)..........................   $   0.93     $   1.01     $   1.31     $   0.95     $   1.00     $   1.03     $   0.84
  Net income.........................   $   0.93     $   1.01     $   1.31     $   0.95     $   0.98     $   1.03     $   0.84
  Weighted average number of common
    shares...........................     55,527       56,582       56,176       63,468       58,509       52,124       42,372
Annualized cash dividend.............   $   1.11     $   1.08     $   1.44     $   1.40     $   1.31     $   1.26     $   1.20

                                          AT SEPTEMBER 30,                              AT DECEMBER 31,
                                       -----------------------   --------------------------------------------------------------
                                          2001         2000         2000         1999         1998         1997         1996
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
BALANCE SHEET DATA:
Real estate (at cost)................  $2,480,594   $2,130,539   $2,161,810   $2,068,274   $1,896,763   $1,325,742   $  991,647
Real estate, net of accumulated
  depreciation.......................   2,144,450    1,843,989    1,864,563    1,818,362    1,693,666    1,154,005      849,608
Advances to and investments in joint
  ventures...........................     275,973      289,482      260,927      299,176      266,257      136,267      106,796
Total assets.........................   2,508,588    2,337,953    2,332,021    2,320,860    2,126,524    1,391,918      975,126
Total debt...........................   1,386,137    1,226,491    1,227,575    1,152,051    1,000,481      668,521      478,432
Shareholders' equity.................     771,482      787,341      783,750      852,345      902,785      669,050      469,336

                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,                       FOR THE YEARS ENDED DECEMBER 31,
                                       -----------------------   --------------------------------------------------------------
                                          2001         2000         2000         1999         1998         1997         1996
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
OTHER DATA:
Cash flow provided from (used in):
  Operating activities...............  $ 135,918    $ 114,249    $ 146,272    $ 152,930    $ 140,078     $ 94,393     $ 75,820
  Investing activities...............    (45,610)     (27,963)     (20,579)    (209,708)    (538,289)    (416,220)    (199,670)
  Financing activities...............    (82,227)     (89,744)    (127,442)      60,510      400,453      321,832      123,851
Funds from operations(3):
  Net income applicable to common
    shareholders.....................  $  51,729    $  57,268    $  73,571    $  60,135    $  57,969     $ 53,322     $ 35,342
  Depreciation and amortization of
    real estate investments..........     44,340       39,692       52,975       49,137       42,408       31,869       24,669
  Equity in net income from joint
    ventures.........................    (13,431)     (12,402)     (17,072)     (18,993)     (12,461)     (10,807)      (8,547)
  Joint ventures' funds from
    operations.......................     23,964       22,200       30,512       32,316       20,779       16,077       13,172
  Equity in net income from minority
    equity investment................     (1,550)      (5,136)      (6,224)      (5,720)        (890)          --           --
  Minority equity investment funds
    from operations..................      6,448       11,020       14,856       12,965        1,493           --           --
  Minority interests (OP Units)......      1,147        3,756        4,125        6,541        3,069           10           --
  (Gain) loss on disposition of real
    estate and investments...........    (15,761)     (18,979)     (23,440)       1,664         (248)      (3,526)          --
  Extraordinary item(1)..............         --           --           --           --          882           --           --
  Impairment charge..................      2,895           --
                                       ---------    ---------    ---------    ---------    ---------     --------     --------
                                       $  99,781    $  97,419    $ 129,303    $ 138,045    $ 113,001     $ 86,945     $ 64,636
                                       =========    =========    =========    =========    =========     ========     ========
  Weighted average number of common
    shares outstanding
    (Diluted)(2).....................     56,601       60,058       59,037       62,309       62,501       55,502       45,952

---------------

(1) In 1998 the extraordinary charge relates primarily to the write-off of deferred financing costs.

(2) Effective August 3, 1998, the Company executed a two-for-one stock split for shareholders of record on July 27, 1998. Earnings per share data is reflected for all years utilizing SFAS 128.

(3) Industry analysts generally consider funds from operations ("FFO") to be an appropriate measure of the performance of an equity REIT. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. FFO is defined generally as net income applicable to common shareholders excluding gains (losses) on sales of real estate and investments, certain impairment charges, extraordinary items, adjusting for certain noncash items, principally real property depreciation, equity income (loss) from its joint ventures and minority equity investments and adding the Company's proportionate share of FFO of its unconsolidated joint ventures and minority equity investments, determined on a consistent basis. FFO for the nine month period ended September 30, 2001 includes an add back of approximately $3.2 million relating to the Company's proportionate share of loss on sale, including certain transaction related costs and severance charges which were incurred by AIP as a result of the Lend Lease sale and consummation of the merger with DDR. Other real estate companies may calculate FFO in a different manner.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

COMPARISON OF 2000 TO 1999 RESULTS OF OPERATIONS

  REVENUES FROM OPERATIONS

     Total revenues increased $21.9 million, or 8.3%, to $285.8 million for the year ended December 31, 2000, as compared to $263.9 million in 1999. Base and percentage rents for 2000 increased $12.4 million, or 6.4%, to $206.2 million as compared to $193.8 million in 1999. Approximately $3.3 million of the increase in base and percentage rental income was the result of new leasing, re-tenanting and expansion of the "Core Portfolio Properties" (for purposes of comparison, for any particular calendar year, "Core Portfolio Properties" refers to shopping center properties owned as of January 1 of the prior calendar year), an increase of 1.8% over 1999 revenues from Core Portfolio Properties. Without the impact of bankruptcies, primarily associated with Home Quarters, Service Merchandise, Factory Card Outlet and Just For Feet, actual base and percentage revenues would have increased approximately $5.2 million, or 3.1%, as compared to the same period in 1999. The shopping center acquired by the Company in 2000 contributed $1.7 million of additional base and percentage revenue and the nine shopping centers developed by the Company contributed $8.9 million. These increases were offset by a $1.5 million decrease due to the sale of five properties in 1999 and 2000.

     At December 31, 2000 and 1999, the aggregate occupancy rate of the Company's shopping centers stood at 95.7%. The average annualized base rent per leased square foot, including those properties owned through joint ventures, was $9.66 at December 31, 2000, as compared to $9.20 at December 31, 1999. During 2000, same store sales, for those tenants required to report sales (approximately 19.6 million square feet), increased 2.6% to $236 per square foot. Same store sales for tenants reporting sales in the Company's community center portfolio, excluding the Company's 12 enclosed mini-malls, was $245 per square foot.

     Recoveries from tenants for the year ended December 31, 2000, increased $6.7 million, to $54.5 million as compared to $47.8 million in 1999. This increase was directly related to the increase in operating and maintenance expenses and real estate taxes primarily associated with the 2000 and 1999 shopping center acquisitions and developments. Recoveries were approximately 90.2% of operating and maintenance expenses and real estate taxes in 2000 as compared to 92.1% in 1999. The slight decrease is primarily attributed to a lower average occupancy rate in 2000 compared to 1999 and increases in operating expenses and real estate taxes at certain shopping centers.

     Ancillary and other property related income for the year ended December 31, 2000, increased $0.2 million to $1.9 million as compared to $1.7 million in 1999. This increase was primarily due to the Company pursuing additional ancillary income opportunities. It is anticipated that growth in ancillary revenues will continue in 2001 as additional opportunities are pursued.

     Management fee income for the year ended December 31, 2000, increased $1.9 million, to $7.0 million as compared to $5.1 million in 1999. This increase was primarily associated with the formation of new joint ventures in 1999 and 2000 for which the Company became the property manager. In addition, in the fourth quarter of 2000, the Company assumed property management responsibilities for all the real estate assets of BP.

     Development fee income for the year ended December 31, 2000, decreased $1.4 million, to $2.6 million as compared to $4.0 million in 1999. This decrease was due to a decrease in the development activities performed directly for third parties.

     Interest income for the year ended December 31, 2000, decreased $1.9 million, to $4.3 million as compared to $6.4 million in 1999. This decrease was primarily associated with the repayment of loans and advances made to certain joint ventures in 1999 and 2000.

     Other income for the year ended December 31, 2000, increased $4.2 million, to $9.2 million as compared to $5.0 million in 1999. This generally reflects an increase in lease termination and bankruptcy settlement revenues aggregating approximately $5.5 million offset by a decrease of approximately $0.7 million relating to commissions and financing fees earned in 1999 from the Company's joint ventures and a charge of $0.6 million relating to the write-off of abandoned development projects in 2000.

  EXPENSES FROM OPERATIONS

     Rental operating and maintenance expenses for the year ended December 31, 2000, increased $2.4 million, or 9.6%, to $27.0 million as compared to $24.6 million in 1999. An increase of $1.3 million was attributable to the 10 shopping centers acquired and developed in 2000 and 1999 and $1.2 million is primarily attributable to an increase in various maintenance items in the Core Portfolio Properties. These increases were offset by a decrease of approximately $0.1 million due to the sale of five properties in 1999 and 2000.

     Real estate taxes increased $6.2 million, or 22.6%, to $33.4 million for the year ended December 31, 2000, as compared to $27.2 million in 1999. This increase was primarily attributable to the growth related to the 10 shopping centers acquired and developed in 2000 and 1999 which contributed $1.5 million of the increase and an additional $4.9 million is primarily associated with recently developed and acquired properties included in the Core Portfolio Properties which were not fully assessed in 1999. These increases were offset by a decrease of approximately $0.2 million due to the sale of five properties in 1999 and 2000.

     General and administrative expenses increased $2.6 million, or 15.0%, to $20.4 million for the year ended December 31, 2000, as compared to $17.8 million in 1999. Total general and administrative expenses were approximately 4.3% and 4.1% of total revenues, including revenues of joint ventures, for the years ended December 31, 2000 and 1999, respectively (3.9% in 1999 after excluding a $0.8 million severance charge).

     The increase in general and administrative expenses is attributable to the growth of the Company primarily related to shopping center acquisitions, expansions and developments (including those owned through joint ventures), the addition of several new key executives, employee benefits and the opening of a west coast office in conjunction with the Company's increased ownership of assets on the west coast and property management responsibilities retained for BP in the fourth quarter of 2000.

     Interest expense, net of amounts capitalized, increased $9.0 million, or 13.2%, to $77.0 million for the year ended December 31, 2000, as compared to $68.0 million in 1999. The overall increase in interest expense was primarily related to the acquisition and development of 10 shopping centers during 2000 and 1999 and an increase in interest rates. The weighted average debt outstanding and related weighted average interest rate during 2000 was $1.2 billion and 7.7%, respectively, as compared to $1.1 billion and 7.2%, respectively, during 1999. Interest capitalized, in connection with development and expansion projects, was $18.2 million for the year ended December 31, 2000, as compared to $13.5 million in 1999.

     Depreciation increased $4.1 million, or 8.2%, to $54.2 million for the year ended December 31, 2000, as compared to $50.1 million in 1999. The increase was primarily attributable to the 10 shopping centers acquired and developed in 2000 and 1999 which contributed $2.5 million of the increase, an additional $1.6 million increase related to the expansions and improvements associated with the Core Portfolio Properties and approximately $0.3 million related to increased depreciation expense for personal property primarily associated with the relocation of the Company's headquarters. These increases are offset by a decrease of approximately $0.3 million, relating to the sale of five shopping center properties in 1999 and 2000.

  OTHER

     Equity in net income of joint ventures decreased $1.9 million, or 10.1%, to $17.1 million in 2000 as compared to $19.0 million in 1999. A decrease of $5.2 million related to the Company's sale of 60% of its half interest in the Community Centers Joint Venture. In addition, during the fourth quarter of 2000, an equity affiliate of the Company recognized a gain, net of tax, of approximately $1.7 million relating to the sale of five former Best Products locations. This gain was offset by a $1.8 million impairment write-off, net of tax, of an investment in a technology company. These reductions were offset by an increase of $2.0 million which is primarily attributable to the joint ventures formed in 2000 and 1999 and an additional increase of $1.3 million related to various other joint ventures formed prior to 1999.

     Equity in net income of minority equity investment increased $0.5 million, to $6.2 million for the year ended December 31, 2000, as compared to $5.7 million for the same period in 1999. This increase relates to the Company's equity investment in AIP (NYSE: IND). This increase is primarily attributable to an increase in operating income from the office and industrial properties owned by AIP. This increase was impacted by certain basis differentials which resulted in adjustments to depreciation and amortization and, more significantly, to adjustments to gain (loss) on sale of assets. The basis differentials relate to certain adjustments that were made to the Company's accounts to reflect the fair market value of the assets at the date of the Company's initial investment in AIP. In addition, the $6.2 million net income from minority equity investment recorded in 2000 includes a $4.9 million impairment loss on the pending sale of 31 properties to an institutional investor partially offset by a $3.6 million gain from the sale of an office building in the fourth quarter of 2000. Accordingly, the Company's equity in net income for AIP is adjusted, as discussed above, to reflect these basis differences. As of December 31, 2000, the Company owned approximately 9.7 million shares of AIP which approximates 46.0% of AIP's total outstanding common shares.

     The expense relating to minority interests increased $7.8 million, to $19.6 million for the year ended December 31, 2000, as compared to $11.8 million in 1999. This expense represents the income allocation associated with the priority distributions relating to minority equity interests. An increase of $10.1 million relates to the Company's issuance of preferred operating partnership minority units ("Preferred Units") in September 1999 and May 2000. These Preferred Units may be exchanged, under certain circumstances, into preferred shares of the Company. In addition, a $0.1 million increase related to minority interests in shopping centers. This increase was offset by a $2.4 million decrease due to the Company's purchase of 3.6 million common operating partnership units ("OP Units") in July 2000, representing a minority partner's ownership interest in 11 operating properties.

     Gain on disposition of real estate and investments aggregated $23.4 million for the year ended December 31, 2000. In 2000, the Company sold several properties including shopping centers located in Stone Mountain, Georgia; Florence, Kentucky; a portion of a shopping center in Las Vegas, Nevada; and Wal-Mart stores in Camden, South Carolina; and New Bern and Washington, North Carolina; and its 50% joint venture interest in a recently developed shopping center in Fenton, Missouri. The aggregate net gain from the aforementioned transactions was $6.8 million. In addition, the Company sold 60% of its half interest in a joint venture which owns 10 operating shopping centers for approximately $163 million, including the assumption of approximately $97 million of debt, and recognized a gain of approximately $16.1 million. In connection with the formation of a joint venture in February 2000, the Company sold one property, received cash and a 50% partnership interest and recognized a gain of approximately $0.5 million. Net proceeds received in conjunction with the above sales aggregated $133.0 million. The Company utilized approximately $62.9 million of net sales proceeds to repurchase 4.7 million of the Company's common shares in open market transactions at an average price of $13.26 per share from March through June 2000.

     The loss on disposition of real estate and investments, aggregating $1.7 million for the year ended December 31, 1999, primarily relates to the sale of a shopping center and residual land in Pensacola, Florida, to a major retailer which resulted in a $2.2 million loss. In connection with this disposition, the Company developed a 17,000 square foot shopping center adjacent to the site sold. In addition, the Company sold four properties at an aggregate gain of approximately $0.5 million which partially offsets the previously described loss. Net proceeds received in conjunction with the above sales aggregated $13.9 million.

  NET INCOME

     Net income increased $13.4 million to $100.8 million for the year ended December 31, 2000, as compared to $87.4 million in 1999. The increase in net income was primarily attributable to increases in gain on sale of real estate and investments of $25.1 million, increases in net operating revenues (total revenues less operating and maintenance expenses, real estate taxes, and general and administrative expense) aggregating $10.6 million, resulting from new leasing, re-tenanting and expansion of Core Portfolio Properties and the 10 shopping centers acquired and developed in 2000 and 1999 and an increase in minority equity investment of $0.5 million. These increases were offset by a decrease of $1.9 million related to equity in net income from joint ventures and increases in interest expense, depreciation and amortization, and minority interest expense of $9.0 million, $4.1 million and $7.8 million, respectively.

COMPARISON OF 1999 TO 1998 RESULTS OF OPERATIONS

  REVENUES FROM OPERATIONS

     Total revenues increased $35.8 million, or 15.7%, to $263.9 million for the year ended December 31, 1999, as compared to $228.1 million in 1998. Base and percentage rents for 1999 increased $22.9 million, or 13.4%, to $193.8 million as compared to $170.9 million in 1998. Approximately $6.6 million of the increase in base and percentage rental income was the result of new leasing, re-tenanting and expansion of the Core Portfolio Properties, an increase of 5.8% over 1998 revenues from Core Portfolio Properties. The 38 shopping centers acquired by the Company in 1999 and 1998 contributed $28.1 million of additional revenue and the nine shopping centers developed by the Company contributed $4.6 million. These increases were offset by a decrease of $16.4 million relating to the transfer of five business centers to AIP in August 1998 and the transfer of six properties to a joint venture in September 1998.

     At December 31, 1999, the aggregate occupancy rate of the Company's shopping centers was 95.7% as compared to 96.5% on December 31, 1998. The average annualized base rent per leased square foot, including those properties owned through joint ventures, was $9.20 on December 31, 1999 as compared to $8.99 on December 31, 1998. During 1999, same store sales, for those tenants required to report sales (approximately 18.9 million square feet), increased 3.4% to $235 per square foot.

     Recoveries from tenants for the year ended December 31, 1999, increased $4.7 million, to $47.8 million as compared to $43.1 million in 1998. This increase was directly related to the increase in operating and maintenance expenses and real estate taxes primarily associated with the 1999 and 1998 shopping center acquisitions and developments. Recoveries were approximately 92.1% of operating and maintenance expenses and real estate taxes in 1999 as compared to 92.5% in 1998.

     Ancillary and other property related income for the year ended December 31, 1999, increased $0.4 million, to $1.7 million as compared to $1.3 million in 1998 primarily associated with the growth in shopping center acquisitions and developments.

     Management fee income for the year ended December 31, 1999, increased $1.4 million, to $5.1 million as compared to $3.7 million in 1998. This increase was primarily associated with 12 additional joint ventures formed in 1998 and 1999 for which the Company was engaged as the property manager.

     Development fee income for the year ended December 31, 1999, increased $2.3 million, to $4.0 million as compared to $1.7 million in 1998 primarily relating to an increase in development activities performed directly for third parties in 1999.

     Interest income for the year ended December 31, 1999, increased $1.3 million, to $6.4 million as compared to $5.1 million in 1998. This increase was primarily associated with advances made to certain joint ventures formed in 1998 and 1999.

     Other income for the year ended December 31, 1999, increased $2.5 million, to $5.0 million as compared to $2.5 million in 1998, primarily related to increases in lease termination fees of approximately $1.8 million and increases in other income of approximately $0.7 million, comprised of commissions, financing fees earned from the Company's joint ventures and other miscellaneous revenue items.

  EXPENSES FROM OPERATIONS

     Rental operating and maintenance expenses for the year ended December 31, 1999, increased $4.6 million, or 22.8%, to $24.6 million as compared to $20.0 million in 1998. An increase of $3.0 million was attributable to the 47 shopping centers acquired and developed in 1999 and 1998 and $3.1 million related to the Core Portfolio Properties generally associated with increased snow removal costs and other maintenance related costs. These increases were offset by a decrease of $1.5 million relating to the transfer of five business center properties to AIP in August 1998 and the transfer of six shopping center properties into a joint venture in September 1998.

     Real estate taxes increased $0.7 million, or 2.8%, to $27.2 million for the year ended December 31, 1999, as compared to $26.5 million in 1998. This increase was primarily attributable to the growth related to the 47 shopping centers acquired and developed in 1999 and 1998 which contributed $4.1 million of the increase and an additional $0.4 million of the increase related primarily to expansions associated with the Core Portfolio Properties. These increases were offset by a decrease of $3.8 million relating to the transfer of five business center properties to AIP in August 1998 and the transfer of six shopping center properties into a joint venture in September 1998.

     General and administrative expenses increased $4.9 million, or 37.6%, to $17.8 million for the year ended December 31, 1999, as compared to $12.9 million in 1998. Total general and administrative expenses were approximately 4.1% (3.9% after excluding a $0.8 million severance charge, described below) and 3.8% of total revenues, including revenues of joint ventures, for the years ended December 31, 1999 and 1998, respectively.

     The increase in general and administrative expenses is attributable to the growth of the Company primarily related to shopping center acquisitions, expansions and developments (including those owned through joint ventures), relocation of the Company's headquarters to a new office, additional consulting costs, professional services, the addition of several new key executives and a severance charge. The increase was offset by adjustments to certain variable rate executive incentive compensation accruals of approximately $1.3 million.

     Interest expense, net of amounts capitalized, increased $10.8 million, or 18.9%, to $68.0 million for the year ended December 31, 1999, as compared to $57.2 million in 1998. The overall increase in interest expense was primarily related to the acquisition and development of shopping centers during 1999 and 1998. The weighted average debt outstanding and related weighted average interest rate during 1999 was $1.1 billion and 7.2%, respectively, as compared to $911.7 million and 7.4%, respectively, during 1998. Interest capitalized, in connection with development and expansion projects, was $13.5 million for the year ended December 31, 1999, as compared to $9.9 million in 1998.

     Depreciation and amortization expense increased $7.1 million, or 16.6%, to $50.1 million for the year ended December 31, 1999, as compared to $43.0 million in 1998. The increase was primarily attributable to the growth related to the 47 shopping centers acquired and developed in 1999 and 1998 which contributed $8.3 million of the increase, an additional $2.4 million increase related to the expansions and improvements associated with the Core Portfolio Properties and approximately $0.4 million related to increased depreciation expense related to personal property primarily associated with the relocation of the Company's headquarters. These increases were offset by a decrease of $4.0 million relating to the transfer of five business center properties to AIP in August 1998 and the transfer of six shopping center properties into a joint venture in September 1998.

  OTHER

     Equity in net income of joint ventures increased $6.5 million, or 52.4%, to $19.0 million in 1999 as compared to $12.5 million in 1998. An increase of $5.5 million is primarily attributable to the joint ventures formed and/or acquired during 1998 and 1999 and the remaining $1.0 million increase is primarily due to the Community Centers Joint Venture and Liberty Fair Joint Venture of $0.9 million and $0.1 million, respectively. The increase in income of $5.5 million is comprised of $2.9 million relating to the formation of a joint venture in September 1998 with DRA Advisors whereby the Company contributed six wholly owned shopping centers, $1.1 million from DD Development Company and $1.0 million through the formation of the Sansone management and development companies. The Company's joint ventures in Merriam and Leawood, Kansas, each contributed $0.4 million of additional income. These increases are offset by a $0.3 million decrease due to the impact of other joint ventures formed in 1998 to develop shopping center properties which were in the lease-up phase in 1999.

     Equity in net income of minority equity investment increased $4.8 million, to $5.7 million for the year ended December 31, 1999, as compared to $0.9 million for the same period in 1998. This increase relates to the Company's equity investment in AIP which began in August 1998. Initially, the Company owned approximately 16% of the outstanding shares of AIP and as of December 31, 1999, the Company owned approximately 9.7 million shares of AIP which approximated 46% of AIP's outstanding common shares.

     The expense relating to minority interests increased $8.5 million, to $11.8 million for the year ended December 31, 1999, as compared to $3.3 million in 1998. This expense represents the income allocation associated with the priority distributions relating to minority equity interests. An increase of $5.0 million relates to the Company's issuance of Preferred Units in September 1999 and December 1998. These Preferred Units may be exchanged, under certain circumstances, into preferred shares of the Company. An increase of $3.6 million relates to the Company's issuance of OP Units as partial consideration for shopping centers acquired in 1998 and 1999. This increase related to the Company's purchase of 22 shopping centers in 1998 and 1999 and as consideration, the related issuance of OP Units which are exchangeable, in certain circumstances and at the option of the Company, into 4.7 million common shares of the Company or for cash. These increases were offset by a $0.1 million net decrease related to minority interests in shopping centers.

     The loss on disposition of real estate and investments, aggregating $1.7 million for the year ended December 31, 1999, primarily relates to the sale of a shopping center and residual land in Pensacola, Florida, to a major retailer which resulted in a $2.2 million loss. In connection with this disposition, the Company developed a 17,000 square foot shopping center adjacent to the site sold. In addition, the Company sold four properties at an aggregate gain of approximately $0.5 million which partially offsets the previously described loss. Net proceeds received in conjunction with the above sales aggregated $13.9 million.

     The extraordinary item, which aggregated $0.9 million for the year ended December 31, 1998, relates to the write-off of unamortized deferred finance costs associated with the amended and restated $375 million revolving credit facility.

  NET INCOME

     Net income increased $9.5 million to $87.4 million for the year ended December 31, 1999, as compared to $77.9 million in 1998. The increase in net income was primarily attributable to increased net operating revenues (total revenues less operating and maintenance expenses, real estate taxes, and general and administrative expense) aggregating $25.6 million, resulting from new leasing, re-tenanting and expansion of Core Portfolio Properties and the 47 shopping centers acquired and developed in 1999 and 1998. An additional increase of $11.3 million related to equity in net income from joint ventures and minority equity investment and an increase of $0.9 million related to the 1998 extraordinary item. These increases were offset by increases in interest expense, depreciation and amortization, minority interest expense and loss on disposition of real estate and investments of $10.8 million, $7.1 million, $8.5 million and $1.9 million, respectively.

FUNDS FROM OPERATIONS

     Management believes that Funds From Operations ("FFO") provides an additional indicator of the financial performance of a REIT. FFO is defined generally as net income applicable to common shareholders excluding gains (or losses) from sales of real estate and securities and extraordinary items, adjusted for certain non-cash items, principally real property depreciation, equity income from its joint ventures and equity income from its minority equity investment and adding the Company's proportionate share of FFO from its unconsolidated joint ventures and minority equity investment, determined on a consistent basis. Other real estate companies may calculate FFO in a different manner.

     In 2000, FFO was $129.3 million as compared to $138.0 million in 1999 and $113.0 million in 1998. The decrease in total FFO in 2000 is principally attributable to the sale of real estate assets and a joint venture interest in February, 2000, aggregating approximately $250 million and the issuance of Preferred Units in September 1999 and May 2000. Proceeds were used to repay indebtedness and repurchase common shares of the Company. Also contributing to the decrease were higher interest rates and tenant bankruptcies. The net decrease is offset by increases in revenues from Core Portfolio Properties, acquisitions and developments.

     The Company's calculation of FFO is as follows (in thousands):

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                         2000       1999       1998
                                                       --------   --------   --------
Net income applicable to common shareholders(1)......  $ 73,571   $ 60,135   $ 57,969
Depreciation and amortization of real estate
  investments........................................    52,974     49,137     42,408
Equity in net income of joint ventures...............   (17,072)   (18,993)   (12,461)
Equity in net income of minority equity investment...    (6,224)    (5,720)      (890)
Joint ventures' FFO(2)...............................    30,512     32,316     20,779
Minority equity investment FFO.......................    14,856     12,965      1,493
Minority interest (OP Units).........................     4,126      6,541      3,069
(Gain) loss on disposition of real estate and
  investments........................................   (23,440)     1,664       (248)
Extraordinary items..................................        --         --        882
                                                       --------   --------   --------
                                                       $129,303   $138,045   $113,001
                                                       ========   ========   ========

---------------

(1) Includes straight-line rental revenues, which approximated $4.6 million, $4.1 million and $3.3 million in 2000, 1999 and 1998, respectively, primarily relating to acquisitions and new developments.

(2) Joint ventures' FFO is summarized as follows (in thousands):

                                                    YEAR ENDED DECEMBER 31,
                                                  ---------------------------
                                                   2000      1999      1998
                                                  -------   -------   -------
Net income(a)...................................  $41,545   $38,045   $25,070
Depreciation and amortization of real estate
  investments...................................   27,270    22,948    16,009
Loss (gain) on disposition of real estate and
  other investments(b)..........................       86      (344)     (314)
                                                  -------   -------   -------
                                                  $68,901   $60,649   $40,765
                                                  -------   -------   -------
DDRC ownership interests........................  $30,512   $32,316   $20,779
                                                  =======   =======   =======

---------------

(a) Includes straight-line rental revenue of approximately $4.6 million, $4.2 million and $3.1 million in 2000, 1999 and 1998, respectively. The Company's proportionate share of straight-line rental revenues was $1.9 million, $2.1 million and $1.5 million in 2000, 1999 and 1998, respectively.

(b) During the fourth quarter of 2000, an equity affiliate of the Company recognized a gain, net of tax, of approximately $1.7 million relating to the sale of five former Best Products locations. This gain was offset by a $1.8 million write-off, net of tax, of an investment in a technology company.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's cash flow activities are summarized as follow:

                                                         YEAR ENDED DECEMBER 31,
                                                    ---------------------------------
                                                      2000        1999        1998
                                                    ---------   ---------   ---------
Cash flow from operating activities...............  $ 146,272   $ 152,930   $ 140,078
Cash flow from investing activities...............    (20,579)   (209,708)   (538,289)
Cash flow from financing activities...............   (127,442)     60,510     400,453

     The Company anticipates that cash flow from operating activities will continue to provide adequate capital for all interest and principal payments on outstanding indebtedness, recurring tenant improvements, as well as dividend payments in accordance with REIT requirements and that cash on hand, borrowings under its existing revolving credit facilities, as well as other debt and equity alternatives, including the issuance of OP Units and joint venture capital, will provide the necessary capital to achieve continued growth. The decrease in cash flow from operating activities in 2000 as compared to 1999 is primarily due to the sale of real estate assets, as discussed above, a reduction in other liabilities and repurchase of common shares in 1999 and 2000.

     The Company satisfied its REIT requirement of distributing at least 95% of ordinary taxable income with declared common and preferred share dividends of $107.4 million in 2000 as compared to $112.5 million and $95.1 million in 1999 and 1998, respectively. Accordingly, federal income taxes were not incurred at the corporate level. The Company's common share dividend payout ratio for the year approximated 65.2% of its 2000 FFO as compared to 66.5% and 69.6% in 1999 and 1998, respectively.

     In December, 1999, the REIT Modernization Act ("RMA") was passed by the federal government. The RMA, which becomes effective in 2001, allows REITs to own a taxable REIT subsidiary ("TRS") which can provide certain services to a REIT's tenants without disqualifying the rents that a REIT receives from those tenants and also permits the REIT to increase fee related revenues. In addition, the RMA lowers the distribution requirements for a REIT from 95% to 90% of its ordinary taxable income. The Company intends to elect TRS status during the first quarter of 2001 for its existing taxable preferred equity investments.

     The Company's Board of Directors approved an increase in the 2001 quarterly dividend per common share to $0.37 from $0.36 in February 2001. It is anticipated that the new dividend level will continue to result in a conservative payout ratio. A low payout ratio enables the Company to retain more capital which will be utilized towards attractive investment opportunities in the development, acquisition and expansion of portfolio properties.

ACQUISITIONS, DEVELOPMENTS AND EXPANSIONS

     During the three-year period ended December 31, 2000, the Company and its joint ventures expended $1.8 billion, net, to acquire, develop, expand, improve and re-tenant its properties as follows (in millions):

                                                             2000         1999          1998
                                                            -------      -------      --------
COMPANY:
  Acquisitions............................................  $  81.1(1)   $  78.3(4)   $  688.4
  Completed expansions....................................     13.6         43.3          11.2
  Developments and construction in progress...............     81.2         75.6         121.0
  Tenant improvements and building renovations............      6.3          6.6           4.4
  Furniture and fixtures and equipment....................      0.4          5.3           2.3
                                                            -------      -------      --------
                                                              182.6        209.1         827.3
  Less real estate sales and property contributed to joint
     ventures.............................................    (89.1)       (37.6)       (328.8)
                                                            -------      -------      --------
     Company total........................................     93.5        171.5         498.5
                                                            -------      -------      --------
JOINT VENTURES:
  Acquisitions/Contributions..............................     91.2(2)      96.5(5)      489.3(6)
  Completed expansions....................................      6.2          3.3            --
  Developments and construction in progress...............    114.7        169.0          86.7
  Tenant improvements and building renovations............      1.9          1.5           1.8
  Minority equity investment in AIP.......................     (2.2)        42.2          95.1
                                                            -------      -------      --------
                                                              211.8        312.5         672.9
     Less real estate sales...............................   (115.9)(1)    (26.5)(4)     (33.8)
                                                            -------      -------      --------
     Joint ventures total.................................     95.9        286.0         639.1
                                                            -------      -------      --------
                                                              189.4        457.5       1,137.6
                                                            -------      -------      --------
     Less proportionate joint venture share owned by
       others.............................................   (101.7)      (107.9)       (265.5)
                                                            -------      -------      --------
     Total DDR net additions..............................  $  87.7(3)   $ 349.6      $  872.1
                                                            =======      =======      ========

---------------

(1) Includes transfers to the Company in the aggregate amount of $58.5 million relating to the Nassau Pavilion development project, two former DDR OliverMcMillan projects and Phase II of the Salisbury, MD development project. All of which were previously held through joint venture interests.

(2) Includes transfers from the Company to joint ventures in the aggregate amount of $42.5 million relating to the development project in San Antonio, Texas, a transfer of the Phoenix, Arizona, property, the outparcel land at Round Rock, Texas, and construction costs for a former DDR OliverMcMillan project.

(3) Does not include the Company's sale of 60% of its half interest in the Community Center Joint Venture for approximately $163 million, as this transaction did not affect the change in assets at the joint venture level.

(4) Includes a transfer of the Everett, Maryland, development project to the Company and Salem, New Hampshire, to DD Development Company.

(5) Includes a transfer of $20.4 million from the Company relating to the development project in Coon Rapids, Minnesota and the transfer of the 13 remaining Best Products sites from the Retail Value Fund, which had an aggregate cost basis of $43.9 million at December 31, 1999.

(6) Includes transfers/investments aggregating approximately $323.1 million from the Company and the acquisition of joint venture interests aggregating $166.2 million.

2000 ACTIVITY

  EXPANSIONS

     In 2000, the Company and its joint ventures completed 10 expansion projects at an aggregate cost of $13.6 million and $6.2 million, for wholly owned projects and joint venture projects, respectively. These expansion projects included:

     - A 91,000 square foot expansion/redevelopment, which includes Office Depot, Carolina Pottery, T.J. Maxx and additional retail at Wando Crossings in Mt. Pleasant, South Carolina;

     - A 30,000 square foot Bed Bath & Beyond redevelopment at the Stow Community Shopping Center in Stow, Ohio;

     - A 30,000 square foot redevelopment for Ross Stores at the Family Center at Fort Union in Midvale, Utah;

     - A 64,000 square foot retail expansion, which included Belk's, Hibbits and additional retail at the Springdale Plaza in Camden, South Carolina;

     - A 25,000 square foot Old Navy expansion at the Spring Creek Centre in Fayetteville, Arkansas;

     - A 60,000 square foot redevelopment for Bassett Direct Furniture and Room Stores at the Ahwatukee Foothills Towne Center in Phoenix, Arizona; and

     - A 51,000 square foot expansion for Dick's Clothing and Sporting Goods and Hallmark at the Merriam Towne Center in Merriam, Kansas;

     In addition, the Company is currently expanding one of its shopping centers located in Fayetteville, Arkansas, at an aggregate cost of $1.8 million and is also scheduled to commence expansion/redevelopment projects at seven additional shopping centers located in Lebanon, Ohio; North Charleston, South Carolina; Wilmington, North Carolina; Crystal River, Florida; Taylorsville, Utah; Schaumberg, Illinois; and Highland, Indiana.

  ACQUISITIONS

     In April, 2000, the Company purchased a 199,000 square foot shopping center in Brentwood, Tennessee, for approximately $22.6 million.

     In September, 2000, the Company announced it intended to acquire 15 west coast retail properties for approximately $355 million from BP through a joint venture with Prudential Real Estate Investors ("PREI") and Coventry Real Estate Partners ("Coventry") in which the Company would own a 20% interest. Since this original announcement, four of the 15 properties were eliminated from the portfolio. Accordingly, the Company, through an equity affiliate and PREI, will acquire 11 properties at an aggregate cost of approximately $266 million. Two of the properties were acquired in December 2000 in which the Company's 20% ownership interest aggregated $9.7 million. Four of the properties were acquired through February 21, 2001, in which the Company's 20% interest aggregated $11.2 million. The remaining five properties are expected to close in the first half of 2001. DDR will earn fees for managing and leasing the properties, all of which are located in western states.

     The Company and Coventry were also selected by BP to serve as its liquidation agent pursuant to BP's plan of liquidation. The liquidation portfolio includes 47 properties aggregating 5.8 million square feet. DDR is providing property management services for this portfolio and is receiving property management, leasing and development fees for its services at market rates. Coventry, which is 79% owned by the Company, is providing asset management services for this portfolio and is receiving asset management fees at market rates. The appointment of Coventry and the Company was effective on December 15, 2000, following approval from BP's shareholders.

  DEVELOPMENT (CONSOLIDATED)

     During 2000, the Company completed construction at the following two shopping centers:

     - Phase II of a 186,000 square foot shopping center in Oviedo, Florida, which included the following tenants: Linens 'n Things, T.J. Maxx, PetsMart and miscellaneous retail shops. Phase I, which is anchored by OfficeMax, Michael's, Ross Dress for Less and Shoe Carnival, was completed in 1999.

     - Phase II of a 268,000 square foot shopping center in Toledo, Ohio, which included the following tenants: Old Navy, Shoe Carnival, The Avenue and miscellaneous retail shops. Phase I, which is anchored by Kohl's, Gander Mountain, Bed Bath & Beyond and Babies R Us, was completed in 1999.

     The other consolidated development projects are as follows:

     - A 412,000 square foot shopping center in Meridian, Idaho (a suburb of Boise), which was substantially completed in 2000 and is anchored by a Wal-Mart Supercenter (not owned by the Company), Shopko (which opened during the fourth quarter of 1999), and the following tenants which opened in 2000: Shepler's, Bed Bath & Beyond, Office Depot, Old Navy, and Sportman's Warehouse. Ross Dress for Less and additional retail tenants will open in 2001;

     - A 622,000 square foot shopping center in Everett, Massachusetts, which is scheduled for completion in 2001 and will be anchored by Target and Home Depot (not owned by the Company), Bed Bath & Beyond, OfficeMax, Old Navy, and PetsMart;

     - A 162,000 square foot shopping center in Kildeer, Illinois, which is located adjacent to the Company's joint venture shopping center located in Deer Park, Illinois. The Kildeer project is scheduled for completion in 2001 and will include the following tenants: Bed Bath & Beyond, Circuit City, Cost Plus World Market, Old Navy and miscellaneous shops;

     - A 480,000 square foot shopping center in Princeton, New Jersey, adjacent to the Company's existing center, which is scheduled for completion in 2001 and includes the following tenants: Kohl's, Wegman's, Michael's, Target (not owned by the Company), Dick's Clothing and Sporting Goods and 55,000 square feet of additional retail space. This project was previously reflected as a joint venture property through December 31, 1999;

     - The Company intends to break ground during 2001 on a shopping center development located in Riverdale, Utah;

     - The Company has funded approximately $148.1 million of construction costs associated with the above development projects as of December 31, 2000. The net projected remaining funding associated with the above projects is $21.5 million.

  DEVELOPMENT (JOINT VENTURES)

     The Company has joint venture development agreements for nine additional shopping center projects with leading regional developers. These nine projects have an aggregate projected cost of approximately $329 million. All of these projects have commenced development and are currently scheduled for completion through 2002. The Company currently holds an interest in six of these projects through the Retail Value Fund. These projects are located in Long Beach, California; Plainville, Connecticut; Deer Park, Illinois; Hagerstown, Maryland; Round Rock, Texas and San Antonio, Texas. The remaining three projects are located in Salisbury, Maryland (Phase III); Coon Rapids, Minnesota; and St. Louis, Missouri.

     Construction has been substantially completed and the centers are open for business at the Plainville, Connecticut; Deer Park, Illinois; Hagerstown, Maryland; Salisbury, Maryland, and Round Rock, Texas, properties.

     As of December 31, 2000, $271.2 million of construction costs were funded relating to the above projects. The remaining net project costs are projected to be $57.8 million. It is anticipated that the Company's share of these remaining net costs will result in the Company being reimbursed approximately $20.1 million, net, relating to construction financing proceeds, joint venture partner contributions and sale of parcels to tenants.

     In addition, the Company is in the process of entering into a joint venture relating to a 280,000 square foot lifestyle center in Littleton, Colorado. This project is scheduled for completion in the Spring of 2002. The Company intends to break ground during 2001 on a shopping center development located in Long Beach, California the interest of which is anticipated to be transferred into a new joint venture with an institutional investor. The Company's additional net equity funding requirements associated with these two projects are expected to be nominal as the remaining net costs are expected to be funded through joint venture equity contributions and construction loans.

  DISPOSITIONS

     During 2000, the Company sold real estate assets or joint venture interests therein with an aggregate value of approximately $250 million.

     In December 2000, the Company sold to Wal-Mart its occupied space in the New Bern and Washington, North Carolina, shopping centers for an aggregate sales price of approximately $20.7 million. In addition, the Company sold its 50% interest in a joint venture property located in Fenton, Missouri, for approximately $14.3 million. An equity affiliate of the Company, DD Development Company, sold 5 of the remaining 12 sites formerly occupied by Best Products for approximately $25.1 million.

     In the third quarter of 2000, the Company sold a 15,000 square foot shopping center in Florence, Kentucky, for a purchase price of approximately $1.7 million and 12,500 square feet of a 62,000 square foot shopping center located in Las Vegas, Nevada, for approximately $2.3 million. In addition, the Company sold to Wal-Mart its occupied space in the Company's Camden, South Carolina, shopping center for a purchase price of approximately $11.6 million.

     In February 2000, the Company entered into an agreement to sell 60% of its half interest in the Community Centers Joint Venture to DRA Advisors, Inc. at a price of approximately $163 million comprised of cash of approximately $66 million and debt assumed of $97 million. In conjunction with this transaction, the Company recognized a gain of approximately $16.1 million. Subsequent to this transaction, the Company's ownership in the joint venture is effectively 20% with funds advised by DRA Advisors, Inc. owning 80%. The Company continues to be responsible for the day-to-day management of the shopping centers and receives fees for such services.

     In February 2000, the Company formed a joint venture with DRA Advisors, Inc. whereby the Company contributed a wholly owned property in Phoenix, Arizona, valued at approximately $26.7 million and related mortgage debt of $18.0 million and, in exchange, received a 50% equity ownership interest in the joint venture and cash proceeds of approximately $4.3 million. In conjunction with this transaction, the Company recognized a gain of approximately $0.5 million. The Company continues to manage and operate the center and receives fees for such services.

     In February 2000, the Company sold a shopping center in Stone Mountain, Georgia, a suburb of Atlanta, for approximately $1.8 million.

     Proceeds from the above sales in 2000 were used to repay amounts outstanding on the Company's revolving credit facility, repurchase 4.7 million common shares in open market transactions and to fund the Company's investment relating to the BP acquisition.

  STRATEGIC TRANSACTIONS

     The Company completed its previously announced merger with AIP following AIP shareholders' approval of the plan of merger on May 14, 2001. AIP's shareholders also approved the sale of 31 industrial assets to an affiliate of Lend Lease Real Estate Investments, Inc. ("Lend Lease") for $292.2 million, which closed on May 14, 2001, immediately prior to the merger.

     Under the merger agreement, all common shareholders' interests, other than DDR, were effectively redeemed and each shareholder received a final cash payment equal to $12.89 per share which was funded from proceeds received from the asset sale to Lend Lease. In addition, in January 2001, all AIP shareholders, including DDR, received a special dividend of $1.27 per share associated with the sale of the Manhattan Towers office building in November 2000 for $55.3 million.

     The merger of a subsidiary of DDR (DDR Transitory Sub, Inc.) into AIP provides DDR with complete ownership of AIP's 39 remaining properties after the sale to Lend Lease. This portfolio is comprised of 31 industrial properties, six office properties, two retail properties and 23.7 acres of undeveloped land. DDR intends to implement an orderly strategic disposition of the industrial and office assets. From the date of the merger, the AIP assets, liabilities and operating results are consolidated in the Company's financial statements. Prior to the merger and since 1999 the Company owned a 46% common stock interest which was accounted for under the equity method of accounting. The Company's effective purchase of the remaining interest in AIP through the redemption of all other shareholders, as previously described, was accounted for as a step acquisition.

     In December 2000, an equity affiliate of the Company terminated its entity level investment with DDR OliverMcMillan. In settlement of advances to DDR OliverMcMillan, the Company, through its equity affiliate, received two operating properties, one of which is located in Reno, Nevada, and the other located in Oceanside, California; a development project in Long Beach, California; residual land located in San Diego, California; and notes receivable, secured by real estate transferred to OliverMcMillan. The aggregate value associated with these assets was approximately $37 million. The Oceanside, California, and Reno, Nevada, property and certain notes receivable aggregating $18 million were transferred/assigned from the equity affiliate to the Company in 2000.

1999 ACTIVITY

     In July 1999, the Company acquired Deer Valley Towne Center, a 198,000 square foot shopping center in Phoenix, Arizona, for an aggregate purchase price of $25.8 million. The Company transferred this property in February 2000 to a 50% owned joint venture with DRA Advisors. In November 1999, the Company acquired, through a 50% owned joint venture, the fourth phase of a shopping center in Phoenix, Arizona, which aggregates 125,000 square feet. The total purchase price for the fourth phase of this center aggregated approximately $15.6 million. In April 1999, the Company acquired a 50% interest in a 206,000 square foot shopping center in St. Louis, Missouri. The joint venture's aggregate purchase price was $16.6 million and included the assumption of debt aggregating $13.0 million.

     In 1999, the Company acquired 3.8 million additional common shares of AIP for approximately $57.3 million. At December 31, 1999, the Company's ownership in AIP approximated 46% of the total outstanding shares of AIP.

     In June 1999, DD Development Company, a Company in which DDR has an equity ownership interest, acquired PREI's limited partnership interest in a joint venture, Hendon/DDR/BP, LLC, which owned 15 sites formerly occupied by Best Products at a cost of approximately $29.7 million. As a result, the Company's aggregate investment in the joint venture increased to approximately $36 million. In addition, in June 1999, Hendon/DDR/BP, LLC, entered into a $25 million mortgage, with a financial institution secured by the leased sites. The net financing proceeds were used to repay advances made by the Company to the joint venture.

     During 1999, the Company, on a wholly owned basis and through certain joint ventures, completed 14 expansion projects at an aggregate cost of $46.6 million.

     During 1999, the Company completed construction of a 185,000 square foot shopping center in Solon, Ohio; a 200,000 square foot Phase II of its shopping center in Erie, Pennsylvania; Phase I of the 282,000 square foot shopping center in Toledo, Ohio; Phase I of the 185,000 square foot shopping center in Oviedo, Florida; and a 170,000 square foot Phase II development in Macedonia, Ohio. During 1999, the Company through certain joint ventures completed construction of a 170,278 square foot shopping center in Salem, New Hampshire; Phase I of a 310,475 square foot shopping center in Salisbury, Maryland, which was acquired by the Company in 1999, and Phase I of a 569,340 square foot shopping center in Plainville, Connecticut.

1998 ACTIVITY

     During 1998, the Company and its joint ventures completed the acquisition of, or investment in, 41 shopping centers aggregating 7.4 million square feet of Company owned gross leasable area (GLA) for an aggregate investment of approximately $854.6 million. In December 1998, the Company acquired a 50% ownership interest in a 400,000 square foot shopping center in Leawood, Kansas. The Company's investment aggregated approximately $18 million and was comprised of an equity investment of approximately $12.3 million and a note receivable due from the joint venture partner of $5.7 million. In September 1998, the Company entered into a 50/50 joint venture with DRA Advisors. In conjunction with this joint venture, the Company contributed properties valued at approximately $238 million to the joint venture and DRA contributed cash of approximately $42 million. In addition, the joint venture entered into a $156 million, seven-year mortgage with a coupon interest rate of 6.64%. Net proceeds aggregating approximately $192 million were distributed to the Company and used to repay borrowings on the Company's revolving credit facilities. The Company continues to manage the shopping centers and receive market fees for these services.

     In 1998, the Company, in a joint release with AIP, announced the execution of a definitive agreement providing for the strategic investment in AIP by the Company. In July 1998, the Company, in exchange for five industrial properties owned by the Company with a net book value of $7.4 million and valued at approximately $19.5 million, acquired approximately 1.3 million additional newly issued AIP shares of beneficial interest. As of December 31, 1998, the Company had purchased 5.9 million of common shares for approximately $91.3 million. Combined, the Company's acquired shares represented 34.5% of AIP's total outstanding shares as of December 31, 1998.

     During 1998, the Company completed seven expansion projects at an aggregate cost of $11.2 million. During 1998, the Company substantially completed the construction of a 445,000 square foot shopping center in Merriam, Kansas, which was being developed through a joint venture with DRA Advisors, Inc., formed in October 1996, 50% of which is owned by the Company.

     In 1998, an equity affiliate of the Company entered into joint venture development agreements for six additional projects with various developers throughout the country. In May 1998, the Company formed DDROM, with OliverMcMillan, LLC, based in San Diego, California, to develop, acquire, operate and manage urban entertainment and retail projects throughout the United States. DDROM's initial investments were comprised of six urban entertainment and retail projects located in Southern California and Reno, Nevada. The Company terminated its entity level investment with DDR OliverMcMillan in December 2000.

FINANCING ACTIVITIES

     The acquisitions, developments, expansions and share repurchases of the Company were generally financed through cash provided from operating activities, revolving credit facilities, mortgages assumed, construction loans, unsecured public debt, common and preferred equity offerings, joint venture capital, Preferred Units, OP Units and asset sales. Total debt outstanding at December 31, 2000, was $1.2 billion as compared to $1.2 billion and $1.1 billion at December 31, 1999, and 1998, respectively. In 2000, the Company's debt remained relatively constant with the funding of acquisition, development and expansion activity offset largely by asset sales.

     In December 2000, the Company amended its $25 million credit facility with National City Bank. The current stated rate on this facility is LIBOR plus 1.10% with a maturity of November 2002.

     In December 2000, the Company refinanced its newly developed Toledo, Ohio, property for $23.0 million. The mortgage bears interest at LIBOR plus 1.20% and has a maturity date of December, 2002. In addition, the Company obtained a $35.5 million construction loan on its project in Everett, Massachusetts, bearing interest at LIBOR plus 1.85% of which $17.1 million has been drawn at December 31, 2000. Also, the Company transferred its 50% ownership interest in a development property located in San Antonio, Texas, to the Retail Value Fund and received proceeds of approximately $18.5 in conjunction with this transaction.

     In October 2000, the Company entered into two two-year interest rate swap agreements aggregating $100 million, effectively converting a portion of the variable rate debt on the Company's unsecured line-of-credit facility to a fixed rate of approximately 7.6%.

     In July 2000, the Company acquired the minority ownership interest associated with the 11 Hermes Properties acquired in July 1998 at an aggregate cost of approximately $81.9 million. As a result, 3,630,668 OP Units and all contingently issuable OP Units were purchased and all restrictions and obligations associated with the 11 operating properties were settled.

     In June 2000 the Company amended its primary unsecured credit facility with a syndicate of financial institutions for which Bank One, NA serves as agent. The amended facility increased the borrowing availability to $550 million from $375 million and extended the term for an additional two years to May 31, 2003. The current stated interest rate on the facility is at LIBOR plus 1.10%. The Company also can competitively bid up to 50% of the facility amount.

     In May 2000, the Company entered into a $100 million bridge loan agreement with interest at LIBOR plus 1.10% agreement with Bank of America. The proceeds from this facility were used to repay the $100 million, 7 5/8% unsecured senior notes which matured on May 15, 2000. The bridge loan matured in November 2000 and was repaid with proceeds from the Company's expanded unsecured credit facility and asset sales.

     In May 2000, the Company issued $105 million, 9.0% perpetual preferred "down-REIT" operating partnership units to an institutional investor and received net proceeds of approximately $102.4 million. The Preferred Units may be exchanged, under certain circumstances, for Class J, 9.0% cumulative redeemable perpetual preferred shares.

     In 1999 and 2000, the Company's Board of Directors authorized the officers of the Company to implement and continue a common share repurchase program in response to what the Company believed was a distinct undervaluation of the Company's common shares in the public market. Under the terms authorized by the Company's Board, as amended in November 1999 and 2000, the Company may purchase in the open market, subject to certain requirements, common shares of the Company, up to a maximum value of $200 million. The Company may utilize proceeds from the sale of assets to purchase these shares. It is not the Company's intention to increase the leverage on its balance sheet to implement this stock repurchase program.

     In accordance with the stock repurchase plan approved by the Company's Board of Directors, from February 29, 2000, through December 31, 2000, the Company purchased, in open market transactions, 4,741,700 of its common shares, at prices ranging from $11.61 to $14.88, for an aggregate purchase price of approximately $62.9 million. Since the fourth quarter of 1999, the Company has acquired 6,602,000 shares at an aggregate cost of $88.7 million. From the fourth quarter of 1999 through December 31, 2000, total common shares and OP Units repurchased/converted aggregated 10.3 million shares and units of which 8.4 million were repurchased/converted in 2000.

     A summary of the aggregate gross proceeds raised through the issuance of common shares, preferred shares, Preferred Units, warrants, senior unsecured notes, construction loans and OP Units issued as consideration for the purchase of real estate assets aggregating $822.1 million during the three-year period ended December 31, is as follows (in millions):

                                                               2000    1999     1998
                                                              ------   -----   ------
EQUITY:
  Common shares.............................................  $   --   $  --   $ 80.9
  Operating partnership units...............................      --     2.7     91.4
  Class C preferred shares..................................      --      --    100.0
  Class D preferred shares..................................      --      --     54.0
  Preferred partnership units and warrant...................   105.0    75.0     35.0
                                                              ------   -----   ------
  Total Equity..............................................   105.0    77.7    361.3
DEBT:
  Senior fixed rate notes...................................      --      --    200.0
  Secured loans.............................................    40.1     8.3     29.7
                                                              ------   -----   ------
  Total.....................................................  $145.1   $86.0   $591.0
                                                              ======   =====   ======

     During the year ended December 31, 2000, the Company also assumed mortgage debt in conjunction with certain property acquisitions aggregating $47.9 million.

CAPITALIZATION

     At December 31, 2000, the Company's capitalization consisted of $1.2 billion of debt (excluding the Company's proportionate share of joint venture mortgage debt aggregating $322.8 million as compared to $466.6 million in 1999), $518.8 million of preferred stock and Preferred Units and $744.6 million of market equity (market equity is defined as common shares outstanding and OP Units outstanding multiplied by the closing price of the common shares on the New York Stock Exchange at December 31, 2000 of $13.3125) resulting in a debt to total market capitalization ratio of .49 to 1.0 as compared to the ratios of .48 to 1.0 and .40 to 1.0 at December 31, 1999 and 1998, respectively. At December 31, 2000, the Company's total debt consisted of $759.6 million of fixed rate debt, including $100 million of variable rate debt which has been effectively swapped to a fixed rate of approximately 7.6%, and $468.0 million of variable rate debt. In addition, in January, 2001, the Company entered into an additional $100 million interest rate swap which effectively converted $100 million of variable rate debt to a fixed rate of approximately 6.3%.

     It is management's intention that the Company have access to the capital resources necessary to expand and develop its business. Accordingly, the Company may seek to obtain funds through additional equity offerings or debt financings in a manner consistent with its intention to operate with a conservative debt capitalization policy and maintain its investment grade ratings with Moody's Investor Services and Standard and Poor's. As of December 31, 2000, the Company had a shelf registration statement with the Securities and Exchange Commission under which $750 million of debt securities, preferred shares or common shares may be issued. In addition, as of December 31, 2000, the Company had $134.5 million available under its $575 million of revolving credit facilities. As of December 31, 2000, the Company also had 112 operating properties with $213.1 million, or 70.4%, of the total revenue of the Company for the year ended December 31, 2000 which were unencumbered, thereby providing a potential collateral base for future borrowings.

ECONOMIC CONDITIONS

     Historically, real estate has been subject to a wide range of cyclical economic conditions which affect various real estate markets and geographic regions with differing intensities and at different times. Adverse changes in general or local economic conditions could result in the inability of some existing tenants of the Company to meet their lease obligations and could otherwise adversely affect the Company's ability to attract or retain tenants. The Company's shopping centers are typically anchored by one or more discount department stores (Wal-Mart, Kmart, Target), off price department stores (Kohl's, T.J. Maxx/Marshalls), home improvement stores (Home Depot, Lowes) and supermarkets which generally offer day-to-day necessities, rather than high-priced luxury items. Since these merchants typically perform better in an economic recession than those who market high priced luxury items, the percentage rents received by the Company have remained relatively stable. In addition, the Company seeks to reduce its operating and leasing risks through ownership of a portfolio of properties with a diverse geographic and tenant base.

     During 2000 and 1999, certain national and regional retailers have experienced financial difficulties and several have filed for protection under bankruptcy laws. Although the Company has a number of tenants filing for protection under bankruptcy laws, the Company has not incurred any significant financial losses through February 21, 2001 with regard to the Company's portfolio of tenants.

THE REMAINDER OF THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION RELATES TO THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2001.

RESULTS OF OPERATIONS

  REVENUES FROM OPERATIONS

     Total revenues increased $10.9 million, or 15.1%, to $83.0 million for the three-month period ended September 30, 2001 from $72.1 million for the same period in 2000. Total revenues increased $23.6 million, or 11.1% to $236.7 million for the nine-month period ended September 30, 2001 from $213.1 million for the same period in 2000. Base rental revenues for the three-month period ended September 30, 2001 increased $8.6 million, or 16.8%, to $59.5 million as compared to $50.9 million for the same period in 2000. Base rental revenues increased $16.4 million, or 10.9%, to $167.0 million for the nine-month period ended September 30, 2001 from $150.6 million for the same period in 2000. Aggregate base rental revenues relating to new leasing, re-tenanting and expansion of the Core Portfolio Properties (shopping center properties owned as of January 1, 2000) increased approximately $1.2 million, or 0.8%, for the nine-month period ended September 30, 2001 as compared to the same period in 2000. Had HomePlace not rejected their eight leases during the period, increases in Core Portfolio Properties base rents would have increased $1.6 million (or 1.1%). The shopping center acquired by the Company in 2000 contributed $0.8 million of additional base rental revenue, the eight newly developed shopping centers contributed $5.6 million and the merger of AIP contributed $13.3 million. These increases were offset by a $4.5 million decrease from the sale/transfer of seven properties and three Wal-Mart stores in 2000 and 2001.

     At September 30, 2001, the in-place occupancy rate of the Company's portfolio was 93.7%, as compared to 95.5% at September 30, 2000 and 95.7% at December 31, 2000. The temporary decrease in occupancy is primarily attributed to the rejection of eight HomePlace leases during the beginning of the third quarter. At September 30, 2001 the Company's shopping centers were actually 95.1% leased which reflects leases that have been signed but for which occupancy has not yet occurred. This compares to lease rates of 96.7% and 96.9% at September 30, 2000 and December 31, 2000, respectively. Excluding the vacancies left by HomePlace, the core portfolio would have been 96.1% leased. The average annualized retail base rent per leased square foot, including those properties owned through joint ventures, was $9.85 at September 30, 2001 as compared to $9.32 at September 30, 2000. Same store sales, for those tenants required to report such information, representing approximately 15.7 million square feet, increased approximately 2.0% to $250 per square foot for the twelve-month period ended September 30, 2001.

     Recoveries from tenants for the three-month period ended September 30, 2001 increased $2.0 million, or 15.6%, to $15.0 million as compared to $13.0 million for the same period in 2000. Recoveries from tenants for the nine-month period ended September 30, 2001 increased $3.8 million, or 9.4%, to $44.2 million as compared to $40.4 million in 2000. This increase was primarily related to the Company's merger with AIP which contributed $2.5 million and the increase in operating and maintenance expenses and real estate taxes associated with the 2000 and 2001 shopping center acquisitions and developments. Recoveries were approximately 85.9% and 89.0% of operating expenses and real estate taxes for the nine-month periods ended September 30, 2001 and 2000, respectively. The decrease in the recovery percentage rate is primarily associated with the consolidation of the industrial and office properties from AIP, which historically have a lower recovery percentage and an increase in nonrecoverable operating expenses as discussed below under the caption "Expenses from Operations."

     Ancillary and other property related income for the three-month period ended September 30, 2001 increased $0.2 million, or 45.3%, to $0.7 million as compared to $0.5 million for the same period in 2000. Ancillary and other property related income for the nine-month period ended September 30, 2001 increased $0.6 million, or 45.4%, to $1.8 million as compared to $1.2 million in 2000. This increase was primarily due to the Company pursuing additional ancillary income opportunities. It is anticipated that growth in ancillary revenues will continue in 2001 as additional opportunities are pursued.

     Management fee income for the three-month period ended September 30, 2001 increased $1.0 million, or 59.5%, to $2.8 million as compared to $1.8 million for the same period in 2000. Management fee income for the nine-month period ended September 30, 2001 increased $4.0 million, or 83.0%, to $8.8 million as compared to $4.8 million in 2000. This increase was primarily associated with the Company assuming property management responsibilities for all of the real estate assets of BP in the fourth quarter of 2000. In addition, the Company formed certain joint ventures in 1999 and 2000, which are now operational. Accordingly, the Company is performing property management services and is receiving fees at market rates for these services.

     Development fee income for the three-month period ended September 30, 2001 increased $0.6 million, to $0.7 million as compared to $0.1 million for the same period in 2000. Development fee income for the nine-month period ended September 30, 2001 increased $0.5 million, or 35.9%, to $1.7 million as compared to $1.2 million in 2000. This increase is attributable to the substantial completion of certain joint venture development projects in 2000. The Company is currently involved with joint venture development projects in Long Beach, California; Coon Rapids, Minnesota and Littleton, Colorado. The Company will continue to pursue additional development joint ventures as opportunities present themselves.

     Interest income for the three-month period ended September 30, 2001 increased $0.5 million or 61.1%, to $1.2 million as compared to $0.7 million for the same period in 2000. Interest income for the nine-month period ended September 30, 2001, increased $2.2 million, or 83.7%, to $4.7 million as compared to $2.5 million in 2000. This increase was primarily associated with advances to joint ventures and an increase in notes receivable in 2001.

     Other income for the three-month period ended September 30, 2001 decreased $1.9 million, or 44.5%; to $2.5 million as compared to $4.4 million for the same period in 2000. Other income for the nine-month period ended September 30, 2001 decreased $2.6 million, or 29.2%, to $6.2 million as compared to $8.8 million in 2000. This decrease is due to a decrease in lease termination revenues aggregating approximately $2.8 million for the comparative nine-month periods.

  EXPENSES FROM OPERATIONS

     Rental operating and maintenance expenses for the three-month period ended September 30, 2001 increased $1.0 million, or 14.3%, to $8.2 million as compared to $7.2 million for the same period in 2000. Rental operating and maintenance expenses increased $4.8 million, or 23.7%, to $25.2 million for the nine month period ended September 30, 2001 from $20.4 million for the same period in 2000. An increase of $1.0 million is attributable to the nine shopping centers acquired and developed in 2001 and 2000, $2.6 million attributable to the merger of the AIP properties and $1.7 million is primarily attributable to nonrecoverable operating expenses including an increase in the Company's provisions for bad debt expense of approximately

$0.8 million and various maintenance items in the Core Portfolio Properties. These increases were offset by a decrease of $0.5 million relating to the sale/transfer of seven properties and three Wal-Mart stores in 2000 and 2001.

     Real estate taxes for the three-month period ended September 30, 2001 increased $1.4 million, or 16.9%, to $9.4 million as compared to $8.0 million for the same period in 2000. Real estate taxes increased $1.3 million, or 5.1%, to $26.3 million for the nine-month period ended September 30, 2001 from $25.0 million for the same period in 2000. Increases of $0.9 million related to the nine shopping centers acquired and developed in 2001 and 2000 and $1.7 million related to the merger of the AIP properties. These increases were offset by a decrease of $0.4 million relating to the sale/transfer of seven properties and three Wal-Mart stores in 2000 and 2001 and the remaining $0.9 million decrease is primarily associated with the Core Portfolio Properties.

     General and administrative expenses increased $1.2 million, or 24.3%, to $5.9 million for the three-month period ended September 30, 2001 as compared to $4.7 million in 2000. General and administrative expenses increased $2.9 million, or 19.6%, to $17.8 million for the nine-month period ended September 30, 2001 from $14.9 million for the same period in 2000. Total general and administrative expenses were approximately 4.3% of total revenues, including total revenues of joint ventures, for the nine-month periods ended September 30, 2001 and 2000.

     The increase in general and administrative expenses is primarily attributable to the growth of the Company generally related to recent acquisitions, expansions and developments, the merger of AIP and the opening of a west coast office in conjunction with the Company's increased ownership of assets on the west coast and property management services provided to BP beginning in the fourth quarter of 2000. The Company continues to expense all internal leasing salaries, legal salaries and related expenses associated with the leasing and re-leasing of existing space.

     Interest expense increased $1.1 million, or 5.4%, to $20.9 million for the three-month period ended September 30, 2001, as compared to $19.8 million for the same period in 2000. Interest expense increased $5.3 million, or 9.3%, to $61.9 million for the nine-month period ended September 30, 2001 from $56.6 million for the same period in 2000. The overall increase in interest expense for the nine-month period ended September 30, 2001, as compared to the same period in 2000 is primarily related to the higher debt balances resulting from the merger of AIP in May 2001 and the acquisition and development of shopping centers during 2001 and 2000. The weighted average debt outstanding during the nine-month period ended September 30, 2001 and related weighted average interest rate was $1.3 billion and 7.0%, respectively, compared to $1.2 billion and 7.7%, respectively, for the same period in 2000. Interest costs capitalized, in conjunction with development, expansion projects and development joint venture interests, were $3.6 million and $10.5 million for the three and nine month periods ended September 30, 2001, as compared to $5.2 million and $13.6 million for the same periods in 2000.

     The impairment charge aggregated $2.9 million for the three and nine month periods ended September 30, 2001. During the second quarter of 2001, one of the Company's retail tenants announced it was liquidating its inventory and closing its remaining stores. In assessing recoverability of its recorded assets associated with this tenant, the Company had initially estimated, based upon its prior experience with similar liquidations, that proceeds relating to the Company's claims in liquidation would be sufficient to recover the aggregate recorded assets for this tenant. However, in the third quarter, the tenant completed its sale of inventory and auction of its real estate. The Company has not yet been informed of the tenant's formal plan of liquidation. However, the Company believes that based on (i) lack of significant proceeds received by the tenant on its auction of real estate and the other assets, and (ii) lack of positive information disseminated from the tenant that would indicate lack of probable recoverability of certain recorded amounts, a provision of $2.9 million would be recorded and reflected as an impairment charge within the statement of operations.

     Depreciation and amortization expense increased $3.1 million, or 22.5%, to $16.9 million for the three-month period ended September 30, 2001, as compared to $13.8 million for the same period in 2000. Depreciation and amortization expense increased $4.6 million, or 11.4%, to $45.2 million for the nine-month period ended September 30, 2001 from $40.6 million for the same period in 2000. An increase of $1.3 million is related to the nine shopping centers acquired and developed in 2001 and 2000, $1.1 million is related to Core Portfolio Properties and $3.1 million is related to the merger of the AIP properties. These increases were offset by a decrease of $0.9 million relating to the sale/transfer of seven properties and three Wal-Mart stores in 2000 and 2001.

     Equity in net income of joint ventures increased $0.5 million, or 14.3%, to $4.1 million for the three month period ended September 30, 2001, as compared to $3.6 million for the same period in 2000. Equity in net income of joint ventures increased $1.0 million, or 8.3%, to $13.4 million for the nine month period ended September 30, 2001, from $12.4 million for the same period in 2000. An increase of $1.2 million is primarily related to the joint venture formed in 2000 to acquire 10 shopping center properties from BP. This increase was offset by a decrease of $0.4 million relating to the Company's sale of 60% of its half interest in the Community Centers joint venture in February 2000. The remaining decrease of $0.2 million primarily relates to various joint ventures which included HomePlace as a tenant and accordingly the income of these joint ventures was reduced pending releasing of the vacant space.

     Equity in net income of minority equity investment was $2.2 million for the three month period ended September 30, 2000. Equity in net income/loss of minority equity investment decreased $3.5 million, to $1.6 million for the nine month period ended September 30, 2001 from $5.1 million for the same period in 2000. The overall decrease for the nine month period is due to the sale of 31 of AIP's assets and the subsequent merger of the remaining assets into DDR. See discussion below under "Strategic Transactions."

     Minority equity interest expense increased $0.3 million, or 6.9%, to $5.5 million for the three month period ended September 30, 2001, as compared to $5.2 million for the same period in 2000. Minority equity interest expense increased $1.6 million, or 10.8%, to $16.0 million for the nine month period ended September 30, 2001, from $14.4 million for the same period in 2000. An increase of $3.8 million relates to the Company's issuance of preferred operating partnership minority units in May 2000. These units may be exchanged, under certain circumstances, into preferred shares of the Company. In addition, an increase of $0.4 million relates to the minority interest associated with an office property assumed in the merger of AIP. This increase was offset by a $2.6 million decrease due to the Company acquiring the minority partners' ownership interest in 11 properties and consequently retiring approximately 3.6 million operating partnership units in July 2000.

     Gain on disposition on real estate and real estate investments aggregated $15.8 million for the nine month period ended September 30, 2001, which relates to the sale of four shopping center properties in Ahoskie, North Carolina; Rapid City, South Dakota; Highland Heights, Ohio; and Toledo, Ohio.

     Gain on disposition of real estate and real estate investments aggregated $19.0 million for the nine month period ended September 30, 2000. The Company sold several properties including shopping centers located in Stone Mountain, Georgia; Florence, Kentucky; a portion of a shopping center in Las Vegas, Nevada; and a Wal-Mart store in Camden, South Carolina. In February 2000, the Company also sold 60% of its half interest in a joint venture which owns 10 operating shopping centers. In connection with the formation of one joint venture, the Company sold one property, received cash and a 50% partnership interest.

  NET INCOME

     Net income decreased $0.7 million, or 3.2%, to $20.3 million for the three month period ended September 30, 2001, as compared to net income of $21.0 million for the same period in 2000. Net income decreased $5.5 million, or 7.1%, to $72.2 million for the nine month period ended September 30, 2001, from $77.7 million for the same period in 2000. The decrease in net income of $5.5 million is primarily attributable to the decrease in gain on sale of real estate and real estate investments of $3.2 million relating to the sale/ transfer of seven properties and three Wal-Mart stores in 2000 and 2001 and the related operating results therefrom. In addition, a decrease of $3.5 million in net income from minority equity investment due to the consolidation of the AIP properties and certain transaction related costs and severance costs which were incurred by AIP of approximately $3.2 million. These decreases were offset by an increase in net income from joint ventures of approximately $1.0 million and increases in net operating revenues (total revenues less operating and maintenance, real estate taxes, impairment charge and general and administrative expense) aggregating $11.7 million, resulting from new leasing, retenanting and expansion of Core Portfolio Properties, the nine shopping centers acquired and developed in 2001 and 2000, and the merger of the AIP properties. The net operating revenues were offset by increases in interest, depreciation and minority interest expense of $5.3 million, $4.6 million and $1.6 million, respectively.

FUNDS FROM OPERATIONS

     Management believes that Funds From Operations ("FFO") provides an additional indicator of the financial performance of a Real Estate Investment Trust. FFO is defined generally as net income applicable to common shareholders excluding gains (losses) on sale of property, extraordinary items, adjusted for certain non-cash items, principally real property depreciation and equity income
(loss) from its joint ventures and adding the Company's proportionate share of FFO of its unconsolidated joint ventures, determined on a consistent basis. Other real estate companies may calculate FFO in a different manner. For the three month period ended September 30, 2001, FFO increased $3.4 million, to $34.2 million as compared to $30.8 million for the same period in 2000. For the nine month period ended September 30, 2001, FFO increased $2.4 million, to $99.8 million as compared to $97.4 million for the same period in 2000. The Company's calculation of FFO is as follows (in thousands):

                                                 THREE MONTH PERIODS   NINE MONTH PERIODS
                                                 ENDED SEPTEMBER 30,   ENDED SEPTEMBER 30,
                                                 -------------------   -------------------
                                                   2001       2000       2001       2000
                                                 --------   --------   --------   --------
Net income applicable to common
  shareholders(1)..............................  $13,537    $14,210    $51,729    $57,268
Depreciation of real estate investments........   16,531     13,411     44,340     39,692
Equity in net income of joint ventures.........   (4,076)    (3,568)   (13,431)   (12,402)
Equity in net income of minority equity
  investment...................................       --     (2,227)    (1,550)    (5,136)
Joint ventures' FFO(2).........................    7,930      6,679     23,964     22,200
Minority equity investment FFO(3)..............       --      3,810      6,448     11,020
Minority interest expense (OP Units)...........      371        386      1,147      3,756
Gain on disposition of real estate and real
  estate investments...........................   (3,015)    (1,890)   (15,761)   (18,979)
Impairment charge..............................    2,895         --      2,895         --
                                                 -------    -------    -------    -------
                                                 $34,173    $30,811    $99,781    $97,419
                                                 =======    =======    =======    =======

---------------

(1) Includes straight line rental revenues of approximately $1.3 million and $1.4 million for the three month periods ended September 30, 2001 and 2000, and approximately $3.6 million and $3.3 million for the nine month periods ended September 30, 2001 and 2000, respectively.

(2) Joint ventures' Funds From Operations are summarized as follows:

                                         THREE MONTH PERIODS   NINE MONTH PERIODS
                                         ENDED SEPTEMBER 30,   ENDED SEPTEMBER 30,
                                         -------------------   -------------------
                                           2001       2000       2001       2000
                                         --------   --------   --------   --------
Net income(a)..........................  $11,487    $ 9,344    $38,297    $30,355
Loss on sale of real estate............       --         --         97         --
Depreciation of real estate
  investments..........................    9,873      6,726     26,620     19,468
                                         -------    -------    -------    -------
                                         $21,360    $16,070    $65,014    $49,823
                                         -------    -------    -------    -------
DDR ownership interest(b)..............  $ 7,930    $ 6,679    $23,964    $22,200
                                         =======    =======    =======    =======
---------------

        (a) Revenues for the three month periods ended September 30, 2001 and 2000 included approximately $1.1 million and $1.3 million, respectively, resulting from the recognition of straight line rents of which the Company's proportionate share is $0.4 and $0.5 million, respectively.

            Revenue for the nine month periods ended September 30, 2001 and 2000, included approximately $3.4 million and $3.3 million, respectively, resulting from the recognition of straight line rents of which the Company's proportionate share is $1.2 million and $1.3 million, respectively.

        (b) At September 30, 2001, the Company owned joint venture interests relating to 55 operating shopping center properties, including an approximate 25% interest in the Prudential Retail Value Fund, and a 50% joint venture in a real estate management company. At September 30, 2000, the Company owned joint venture interests in 43 operating shopping center properties, including an approximate 25% interest in the Prudential Retail Value Fund, and a 50% joint venture interest in a real estate management company.

(3) FFO for the nine month period ended September 30, 2001 includes an add back of approximately $3.2 million relating to the Company's proportionate share of loss on sale, including certain transaction related costs and severance charges which were incurred by AIP as a result of the Lend Lease sale and consummation of the merger with DDR.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's cash flow activities are summarized as follows:

                                                              FOR THE NINE MONTH
                                                                 PERIODS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Cash flow from operating activities.........................  $135,918   $114,249
Cash flow used in investing activities......................   (45,610)   (27,963)
Cash flow used in financing activities......................   (82,227)   (89,744)

     The Company anticipates that cash flow from operating activities will continue to provide adequate capital for all principal payments, recurring tenant improvements, and dividend payments in accordance with REIT requirements, and that cash on hand, borrowings available under its existing revolving credit facilities, and other debt and equity alternatives, including the issuance of operating partnership units and joint venture capital, will provide the necessary capital to achieve continued growth. The increase in cash flow from operating activities for the nine month period ended September 30, 2001, compared to September 30, 2000 is primarily due to shopping center acquisitions and developments completed in 2001 and 2000, new leasing, expansion, re-tenanting of the Core Portfolio Properties, and distributions from the Company's minority equity investment, prior to the AIP merger.

     An increase in the 2001 quarterly dividend per common share to $0.37 from $0.36 was approved in March 2001 by the Company's Board of Directors. The Company's common share dividend payout ratio for the first three quarters of 2001 approximated 62.6% of actual FFO as compared to 65.9% for the same period in 2000. It is anticipated that the current dividend level will result in a conservative payout ratio. A low payout ratio will enable the Company to retain more capital which will be utilized to fund attractive investment opportunities in the development, acquisition and expansion of portfolio properties.

     During the nine month period ended September 30, 2001, the Company and its joint ventures invested $247.6 million, net, to acquire, develop, expand, improve and re-tenant its properties. The Company's expansion, acquisition and development activity is summarized below:

  EXPANSIONS

     For the nine month period ended September 30, 2001, the Company completed the expansion and redevelopment of five shopping centers at an aggregate cost of $13.3 million. The completed expansions/ redevelopments include shopping centers located in Fayetteville, Arkansas; Crystal River, Florida; Highland, Indiana; Wilmington, North Carolina and North Charleston, South Carolina. The Company and its joint ventures are currently expanding/redeveloping two shopping centers located in Schaumburg, Illinois and Lebanon, Ohio at an aggregate projected cost of approximately $1.9 million. The Company and its joint ventures are also scheduled to commence three additional expansion/redevelopment projects in North Little Rock, Arkansas; North Canton, Ohio and Taylorsville, Utah.

  ACQUISITIONS

     In 2000, the Company announced it intended to acquire several west coast retail properties from BP, through a joint venture with Prudential Real Estate Investors ("PREI") and Coventry. The joint venture was funded as follows: 1% by Coventry, 20% by DDR, and 79% by Prudential. As of September 30, 2001, ten properties have been acquired at an aggregate cost of approximately $264 million. The joint venture's equity investment as of September 30, 2001, is approximately $123 million. The Company earns fees for managing and leasing the properties, all of which are located in western states.

     The Company and Coventry were selected to serve as BP's liquidation agent pursuant to BP's plan of liquidation. The Company is providing property management services for this portfolio and receiving property management, leasing and development fees for its services at market rates. As of September 30, 2001, 24 properties remain under management.

  DEVELOPMENT (CONSOLIDATED)

     The consolidated development projects are as follows:

     - A 577,000 square foot shopping center in Meridian, Idaho (a suburb of Boise). The 412,000 square foot Phase I of this center was substantially completed in 2000 and is anchored by a Wal-Mart Supercenter (not owned by the Company), Shopko, Shepler's, Bed, Bath & Beyond, Office Depot, Old Navy, and Sportman's Warehouse. Ross Dress for Less, additional retail tenants and several restaurants will be opening throughout 2001. Construction of Phase II is scheduled to commence in 2002, with completion scheduled for the first half of 2003.

     - A 622,000 square foot shopping center in Everett, Massachusetts, which is scheduled for completion in the fourth quarter of 2001. The center is anchored by Target (not owned by the Company), Home Depot, Bed, Bath & Beyond, OfficeMax and PetsMart (all of which were open as of March 31, 2001). In addition, Old Navy opened in the second quarter and Michael's is scheduled to open in the fourth quarter of 2001.

     - A 157,000 square foot shopping center in Kildeer, Illinois, which is located adjacent to the Company's joint venture shopping center located in Deer Park, Illinois. The Kildeer project is scheduled for grand opening in November 2001 and will include the following tenants: Bed, Bath & Beyond, Circuit City, Cost Plus World Market, Old Navy and miscellaneous shops.

     - A 460,000 square foot shopping center in Princeton, New Jersey, adjacent to the Company's existing center, which includes the following tenants:
       Kohl's, Wegman's, Michael's, Target (not owned by the Company) and Dick's. All of these tenants opened during 1999 and 2000. The project also includes 55,000 square feet of additional retail space, which is scheduled for completion in 2001.

     - The Company intends to break ground during 2002 on two shopping center developments located in Riverdale, Utah, and Long Beach, California. It is anticipated that the Long Beach development (The Pike at Rainbow Harbor, formerly referred to as Queensway Bay) will be transferred into a joint venture with an institutional investor.

     - The Company intends to commence construction during 2002 on the central quadrant of the Coon Rapids, Minnesota, Riverdale Village Shopping Center. This development will create an additional 294,000 square feet of retail space.

  DEVELOPMENT (JOINT VENTURE)

     The Company has joint venture development agreements for eight shopping center projects. In April 2001, the Company entered into its eighth joint venture relating to a 280,000 square foot lifestyle center in Littleton, Colorado which is scheduled to open in November 2001. These eight projects have an aggregate projected cost of approximately $350.2 million. All of these projects have commenced development and are currently scheduled for completion during 2002. Construction has been substantially completed and the centers are open for business at the Deer Park, Illinois; Plainville, Connecticut; Round Rock, Texas and San Antonio, Texas locations.

     The Company is currently financing five of these projects through the Prudential/DDR Retail Value Fund. These projects are located in Long Beach, California (CityPlace); Plainville, Connecticut; Deer Park, Illinois; Round Rock, Texas and San Antonio, Texas. The remaining three projects are located in Littleton, Colorado; Coon Rapids, Minnesota and St. Louis, Missouri.

DISPOSITIONS

     During the nine month period ended September 30, 2001, the Company and its joint ventures sold certain real estate assets and received aggregated proceeds of approximately $62 million. In January 2001, the Company sold a 190,000 square foot shopping center in Ahoskie, North Carolina, for a purchase price of approximately $8.3 million. In April 2001, the Company sold a 35,500 square foot shopping center in Rapid City, South Dakota, to a private investor for approximately $2.4 million. In June 2001, the Company sold a 250,000 square foot shopping center in Highland Heights, Ohio, for approximately $27.5 million, a former Best Products location in El Paso, Texas, for approximately $1.9 million and a land parcel in San Diego for approximately $3.0 million. In July 2001, the Company sold a 190,000 square foot shopping center in Toledo, Ohio (Airport Square), for approximately $14.8 million. In August 2001, the Company sold a former Best Products location in Lawrenceville, New Jersey, for approximately $3.8 million. In addition, in October 2001, the Company sold a 13,000 square foot shopping center in Zanesville, Ohio, for approximately $1.2 million and a former Best Products location in Dayton, Ohio, for approximately $1.8 million. Proceeds from the above sales were used to repay amounts outstanding on the Company's revolving credit facilities.

STRATEGIC TRANSACTIONS

     The Company completed its previously announced merger with AIP following AIP shareholders' approval of the plan of merger on May 14, 2001. AIP's shareholders also approved the sale of 31 industrial assets to an affiliate of Lend Lease Real Estate Investments, Inc. ("Lend Lease") for $292.2 million, which closed on May 14, 2001, immediately prior to the merger.

     Under the merger agreement, all common shareholders' interests, other than DDR, were effectively redeemed and each shareholder received a final cash payment equal to $12.89 per share which was funded from proceeds received from the asset sale to Lend Lease. In addition, in January 2001, all AIP shareholders, including DDR, received a special dividend of $1.27 per share associated with the sale of the Manhattan Towers office building in November 2000 for $55.3 million.

     The merger of a subsidiary of DDR (DDR Transitory Sub, Inc.) into AIP provides DDR with complete ownership of AIP's 39 remaining properties after the sale to Lend Lease. This portfolio is comprised of 31 industrial properties, six office properties, two retail properties and 23.7 acres of undeveloped land. DDR intends to implement an orderly strategic disposition of the industrial and office assets. From the date of the merger, the AIP assets, liabilities and operating results are consolidated in the Company's financial statements. Prior to the merger and since 1999 the Company owned a 46% common stock interest which was accounted for under the equity method of accounting. The Company's effective purchase of the remaining interest in AIP through the redemption of all other shareholders, as previously described, was accounted for as a step acquisition.

FINANCINGS

     In January 2001, the Company entered into a $100 million, two year swap agreement, converting a portion of the variable rate debt on the Company's Unsecured Credit Facility to a fixed rate of approximately 6.3%.

     In April 2001, the Company entered into a 10 year, $156 million financing agreement secured by five properties with a fixed coupon interest rate of approximately 6.9%. Proceeds were effectively used to repay amounts outstanding on the Company's revolving credit facilities and to repay an $8.1 million mortgage scheduled to mature in July 2001.

     At September 30, 2001, the Company's capitalization consisted of $1.4 billion of debt (excluding the Company's proportionate share of joint venture mortgage debt aggregating $374.3 million), $518.8 million of preferred shares and preferred operating partnership units and $1.0 billion of market equity (market equity is defined as common shares and common operating partnership units outstanding multiplied by the closing price per common share on the New York Stock Exchange at September 30, 2001, of $17.95), resulting in a debt to total market capitalization ratio of 0.48 to 1.0. At September 30, 2001, the Company's total debt consisted of $1,001.4 million of fixed rate debt and $384.8 million of variable rate debt.

     It is management's intention to operate such that the Company has access to the capital resources necessary to expand and develop its business. Accordingly, the Company may seek to obtain funds through additional equity offerings or debt financing or joint venture capital in a manner consistent with its intention to operate with a conservative debt capitalization policy and maintain its investment grade ratings with Moody's Investor Services and Standard and Poor's. As of September 30, 2001, the Company had $750 million available under its shelf registration statement. In December 2001, we sold 3.2 million common shares using our shelf registration statement. Therefore, as of December 31, 2001 the Company had approximately $691 million available under the shelf registration statement. In addition, as of September 30, 2001, the Company had cash of $12.3 million. In addition, as of December 31, 2001, we had approximately $174 million available on our primary unsecured $550 million revolving credit facility. On September 30, 2001, the Company also had 125 operating properties with $148.8 million, or 59.2%, of the total revenue for the nine month period ended September 30, 2001, which were unencumbered, thereby providing a potential collateral base for future borrowings.

INFLATION

     Substantially all of the Company's long-term leases contain provisions designed to mitigate the adverse impact of inflation. Such provisions include clauses enabling the Company to receive percentage rentals based on tenants' gross sales, which generally increase as prices rise, and/or escalation clauses, which generally increase rental rates during the terms of the leases. Such escalation clauses are often related to increases in the consumer price index or similar inflation indices. In addition, many of the Company's leases provide for fixed rate rental increases or are for terms of less than ten years, which permits the Company to seek increased rents upon re-rental at market rates. Most of the Company's leases require the tenants to pay their share of operating expenses, including common area maintenance, real estate taxes, insurance and utilities, thereby reducing the Company's exposure to increases in costs and operating expenses resulting from inflation.

ECONOMIC CONDITIONS

     Historically, real estate has been subject to a wide range of cyclical economic conditions which affect various real estate sectors and geographic regions with differing intensities and at different times. In 2001, many regions of the United States have experienced varying degrees of economic recession. A continuation of the economic recession, or further adverse changes in general or local economic conditions, could result in the inability of some existing tenants of the Company to meet their lease obligations and could otherwise adversely affect the Company's ability to attract or retain tenants. The shopping centers are typically anchored by discount department stores (Wal-Mart, Kmart or Target), off-price department stores (Kohl's, TJ Maxx/ Marshalls), home improvement stores (Home Depot, Lowes) and supermarkets which generally offer day-to-day necessities rather than high-priced luxury items. Since these merchants typically perform better in an economic recession than those who market high priced luxury items, the percentage rents received by the Company have remained relatively stable. In addition, the Company seeks to reduce its operating and leasing risks through ownership of a portfolio of properties with a diverse geographic and tenant base.

     As indicated above, many regions have experienced various conditions of economic recession and the tragic events of September 11, 2001, may have accelerated certain recessionary trends. The Company believes, however, that these events should not have a material effect on the Company's portfolio due to the quality of the real estate and the strength of the tenant mix. The results of the 2001 holiday selling season will be an indicator of the retail operating environment and the financial condition of certain retailers. The results of the holiday selling season may impact the future expansion and development commitment of certain retailers beyond 2002.

     The retail shopping center sector has been impacted by the competitive nature of the retail business and the competition for market share where the stronger retailers have out-positioned some of the weaker retailers. This positioning is taking market share away and is forcing the weaker retailers to declare bankruptcy. Overall, the industry trends for the Company's portfolio and business is strong and the portfolio continues to be stable. The Company has experienced a temporary decrease in occupancy rates due to bankruptcies (i.e., HomePlace and various other retailers), yet leasing activity continues to be strong. The Company believes that it will benefit from a growing shift to stronger retailers in the retail environment.

                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

     THE FOLLOWING IS A DISCUSSION OF OUR POLICIES WITH RESPECT TO CERTAIN ACTIVITIES, ACQUISITION AND INVESTMENT POLICIES AND FINANCING POLICIES. OUR POLICIES WITH RESPECT TO THESE ACTIVITIES HAVE BEEN DETERMINED BY OUR EXECUTIVE OFFICERS AND MAY BE AMENDED OR REVISED FROM TIME TO TIME AT THE DISCRETION OF THE BOARD OF DIRECTORS WITHOUT A VOTE OF OUR SHAREHOLDERS, EXCEPT FOR THOSE POLICIES IN OUR CODE OF REGULATIONS WHICH REQUIRE A MAJORITY OF SHAREHOLDER APPROVAL TO AMEND.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

     It is our intention to have access to the capital resources necessary to expand our business. Accordingly, we may seek to obtain funds through additional equity offerings or debt financings in a manner consistent with our intention to operate with a conservative debt capitalization policy and maintain our investment grade ratings with Moody's Investor Services and Standard & Poor's. We have a shelf registration statement available to us to issue common shares or other securities, some of which may be senior to the common shares. As of December 31, 2001, we had approximately $691 million of remaining availability on the shelf registration statement. In addition as of December 31, 2001 we had approximately $174 million available under our primary unsecured $550 million revolving credit facility. Except as described in "Acquisition and Investment Policies" and "Certain Relationships and Related Party Transactions," we have not made loans to our officers and directors, during the past three years. As described in "Acquisition and Investment Policies," we may participate with other entities in property ownership, through joint ventures or other types of co-ownership. We have made, and in the future may continue to make, loans to such entities for development and acquisition purposes. Under our Code of Regulations, all transactions (including lending or borrowing money) between any employee of ours and us must be approved by a majority of our directors who are "Independent" (which is generally defined in our articles of incorporation as a non-employee director who is not an affiliate of the Company). During the last three years, we have not engaged in trading, underwriting or agency distribution or resale of securities of other issuers and do not intend to do so. While we have not offered securities in exchange for other securities or properties, we may do so in the future and may do so as described in this prospectus. While we are not currently authorized by our Board of Directors to repurchase our common shares, from October 1999 through January 2001 we repurchased in open market transactions, approximately 6.6 million common shares at prices ranging from $11.61 to $14.88 per share. We have provided and intend to continue to provide our shareholders with an annual report containing the information required by Rule 14a-3 of the Securities Exchange Act of 1934, as amended, including, financial statements audited by a "big 5" accounting firm.

ACQUISITION AND INVESTMENT POLICIES

     Our investment objective is to increase cash flow and the value of our portfolio of properties and to seek continued growth through the selective acquisition, development, redevelopment, renovation and expansion of income-producing real estate properties, primarily shopping centers. In pursuing our investment objective, we will seek to acquire high quality, well-located shopping centers with attractive initial yields and strong prospects for future cash flow growth and capital appreciation, where our financial strength and management and leasing capabilities can enhance value. See "The
Company -- Strategy and Philosophy."

     We may develop new properties, purchase or lease income-producing properties for long-term investment, expand and improve the properties we own or sell such properties, in whole or in part, when circumstances warrant. We may also participate with other entities in property ownership, through joint ventures or other types of co-ownership and make advances and loans to such joint venture partners in accordance with their governing documents at interest rates ranging from prime plus 1% to 12%. Equity investments may be subject to existing mortgage financing and other indebtedness, which have priority over our equity interest and our advances and loans.

     While we have emphasized equity real estate investments, we may, in our discretion, invest in mortgage and other real estate interests. We have not previously invested in mortgages and we do not presently intend to invest to a significant extent in mortgages or deeds of trust, but may invest in participating or convertible mortgages if we conclude that we may benefit from the cash flow or any appreciation in the value of the subject property. Such mortgages are similar to equity participation.

     Subject to the percentage of ownership limitations and gross income tests which must be satisfied to qualify as a REIT (see "Federal Income Tax Considerations -- Taxation of the Company -- Requirements for Qualification"), we may also invest in securities of concerns engaged in real estate activities or securities of other issuers. We do not intend to invest in the securities of any other issuer for the purpose of exercising control. However, we may in the future acquire all or substantially all of the securities or assets of other REITs, management companies or similar entities where such investments would be consistent with our investment policies. In any event, we do not intend that our investments in securities would require us to register as an investment company under the Investment Company Act of 1940, and we would divest securities before any such registration would be required.

FINANCING POLICIES

     We intend to maintain a conservative debt capitalization with a ratio of debt to total market capitalization of less than 50%. Fluctuations in the market price of our stock, however, may cause this ratio to vary from time to time. Additionally, we may from time to time reevaluate our debt capitalization policy in light of then current economic conditions, relative to costs of debt and equity capital, market values of our properties, acquisition, development and expansion opportunities and other factors, and we may modify our debt financing policy and we may increase or decrease our ratio of debt to total market capitalization.

     To the extent that our Board of Directors determines to obtain additional capital, we may raise such capital through additional equity offerings, debt financing, retention of cash flow (subject to provisions in the Code concerning taxability of undistributed REIT income) or a combination of these methods.

     To the extent that the Board of Directors determines to obtain additional debt financing, we intend to do so generally through mortgages on our properties in a manner consistent with our conservative debt capitalization policy. These mortgages may be recourse, non-recourse or cross-collateralized. We do not have a policy limiting the number or amount of mortgages that may be placed on any particular property, but mortgage financing instruments usually limit additional indebtedness on such properties.

     We may seek to obtain new lines of credit for the purpose of making acquisitions or capital improvements or to provide working capital, subject to our general policy on conservative debt capitalization. We may also determine to issue our own debt securities (which may be convertible into capital stock or be accompanied by warrants to purchase capital stock) or to sell or securitize our lease receivables. We may also determine to finance acquisitions through the exchange of properties or issuance of stock or other securities.

MANAGEMENT OF THE COMPANY'S INVESTMENTS

     We are a self-administered and self-managed REIT. As such, we manage all of our real estate investments. In appropriate circumstances, we have retained the services of third party service providers for such services as leasing, maintenance and operational management. We always maintain control over such service providers. We have retained DDR Sansone Development Ventures LLC, ("Sansone"), located at 120 South Central, Suite 100, St. Louis, Missouri 63105, to provide us with operational management and leasing services for our properties in the St. Louis area. Sansone is a real estate management and development company, of which we own a 50% interest. In 2001, we paid Sansone $1.4 million for management and leasing services provided to us.

                            BUSINESS AND PROPERTIES

     At September 30, 2001, our portfolio properties included 194 shopping centers, 57 of which are owned through joint ventures. The shopping centers consisted of 182 community shopping centers and 12 enclosed mini-malls. The shopping centers aggregated approximately 39.3 million square feet of Company-owned GLA (approximately 52.5 million square feet of total GLA) and were located in 39 states, principally in the East and Midwest, with significant concentrations in California, Florida, Michigan, Minnesota, Missouri, North

Carolina, Ohio, South Carolina and Utah. Our portfolio of properties also included 38 office and industrial properties containing 4.6 million square feet of GLA which are primarily located in Texas. One office property was owned in a joint venture. We believe our properties are adequately covered by insurance.

     Subsequent to September 30, 2001, we sold properties located in Zanesville, Ohio; South Dayton, Ohio; Gahanna (New Albany), Ohio and San Diego, California. The sales of these assets do not materially impact the figures reported on the portfolio as of September 30, 2001.

     Our portfolio properties also included several parcels of undeveloped land held for future development. This undeveloped land consisted primarily of outlots, retail pads and expansion pads and was primarily located adjacent to certain of the shopping centers. We are pursuing an active marketing program to lease, develop or sell our undeveloped acres.

     At September 30, 2001, we also managed 44 retail properties owned by third parties, containing an aggregate of approximately 5.5 million square feet of GLA. Subsequent to September 30, 2001, we ceased management responsibilities on eight properties, which were sold by their owners.

     Our shopping centers are designed to attract local area customers and are typically anchored by one or more discount department stores and often include a supermarket, drug store, junior department store and/or other major "category-killer" discount retailers as additional anchors. Most of the shopping centers are anchored by a Wal-Mart, Kmart or Kohl's, and the majority of centers are anchored by two or more national or regional tenants. The tenants of the shopping centers typically offer day-to-day necessities rather than high-priced luxury items. As one of the nation's largest owners and operators of shopping centers, we have established close relationships with a large number of major national and regional retailers, many of which occupy space in the shopping centers.

     Shopping centers make up the largest portion of our retail portfolio, comprising 36.3 million (92.4%) square feet of Company-owned retail GLA and enclosed mini-malls account for 3.0 million (7.6%) square feet of Company-owned retail GLA. On September 30, 2001, the average annualized base rent per square foot of Company-owned GLA of the shopping centers, including those owned through joint ventures, was $9.85.

     The following table sets forth, as of September 30, 2001, information as to anchor and/or national retail tenants which individually accounted for at least 1.0% of total annualized base rent of the retail properties, including our proportionate share of properties owned through joint ventures:

                                                  % OF SHOPPING CENTER   % OF COMPANY-OWNED
                                                  BASE RENTAL REVENUES   SHOPPING CENTER GLA
                                                  --------------------   -------------------
Wal-Mart........................................          5.1%                   8.4%
Kmart...........................................          3.0%                   6.8%
Kohl's Dept. Store..............................          2.5%                   2.6%
OfficeMax.......................................          2.1%                   1.9%
Bed Bath & Beyond...............................          1.9%                   1.4%
T. J. Maxx/Marshall's...........................          1.8%                   2.0%
Petsmart........................................          1.6%                   1.2%
Lowe's Home Centers.............................          1.6%                   2.1%
Best Buy........................................          1.4%                   0.9%
Toys R Us.......................................          1.4%                   1.4%
Gap/Old Navy....................................          1.4%                   0.9%
Home Depot......................................          1.3%                   1.3%
Cinemark Theatre................................          1.3%                   0.8%
Barnes & Noble/B. Dalton........................          1.2%                   0.7%
Circuit City....................................          1.2%                   0.8%
Michaels........................................          1.1%                   0.9%

     In addition, as of September 30, 2001, unless otherwise indicated, with respect to the 194 shopping centers:

     - 48 of these properties were developed by DDG, 25 were developed by us and the balance were acquired by us;

     - 65 of these properties were anchored by a Wal-Mart, Kmart or Kohl's store;

     - these properties ranged in size from 4,000 square feet to approximately 771,000 square feet of GLA (with 20 properties exceeding 400,000 square feet of GLA);

     - approximately 59% of the Company-owned GLA of these retail properties was leased to national chains, including subsidiaries, with approximately 24% of the Company-owned retail GLA leased to regional chains and approximately 10% of the Company-owned retail GLA leased to local tenants;

     - approximately 93.7% of the aggregate Company-owned GLA of these retail properties was occupied as of September 30, 2001 (and, with respect to the properties owned by us at December 31, for each of the five years beginning with 1996, between 95.7% and 96.3% of aggregate Company-owned GLA of these properties was occupied);

     - two properties were being expanded by us, and we are pursuing the expansion of additional properties.

TENANT LEASE EXPIRATIONS AND RENEWALS

     The following table shows tenant lease expirations for the next ten years (as of September 30, 2001) at our shopping centers (including joint ventures), office and industrial properties, assuming that none of the tenants exercise any of their renewal options:

                                                       ANNUALIZED   AVERAGE BASE   PERCENTAGE OF    PERCENTAGE OF
                                                       BASE RENT      RENT PER     TOTAL LEASED      TOTAL BASE
                                        APPROXIMATE      UNDER        SQ. FOOT      SQ. FOOTAGE    RENTAL REVENUES
                             NO. OF    LEASE AREA IN    EXPIRING       UNDER        REPRESENTED      REPRESENTED
EXPIRATION                   LEASES     SQUARE FEET      LEASES       EXPIRING      BY EXPIRING      BY EXPIRING
YEAR                        EXPIRING      (000S)         (000S)        LEASES         LEASES           LEASES
----------                  --------   -------------   ----------   ------------   -------------   ---------------
2001 (Remaining)..........     275         1,092        $  9,725       $ 8.91           2.50%            2.48%
2002......................     607         2,561          24,194         9.45           5.86             6.16
2003......................     649         3,304          31,040         9.40           7.56             7.91
2004......................     579         2,937          28,610         9.74           6.72             7.29
2005......................     459         3,511          32,949         9.38           8.03             8.39
2006......................     378         2,369          26,371        11.13           5.42             6.72
2007......................     157         1,777          19,418        10.93           4.07             4.95
2008......................     115         1,533          14,416         9.40           3.51             3.67
2009......................     131         2,259          22,421         9.92           5.17             5.71
2010......................     175         2,593          27,978        10.79           5.93             7.13
2011......................     154         3,403          35,812        10.52           7.78             9.12
                             -----        ------        --------       ------          -----            -----
    Total.................   3,679        27,340        $272,935       $ 9.98          62.54%           69.53%
                             =====        ======        ========       ======          =====            =====

     The rental payments under several of these leases will remain constant until the expiration of their base terms, regardless of inflationary increases. There can be no assurance that any of these leases will be renewed or that any new tenants will be obtained if not renewed.

                               DEVELOPERS DIVERSIFIED REALTY CORPORATION
                            SHOPPING CENTER PROPERTY LIST SEPTEMBER 30, 2001

                                                                        TYPE OF
                                                               ZIP      PROPERTY   OWNERSHIP     YEAR
         CENTER/PROPERTY                LOCATION               CODE       (1)      INTEREST    DEVELOPED
      ---------------------  ------------------------------  --------   --------   ---------   ---------
      ALABAMA
  1   Birmingham, AL         Brook Highland Plaza             35242        SC       Fee          1994
      (Brookhighland)        5291 Hwy 280 South
  2   Birmingham, AL         Eastwood Festival Center         35210        SC       Fee          1989
      (Eastwood)             7001 Crestwood Blvd
  3   Huntsville, AL         Enterprise Plaza                 35806        SC       Fee          1995
                             6140-A University Dr
      ARIZONA
  4   Ahwatukee, AZ          Foothills Towne Ctr (II)         85044        SC       Fee(3)       1996
                             4711 East Ray Road
  5   Phoenix, AZ (Deer      Deer Valley Towne Center         85027        SC       Fee(3)       1996
      Valley)                2805 West Agua Fria Freeway
  6   Phoenix, AZ (Peoria)   Arrowhead Crossing               85382        SC       Fee(3)       1995
                             7553 West Bell Road
      ARKANSAS
  7   Fayetteville, AR       Spring Creek Centre              72703        SC       Fee          1997
                             464 E. Joyce Boulevard
  8   N. Little Rock, AR     McCain Plaza                     72117        SC       Fee          1991
                             4124 East McCain Boulevard

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION
                SHOPPING CENTER PROPERTY LIST SEPTEMBER 30, 2001
                             COMPANY                     AVERAGE
                   DDR        GROSS         TOTAL       BASE RENT
       YEAR     OWNERSHIP    LEASABLE     ANNUALIZED    (PER SF)    PERCENT
     ACQUIRED   INTEREST    AREA (SF)     BASE RENT        (2)      LEASED    ANCHOR TENANTS (LEASE EXPIRATION)
     --------   ---------   ----------   ------------   ---------   -------   ---------------------------------

  1    1994     100.00%        509,891   $  4,192,888    $ 8.28      99.3%    Winn Dixie Stores (2014),
                                                                              Rhodes/Marks Fitzgerald (2004),
                                                                              Goody's (2004), Wal-Mart Stores
                                                                              (2014), Regal Cinemas, Inc.
                                                                              (2014), Stein Mart (2011),
                                                                              OfficeMax (2011), Michael's
                                                                              (2009), Books-A-Million-4 (2005)
  2    1995     100.00%        301,074   $  1,938,482    $ 8.20      78.5%    Office Depot (2004), Burlington
                                                                              Coat Factory (2003), Regal
                                                                              Cinemas, Inc. (2006), Western
                                                                              Supermarkets (not owned), Home
                                                                              Depot (not owned)
  3    1995     100.00%         41,000   $    485,050    $11.83     100.0%    Wal-Mart (not owned)

  4    1997     50.00%         647,916   $  8,380,918    $14.10      91.7%    Joann, Etc. (2010), Best Buy
                                                                              (2014), Stein Mart (2011),
                                                                              Bassett Furniture (2010), Babies
                                                                              'R Us (2007), Ross Stores, Inc.
                                                                              (2007), Barnes & Noble (2012),
                                                                              AMC Theatre (2021), OfficeMax
                                                                              (2012)
  5    1999     50.00%         203,509   $  2,748,830    $13.95      96.8%    Ross Stores (2009), OfficeMax
                                                                              (2013), Petsmart (2014), Michaels
                                                                              (2009), Target (not owned), AMC
                                                                              Theatres (not owned)
  6    1996     50.00%         346,430   $  3,777,081    $11.52      94.6%    Mac Frugal's (2010), Barnes &
                                                                              Noble (2011), T.J. Maxx (2005),
                                                                              Circuit City (2016), Oshman's
                                                                              Sporting Goods, Inc. (2017),
                                                                              Linens 'N Things (2011), Comp USA
                                                                              (2013), Bassett Furniture (2009),
                                                                              Staples (2009), Fry's (not owned)

  7    1997     100.00%        262,862   $  2,512,519    $10.19      93.8%    Goody's (2013), Old Navy (2005),
                                                                              Bed, Bath & Beyond (2009), T.J.
                                                                              Maxx (2005), Best Buy (2017),
                                                                              Home Depot (not owned), Wal-Mart
                                                                              Super Center (not owned)
  8    1994     100.00%        294,357   $  1,772,481    $ 6.56      91.8%    T.J. Maxx (2007), Cinemark
                                                                              Theatre-Tandy 10 (2011),
                                                                              Burlington Coat Factory Whse
                                                                              (2014)

                               DEVELOPERS DIVERSIFIED REALTY CORPORATION
                            SHOPPING CENTER PROPERTY LIST SEPTEMBER 30, 2001

                                                                        TYPE OF
                                                               ZIP      PROPERTY   OWNERSHIP     YEAR
         CENTER/PROPERTY                LOCATION               CODE       (1)      INTEREST    DEVELOPED
      ---------------------  ------------------------------  --------   --------   ---------   ---------
  9   Russellville, AR       Valley Park Centre               72801        SC       Fee          1992
                             3093 East Main Street
      CALIFORNIA
 10   Cameron Park, CA       Cameron Park                     95682        SC       Fee(3)       1999
                             4082-4092 Cameron Park Drive
 11   City of Industry, CA   Plaza at Puente Hills            91748        SC       Fee(3)       1987
                             17647-18271 Gale Avenue
 12   Fullerton, CA          La Mancha                        92632        SC       Fee(3)       1973
                             North Harbor Blvd.
 13   Lancaster, CA          Valley Central-Discount          93536        SC       Fee(3)       1990
                             44707-44765 Valley Central Way
 14   Mission Viejo, CA      Olympiad Plaza                   93691        SC       Fee(3)       1989
                             23002-23072 Alicia Parkway
 15   Oceanside, CA          Ocean Place Cinemas              92054        SC       Fee          2000
                             401-409 Mission Avenue
 16   Pleasant Hill, CA      Downtown Pleasant Hill           94523        SC       Fee(3)       1999
 17   Richmond, CA           Richmond City Center             94801        SC       Fee(3)       1993
                             MacDonald Avenue
 18   San Diego, CA          Carmel Mountain Plaza            92128        SC       Fee(3)       1993
                             11610 Carmel Mountain Road
 19   San Ysidro, CA         San Diego Factory Outlet         92173        SC       Fee(3)       1988
      COLORADO
 20   Alamosa, CO            Alamosa Plaza                    81101        SC       Fee          1986
                             145 Craft Drive

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION
                SHOPPING CENTER PROPERTY LIST SEPTEMBER 30, 2001
                             COMPANY                     AVERAGE
                   DDR        GROSS         TOTAL       BASE RENT
       YEAR     OWNERSHIP    LEASABLE     ANNUALIZED    (PER SF)    PERCENT
     ACQUIRED   INTEREST    AREA (SF)     BASE RENT        (2)      LEASED    ANCHOR TENANTS (LEASE EXPIRATION)
     --------   ---------   ----------   ------------   ---------   -------   ---------------------------------
  9    1994     100.00%        272,245   $  1,724,289    $ 6.39      99.1%    Wal-Mart Stores (2011), Stage
                                                                              (2005), J.C. Penney (2012)

 10    2001     20.00%         103,439   $  1,229,034    $14.04      84.6%    Safeway (2020)

 11    2001     20.00%         518,938   $  6,380,315    $13.62      90.3%    Miller's Outpost/Hub Dist (2008),
                                                                              Office Depot, Inc. (2012), Home
                                                                              Depot (2036), Ikea (2007),
                                                                              Circuit City (2009), Wal-Mart/
                                                                              Sam's Club (2036), Toys "R" Us
                                                                              (2036)
 12    2001     20.00%         109,358   $    658,496    $ 7.70      78.2%    Ralphs Grocery Store (2020)

 13    2001     20.00%         459,529   $  4,330,078    $ 9.68      97.4%    Wal-Mart (2010), Movies 12/
                                                                              Cinemark (2017), Home Base
                                                                              (2008), Costco (2050), Wal-Mart
                                                                              (2000), Michael's (2004),
                                                                              Marshalls (2007), Circuit City
                                                                              (2011), Staples (2003), Costco
                                                                              (not owned)
 14    2001     20.00%          45,600   $  1,152,533    $25.27     100.0%

 15       1*    100.00%         74,132   $  1,089,414    $16.16      91.0%    Regal Cinemas (2014)

 16    2001     20.00%         340,566   $  4,032,375    $12.67      93.5%    Albertson's (2020), Borders Book
                                                                              & Music (2015), Bed, Bath &
                                                                              Beyond (2009), Ross Stores, Inc
                                                                              (2010)
 17    2001     20.00%          76,692   $  1,094,806    $14.28     100.0%    Walgreens (2033), Food 4 Less/
                                                                              FoodsCo (2013)
 18    1995     20.00%         440,228   $  6,578,075    $15.08      99.1%    Pacific Theatres (2013),
                                                                              Sportsmart (2008), Circuit City
                                                                              (2009), Marshalls (2009), Ross
                                                                              Dress For Less (2004), Michael's
                                                                              (2004), Kmart (2018), Mervyn's
                                                                              (not owned)
 19    2000     20.00%         258,003   $  3,331,161    $13.18      97.9%    Mikasa Storage (2003), Kmart
                                                                              (2006), Mikasa Inc. (2003), Nike
                                                                              (2004), Levi's/Dockers (2002),
                                                                              Levi's (2002), Calvin Klein
                                                                              (2008), Guess (2001)

 20       2*    100.00%         19,875   $    161,535    $ 8.69      93.5%    City Market (not owned), Wal-
                                                                              Mart (not owned)

                               DEVELOPERS DIVERSIFIED REALTY CORPORATION
                            SHOPPING CENTER PROPERTY LIST SEPTEMBER 30, 2001

                                                                        TYPE OF
                                                               ZIP      PROPERTY   OWNERSHIP     YEAR
         CENTER/PROPERTY                LOCATION               CODE       (1)      INTEREST    DEVELOPED
      ---------------------  ------------------------------  --------   --------   ---------   ---------
 21   Denver, CO             7777 E. Hampden                  80231        SC       Fee          1976
 22   Denver, CO (Broadway   Broadway Market Place            80223        SC       Fee(3)       1993
      Market)                505 South Broadway
 23   Denver, CO             Centennial Promenade             80223        SC       Fee          1997
      (Centennial)           9555 E. County Line Road
 24   Trinidad, CO           Trinidad Plaza                   81082        SC       Fee          1986
                             Hwy 239 @ 125 Frontage Road
      CONNECTICUT
 25   Plainville, CT         Connecticut Commons              06062        SC       Fee(3)       1999
                             I-84 & Rte 9
 26   Waterbury, CT          Kmart Plaza                      06705        SC       GL           1973
                             899 Wolcott Street
      FLORIDA
 27   Bayonet Point, FL      Point Plaza US 19 & SR 52        34667        SC       Fee          1985
 28   Brandon, FL            Kmart Shopping Center            33511        SC       GL           1972
                             1602 Brandon Bl
 29   Cape Coral, FL         Del Prado Mall                   33904        SC       Fee          1985
                             1420 Delprado Blvd.
 30   Crystal River, FL      Crystal River Plaza              33523        SC       Fee          1986
                             420 Sun Coast Hwy
 31   Daytona Beach, FL      Volusia                          32114        SC       Fee          1984
                             1808 W. International Speedway
 32   Fern Park, FL          Fern Park Shopping Center        32720        SC       Fee          1970
                             6735 US #17-92 South
 33   Jacksonville, FL       Jacksonville Regional            32218        SC       Fee          1988
                             3000 Dunn Avenue
 34   Marianna, FL           The Crossroads                   32446        SC       Fee          1990
                             2814-2822 Highway 71
 35   Melbourne, FL          Melbourne Shopping Center        32935        SC       Fee          1978
                             750-850 Apollo Boulevard

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION
                SHOPPING CENTER PROPERTY LIST SEPTEMBER 30, 2001
                             COMPANY                     AVERAGE
                   DDR        GROSS         TOTAL       BASE RENT
       YEAR     OWNERSHIP    LEASABLE     ANNUALIZED    (PER SF)    PERCENT
     ACQUIRED   INTEREST    AREA (SF)     BASE RENT        (2)      LEASED    ANCHOR TENANTS (LEASE EXPIRATION)
     --------   ---------   ----------   ------------   ---------   -------   ---------------------------------
 21    2001     100.00%        165,701   $  1,475,871    $12.92      68.9%    The Gap, Inc. (2003), Mann
                                                                              Theatres (2001)
 22    1995     20.00%         387,536   $  3,882,671    $10.06      99.6%    Albertson's (2019), OfficeMax
                                                                              (2010), Kmart (2019), Pep Boys
                                                                              (2014), Wal-Mart/Sam's (2018)
 23    1997     100.00%        418,637   $  5,303,211    $14.59      86.8%    Golfsmith Golf Center (2007),
                                                                              Soundtrack (2017), Ross Dress For
                                                                              Less (2008), OfficeMax (2013),
                                                                              Michael's (2007), Toys R Us
                                                                              (2011), Borders (2017), R.E.I.
                                                                              (not owned), American Furniture
                                                                              Superstore (not owned)
 24       2*    100.00%         63,836   $    130,157    $ 5.23      39.0%    Big "R" (not owned)
 25       1*    24.75%         465,453   $  4,408,308    $ 9.94      95.3%    Lowe's of Plainville (2019),
                                                                              Kohl's (2022), Kmart Corporation
                                                                              (2019), A.C. Moore (2014), Old
                                                                              Navy (2010), Levitz Furniture
                                                                              (2015), Linens 'n Things (2017),
                                                                              Loew's Theatre (not owned)
 26       2*    100.00%        124,310   $    417,500    $ 3.36     100.0%    Kmart (2003), Jo-Ann Stores
                                                                              (2010)
 27       2*    100.00%        203,580   $  1,096,683    $ 5.81      92.7%    T.J. Maxx (2010), Publix Super
                                                                              Markets (2005), Beall's (2002)
 28       2*    100.00%        161,900   $    537,257    $ 3.32     100.0%    Kmart (2002), Scotty's (not
                                                                              owned)
 29       2*    100.00%         74,202   $    561,300    $ 7.56     100.0%    OfficeMax (2012), T.J. Maxx
                                                                              (2007)
 30       2*    100.00%        147,005   $    593,145    $ 4.35      92.8%    Beall's (2001), Beall's Outlet
                                                                              (2006), Scotty's (2008)
 31    2001     100.00%         75,386   $    871,073    $11.93      96.8%    TJMF, Inc. (2004), Marshalls of
                                                                              MA, Inc. (2005)
 32       2*    100.00%         16,000   $     98,504    $ 7.70      80.0%
 33    1995     100.00%        219,073   $  1,532,821    $ 7.19      97.4%    J.C. Penney (2007), Winn Dixie
                                                                              Stores (2009)
 34       2*    100.00%         63,894   $    439,845    $ 7.48      92.1%    Beall's (2005), Wal-Mart (not
                                                                              owned)
 35       2*    100.00%        121,913   $    117,135    $ 5.01      19.2%

                               DEVELOPERS DIVERSIFIED REALTY CORPORATION
                            SHOPPING CENTER PROPERTY LIST SEPTEMBER 30, 2001

                                                                        TYPE OF
                                                               ZIP      PROPERTY   OWNERSHIP     YEAR
         CENTER/PROPERTY                LOCATION               CODE       (1)      INTEREST    DEVELOPED
      ---------------------  ------------------------------  --------   --------   ---------   ---------
 36   Naples, FL             Carillon Place                   33942        SC       Fee(3)       1994
                             5010 Airport Road North
 37   Ocala, FL              Kmart Plaza                      32671        SC       Fee          1974
                             3711 Silver Springs NE
 38   Orlando, FL            Westside Crossing                32808        SC       Fee          1989
      (Westside)             5028-5290 West Colonial Drive
 39   Ormond Beach, FL       Ormond Towne Square              32174        SC       Fee          1993
                             1458 West Granada Blvd
 40   Oviedo, FL             Oviedo Park Crossing             32765        SC       Fee          1999
                             Rte 417 & Red Bug Lake Road
 41   Palm Harbor, FL        The Shoppes Of Boot Ranch        34685        SC       Fee          1990
                             300 East Lakeroad
 42   Pensacola, FL          Palafox Square                   32534        SC       Fee          1998
                             8934 Pensacola Blvd
 43   Spring Hill, FL        Mariner Square                   34613        SC       Fee          1988
                             13050 Cortez Blvd.
 44   Tampa, FL (Dale)       North Pointe Plaza               33618        SC       Fee          1990
                             15001-15233 North Dale Mabry
 45   Tampa, FL (Waters)     Town N' Country                  33634        SC       Fee          1990
                             7021-7091 West Waters Avenue
 46   Tarpon Springs, FL     Tarpon Square                    34689        SC       Fee          1974
                             41232 U.S. 19, North
 47   West Pasco, FL         Pasco Square                     34653        SC       Fee          1986
                             7201 County Road 54
      GEORGIA
 48   Atlanta, GA (Duluth)   Pleasant Hill Plaza              30136        SC       Fee          1990
                             1630 Pleasant Hill Road
 49   Atlanta, GA            Perimeter Pointe                 30136        SC       Fee(3)       1995
      (Perimeter)            1155 Mt. Vernon Highway
 50   Marietta, GA           Town Center Prado                30066        SC       Fee(3)       1995
                             2609 Bells Ferry Road

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION
                SHOPPING CENTER PROPERTY LIST SEPTEMBER 30, 2001
                             COMPANY                     AVERAGE
                   DDR        GROSS         TOTAL       BASE RENT
       YEAR     OWNERSHIP    LEASABLE     ANNUALIZED    (PER SF)    PERCENT
     ACQUIRED   INTEREST    AREA (SF)     BASE RENT        (2)      LEASED    ANCHOR TENANTS (LEASE EXPIRATION)
     --------   ---------   ----------   ------------   ---------   -------   ---------------------------------
 36    1995     20.00%         267,838   $  3,014,675    $11.26     100.0%    Winn Dixie (2014), T.J. Maxx
                                                                              (2009), Service Merchandise
                                                                              (2015), Ross Dress For Less
                                                                              (2005), Circuit City (2015),
                                                                              OfficeMax (2010)
 37       2*    100.00%         19,280   $     53,700    $ 3.93      71.0%    Kmart (not owned)

 38       2*    100.00%        177,037   $    822,333    $ 8.22      56.5%    Wal-Mart (not owned)

 39    1994     100.00%        234,045   $  1,885,989    $ 8.13      99.1%    Kmart (2018), Beall's (2004),
                                                                              Publix Super Markets (2013)
 40       1*    100.00%        186,212   $  1,800,826    $ 9.78      98.9%    OfficeMax (2014), Ross Dress For
                                                                              Less (2010), Michael's (2009),
                                                                              T.J. Maxx (2010), Linens 'N
                                                                              Things (2011), Lowe's (not owned)
 41    1995     100.00%         52,395   $    818,416    $16.05      97.3%    Albertson's (not owned), Target
                                                                              (not owned)
 42       1*    100.00%         17,150   $    212,615    $12.40     100.0%

 43       2*    100.00%        192,073   $  1,320,138    $ 7.25      94.8%    Beall's (2006), Publix Super
                                                                              Markets (2008), Wal-Mart (not
                                                                              owned)
 44       2*    100.00%        104,473   $  1,153,866    $11.41      96.8%    Publix Super Markets (2010),
                                                                              Wal-Mart (not owned)
 45       2*    100.00%        134,366   $  1,039,449    $ 8.33      92.8%    Beall's (2005), Kash 'N
                                                                              Karry-2 Store (2010),
                                                                              Wal-Mart (not owned)
 46       2*    100.00%        198,797   $  1,218,241    $ 6.17      99.4%    Kmart (2009), Big Lots (2007),
                                                                              Staples Superstore (2013)
 47       2*    100.00%        135,421   $  1,025,757    $ 7.87      96.3%    Beall's (2002), Publix Super
                                                                              Markets (2006), Beall's (not
                                                                              owned)

 48    1994     100.00%         99,025   $  1,342,230    $13.55     100.0%    Office Depot (2005), Salon Etc.
                                                                              (2002), Wal-Mart (not owned)
 49    1995     20.00%         343,115   $  3,572,415    $15.47      67.3%    Stein Mart (2010), Babies R Us,
                                                                              (2007), Office Depot (2012), St.
                                                                              Joseph's Hospital/Atlanta (2006),
                                                                              United Artists Theatre (2015)
 50    1995     20.00%         318,038   $  2,858,039    $11.91      75.5%    Stein Mart (2007), Publix (2015),
                                                                              Crunch Fitness International
                                                                              (2011)

                               DEVELOPERS DIVERSIFIED REALTY CORPORATION
                            SHOPPING CENTER PROPERTY LIST SEPTEMBER 30, 2001

                                                                        TYPE OF
                                                               ZIP      PROPERTY   OWNERSHIP     YEAR
         CENTER/PROPERTY                LOCATION               CODE       (1)      INTEREST    DEVELOPED
      ---------------------  ------------------------------  --------   --------   ---------   ---------
      IDAHO
 51   Idaho Falls, ID        Country Club Mall                83401        SC       Fee          1976
                             1515 Northgate Mile
 52   Meridian, ID           Family Center at Meridian        83642        SC       Fee          1999
                             Eagle and Fairview Road
      ILLINOIS
 53   Deer Park, IL          Deer Park, IL                    60074        SC       Fee(3)       2000
                             20503 North Rand Road
 54   Harrisburg, IL         Arrowhead Point                  62946        SC       Fee          1991
                             701 North Commercial
 55   Mount Vernon, IL       Times Square Mall                62864        MM       Fee          1974
                             42nd and Broadway
 56   Schaumburg, IL         Woodfield Village Green          60173        SC       Fee(3)       1993
                             1430 East Golf Road
      INDIANA
 57   Bedford, IN            Town Fair Center                 47421        SC       Fee          1993
                             1320 James Avenue
 58   Connersville, IN       Whitewater Trade Center          47331        SC       Fee          1991
                             2100 Park Road
 59   Highland, IN           Highland Grove Shopping Center   46322        SC       Fee          1995
                             Highway 41 & Main Street
      IOWA
 60   Cedar Rapids, IA       Northland Square 303 -367        52404        SC       Fee          1984
                             Collins Road, NE
 61   Ottumwa, IA            Quincy Place Mall                52501        MM       Fee          1990
                             1110 Quincy Avenue

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION
                SHOPPING CENTER PROPERTY LIST SEPTEMBER 30, 2001
                             COMPANY                     AVERAGE
                   DDR        GROSS         TOTAL       BASE RENT
       YEAR     OWNERSHIP    LEASABLE     ANNUALIZED    (PER SF)    PERCENT
     ACQUIRED   INTEREST    AREA (SF)     BASE RENT        (2)      LEASED    ANCHOR TENANTS (LEASE EXPIRATION)
     --------   ---------   ----------   ------------   ---------   -------   ---------------------------------

 51    1998     100.00%        148,593   $    779,595    $ 5.77      90.9%    OfficeMax (2011), Gottschalks
                                                                              Dept. Stores (2006), Fred Meyer
                                                                              (not owned)
 52       1*    100.00%        282,010   $  2,718,444    $10.00      96.3%    Ross Dress For Less (2012),
                                                                              Sportsman's Warehouse (2015), Bed
                                                                              Bath & Beyond (2011), Old Navy
                                                                              (2005), Shopko Stores, Inc.
                                                                              (2020), Office Depot (2010)

 53       1*    24.75%         225,707   $  6,199,941    $27.47     100.0%    Noodles & Company (2011), Gap
                                                                              (2010)
 54    1994     100.00%        168,424   $    875,912    $ 5.45      95.4%    Wal-Mart Stores (2011), Mad-
                                                                              Pricer Store/Roundy's (2011)
 55       2*    100.00%        268,263   $    937,137    $ 3.77      92.7%    Sears (2013), Country Fair Market
                                                                              Fresh (2004), J.C. Penney (2002)
 56    1995     20.00%         501,092   $  7,315,992    $14.75      99.0%    Home Depot (not owned) (2019),
                                                                              Circuit City (2009), Off 5th
                                                                              (2006), Service Merchandise
                                                                              (2014), OfficeMax (2010),
                                                                              Container Store (2011), Nordstrom
                                                                              Rack (2009), Borders Books
                                                                              (2009), Sports Authority Store
                                                                              (2013), Marshalls (2009), Costco
                                                                              (not owned), Prairie Rock (not
                                                                              owned)

 57       2*    100.00%        223,431   $  1,338,648    $ 5.99     100.0%    Buehler's Buy Low (2010), Kmart
                                                                              (2008), Goody's (2003), J.C.
                                                                              Penney (2008)
 58       2*    100.00%        141,791   $    819,343    $ 5.78     100.0%    Cox New Market-4 (2011), Wal-Mart
                                                                              Stores (2011)
 59    1996     100.00%        295,516   $  3,022,921    $10.88      94.0%    Marshall's (2011), Kohl's (2016),
                                                                              Circuit City (2016), OfficeMax
                                                                              (2012), Borders (not owned),
                                                                              Target (not owned), Jewel (not
                                                                              owned)

 60    1998     100.00%        187,068   $  1,760,537    $ 9.41     100.0%    TJ Maxx (2004), OfficeMax (2010),
                                                                              Barnes & Noble (2010), Kohl's
                                                                              (2021)
 61       2*    100.00%        194,703   $  1,365,964    $ 7.48      93.8%    Herberger's (2005), J.C. Penney
                                                                              (2005), OfficeMax (2015), Wal-
                                                                              Mart (not owned), Target (not
                                                                              owned)

                               DEVELOPERS DIVERSIFIED REALTY CORPORATION
                            SHOPPING CENTER PROPERTY LIST SEPTEMBER 30, 2001

                                                                        TYPE OF
                                                               ZIP      PROPERTY   OWNERSHIP     YEAR
         CENTER/PROPERTY                LOCATION               CODE       (1)      INTEREST    DEVELOPED
      ---------------------  ------------------------------  --------   --------   ---------   ---------
      KANSAS
 62   Leawood, KS            Town Center Plaza                66209        SC       Fee(3)       1990
                             5100 W 119th Street
 63   Merriam, KS            Merriam Town Center              66202        SC       Fee(3)       1998
                             5700 Antioch Road
 64   Olathe, KS             Devonshire Village               66062        SC       Fee(3)       1987
                             127th Street & Mur-Len Road
 65   Overland Park, KS      Cherokee North Shopping Center   66212        SC       Fee(3)       1987
                             8800-8934 W 95th Street
 66   Shawnee, KS            Ten Quivera Shopping Center      66216        SC       Fee(3)       1992
                             63rd Street & Quivira Road
 67   Shawnee, KS            Ten Quivera Parcel               66216        SC       Fee(3)       1972
                             63rd St. & Quivira Road
      KENTUCKY
 68   Hazard, KY             Grand Vue Plaza                  41701        SC       Fee          1978
                             Kentucky Highway 80
      MAINE
 69   Brunswick, ME          Cook's Corners                   42071        SC       GL           1965
                             172 Bath Road
      MARYLAND
 70   Hagerstown, MD         The Centre at Hagerstown         21740        SC       Fee(3)       2000
                             I-81 and Route 40
 71   Salisbury, MD          The Commons                      21801        SC       Fee          1999
                             E. North Point Drive
 72   Salisbury, MD          The Commons(Phase III) North     21801        SC       Fee(3)       2000
                             Pointe Drive

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION
                SHOPPING CENTER PROPERTY LIST SEPTEMBER 30, 2001
                             COMPANY                     AVERAGE
                   DDR        GROSS         TOTAL       BASE RENT
       YEAR     OWNERSHIP    LEASABLE     ANNUALIZED    (PER SF)    PERCENT
     ACQUIRED   INTEREST    AREA (SF)     BASE RENT        (2)      LEASED    ANCHOR TENANTS (LEASE EXPIRATION)
     --------   ---------   ----------   ------------   ---------   -------   ---------------------------------
 62    1998     50.00%         388,962   $  7,237,310    $19.98      93.1%    Barnes & Noble (2011), Jacobson
                                                                              (2021)
 63       1*    50.00%         344,009   $  3,907,307    $11.36     100.0%    Cinemark/Tinseltown 20 (2018),
                                                                              Hen House (2018), Marshalls
                                                                              (2008), Petsmart (2019),
                                                                              OfficeMax (2013), Dick's Sporting
                                                                              Goods (2016), Home Depot (not
                                                                              owned)
 64    1998     23.75%          48,900   $    352,251    $ 7.91      91.1%
 65    1998     23.75%          52,096   $    370,281    $ 9.23      77.0%    Aldi, Inc (2003)
 66    1998     23.75%         151,570   $    883,821    $ 6.57      88.7%    Price Chopper Foods (2000)
 67    1998     23.75%          12,000   $    183,790    $15.32     100.0%
 68       2*    100.00%        111,492   $    376,447    $ 4.11      82.1%    Kmart (2003)
 69    1997     100.00%        314,620   $  2,319,902    $ 7.67      96.1%    Hoyts Cinemas Brunswick (2010),
                                                                              Brunswick Bookland (2004), TJ
                                                                              Maxx (2004), Sears (2012)
 70       1*    24.75%         285,655   $  3,429,151    $12.13      99.0%    Borders Books & Music (2020),
                                                                              Marshalls (2010), A.C. Moore
                                                                              (2015), OfficeMax (2015), Bed
                                                                              Bath and Beyond (2011), Circuit
                                                                              City (2021), Dicks Sporting Goods
                                                                              (2015)
 71       1*    100.00%         91,715   $  1,119,722    $12.21     100.0%    OfficeMax (2013), Michael's
                                                                              (2009), Target (not owned), Home
                                                                              Depot (not owned)
 72       1*    50.00%          27,500   $    346,500    $12.60     100.0%

                               DEVELOPERS DIVERSIFIED REALTY CORPORATION
                            SHOPPING CENTER PROPERTY LIST SEPTEMBER 30, 2001

                                                                        TYPE OF
                                                               ZIP      PROPERTY   OWNERSHIP     YEAR
         CENTER/PROPERTY                LOCATION               CODE       (1)      INTEREST    DEVELOPED
      ---------------------  ------------------------------  --------   --------   ---------   ---------
      MASSACHUSETTS
 73   Framingham, MA         Shopper's World                  01701        SC       Fee(3)       1994
                             1 Worcester Road
      MICHIGAN
 74   Bad Axe, MI            Huron Crest Plaza                48413        SC       Fee          1991
                             850 North Van Dyke Road
 75   Cheboygan, MI          Kmart Shopping Plaza             49721        SC       Fee          1988
                             1109 East State
 76   Detroit, MI            Belair Center                    48234        SC       GL           1989
                             8400 E. Eight Mile Road
 77   Gaylord, MI            Pine Ridge Square                49735        SC       Fee          1991
                             1401 West Main Street
 78   Houghton, MI           Copper Country Mall              49931        MM       Fee          1981
                             Highway M26
 79   Howell, MI             Grand River Plaza                48843        SC       Fee          1991
                             3599 East Grand River
 80   Mt. Pleasant, MI       Indian Hills Plaza               48858        SC       Fee          1990
                             4208 E. Blue Grass Road
 81   Sault St. Marie, MI    Cascade Crossings                49783        SC       Fee          1993
                             4516 I-75 Business Spur
 82   Walker, MI             Green Ridge Square               49504        SC       Fee          1989
                             3390-B Alpine Ave NW
      MINNESOTA
 83   Bemidji, MN            Paul Bunyan Mall                 56601        MM       Fee          1977
                             1201 Paul Bunyan Drive
 84   Brainerd, MN           Westgate Mall                    56401        MM       Fee          1985
                             1200 Highway 210 West

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION
                SHOPPING CENTER PROPERTY LIST SEPTEMBER 30, 2001
                             COMPANY                     AVERAGE
                   DDR        GROSS         TOTAL       BASE RENT
       YEAR     OWNERSHIP    LEASABLE     ANNUALIZED    (PER SF)    PERCENT
     ACQUIRED   INTEREST    AREA (SF)     BASE RENT        (2)      LEASED    ANCHOR TENANTS (LEASE EXPIRATION)
     --------   ---------   ----------   ------------   ---------   -------   ---------------------------------

 73    1995     20.00%         768,555   $ 12,380,354    $16.11     100.0%    DSW Shoe Warehouse (2007), A.C.
                                                                              Moore (2007), Marshalls (2011),
                                                                              Bobs (2011), Linens 'N Things
                                                                              (2011), Sports Authority (2015),
                                                                              OfficeMax (2011), Best Buy
                                                                              (2014), Barnes & Noble (2011),
                                                                              Bradlee's (2005), General Cinema
                                                                              (2014), Toys R Us (2020), Jordon
                                                                              Marsh/Federated (2020), TJ Maxx
                                                                              (2010), Sears Homelife (2004)

 74       2*    100.00%         63,415   $    468,270    $ 8.16      90.5%    Great A & P Tea (2012), Wal- Mart
                                                                              (not owned)
 75       2*    100.00%         95,094   $    417,568    $ 4.39     100.0%    Carter's Food Center (2004),
                                                                              Kmart (2005), Kmart (not owned)
 76    1998     100.00%        343,502   $  2,378,299    $ 8.62      80.3%    Builders Square (2014), Phoenix
                                                                              Theaters (2011), Kids "R" Us,
                                                                              Inc. (2013), Toys "R" Us, Inc.
                                                                              (2021), Target (not owned)
 77       2*    100.00%        190,482   $  1,026,768    $ 5.39     100.0%    Wal-Mart Stores (2010), Buy
                                                                              Low/Roundy's (2011)
 78       2*    100.00%        257,863   $  1,181,493    $ 4.94      92.8%    Kmart (2005), J.C. Penney (2005),
                                                                              OfficeMax (2014)
 79       2*    100.00%        215,047   $  1,277,646    $ 5.94     100.0%    Wal-Mart Stores (2011), Kroger
                                                                              (2012)
 80       2*    100.00%        248,963   $  1,416,096    $ 6.13      92.8%    Wal-Mart Stores (2009), Big Lots
                                                                              (2003), Kroger (2011)
 81    1994     100.00%        270,761   $  1,786,526    $ 6.60     100.0%    Wal-Mart Stores (2012), J.C.
                                                                              Penney (2008), OfficeMax(2013),
                                                                              Glen's Market (2013)
 82    1995     100.00%        133,981   $  1,469,651    $10.97     100.0%    T.J. Maxx (2005), Office Depot
                                                                              (2005), Toys R Us (not owned),
                                                                              Media Play (not owned), Target
                                                                              (not owned), Circuit City (not
                                                                              owned)

 83       2*    100.00%        297,586   $  1,416,452    $ 5.10      93.3%    Kmart (2002), Herberger's (2005),
                                                                              J.C. Penney (2003)
 84       2*    100.00%        260,199   $  1,852,327    $ 7.15      99.6%    Kmart (2004), Herberger's (2013),
                                                                              Movies 10/Westgate Mall (2011)

                               DEVELOPERS DIVERSIFIED REALTY CORPORATION
                            SHOPPING CENTER PROPERTY LIST SEPTEMBER 30, 2001

                                                                        TYPE OF
                                                               ZIP      PROPERTY   OWNERSHIP     YEAR
         CENTER/PROPERTY                LOCATION               CODE       (1)      INTEREST    DEVELOPED
      ---------------------  ------------------------------  --------   --------   ---------   ---------
 85   Coon Rapids, MN        Riverdale Village                55433        SC       Fee(3)       1999
                             12921 Riverdale Drive
 86   Eagan, MN              Eagan Promenade                  55122        SC       Fee(3)       1997
                             1299 Promenade Place
 87   Hutchinson, MN         Hutchinson Mall                  55350        MM       Fee          1981
                             1060 SR 15
 88   Minneapolis, MN        Maple Grove Crossing             55369        SC       Fee(3)       1995
      (Maple Grove)          Weaver Lake Road & I-94
 89   St. Paul, MN           Midway Marketplace               55104        SC       Fee          1995
                             1450 University Avenue West
 90   Worthington, MN        Northland Mall                   56187        MM       Fee          1977
                             1635 Oxford Street
      MISSISSIPPI
 91   Starkville, MS         Starkville Crossing              39759        SC       Fee          1990
                             882 Highway 12 West
 92   Tupelo, MS             Big Oaks Crossing                38801        SC       Fee          1992
                             3850 N Gloster St
      MISSOURI
 93   Fenton, MO             Fenton Plaza                     63206        SC       Fee          1970
                             Gravois & Highway 141
 94   Independence, MO       Independence Commons             64057        SC       Fee(3)       1995
                             900 East 39th Street
 95   Kansas City, MO        Brywood Center                   64133        SC       Fee(3)       1972
                             8600 E. 63rd Street
 96   Kansas City, MO        Shops of Willow Creek            64114        SC       Fee(3)       1973
                             101st Terrace & Wornall Road
 97   Springfield, MO        Morris Corners                   65804        SC       GL           1989
                             1425 East Battlefield
 98   St. Louis, MO          Plaza at Sunset Hill             63128        SC       Fee          1997
      (Sunset)               10980 Sunset Plaza

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION
                SHOPPING CENTER PROPERTY LIST SEPTEMBER 30, 2001
                             COMPANY                     AVERAGE
                   DDR        GROSS         TOTAL       BASE RENT
       YEAR     OWNERSHIP    LEASABLE     ANNUALIZED    (PER SF)    PERCENT
     ACQUIRED   INTEREST    AREA (SF)     BASE RENT        (2)      LEASED    ANCHOR TENANTS (LEASE EXPIRATION)
     --------   ---------   ----------   ------------   ---------   -------   ---------------------------------
 85       1*    25.00%         174,022   $    875,780    $ 5.03     100.0%    Kohl's (2020), Jo-Ann Stores
                                                                              (2010), Linens 'N Things (2016),
                                                                              Costco (not owned), Sears (not
                                                                              owned)
 86    1997     50.00%         278,510   $  2,685,923    $12.02      80.2%    TJ Maxx (2007), Byerly's (2016),
                                                                              Barnes & Noble (2012), OfficeMax
                                                                              (2013), Ethan Allen (not owned)
 87       2*    100.00%        121,001   $    781,349    $ 7.07      91.4%    J.C. Penney (2006), Kmart (not
                                                                              owned)
 88    1996     50.00%         250,436   $  2,087,371    $10.57      78.8%    Kohl's (2016), Barnes & Noble
                                                                              (2011), Gander Mountain (2011),
                                                                              Cub Foods (not owned)
 89    1997     100.00%        324,354   $  2,575,430    $ 7.94     100.0%    Kmart (2022), Cub Foods (2015),
                                                                              Petsmart (2011), Mervyn's (2016),
                                                                              Herberger's (not owned)
 90       2*    100.00%        185,658   $    903,770    $ 6.80      71.6%    J.C. Penney (2007), Hy Vee Food
                                                                              Stores (2011)

 91    1994     100.00%        234,652   $  1,226,461    $ 5.34      97.8%    Wal-Mart Stores (2015), J.C.
                                                                              Penney (2010), Kroger (2012)
 92    1994     100.00%        348,236   $  1,940,481    $ 5.57     100.0%    Sam's Wholesale Club (2012),
                                                                              Goody's (2002), Wal-Mart Stores
                                                                              (2012)

 93       2*    100.00%         93,548   $    798,632    $ 9.73      87.7%

 94    1995     20.00%         382,830   $  4,331,794    $11.35      99.7%    Kohl's Department (2016), Bed,
                                                                              Bath & Beyond (2012), Marshalls
                                                                              (2012), Rhodes Furniture, Inc.
                                                                              (2016), Barnes & Noble (2011),
                                                                              AMC Theatre (2015)
 95    1998     23.75%         208,234   $    962,772    $ 5.12      90.3%    Big Lots (2004)

 96    1998     23.75%          15,205   $    247,988    $16.31     100.0%

 97    1998     100.00%         56,033   $    289,062    $ 6.28      82.1%    Toys R Us (2013)

 98    1998     100.00%        420,867   $  3,976,674    $10.87      86.9%    Marshalls of Sunset Hills (2012),
                                                                              Home Depot (2023), Petsmart
                                                                              (2012), Borders (2011), Toys R Us
                                                                              (2013), Comp USA Computer Super
                                                                              (2013)

                               DEVELOPERS DIVERSIFIED REALTY CORPORATION
                            SHOPPING CENTER PROPERTY LIST SEPTEMBER 30, 2001

                                                                        TYPE OF
                                                               ZIP      PROPERTY   OWNERSHIP     YEAR
         CENTER/PROPERTY                LOCATION               CODE       (1)      INTEREST    DEVELOPED
      ---------------------  ------------------------------  --------   --------   ---------   ---------
 99   St. Louis, MO          Clocktower Place                 63033        SC       Fee(3)       1998
      (Clocktower)           11298 W. Florissant Ave.
100   St. Louis, MO          Keller Plaza                     63129        SC       Fee          1987
      Keller Plaza           4500 Lemay Ferry Road
101   St. Louis, MO          American Plaza                   63139        SC       Fee          1998
      American Plaza         3144 South Kingshighway
102   St. Louis, MO          Promenade At Brentwood           63144        SC       Fee          1998
      Brentwood Promenade    1 Brentwood Promenade Court
103   St. Louis, MO          Gravois Village                  63049        SC       Fee          1983
      Gravois Village        4523 Gravois Village Plaza
104   St. Louis, MO          Home Quarters                    63123        SC       Fee          1992
      Home Quarters          6303 S. Linbergh Blvd
105   St. Louis, MO          Olympic Oaks Village             63121        SC       Fee          1985
      Olympic Oaks Vil.      12109 Manchester Road
      NEVADA
106   Las Vegas, NV          Family Center @ Las Vegas        89102        SC       Fee          1973
      (Decatur)              14833 West Charleston Blvd.
107   Reno, NV               East 1st Street And Sierra       89505        SC       Fee          2000
      NEW HAMPSHIRE
108   Salem, NH              Salem, NH Shopping Center        03079        SC       Fee(3)       1999
                             14 Kelly Road
      NEW JERSEY
109   Eatontown, NJ          90 Highway 36                    07724        SC       Fee(3)       1981
110   Princeton, NJ          Nassau Park Shopping Center      42071        SC       Fee          1995
                             Route 1 & Quaker Bridge Road
111   Princeton, NJ          Nassau Park Pavilion             42071        SC       Fee          1999
      (Pavilion)             Route 1 and Quaker Bridge Road
      NEW MEXICO
112   Los Alamos, NM         Mari Mac Village                 87533        SC       Fee          1978
                             800 Trinity Drive

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION
                SHOPPING CENTER PROPERTY LIST SEPTEMBER 30, 2001
                             COMPANY                     AVERAGE
                   DDR        GROSS         TOTAL       BASE RENT
       YEAR     OWNERSHIP    LEASABLE     ANNUALIZED    (PER SF)    PERCENT
     ACQUIRED   INTEREST    AREA (SF)     BASE RENT        (2)      LEASED    ANCHOR TENANTS (LEASE EXPIRATION)
     --------   ---------   ----------   ------------   ---------   -------   ---------------------------------
 99    1998     50.00%         211,045   $  2,119,858    $10.12      99.2%    TJ Maxx (2002), Office Depot
                                                                              (2008), Dierberg's Marketplace,
                                                                              Inc. (2007)
100    1998     100.00%         52,842   $    169,023    $ 7.40      43.2%    Sam's (not owned)

101    1998     100.00%              0   $     46,000    $ 0.00       0.0%

102    1998     100.00%        299,584   $  3,914,797    $13.07     100.0%    Target (2023), Bed Bath & Beyond
                                                                              (2004), Petsmart (2014), Sports
                                                                              Authority (2013)
103    1998     100.00%        110,992   $    626,250    $ 5.75      98.1%    Kmart (2008)

104    1998     100.00%        118,611   $          0    $ 0.00       0.0%

105    1998     100.00%         92,372   $  1,095,632    $12.04      98.5%    TJ Maxx (2006)

106    1998     100.00%         49,555   $    548,032    $11.06     100.0%    Albertson's (not owned)

107    2000     100.00%         52,589   $     22,284    $ 0.43      98.9%    Century Theatre, Inc. (2014)

108       1*    24.75%         170,270   $  2,741,370    $16.10     100.0%    Comp USA (2014), Linens 'N Things
                                                                              (2015), MVP Sports (2019),
                                                                              Michael's (2009), Best Buy (2020)

109    1999     83.75%          68,196   $  1,332,111    $19.53     100.0%    Bed Bath & Beyond (2015), Circuit
                                                                              City Super (2020)
110    1997     100.00%        211,784   $  3,365,262    $17.79      89.3%    Borders (2011), Best Buy (2012),
                                                                              Linens 'N Things (2011), Petsmart
                                                                              (2011), Sam's (not owned),
                                                                              Wal-Mart (not owned), Home Depot
                                                                              (not owned), Target (not owned)
111       1*    100.00%        187,897   $  2,643,223    $14.56      96.6%    Dick's Sporting Goods (2015),
                                                                              Michael's (2009), Kohl's
                                                                              Department Store (2019), Wegman's
                                                                              Market (not owned)

112       2*    100.00%         97,970   $    528,517    $ 6.05      89.1%    Furr's Supermarkets (2002),
                                                                              Furr's Pharmacy (2003)

                               DEVELOPERS DIVERSIFIED REALTY CORPORATION
                            SHOPPING CENTER PROPERTY LIST SEPTEMBER 30, 2001

                                                                        TYPE OF
                                                               ZIP      PROPERTY   OWNERSHIP     YEAR
         CENTER/PROPERTY                LOCATION               CODE       (1)      INTEREST    DEVELOPED
      ---------------------  ------------------------------  --------   --------   ---------   ---------
      NORTH CAROLINA
113   Durham, NC             Oxford Commons                   27702        SC       Fee          1990
                             3500 Oxford Road
114   Durham, NC (New Hope   New Hope Commons                 27707        SC       Fee(3)       1995
      Commons)               5428-B New Hope Commons
115   Jacksonville, NC       Western Plaza                    28540        SC       Fee          1989
                             US Hwy 17 & Western Avenue
116   New Bern, NC           Rivertowne Square                28561        SC       Fee          1989
                             3003 Claredon Blvd
117   Washington, NC         Pamlico Plaza                    27889        SC       Fee          1990
                             536 Pamlico Plaza
118   Waynesville, NC        Lakeside Plaza                   28721        SC       Fee          1990
                             201 Paragon Parkway
119   Wilmington, NC         University Centre                28403        SC       Fee          1989
                             S. College Rd. & New Centre
                             Dr.
      NORTH DAKOTA
120   Dickinson, ND          Prairie Hills Mall               58601        MM       Fee          1978
                             1681 Third Avenue
121   Grand Forks, ND        2500 S Columbia Road             58201        SC       Fee(3)       1978
      OHIO
122   Ashland, OH            Kmart Plaza                      44805        SC       Fee          1977
                             US Route 42
123   Aurora, OH             Barrington Town Square           44202        SC       Fee          1996
                             70-130 Barrington Town Square
124   Bellefontaine, OH      South Main Street Plaza          43311        SC       Fee          1995
                             2250 South Main Street
125   Boardman, OH           Southland Crossing               44514        SC       Fee          1997
                             I-680 & US Route 224
126   Canton, OH             Belden Parke Crossings           44720        SC       Fee(3)       1995
                             Dressler Rd

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION
                SHOPPING CENTER PROPERTY LIST SEPTEMBER 30, 2001
                             COMPANY                     AVERAGE
                   DDR        GROSS         TOTAL       BASE RENT
       YEAR     OWNERSHIP    LEASABLE     ANNUALIZED    (PER SF)    PERCENT
     ACQUIRED   INTEREST    AREA (SF)     BASE RENT        (2)      LEASED    ANCHOR TENANTS (LEASE EXPIRATION)
     --------   ---------   ----------   ------------   ---------   -------   ---------------------------------

113       2*    100.00%        205,699   $  1,423,324    $ 6.97      99.2%    Food Lion (2010), Lowe's Home
                                                                              Centers, (2011), Wal-Mart (not
                                                                              owned)
114    1995     20.00%         408,292   $  4,724,954    $11.64      99.4%    Wal-Mart (2015), Marshalls Store
                                                                              (2011), Linens 'n Things (2011),
                                                                              Best Buy (2011), OfficeMax
                                                                              (2010), Barnes & Noble Store
                                                                              (2011), Dick's (not owned)
115       2*    100.00%         62,996   $    592,424    $ 9.40     100.0%    OfficeMax (2014), Wal-Mart (not
                                                                              owned)
116       2*    100.00%         68,130   $    556,902    $ 8.17     100.0%    Goody's (2007), Wal-Mart (not
                                                                              owned)
117       2*    100.00%         93,527   $    455,182    $ 5.02      97.0%    Wal-Mart Stores (2009), Wal- Mart
                                                                              (not owned)
118       2*    100.00%        181,894   $  1,130,012    $ 6.21     100.0%    Wal-Mart Store (2011), Food Lion
                                                                              (2011)
119       2*    100.00%        321,385   $  2,418,995    $ 7.83      96.2%    Barnes & Noble (2007), Lowe's
                                                                              Home Center (2014), Goody's
                                                                              (2005), Hamrick's (2002), Sam's
                                                                              (not owned)

120       2*    100.00%        267,506   $  1,172,273    $ 4.55      96.4%    Kmart (2003), Herberger's (2005),
                                                                              J.C. Penney (2003)
121    1999     83.75%          31,812   $    159,060    $ 5.00     100.0%    Office Depot (2010)

122       2*    100.00%        110,656   $    238,773    $ 2.16     100.0%    Kmart (2002), Quality Stores
                                                                              (2005)
123       1*    100.00%         65,373   $    705,613    $12.90      83.7%    Heinen's (not owned)

124    1998     100.00%         52,399   $    432,292    $ 8.25     100.0%    Goody's Store (2010), Staples
                                                                              (2010)
125       1*    100.00%        506,254   $  4,105,708    $ 8.18      99.1%    Lowe's Companies (2016), Babies
                                                                              "R" Us (2009), Staples Store
                                                                              (2012), Dicks Clothing & Sporting
                                                                              (2012), Wal-Mart Stores (2017),
                                                                              Petsmart (2013), Giant Eagle, Inc
                                                                              (2018)
126       1*    50.00%         230,065   $  2,462,536    $11.17      95.8%    Dick's Clothing & Sporting
                                                                              (2010), DSW Shoe Warehouse
                                                                              (2011), Kohl's Department Store
                                                                              (2016), Target (not owned)

                               DEVELOPERS DIVERSIFIED REALTY CORPORATION
                            SHOPPING CENTER PROPERTY LIST SEPTEMBER 30, 2001

                                                                        TYPE OF
                                                               ZIP      PROPERTY   OWNERSHIP     YEAR
         CENTER/PROPERTY                LOCATION               CODE       (1)      INTEREST    DEVELOPED
      ---------------------  ------------------------------  --------   --------   ---------   ---------
127   Canton, OH             Belden Park Crossings (II)       44720        SC       Fee          1997
      (Phase II)             Dressler Road
128   Chillicothe, OH        Lowe's Shopping Center           45601        SC       GL           1974
                             867 N Bridge Street
129   Cincinnati, OH         Glenway Crossing                 45238        SC       Fee          1990
                             5100 Glencrossing Way
130   Cleveland, OH          Kmart Plaza -- West 65th         44102        SC       Fee          1977
      (West 65th)            3250 West 65th Street
131   Columbus, OH (Dublin   Dublin Village Center            43017        SC       Fee(3)       1987
      Village)               6561-6815 Dublin Center Drive
132   Columbus, OH (Easton   Easton Market                    43230        SC       Fee          1998
      Market)                3740 Easton Market
133   Columbus, OH (Lennox   Lennox Town Center               43212        SC       Fee(3)       1997
      Town)                  1647 Olentangy River Road
134   Columbus, OH           Sun Center                       43017        SC       Fee(3)       1995
      (Sun Center)           3622-3860 Dublin Granville Rd
135   Dayton, OH             Washington Park                  45458        SC       Fee(3)       1990
                             615-799 Lyons Road
136   Dublin, OH             Perimeter Center                 43017        SC       Fee          1996
      (Perimeter Center)     6644-6804 Perimeter Loop Road
137   Eastlake, OH           Kmart Plaza                      44094        SC       Fee          1971
                             33752 Vine Street
138   Elyria, OH             Hills Shopping Center            44035        SC       Fee          1977
                             825 Cleveland
139   Gahanna, OH            Rogers Market Retail Center      43230        SC       Fee          1995
      (New Albany-Hoggi's)   1370-1399 E. Johnstown Road
140   Grove City, OH         Derby Square Shopping Center     43123        SC       Fee          1992
      (Derby Square)         2161-2263 Stringtown Road
141   Hamilton, OH           Roundy's                         43450        SC       Fee          1986
      (Roundy's)             1371 Main Street
142   Hillsboro, OH          Hillsboro Shopping Center        45133        SC       Fee          1979
                             1100 North High Street

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION
                SHOPPING CENTER PROPERTY LIST SEPTEMBER 30, 2001
                             COMPANY                     AVERAGE
                   DDR        GROSS         TOTAL       BASE RENT
       YEAR     OWNERSHIP    LEASABLE     ANNUALIZED    (PER SF)    PERCENT
     ACQUIRED   INTEREST    AREA (SF)     BASE RENT        (2)      LEASED    ANCHOR TENANTS (LEASE EXPIRATION)
     --------   ---------   ----------   ------------   ---------   -------   ---------------------------------
127       1*    100.00%        231,424   $  1,090,798    $ 6.52      72.3%    Value City Furniture (2011), Jo-
                                                                              Ann Stores (2008), Petsmart
                                                                              (2013)
128       2*    100.00%        236,009   $  1,813,190    $ 7.68     100.0%    Lowe's Home Centers (2015),
                                                                              Kroger (2016), OfficeMax (2012)
129       2*    100.00%        235,616   $  2,142,156    $ 9.28      98.0%    Winn Dixie Stores (2010), Service
                                                                              Merchandise (2006)
130       2*    100.00%         49,420   $    274,185    $ 5.55     100.0%    Great A & P Tea (2002), Kmart
                                                                              (not owned)
131    1998     80.01%         326,912   $  2,788,169    $10.32      82.7%    AMC Theatre (2007), DSW Shoe
                                                                              Warehouse (2006), Phar-Mor
                                                                              (2018), Michael's (2004), B.J.'s
                                                                              Wholesale Club (not owned)
132    1998     100.00%        509,611   $  5,872,185    $11.52     100.0%    CompUSA, Inc (2013), Staples,
                                                                              Inc. (2013), Petsmart, Inc.
                                                                              (2015), Golfsmith Golf Center
                                                                              (2013), Michael's (2013),
                                                                              Galyan's (2013), DSW Shoe
                                                                              Warehouse (2012), Kittle's Home
                                                                              Furnishings (2012), Bed Bath &
                                                                              Beyond, Inc. (2014), TJ Maxx
                                                                              (2008)
133    1998     50.00%         352,913   $  3,182,807    $ 9.02     100.0%    Target (2016), Barnes & Noble
                                                                              (2007), Staples (2011), AMC
                                                                              Theatres Lennox (2021)
134    1998     79.45%         317,581   $  2,862,543    $10.84      83.2%    Babies R Us (2011), Rhodes
                                                                              Furniture (2012), Stein Mart
                                                                              (2007), Big Bear (2016), Staples
                                                                              (2010)
135    1998     49.29%         212,369   $  1,408,863    $ 8.56      77.5%    Books A Million (2005), Phar-Mor
                                                                              (2008)
136    1998     100.00%        137,610   $  1,528,967    $11.22      99.0%    Big Bear (2016)

137       2*    100.00%          4,000   $     68,400    $17.10     100.0%

138       2*    100.00%        150,200   $    761,970    $ 5.07     100.0%    Ames Store (2003), First Nat'l
                                                                              Supermarket (2010)
139    1998     100.00%         30,110   $    470,695    $15.63     100.0%

140    1998     100.00%        128,050   $  1,286,185    $10.16      98.9%    Big Bear (2012)

141    1998     100.00%         40,000   $    230,000    $ 5.75     100.0%    Roundy's (2006)

142       2*    100.00%         58,583   $    175,422    $ 3.27      91.5%    Kmart (2004), Bob & Carl's (not
                                                                              owned)

                               DEVELOPERS DIVERSIFIED REALTY CORPORATION
                            SHOPPING CENTER PROPERTY LIST SEPTEMBER 30, 2001

                                                                        TYPE OF
                                                               ZIP      PROPERTY   OWNERSHIP     YEAR
         CENTER/PROPERTY                LOCATION               CODE       (1)      INTEREST    DEVELOPED
      ---------------------  ------------------------------  --------   --------   ---------   ---------
143   Huber Hts., OH         North Heights Plaza              45424        SC       Fee          1990
                             8280 Old Troy Pike
144   Lebanon, OH            Countryside Place                45036        SC       Fee          1990
                             1879 Deerfield Road
145   Macedonia, OH          Macedonia Commons Macedonia      44056        SC       Fee(3)       1994
                             Commons Blvd.
146   Macedonia, OH (Phase   Macedonia Commons                44056        SC       Fee          1999
      II)                    (Phase II)
                             8210 Macedonia Commons
147   N. Olmsted, OH         26520 Lorain Avenue              44070        SC       Fee(3)       1978
148   Niles, OH              909 Great East Plaza             44446        SC       Fee(3)       1980
149   North Olmsted, OH      Great Northern Plaza North       44070        SC       Fee          1958
150   Pataskala, OH          Village Market/Rite Aid Center   43062        SC       Fee          1980
                             78-80 Oak Meadow Drive
151   Pickerington, OH       Shoppes at Turnberry             43147        SC       Fee          1990
                             1701-1797 Hill Road North
152   S. Dayton, OH          8336 Springboro Pike             45342        SC       Fee(3)       1978
153   Solon, OH              Uptown Solon                     44139        SC       Fee          1998
                             Kruse Drive
154   Stow, OH               Stow Community Shopping Center   44224        SC       Fee          1997
                             Kent Road
155   Tiffin, OH             Tiffin Mall                      44883        MM       Fee          1980
                             870 West Market Street
156   Toledo, OH             Springfield Community Center     43615        SC       Fee          1999
                             5245 Airport Highway
157   Westlake, OH           West Bay Plaza                   44145        SC       Fee          1974
                             30100 Detroit Road
158   Wilmington, OH         South Ridge Shopping Center      45177        SC       Fee          1977
                             1025 S South Street

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION
                SHOPPING CENTER PROPERTY LIST SEPTEMBER 30, 2001
                             COMPANY                     AVERAGE
                   DDR        GROSS         TOTAL       BASE RENT
       YEAR     OWNERSHIP    LEASABLE     ANNUALIZED    (PER SF)    PERCENT
     ACQUIRED   INTEREST    AREA (SF)     BASE RENT        (2)      LEASED    ANCHOR TENANTS (LEASE EXPIRATION)
     --------   ---------   ----------   ------------   ---------   -------   ---------------------------------
143       2*    100.00%        163,741   $  1,693,377    $10.34     100.0%    Cub Foods (2011), Wal-Mart (not
                                                                              owned)
144       2*    100.00%         26,500   $    211,915    $ 9.77      81.9%    Wal-Mart (not owned), ERB Lumber
                                                                              (not owned)
145    1994     50.00%         233,639   $  2,374,753    $10.29      98.8%    First Natl. Supermarkets (2018),
                                                                              Kohl's (2016), Wal-Mart (not
                                                                              owned)
146       1*    100.00%        169,481   $  1,601,734    $ 9.45     100.0%    Cinemark (2019), Home Depot
                                                                              (2020)
147    1999     83.75%          43,835   $    240,000    $ 5.48     100.0%    Babies "R" Us (2011)
148    1999     83.75%          23,500   $          0    $ 0.00       0.0%
149    1997     100.00%        623,640   $  6,265,180    $11.67      86.1%    Kids R Us (2008), Petsmart
                                                                              (2003), Home Depot USA (2019),
                                                                              Jo-Ann Stores (2009), Marc's
                                                                              (2012), Comp USA Inc. (2007),
                                                                              Best Buy (2010), Marshalls/TJX
                                                                              Company (2005), Kronheims
                                                                              Furniture (2009), Tops
                                                                              Supermarket (not owned)
150    1998     100.00%         33,270   $    189,600    $ 5.70     100.0%    Cardinal (Gardners/Lancaster)
                                                                              (2007)
151    1998     100.00%         59,495   $    742,493    $13.80      90.5%
152    1999     83.75%          33,379   $    239,250    $ 7.17     100.0%    National City Mortgage Company
                                                                              (2008)
153       1*    100.00%        183,288   $  2,810,463    $15.33     100.0%    Mustard Seed Mkt & Cafe (2019),
                                                                              Bed, Bath and Beyond (2009),
                                                                              Borders (2018)
154       1*    100.00%        405,751   $  2,887,095    $ 7.19      98.9%    Kmart (2006), Giant Eagle, Inc.
                                                                              (2017), Bed Bath and Beyond
                                                                              (2011), Kohl's (2019), Office Max
                                                                              (2011), Target (not owned)
155       2*    100.00%        232,021   $    895,325    $ 4.18      92.3%    Kmart (2005), J.C. Penney (2005),
                                                                              Heilig-Meyers Furniture (2004)
156       1*    100.00%        209,829   $  2,140,308    $10.20     100.0%    Kohl's (2019), Gander Mountain,
                                                                              L.L.C. (2014), Bed Bath & Beyond
                                                                              (2010), Old Navy (2005), Babies R
                                                                              Us (not owned)
157       2*    100.00%        162,330   $  1,272,975    $ 7.84     100.0%    Marc's (2004), Kmart (2004)
158       2*    100.00%         55,130   $    225,710    $ 4.22      97.1%    Super Valu Stores, Inc (2003)

                               DEVELOPERS DIVERSIFIED REALTY CORPORATION
                            SHOPPING CENTER PROPERTY LIST SEPTEMBER 30, 2001

                                                                        TYPE OF
                                                               ZIP      PROPERTY   OWNERSHIP     YEAR
         CENTER/PROPERTY                LOCATION               CODE       (1)      INTEREST    DEVELOPED
      ---------------------  ------------------------------  --------   --------   ---------   ---------
159   Xenia, OH              West Park Square                 45385        SC       Fee          1994
                             1700 West Park Square
160   Zanesville, OH         Kmart Plaza                      43701        SC       Fee          1990
                             3431 N Maple Ave
      OREGON
161   Portland, OR           Tanasbourne Town Center          97006        SC       Fee(3)       1995
                             NW Evergreen Pkwy & NW Ring Rd
      PENNSYLVANIA
162   E. Norriton, PA        Kmart Plaza                      19401        SC       Fee          1975
                             2700 Dekalb Pike
163   Erie (Peach Street),   Peach Street Square              16509        SC       GL           1995
      PA                     1902 Keystone Drive
164   Erie, PA               Hills Plaza West                 16506        SC       GL           1973
                             2301 West 38th Street
      SOUTH CAROLINA
165   Anderson, SC           Northtowne Center                29621        SC       Fee          1993
                             3812 Liberty Highway
166   Camden, SC             Springdale Plaza                 29020        SC       Fee          1990
                             1671 Springdale Drive
167   Columbia, SC           East Forest Plaza                29206        SC       Fee          1995
                             5420 Forest Drive
168   Mt. Pleasant, SC       Wando Crossing                   29465        SC       Fee          1992
                             1500 Highway 17 North
169   N. Charleston, SC      North Pointe Plaza               29406        SC       Fee          1989
                             7400 Rivers Avenue
170   Orangeburg, SC         North Road Plaza                 29115        SC       Fee          1994
                             2795 North Road
171   S. Anderson, SC        Crossroads Plaza                 29624        SC       Fee          1990
                             406 Highway 28 By-Pass
172   Simpsonville, SC       Fairview Station                 29681        SC       Fee          1990
                             621 Fairview Road

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION
                SHOPPING CENTER PROPERTY LIST SEPTEMBER 30, 2001
                             COMPANY                     AVERAGE
                   DDR        GROSS         TOTAL       BASE RENT
       YEAR     OWNERSHIP    LEASABLE     ANNUALIZED    (PER SF)    PERCENT
     ACQUIRED   INTEREST    AREA (SF)     BASE RENT        (2)      LEASED    ANCHOR TENANTS (LEASE EXPIRATION)
     --------   ---------   ----------   ------------   ---------   -------   ---------------------------------
159       1*    100.00%         97,373   $    676,701    $ 7.63      91.0%    Kroger (2019), Wal-Mart (not
                                                                              owned)
160       2*    100.00%         13,283   $    109,654    $10.66      77.4%    Theater (not owned), Kmart (not
                                                                              owned)

161    1996     50.00%         308,699   $  3,988,865    $15.63      82.7%    Barnes & Noble (2011), Office
                                                                              Depot (2010), Haggan's (2021),
                                                                              Ross Dress for Less (2008),
                                                                              Michael's (2009), Target (not
                                                                              owned), Mervyn's (not owned),
                                                                              Nordstrom (not owned)

162       2*    100.00%        174,969   $  1,083,542    $ 7.90      78.4%    Kmart (2005)

163       1*    100.00%        538,103   $  4,614,730    $ 8.58     100.0%    Mervyn's (not owned) (2016),
                                                                              Wal-Mart Stores (2015), Cinemark
                                                                              (2011), Petsmart (2015), Circuit
                                                                              City Superstore (2020), Lowe's
                                                                              Home Ctr (2015), Media Play
                                                                              (2011), Home Depot (not owned)
164       2*    100.00%         96,000   $    277,770    $ 5.09      56.9%    West Telemarketing Corp. (2005)

165    1995     100.00%         14,250   $    122,050    $ 8.56     100.0%    Sam's (not owned), Wal-Mart (not
                                                                              owned)
166       2*    100.00%        180,127   $  1,028,881    $ 6.03      94.7%    Winn Dixie Stores (2011), Belk
                                                                              (2015), Wal-Mart Super Center
                                                                              (not owned)
167    1995     100.00%         46,700   $    478,900    $10.96      93.6%    Wal-Mart Super Center (not
                                                                              owned), Sam's (not owned)
168    1995     100.00%        208,176   $  1,494,804    $ 9.49      75.6%    Piggly Wiggly (2012), Office
                                                                              Depot (2010), T.J. Maxx (2007),
                                                                              Wal-Mart (not owned)
169       2*    100.00%        294,471   $  1,953,973    $ 6.64     100.0%    Wal-Mart Stores (2009),
                                                                              OfficeMax(2007), Helig Meyers
                                                                              (not owned), Service Merchandise
                                                                              (not owned)
170    1995     100.00%         50,760   $    475,667    $ 9.37     100.0%    Goody's (2008), Wal-Mart (not
                                                                              owned)
171    1994     100.00%        163,809   $    408,104    $ 4.30      58.0%    Wal-Mart Stores (2010)

172    1994     100.00%        142,133   $    719,905    $ 5.50      92.1%    Ingles Markets (2011), Kmart
                                                                              (2015)

                               DEVELOPERS DIVERSIFIED REALTY CORPORATION
                            SHOPPING CENTER PROPERTY LIST SEPTEMBER 30, 2001

                                                                        TYPE OF
                                                               ZIP      PROPERTY   OWNERSHIP     YEAR
         CENTER/PROPERTY                LOCATION               CODE       (1)      INTEREST    DEVELOPED
      ---------------------  ------------------------------  --------   --------   ---------   ---------
173   Union, SC              West Towne Plaza                 29379        SC       Fee          1990
                             U.S. Hwy 176 By-Pass #1
      SOUTH DAKOTA
174   Watertown, SD          Watertown Mall                   56401        MM       Fee          1977
                             1300 9th Avenue
      TENNESSEE
175   Brentwood, TN          Cool Springs Pointe              37027        SC       Fee          1999
      (Cool Springs)         I-65 and Moore's Lane
      TEXAS
176   Ft. Worth, TX          Eastchase Market                 76112        SC       Fee(3)       1995
                             SWC Eastchase Pkwy & I-30
177   Roundrock, TX          La Frontera                      78728        SC       Fee(3)       2000
                             Sundance Parkway & Parker Ave.
178   San Antonio, TX        La Plaza Del Norte               78216        SC       Fee(3)       1996
                             125 NE Loop 410
179   San Antonio, TX        Bandera Point (South)            78227        SC       Fee(3)       2001
      (Bandera Pt)
      UTAH
180   Logan, UT              Family Place @ Logan             84321        SC       Fee          1975
                             400 North Street
181   Midvale, UT            Family Center at Fort Union      84047        SC       Fee          1973
                             900 East Ft Union Blvd
182   Ogden, UT              Family Center at Ogden 5-Point   84404        SC       Fee          1977
                             21-129 Harrisville Road

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION
                SHOPPING CENTER PROPERTY LIST SEPTEMBER 30, 2001
                             COMPANY                     AVERAGE
                   DDR        GROSS         TOTAL       BASE RENT
       YEAR     OWNERSHIP    LEASABLE     ANNUALIZED    (PER SF)    PERCENT
     ACQUIRED   INTEREST    AREA (SF)     BASE RENT        (2)      LEASED    ANCHOR TENANTS (LEASE EXPIRATION)
     --------   ---------   ----------   ------------   ---------   -------   ---------------------------------
173       2*    100.00%        184,331   $    980,772    $ 5.51      96.5%    Wal-Mart Stores (2009), Belk
                                                                              Stores Services, Inc. (2010),
                                                                              Winn Dixie Stores (2010)
174       2*    100.00%        285,470   $  1,502,104    $ 5.32      98.9%    Kmart (2002), Herberger's (2004),
                                                                              J.C. Penney (2003), Hy Vee
                                                                              Supermarket (not owned)
175    2000     100.00%        201,516   $  2,441,924    $12.12     100.0%    Best Buy (2014), The Sports
                                                                              Authority (2013), Linens 'n
                                                                              Things (2014), DSW Shoe Warehouse
                                                                              (2008)
176    1996     50.00%         205,017   $  2,472,164    $12.12      99.5%    United Artists Theatre (2012),
                                                                              Petsmart (2011), Ross Dress for
                                                                              Less (2006), MJ Designs (2011),
                                                                              Office Depot (not owned), Target
                                                                              (not owned), Toys R Us (not
                                                                              owned)
177       1*    24.75%         388,007   $  5,076,818    $13.14      99.6%    Office Depot (2015), Marshalls
                                                                              (2010), Bed Bath & Beyond (2011),
                                                                              Old Navy (2005), Barnes & Noble
                                                                              Books (2011), Hobby Lobby (2015),
                                                                              Circuit City (2016), Sam's (not
                                                                              owned), Lowe's (not owned),
                                                                              Kohl's (not owned)
178    1997     35.00%         310,394   $  3,251,072    $12.83      81.6%    Ross Stores, Inc. (2007), DSW
                                                                              Shoe Warehouse (2007), Best Buy
                                                                              Company (2012), Oshman's Sporting
                                                                              Goods (2016)
179       1*    24.75%         189,875   $  2,546,048    $13.41     100.0%    T.J. Maxx (2011), Linens 'n
                                                                              Things (2012), Lowe's (not
                                                                              owned), Target (not owned)
180    1998     100.00%         19,200   $    206,341    $10.75     100.0%    Rite Aid (not owned)
181    1998     100.00%        664,120   $  6,965,588    $10.54      99.5%    Mervyn's (2005), Babies R Us
                                                                              (2013), OfficeMax (2007), Smith's
                                                                              Food & Drugs (2024), Media Play
                                                                              (2016), Bed Bath & Beyond (2014),
                                                                              Ross Dress for Less (2011),
                                                                              Wal-Mart Stores (2015)
182    1998     100.00%        162,316   $    852,208    $ 5.62      93.4%    Harmons (2012)

                               DEVELOPERS DIVERSIFIED REALTY CORPORATION
                            SHOPPING CENTER PROPERTY LIST SEPTEMBER 30, 2001

                                                                        TYPE OF
                                                               ZIP      PROPERTY   OWNERSHIP     YEAR
         CENTER/PROPERTY                LOCATION               CODE       (1)      INTEREST    DEVELOPED
      ---------------------  ------------------------------  --------   --------   ---------   ---------
183   Orem, UT               Family Center at Orem            84058        SC       Fee          1991
                             1300 South Street
184   Riverdale, UT          Family Center At Riverdale       84405        SC       Fee          1995
                             1050 West Riverdale Road
185   Salt Lake City, UT     Family Place @ 33rd South        84115        SC       Fee          1978
      (33rd)                 3300 South Street
186   Taylorsville, UT       Family Center At Midvalley       84123        SC       Fee          1982
                             5600 South Redwood
      VERMONT
187   Berlin, VT             Berlin Mall                      05602        MM       Fee          1986
                             282 Berlin Mall Rd., Unit #28
      VIRGINIA
188   Fairfax, VA            Fairfax Towne Center             22033        SC       Fee(3)       1994
                             12210 Fairfax Towne Center
189   Martinsville, VA       Liberty Fair Mall                24112        MM       Fee(3)       1989
                             240 Commonwealth Boulevard
190   Pulaski, VA            Memorial Square                  24301        SC       Fee          1990
                             1000 Memorial Drive
191   Winchester, VA         Apple Blossom Corners            22601        SC       Fee          1990
                             2190 S. Pleasant Valley
      WASHINGTON
192   Bellingham, WA         Meridian Village Shopping Ctr    98226        SC       Fee(3)       1979
                             NE Corner G
                             Meridian/Telegraph
193   Everett, WA            Puget Park 520                   98204        SC       Fee(3)       1981
                             128th Street SW

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION
                SHOPPING CENTER PROPERTY LIST SEPTEMBER 30, 2001
                             COMPANY                     AVERAGE
                   DDR        GROSS         TOTAL       BASE RENT
       YEAR     OWNERSHIP    LEASABLE     ANNUALIZED    (PER SF)    PERCENT
     ACQUIRED   INTEREST    AREA (SF)     BASE RENT        (2)      LEASED    ANCHOR TENANTS (LEASE EXPIRATION)
     --------   ---------   ----------   ------------   ---------   -------   ---------------------------------
183    1998     100.00%        147,976   $  1,204,263    $ 9.81      83.0%    Kids R Us (2011), Media Play
                                                                              (2015), Office Depot (2008), Toys
                                                                              R Us (not owned), R.C. Willey
                                                                              (not owned)
184    1998     100.00%        590,313   $  4,526,598    $ 7.81      98.2%    Target Superstore (2017), Wal-
                                                                              Mart Stores (2011), OfficeMax
                                                                              (2008), Gart Sports (2012),
                                                                              Sportman's Warehouse (2009),
                                                                              Media Play (2016), Circuit City
                                                                              (2016)
185    1998     100.00%         36,694   $    260,231    $ 8.48      83.6%
186    1998     100.00%        771,033   $  7,045,771    $ 9.87      92.6%    Media Play (2015), OfficeMax
                                                                              (2008), Circuit City (2016),
                                                                              Petsmart (2012), Shopko (2014),
                                                                              Gart Sports (2017), Plitt
                                                                              Midvalley Cinemas (2025), Plitt
                                                                              Theaters Expansion (2025), Bed,
                                                                              Bath & Beyond(2015), Jolene's
                                                                              (2002), Harmons Superstore (not
                                                                              owned)
187       2*    100.00%        174,731   $  1,461,462    $ 8.67      96.4%    Wal-Mart Stores(2014), J.C.
                                                                              Penney (2009)
188    1995     20.00%         253,941   $  4,242,870    $16.71     100.0%    Safeway (2019), T.J. Maxx (2009),
                                                                              Tower Records (2009), Bed, Bath &
                                                                              Beyond (2010), United Artists
                                                                              (2014)
189       2*    50.00%         434,506   $  2,792,416    $ 7.07      90.9%    Goody's (2006), Belk/Leggetts
                                                                              (2009), J.C. Penney (2009), Sears
                                                                              (2009), OfficeMax (2012), Kroger
                                                                              (2017)
190       2*    100.00%        143,299   $    918,378    $ 6.41     100.0%    Wal-Mart Stores (2011), Food Lion
                                                                              (2011)
191       2*    100.00%        230,940   $  2,078,512    $ 9.15      98.4%    Books-A-Million (2008), Martin's
                                                                              Food Store (2040), Kohl's (2018),
                                                                              OfficeMax (2012)
192    2000     20.00%         208,422   $  2,009,083    $ 9.86      97.7%    Circuit City (2015), Home Depot
                                                                              Inc., (2013), Payless Drug (2004)
193    2001     20.00%          40,988   $    329,371    $14.89      54.0%    Albertson's (not owned)

                               DEVELOPERS DIVERSIFIED REALTY CORPORATION
                            SHOPPING CENTER PROPERTY LIST SEPTEMBER 30, 2001

                                                                        TYPE OF
                                                               ZIP      PROPERTY   OWNERSHIP     YEAR
         CENTER/PROPERTY                LOCATION               CODE       (1)      INTEREST    DEVELOPED
      ---------------------  ------------------------------  --------   --------   ---------   ---------
      WEST VIRGINIA
194   Barboursville, WV      OfficeMax Center                 25504        SC       GL           1985
                             5-13 Mall Road

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION
                SHOPPING CENTER PROPERTY LIST SEPTEMBER 30, 2001
                             COMPANY                     AVERAGE
                   DDR        GROSS         TOTAL       BASE RENT
       YEAR     OWNERSHIP    LEASABLE     ANNUALIZED    (PER SF)    PERCENT
     ACQUIRED   INTEREST    AREA (SF)     BASE RENT        (2)      LEASED    ANCHOR TENANTS (LEASE EXPIRATION)
     --------   ---------   ----------   ------------   ---------   -------   ---------------------------------
194    1998     100.00%         70,900   $    287,237    $ 4.05     100.0%    Discount Emporium (2006),
                                                                              OfficeMax (2006), Value City (not
                                                                              owned)

---------------

 1* Property Developed by the Company

 2* Original IPO Property

(1) "SC" indicates a power center or a community shopping center, and "MM" indicates an enclosed mini-mall.

(2) Calculated as total annualized base rentals divided by Company-owned GLA actually leased as of September 30, 2001.

(3) One of the fifty-seven (57) properties owned through joint ventures which serve as collateral for joint venture mortgage debt aggregately approximately $1,175.0 million (of which the Company's proportionate share is $374.3 million) as of September 30, 2001 and which is not reflected in the consolidated indebtedness.

                                  DEVELOPERS DIVERSIFIED REALTY CORPORATION
                            OFFICE AND INDUSTRIAL PROPERTY LIST SEPTEMBER 30, 2001

                                                                  ZIP        TYPE OF     OWNERSHIP     YEAR
        CENTER/PROPERTY                  LOCATION                CODE      PROPERTY(1)   INTEREST    DEVELOPED
      -------------------  ------------------------------------  -----     -----------   ---------   ---------
      ARIZONA
  1   Phoenix, AZ          Gateway West                          85038         BC           Fee        1974
                           3838 East Van Buren Street
  2   Phoenix, AZ          Washington Business                   85054         BC           Fee        1985
                           5324 East Washington Street
      CALIFORNIA
  3   San Diego, CA        10505 Sorrento Valley                 92121         BC           Fee        1982
  4   San Diego, CA        3985 Sorrento Valley Blvd.            92121         BC           Fee        1976
      FLORIDA
  5   Orlando, FL          801 S. Orlando Avenue                 32792         BC           Fee        1985
      MARYLAND
  6   Silver Springs, MD   Tech Center 29 (Phase I)              20904         BC           Fee        1970
                           2120-2162 Tech Road
  7   Silver Springs, MD   Tech Center 29 (Phase II)             20904         BC           Fee        1991
                           2180 Industrial Parkway
  8   Silver Springs, MD   Tech Center 29 (Phase III)            20904         BC           Fee        1988
                           12200 Tech Road
      MASSACHUSETTS
  9   Chelmsford, MA       Apollo Drive Office Building          01824         BC           Fee        1987
                           300 Apollo Drive
      MISSOURI
 10   St. Louis, MO        1881 Pine St.                         63103         BC           Fee        1987
      OHIO
 11   Streetsboro, OH      Alumax Building                       44241         BC           Fee        1982
                           3000 Crane Center Drive
 12   Aurora, OH           Hardline Service Building             44202         BC           Fee        1974
                           180 Lena Drive
 13   Twinsburg, OH        Heritage Business I                   44087         BC           Fee        1990
                           9177 Dutton Drive
 14   Mentor, OH           Steris Building                       44060         BC           Fee        1980
                           9450 Pineneedle Drive
 15   Twinsburg, OH        VSA Building                          44087         BC           Fee        1989
                           9300 Dutton Drive
      TEXAS
 16   Dallas, TX           2121 Glenville                        75080         BC           Fee        1984
 17   Dallas, TX           Beltline Business Center              75063         BC           Fee        1984
                           6210 Beltline Road
 18   Dallas, TX           Carpenter Center                      75247         BC           Fee        1983
                           8701 Carpenter Freeway
 19   Grand Prairie, TX    Carrier Place                         75050         BC           Fee        1984
                           1517 W. North Carrier

                     DEVELOPERS DIVERSIFIED REALTY CORPORATION
               OFFICE AND INDUSTRIAL PROPERTY LIST SEPTEMBER 30, 2001
                               COMPANY
                   DDR          GROSS          TOTAL        AVERAGE
       YEAR     OWNERSHIP   LEASABLE AREA   ANNUALIZED     BASE RENT    PERCENT
     ACQUIRED   INTEREST        (SF)         BASE RENT    (PER SF)(2)   LEASED
     --------   ---------   -------------   -----------   -----------   -------
  1    2001       100%          128,590     $ 2,109,938     $16.41      100.0%
  2    2001       100%           76,577     $   731,124     $ 9.55      100.0%
  3    2001       100%           54,095     $ 1,151,574     $21.29      100.0%
  4    2001       100%           58,800     $   677,376     $11.52      100.0%
  5    2001       100%          104,298     $ 1,149,537     $11.02      100.0%
  6    2001       100%          166,970     $ 1,517,383     $ 9.09      100.0%
  7    2001       100%           58,280     $   793,882     $13.62      100.0%
  8    2001       100%           55,901     $ 1,208,487     $21.62      100.0%
  9    2001       100%          291,424     $ 3,715,656     $12.75      100.0%
 10    2001       100%          117,310     $ 1,614,836     $13.77      100.0%
 11       2*      100%           66,200     $   311,140     $ 4.70      100.0%
 12       2*      100%          236,225     $   744,109     $ 3.15      100.0%
 13       2*      100%           29,734     $   263,886     $ 8.87      100.0%
 14       2*      100%                0     $         0     $ 0.00        0.0%
 15       2*      100%          171,600     $   416,130     $ 2.43      100.0%
 16    2001       100%           20,645     $   221,934     $10.75      100.0%
 17    2001       100%           54,083     $   728,823     $13.48      100.0%
 18    2001       100%           46,473     $   235,990     $ 5.08      100.0%
 19    2001       100%           75,904     $   438,386     $ 5.78      100.0%

                                  DEVELOPERS DIVERSIFIED REALTY CORPORATION
                            OFFICE AND INDUSTRIAL PROPERTY LIST SEPTEMBER 30, 2001

                                                                  ZIP        TYPE OF     OWNERSHIP     YEAR
        CENTER/PROPERTY                  LOCATION                CODE      PROPERTY(1)   INTEREST    DEVELOPED
      -------------------  ------------------------------------  -----     -----------   ---------   ---------
 20   Houston, TX          Commerce Center                       77074         BC           Fee        1974
                           9000 Southwest Freeway
 21   Houston, TX          Commerce Park North                   77090         BC           Fee        1984
                           15621 Blue Ash Drive
 22   Grapevine, TX        DFW North                             76051         BC           Fee        1985
                           1702 Old Minter's Chapel Road
 23   Irving, TX           Gateway 5 and 6                       75063         BC           Fee        1985
                           6025 Commerce Drive
 24   Arlington, TX        Meridian Street Warehouse             76011         BC           Fee        1981
                           2019-25 Meridian Street
 25   Dallas, TX           Northgate II                          75238         BC           Fee        1983
                           10305-10345 Brockwood
 26   Dallas, TX           Northgate III                         75243         BC           Fee        1980
                           11901-45 Forestgate Dr.
 27   Plano, TX            Parkway Tech Center                   75074         BC           Fee        1984
                           1825 E. Plano Parkway
 28   Houston, TX          Plaza Southwest                       77036         BC           Fee        1975
                           7302 Harwin
 29   Dallas, TX           Shady Trail Business Center           75229         BC           Fee        1984
                           11056 Shady Trail
 30   Houston, TX          Technipark Ten Service Center         77084         BC           Fee        1984
                           16155 Park Row
 31   Dallas, TX           Valley View Commerce Park             75234         BC           Fee        1986
                           12901 Hutton
 32   Carrollton, TX       Valwood II Business Center            75006         BC           Fee        1984
                           2210 Hutton Dr.
 33   Houston, TX          Westchase Park                        77042         BC           Fee        1984
                           3130 Rogerdal Road
      UTAH
 34   Salt Lake City, UT   The Hermes Building                   84111         BC           Fee        1985
                           455 East 500 South Street
      VIRGINIA
 35   Chesapeake, VA       Greenbrier Circle Center              23320         BC           Fee        1981
                           1801 Sara Drive
 36   Chesapeake, VA       Greenbrier Technology Center          23320         BC           Fee        1981
                           814 Greenbrier Circle
 37   Norfolk, VA          Norfolk Commerce Center               23513         BC           Fee        1981
                           5505 Robin Hood Road
      WISCONSIN
 38   Menomenee Falls, WI  Northwest Business Park               53051         BC           Fee        1986
                           N56 W. 13365-13405 Silver Spring Rd.

                     DEVELOPERS DIVERSIFIED REALTY CORPORATION
               OFFICE AND INDUSTRIAL PROPERTY LIST SEPTEMBER 30, 2001
                               COMPANY
                   DDR          GROSS          TOTAL        AVERAGE
       YEAR     OWNERSHIP   LEASABLE AREA   ANNUALIZED     BASE RENT    PERCENT
     ACQUIRED   INTEREST        (SF)         BASE RENT    (PER SF)(2)   LEASED
     --------   ---------   -------------   -----------   -----------   -------
 20    2001       100%          271,439     $ 1,534,578     $ 5.65      100.0%
 21    2001       100%           80,642     $   495,963     $ 6.15      100.0%
 22    2001       100%           47,127     $   226,593     $ 4.81      100.0%
 23    2001       100%           79,011     $   530,585     $ 6.72      100.0%
 24    2001       100%           72,072     $   202,524     $ 2.81      100.0%
 25    2001       100%          228,057     $   876,604     $ 3.84      100.0%
 26    2001       100%          173,273     $   828,177     $ 4.78      100.0%
 27    2001       100%           70,146     $   446,705     $ 6.37      100.0%
 28    2001       100%          155,159     $   685,403     $ 4.42      100.0%
 29    2001       100%           61,276     $   285,275     $ 4.66      100.0%
 30    2001       100%           71,647     $   524,324     $ 7.32      100.0%
 31    2001       100%          122,698     $   831,982     $ 6.78      100.0%
 32    2001       100%           26,735     $   151,710     $ 5.67      100.0%
 33    2001       100%           40,650     $   305,451     $ 7.51      100.0%
 34    1998       100%           53,469     $   704,784     $17.00       77.5%
 35    2001       100%          186,281     $ 2,030,351     $10.90      100.0%
 36    2001       100%           86,573     $   779,654     $ 9.01      100.0%
 37    2001       100%          250,374     $ 2,513,481     $10.04      100.0%
 38    2001       100%          110,279     $   640,708     $ 5.81      100.0%

---------------
(1) "BC" indicates a business center.
(2) Calculated as total annualized base rentals divided by Company-owned GLA actually leased as of September 30, 2001.
2* Original IPO Property.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain federal income tax considerations regarding Developers Diversified Realty Corporation and the common shares we are registering is based on current law, is for general information only and is not tax advice. The information set forth below, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, is the opinion of Baker & Hostetler LLP. The tax treatment to holders of common shares will vary depending on a holder's particular situation and this discussion does not purport to deal with all aspects of taxation that may be relevant to a holder of common shares in light of his or her personal investments or tax circumstances, or to certain types of shareholders subject to special treatment under the federal income tax laws except to the extent discussed under the headings
"-- Taxation of Tax Exempt Shareholders" and "-- Taxation of Non-U.S. Shareholders." Shareholders subject to special treatment include, without limitation, insurance companies, financial institutions or broker dealers, tax-exempt organizations, shareholders holding common shares as part of a conversion transaction, or a hedge or hedging transaction or as a position in a straddle for tax purposes, foreign corporations or partnerships and persons who are not citizens or residents of the United States. In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to holders of our common shares.

     The information in this section is based on the Code, current, temporary and proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the "IRS") (including its practices and policies as expressed in certain private letter rulings which are not binding on the IRS except with respect to the particular taxpayers who requested and received such rulings), and court decisions, all as of the date of this prospectus. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect, perhaps retroactively, the tax considerations described herein. We have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment and the statements in this prospectus are not binding on the IRS or a court. Thus, we can provide no assurance that these statements will not be challenged by the IRS or sustained by a court if challenged by the IRS.

     YOU ARE ADVISED TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE ACQUISITION, OWNERSHIP AND SALE OF OUR COMMON SHARES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH DISPOSITION, ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

     General. We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1993. We believe we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Code commencing with our taxable year ended December 31, 1993. We intend to continue to operate in this manner. However, our qualification and taxation as a REIT depends upon our ability to meet (through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code. Accordingly, there is no assurance that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. Similarly, American Industrial Properties, a significant subsidiary, has elected to be taxed as a REIT and is therefore subject to the same qualification tests. See "-- Failure to Qualify."

     The sections of the Code that relate to the qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code.

     If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to our shareholders. This treatment substantially eliminates the "double taxation" (once at the corporate level when earned and once again at the shareholder level when distributed) that generally results from investment in a corporation. However, Developers Diversified Realty Corporation will be subject to federal income tax as follows:

     First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

     Second, we may be subject to the "alternative minimum tax" on our items of tax preference under certain circumstances.

     Third, if we have (a) net income from the sale or other disposition of "foreclosure property" (defined generally as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property) which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

     Fourth, we will be subject to a 100% tax on any net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property).

     Fifth, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% or 95% gross income test multiplied by (b) a fraction intended to reflect our profitability, if we fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but have maintained our qualification as a REIT because we satisfied certain other requirements.

     Sixth, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for the year, (b) 95% of our REIT capital gain net income for the year (other than certain long-term capital gains for which we make a Capital Gains Designation (defined below) and on which we pay the tax), and (c) any undistributed taxable income from prior periods.

     Seventh, if we acquire any asset (a "Built-In Gain Asset") from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-In Gain Asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period (the "Recognition Period") beginning on the date on which we acquired the asset, then we will be subject to tax at the highest regular corporate tax rate on this gain to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the beginning of the Recognition Period). The results described in this paragraph with respect to the recognition of Built-In Gain assume that we will make an election pursuant to IRS Notice 88-19.

     Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association:

          (1) that is managed by one or more trustees or directors;

          (2) that issues transferable shares or transferable certificates to evidence its beneficial ownership;

          (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

          (4) that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

          (5) that is beneficially owned by 100 or more persons;

          (6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year; and

          (7) that meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

     The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds arid certain other tax exempt entities are treated as individuals, subject to a "look-through" exception with respect to pension funds.

     We believe that we have satisfied each of the above conditions. In addition, our charter provides for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These ownership and transfer restrictions are described in "Description of Capital
Stock -- Restrictions on Ownership and Transfer of Capital Stock." These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, our status as a REIT will terminate. However, if we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See "-- Failure to Qualify."

     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. We have and will continue to have a calendar taxable year.

     Ownership of Interests in Partnerships and Qualified REIT Subsidiaries. In the case of a REIT which is a partner in a partnership, IRS regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership. Also, the REIT will be deemed to be entitled to the income of the partnership attributable to its proportionate share. The character of the assets and gross income of the partnership retains the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets and items of income of partnerships and limited liability companies in which we own, directly or indirectly through other partnerships or limited liability companies, less than all of the outstanding ownership interests, are treated as our assets and items of income for purposes of applying the requirements described in this prospectus (including the income and asset tests described below).

     Developers Diversified Realty Corporation owns 100% of the stock of a number of corporate subsidiaries that are qualified REIT subsidiaries (each, a "QRS") and may acquire stock of one or more new subsidiaries. A corporation will qualify as a QRS if 100% of its stock is held by Developers Diversified Realty Corporation. A QRS will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a QRS will be treated as assets, liabilities and such items (as the case may be) of Developers Diversified Realty Corporation for all purposes of the Code, including the REIT qualification tests. For this reason, references under "Certain Federal Income Tax Considerations" to our income and assets shall include the income and assets of any QRS. A QRS will not be subject to federal income tax, and our ownership of the voting stock of a QRS will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of such issuer's voting securities or more than 5% of the value of our total assets, as described below under "-- Asset Tests."

     Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions) from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions) from these real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being-based on a fixed percentage or percentages of receipts or sales.

     Rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

     - The amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales;

     - The Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an actual or constructive owner of 10% or more of the REIT actually or constructively owns 10% or more of the interests in such tenant (other than certain rents paid by a taxable REIT subsidiary) (a "Related Party Tenant");

     - If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to personal property will not qualify as "rents from real property"; and

     - For rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of the property (subject to a 1% de minimis exception), other than through an independent contractor from whom the REIT derives no revenue or through a taxable REIT subsidiary. The REIT may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property.

     If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. Generally, we may avail ourselves of the relief provisions if:

          (i) our failure to meet these tests was due to reasonable cause and not due to willful neglect;

          (ii) we attach a schedule of the sources of our income to our federal income tax return; and

          (iii) any incorrect information on the schedule was not due to fraud with intent to evade tax.

     We do not intend to charge rent for any property that is based in whole or in part on the net income or profits of any person (except by reason of being based on a percentage of gross receipts or sales, as heretofore described), and we do not intend to rent any personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease). We directly perform services under certain of our leases, but such services are not rendered to the occupant of the property. Furthermore, these services are usual and customary management services provided by landlords renting space for occupancy in the geographic areas in which we own property. To the extent that the performance of any services provided by us would cause amounts received from our tenants to be excluded from rents from real property, we intend to hire independent contractors from whom we derive no revenue to perform such services.

     It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in "-- Taxation of the Company -- General," even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our excess net income. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite our periodic monitoring of our income.

     Prohibited Transaction Income. Any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction.

     Asset Tests. At the close of each quarter of our taxable year, we also must satisfy three tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a long-term (at least five years) public debt offering, but only for the one-year period beginning on the date we receive such proceeds. Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset test. Third, of the investments included in the 25% asset class, the value of any one issuer's securities may not exceed 5% of the value of our total assets and we may not own more than 10% of the outstanding securities by vote or value of any one issuer (other than a wholly owned subsidiary or a taxable REIT subsidiary). Certain debt securities of a partnership in which we own at least a 20% profits interest are excluded for purposes of applying the 10% test.

     In addition, no more than twenty percent (20%) of our value may be comprised of securities of one or more taxable REIT subsidiaries. An entity (other than a REIT or certain lodging or health care corporations) owned in whole or in part by us may file a joint election with us to be treated as a taxable REIT subsidiary. A corporation (other than a REIT or a non-electing wholly owned subsidiary) owned more than thirty-five percent (35%) by a taxable REIT subsidiary is treated as a taxable REIT subsidiary regardless of whether an election is filed. A taxable REIT subsidiary is subject to federal income tax and is limited in its ability to deduct interest payments made to us. Should a taxable REIT subsidiary pay an amount to us that exceeds the amount that would be paid to an unrelated party in an arm's length transaction, we generally will be subject to an excise tax equal to 100% of such excess.

     After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe we have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within the 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to cure noncompliance with the asset tests within this time period, we would cease to qualify as a REIT.

     Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to the sum of 90% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) and 90% of our net income (after tax), if any, from foreclosure property, minus the excess of the sum of certain items of noncash income (i.e., income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable) over 5% of "REIT taxable income" as described above.

     These distributions must be paid in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. Except as provided below, these distributions are taxable to our shareholders (other than tax-exempt entities, as discussed below) in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. However, dividends declared in October, November or December and payable to shareholders of record in such a month are deemed to have been paid and received on December 31 of that year so long as they are actually paid during January of the following year. The amount distributed must not be preferential -- e.g., every shareholder of the class of stock to which a distribution is made must be treated the same as every other shareholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. We believe we have made and intend to continue to make timely distributions sufficient to satisfy these annual distribution requirements.

     We generally expect that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, in order to meet the distribution requirements, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable share dividends.

     Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

     Furthermore, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we should fail to distribute during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain income for the year (other than certain long-term capital gains for which we make a Capital Gains Designation and on which we pay the tax), and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

     Earnings and Profits Distribution Requirement. In order to qualify as a REIT, we cannot have at the end of any taxable year any undistributed "earnings and profits" that are attributable to a "C corporation" taxable year (i.e., a year in which a corporation is neither a REIT nor an S corporation).

FAILURE TO QUALIFY

     If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us and we will not be required to distribute any amounts to our shareholders. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income to the extent of our current and accumulated earnings and profits, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

TAX ASPECTS OF JOINT VENTURES

     General. We hold certain investments indirectly through partnerships, limited liability companies, and joint ventures (the "Joint Ventures"). In general, partnerships and limited liability companies in which we own an interest are "pass-through" entities which are not subject to federal income tax. Rather, partners or owners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of the foregoing partnership or limited liability company items for purposes of the various REIT income tests and in the computation of our REIT taxable income.

     Entity Classification. Our interests in the Joint Ventures involve special tax considerations, including the possibility of a challenge by the IRS of the status of a Joint Venture as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If a Joint Venture were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and preclude us from satisfying the asset tests and possibly the income tests (see "-- Taxation of the Company -- Asset Tests" and "-- Income Tests"). This, in turn, would prevent us from qualifying as a REIT. See "-- Failure to Qualify" for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in a Joint Venture's status for tax purposes might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

     Treasury Regulations that apply for tax periods beginning on or after January 1, 1997 provide that a domestic business entity not otherwise classified as a corporation and which has at least two members (an "Eligible Entity") may elect to be taxed as a partnership for federal income tax purposes. Unless it elects otherwise, an Eligible Entity in existence prior to January 1, 1997 will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an Eligible Entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. We believe all of our Joint Ventures will be classified as partnerships for federal income tax purposes.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

     As used below, the term "U.S. Shareholder" means a holder of shares who (for United States federal income tax purposes):

          (i) is a citizen or resident of the United States;

          (ii) is a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

          (iii) is an estate the income of which is subject to United States federal income taxation regardless of its source; or

          (iv) is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

     Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. Shareholders.

     Distributions Generally. As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable U.S. Shareholders as ordinary income. These distributions will not be eligible for the dividends-received deduction in the case of U.S. Shareholders that are corporations. For purposes of determining whether distributions to holders of shares are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to the outstanding preferred shares and then to the shares.

     To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. Shareholder. This treatment will reduce the adjusted basis which each U.S. Shareholder has in his shares of stock for tax purposes by the amount of the distribution (but not below zero). Distributions in excess of a U.S. Shareholder's adjusted basis in his shares will be taxable as capital gains (provided that the shares have been held as a capital asset) and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a shareholder of record on a specified date in any of these months shall be treated as both paid by us and received by the shareholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any of our net operating losses or capital losses.

     Capital Gain Distributions. Distributions that we properly designate as capital gain dividends (and undistributed amounts for which we properly make a Capital Gains Designation) will be taxable to U.S. Shareholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset. Depending on the period of time we have held the assets which produced these gains, and on certain designations, if any, which we may make, these gains may be taxable to non-corporate U.S. Shareholders at a 20% or 25% rate. U.S. Shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. For a discussion of the manner in which that portion of any dividends designated as capital gain dividends will be allocated among the holders of our preferred shares, depositary shares and common shares, see "Description of Preferred Shares," "Description of Depositary Shares" and "Description of Common Shares."

     The Taxpayer Relief Act of 1997 (as modified by the Internal Revenue Service Restructuring and Reform Act of 1998, which was signed into law on July 22, 1998) made certain changes to the Code with respect to taxation of long-term capital gains earned by taxpayers other than corporations. In general, for sales made after January 1, 1998, the maximum tax rate for individual taxpayers on net long-term capital gains (i.e., the excess of net long-term capital gain over net short-term capital loss) is lowered to 20% for most assets. This 20% rate applies to sales on or after January 1, 1998 only if the asset was held far more than 12 months at the time of disposition. A rate of 18% instead of 20% applies for assets held more than five years. However, the 18% rate applies only to assets acquired after December 31, 2000 unless the taxpayer elects to treat an asset held prior to such date as sold for market value on January 1, 2001. Also, so-called "unrecaptured section 1250 gain" is subject to a maximum federal income tax rate of 25%. "Unrecaptured section 1250 gain" generally includes the long-term capital gain realized on the sale of a real property asset described in Section 1250 of the Code, but not in excess of the amount of depreciation (less the gain, if any, treated as ordinary income under Code Section 1250) taken on such asset. In the case of individuals whose ordinary income is taxed at a 15% rate, the 20% rate is reduced to 10% and the 18% rate for assets held more than five years is reduced to 8%.

     Certain aspects of the new legislation are currently unclear, including how the reduced rates will apply to gains earned by REITs such as us. Until the IRS issues some guidance, it is unclear whether or how the 20% or 10% rate will apply to distributions of long-term capital gains by us. The Taxpayer Relief Act of 1997 gives the IRS authority to apply the Act's new rules on taxation of capital gains to sales by pass-through entities, including REITs. It is possible that the IRS could provide in such regulations, as it did in IRS Notice 97-64 (superseded by the Internal Revenue Service Restructuring and Reform Act of
1998), that REIT capital gain dividends must be determined by looking through to the assets sold by the REIT and treated by REIT shareholders as "long-term capital gain" and "unrecaptured section 1250 gain" to the extent of such respective gain realized by the REIT. No regulations have yet been issued. Such regulations, if and when issued, may have a retroactive effect.

     Shareholders should consult their tax advisors with regard to (i) the application of the changes made by the Taxpayer Relief Act of 1997 and the Internal Revenue Service Restructuring and Reform Act of 1998 with respect to taxation of capital gains and capital gain dividends and (ii) state, local and foreign taxes on capital gains.

     Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. Shareholder of our shares will not be treated as passive activity income. As a result, U.S. Shareholders generally will not be able to apply any "passive losses" against this income or gain. Distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, will not be treated as investment income under certain circumstances.

     Retention of Net Long-Term Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election a "Capital Gains Designation," we would pay tax on our retained net long-term capital gains. In addition, to the extent we make a Capital Gains Designation, a U.S. Shareholder generally would:

          (i) include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls (subject to certain limitations as to the amount that is includable);

          (ii) be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. Shareholder's long-term capital gains;

          (iii) receive a credit or refund for the amount of tax deemed paid by it;

          (iv) increase the adjusted basis of its common shares by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

          (v) in the case of a U.S. Shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS.

DISPOSITIONS OF SECURITIES

     If you are a U.S. Shareholder and you sell or dispose of your shares, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted basis in the shares for tax purposes. This gain or loss will be capital if you have held the shares as a capital asset and will be long-term capital gain or loss if you have held the shares for more than one year. However, if you are a U.S. Shareholder and you recognize loss upon the sale or other disposition of shares that you have held for six months or less (after applying certain holding period rules), the loss you recognize will be treated as a long-term capital loss, to the extent you received distributions from us which were required to be treated as long-term capital gains.

BACKUP WITHHOLDING

     We report to our U.S. Shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Shareholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status. See "-- Taxation of Non-U.S. Shareholders."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, dividend income from us will not be UBTI to a tax-exempt shareholder, so long as the tax-exempt shareholder (except certain tax-exempt shareholders described below) has not held its shares as "debt financed property" within the meaning of the Code (generally, shares, the acquisition of which was financed through a borrowing by the tax exempt shareholder) and the shares are not otherwise used in a trade or business. Similarly, income from the sale of shares will not constitute UBTI unless a tax-exempt shareholder has held its shares as "debt financed property" within the meaning of the Code or has used the shares in its trade or business.

     For tax-exempt shareholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

     Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" shall be treated as UBTI as to certain types of trusts which hold more than 10% (by value) of the interests in the REIT.

     A REIT will not be a "pension held REIT" if it is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to certain trusts. We do not expect to be classified as a "pension held REIT."

TAXATION OF NON-U.S. SHAREHOLDERS

     The preceding discussion does not address the rules governing United States federal income taxation of the ownership and disposition of shares by persons that are not U.S. Shareholders ("Non-U.S. Shareholders"). In general, Non-U.S. Shareholders may be subject to special tax withholding requirements on distributions from Developers Diversified Realty Corporation and with respect to their sale or other disposition of shares of Developers Diversified Realty Corporation, except to the extent reduced or eliminated by an income tax treaty between the United States and the Non-U.S. Shareholder's country. A Non-U.S. Shareholder who is a shareholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with Developers Diversified Realty Corporation in order to claim such treatment. Non-U.S. Shareholders should consult their own tax advisors concerning the federal income tax consequences to them of an acquisition of shares, including the federal income tax treatment of dispositions of interests in, and the receipt of distributions from, Developers Diversified Realty Corporation.

OTHER TAX CONSEQUENCES

     State and Local Tax Consequences. We may be subject to state or local taxation or withholding in various state or local jurisdictions, including those in which we transact business and our shareholders may be subject to state or local taxation or withholding in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences discussed above. In addition, your state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in our shares.

     Federal Estate Tax. Shares owned or treated as owned by an individual who is not a citizen or a "resident" (as specifically defined for U.S. federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. federal estate tax on the property includable in the estate for U.S. federal estate tax purposes.

SECURITIES ISSUED IN EXCHANGE FOR PROPERTY

     Under the terms of the BP Purchase Agreement, upon closing of the transactions contemplated thereby DDR will acquire from the BP Entities for consideration consisting of at least $15.1 million in cash and, at DDR's option, some or all of the common shares offered hereby or additional cash, two real property assets (or ownership interest therein). DDR's acquisition of the two real property assets from the BP Entities will not result in a taxable event to DDR. DDR will have a basis in the properties equal to the purchase price. However, the exchange will be a fully taxable transaction to BP. BP will recognize gain on the transaction in an amount equal to the excess of the purchase price over its adjusted basis in the properties transferred. BP will recognize loss on the transaction in an amount equal to the excess of its adjusted basis in the properties over the purchase price. The recognition of any loss is subject to a number of limitations set forth in the Code. The character of any gain or loss as capital or ordinary will depend upon the nature of the properties in the hands of BP at the time of the exchange.

  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED
                              STOCKHOLDER MATTERS

     The following table shows the high and low sales price of our common shares on the New York Stock Exchange (the "NYSE") composite tape for the quarterly periods indicated and the dividends declared per common share with respect to each such quarter:

                                                            HIGH      LOW     DIVIDENDS
                                                           ------   -------   ---------
2001
First....................................................  $15.20   $12.875     $ .37
Second...................................................   18.60     14.23       .37
Third....................................................   19.22     15.76       .37
Fourth...................................................   19.38     17.16       .37
                                                                                -----
                                                                                $1.48
                                                                                =====
2000
First....................................................  $13 7/8  $    11     $ .36
Second...................................................  15 7/8    13 1/2       .36
Third....................................................  16 1/4    12 3/4       .36
Fourth...................................................  13 3/4    11 5/8       .36
                                                                                -----
                                                                                $1.44
                                                                                =====
1999
First....................................................  $18 1/2  $13 5/8     $ .35
Second...................................................  17 1/2    13 7/8       .35
Third....................................................  16 5/8   13 5/16       .35
Fourth...................................................  14 7/8   12 5/16       .35
                                                                                -----
                                                                                $1.40
                                                                                =====

     The approximate number of record holders of our common shares (our only class of common equity) on December 31, 2001, was 520 and the approximate number of beneficial owners of such shares was 23,000.

     We intend to continue to declare quarterly dividends on our common shares. However, no assurances can be made as to the amounts of future dividends, since such dividends are subject to our cash flow from operations, earnings, financial condition, capital requirements and such other factors as the Board of Directors considers relevant. We are required by the Code to distribute at least 90% of our REIT taxable income. The amount of cash available for dividends is impacted by capital expenditures and debt service requirements to the extent that we were to fund such items out of cash flow from operations.

     On January 2, 2002, the last reported sale price on the NYSE was $18.80 per common share.

                          DESCRIPTION OF COMMON SHARES

GENERAL

     Our articles of incorporation authorize us to issue up to 100,000,000 common shares, without par value. As of December 31, 2001, we had 59,454,648 common shares issued and outstanding. In addition, we have reserved an aggregate of 4,837,600 common shares for issuance upon the exercise of options under our employee share option plan (the "Stock Option Plan"), under our Equity-Based Award Plans, and for issuance upon the exercise of options granted to our directors and others. Our common shares are listed on the New York Stock Exchange under the symbol "DDR." National City Bank, Cleveland, Ohio, is the transfer agent and registrar of the common shares.

     The following description of our common shares sets forth certain of their general terms and provisions. The following description of our common shares is in all respects subject to and qualified by reference to the applicable provisions of the Articles and our Code of Regulations (the "Code of Regulations").

     Holders of our common shares are entitled to receive dividends when, as, and if declared by our Board of Directors, out of funds legally available therefor. Any payment and declaration of dividends by us on our common shares and purchases thereof will be subject to certain restrictions if we fail to pay dividends on any outstanding preferred shares. If we are liquidated, dissolved or involved in any winding-up, the holders of our common shares are entitled to receive ratably any assets remaining after we have fully paid all of our liabilities, including the preferential amounts we owe with respect to any preferred shares. Holders of our common shares possess ordinary voting rights, with each share entitling the holder to one vote. Holders of our common shares have cumulative voting rights in the election of directors. Holders of our common shares do not have preemptive rights, which means that they have no right to acquire any additional common shares that we may subsequently issue.

     All of our common shares now outstanding are, and any common shares offered hereby when issued will be, fully paid and nonassessable.

RESTRICTIONS ON OWNERSHIP

     In order for us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. Individual is defined in the Code to include certain entities. In addition, our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Additionally, certain other requirements must be satisfied.

     To assure that five or fewer individuals do not own more than 50% in value of our outstanding common shares, our Articles provide that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 5% (the "Ownership Limit") of our outstanding common shares. Shareholders whose ownership exceeded the Ownership Limit immediately after the initial public offering ("IPO") may continue to own common shares in excess of the Ownership Limit and may acquire additional shares through the Stock Option Plan, through any dividend reinvestment plan adopted by us (a "Dividend Reinvestment Plan") or from other existing shareholders who exceed the Ownership Limit, but may not acquire additional shares from those sources if the result would be that the five largest beneficial owners of common shares hold more than 49.6% of our outstanding common shares. In addition, because rent from a Related Party Tenant (any tenant 10% of which is owned, directly or constructively, by a REIT, including an owner of 10% or more of a
REIT) is not qualifying rent for purposes of the gross income tests under the Code, our Articles provide that no individual or entity may own, or be deemed to own by virtue of the attribution provisions of the Code (which differ from the attribution provisions applied to the Ownership Limit), in excess of 9.8% of our outstanding common shares (the "Related Party Limit"). Our Board of Directors may waive the Ownership Limit and the Related Party Limit (the Related Party Limit has been waived with respect to the shareholders who exceeded the Related Party Limit immediately after the IPO) if an opinion of counsel or a ruling from the IRS is provided to the Board of Directors to the effect that that ownership will not then or in the future jeopardize our status as a REIT. As a condition of any waiver, our

Board of Directors will require appropriate representations and undertakings from the applicant with respect to preserving our REIT status.

     The preceding restrictions on transferability and ownership of common shares may not apply if our Board of Directors determines that it is no longer in our best interests to continue to qualify as a REIT. The Ownership Limit and the Related Party Limit will not be automatically removed even if the REIT provisions of the Code are changed to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. In addition to preserving our status as a REIT, the effects of the Ownership Limit and the Related Party Limit are to prevent any person or small group of persons from acquiring unilateral control of us. Any change in the Ownership Limit requires an amendment to the Articles, even if our Board of Directors determines that maintenance of REIT status is no longer in our best interests. Amendments to the Articles require the affirmative vote of holders owning a majority of our outstanding common shares. If it is determined that an amendment would materially and adversely affect the holders of any class of preferred shares, that amendment also would require the affirmative vote of holders of two-thirds of the affected class of preferred shares.

     If common shares in excess of the Ownership Limit or the Related Party Limit, or common shares which would cause the REIT to be beneficially or constructively owned by less than 100 persons or would result in us being "closely held" within the meaning of Section 856(h) of the Code, are issued or transferred to any person, the issuance or transfer will be null and void to the intended transferee. The intended transferee will not acquire rights to the shares. Common shares transferred or proposed to be transferred in excess of the Ownership Limit or the Related Party Limit or which would otherwise jeopardize our REIT status ("Excess Shares") will be subject to repurchase by us. The purchase price of any Excess Shares will be equal to the lesser of (i) the price in the proposed transaction and (ii) the fair market value of the shares reflected in the last reported sale price for the common shares on the trading day immediately preceding the date on which we or our designee determine to exercise our repurchase right, if the shares are then listed on a national securities exchange, or such price for the shares on the principal exchange, if they are then listed on more than one national securities exchange, or, if the common shares are not then listed on a national securities exchange, the latest bid quotation for the common shares if they are then traded over-the-counter, or, if such quotation is not available, the fair market value as determined by our Board of Directors in good faith, on the last trading day immediately preceding the day on which notice of the proposed purchase is sent by us. From and after the date fixed for purchase of Excess Shares by us, the holder of the Excess Shares will cease to be entitled to distribution, voting rights and other benefits with respect to the Excess Shares except the right to payment of the purchase price for the Excess Shares. Any dividend or distribution paid to a proposed transferee on Excess Shares will be repaid to us upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring the Excess Shares and to hold the Excess Shares on our behalf.

     All certificates representing our common shares bear a legend referring to the restrictions described above.

     Our Articles provide that all persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of our outstanding common shares must file an affidavit with us containing information specified in the Articles each year by January 31. In addition, each of those shareholders will upon demand be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares as our Board of Directors deems necessary for us to comply with the provisions of the Code as applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

                  CERTAIN ANTI-TAKEOVER PROVISIONS OF OHIO LAW

     Certain provisions of Ohio law may have the effect of discouraging or rendering more difficult an unsolicited acquisition of a corporation or its capital stock to the extent the corporation is subject to those provisions. We have opted out of two such provisions. We remain subject to the provisions described below.

     Chapter 1704 of the Ohio Revised Code prohibits certain transactions, including mergers, sales of assets, issuances or purchases of securities, liquidation or dissolution, or reclassifications of the then outstanding shares of an Ohio corporation with fifty or more shareholders involving, or for the benefit of, certain holders of shares representing 10% or more of the voting power of the corporation (any such shareholder, a "10% Shareholder"), unless:

          (i) the transaction is approved by the directors before the 10% Shareholder becomes a 10% Shareholder;

          (ii) the acquisition of 10% of the voting power is approved by the directors before the 10% Shareholder becomes a 10% Shareholder; or

          (iii) the transaction involves a 10% Shareholder who has been a 10% Shareholder for at least three years and is approved by holders of two-thirds of our voting power and the holders of a majority of the voting power not owned by the 10% Shareholder, or certain price and form of consideration requirements are met.

     Chapter 1704 of the Ohio Revised Code may have the effect of deterring certain potential acquisitions of us which might be beneficial to shareholders.

     Section 1707.041 of the Ohio Revised Code regulates certain "control bids" for corporations in Ohio with 50 or more shareholders that have significant Ohio contacts and permits the Ohio Division of Securities to suspend a control bid if certain information is not provided to offerees.

                               LEGAL PROCEEDINGS

     Other than as described in Risk Factors on page 2 under the caption "Our Results of Operations may be Affected by a Judgment Entered Against Us" and other than routine litigation and administrative proceedings arising in the ordinary course of business, we are not presently involved in any litigation nor, to our knowledge, is any litigation threatened against us or our properties which is reasonably likely to have a material adverse effect on our liquidity or results of operations.

                     PRINCIPAL SHAREHOLDERS OF THE COMPANY

     The following table sets forth certain information regarding the beneficial ownership of common shares of the Company as of December 31, 2001, except as otherwise disclosed in the notes below, by (a) the Company's directors and director nominees, (b) each other person who is known by the Company to own beneficially more than 5% of the outstanding common shares based on a review of filings with the Securities and Exchange Commission, (c) the Company's Chief Executive Officer and the Company's other executive officers named in the Summary Compensation Table, and (d) the Company's executive officers and directors as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all common shares set forth opposite their respective names.

                                                                  NUMBER OF
                                                                COMMON SHARES      PERCENTAGE
                                                              BENEFICIALLY OWNED   OWNERSHIP
                                                              ------------------   ----------
Bert L. and Iris S. Wolstein................................      4,398,490           7.0%
  34555 Chagrin Boulevard
  Moreland Hills, Ohio 44022
LaSalle Investment Management (Securities), LP..............      3,417,334(1)        5.5
  200 East Randolph Drive
  Chicago, Illinois 60601
LaSalle Investment Management, Inc..........................        738,071(1)        1.2
  200 East Randolph Drive
  Chicago, Illinois 60601
Stichting Pensioenfonds ABP.................................      3,143,026(2)        5.0
  Oude Lindestraat 70
  Postbus 2889
  6401 DL Heerlen, The Netherlands
Scott A. Wolstein...........................................      3,541,314(3)        5.7
James A. Schoff.............................................        718,617(4)        1.1
David M. Jacobstein.........................................        249,865(5)          *
Daniel B. Hurwitz...........................................        164,030(6)          *
Joan U. Allgood.............................................        149,001(7)          *
William H. Schafer..........................................        189,642(8)          *
Eric M. Mallory.............................................         89,390(9)          *
Joseph G. Padanilam.........................................         16,646(10)         *
Richard E. Brown............................................         23,457(11)         *
Albert T. Adams.............................................         30,816(12)         *
Dean S. Adler...............................................         10,816(13)         *
Terrance R. Ahern...........................................          6,816(14)         *
Robert H. Gidel.............................................          9,816(15)         *
William N. Hulett III.......................................         21,166(16)         *
Barry A. Sholem.............................................         10,816(13)         *
All Current Executive Officers, Directors and Director
  Nominees as a Group (15 persons)..........................      5,232,208           8.4%

---------------

  *  Less than 1%

 (1) According to a report on Schedule 13G filed with the Securities and Exchange Commission on February 13, 2001, LaSalle Investment Management, Inc. ("LaSalle Investment"), a registered investment adviser, beneficially owned 738,071 of the common shares outstanding as of December 31, 2000, and LaSalle Investment Management (Securities), L.P. ("LaSalle Securities"), a registered investment adviser, beneficially owned 3,417,334 common shares as of December 31, 2000. In that

     Schedule 13G: (a) LaSalle Investment disclosed that it has sole voting and dispositive power over 178,571 of those common shares, and shared voting and dispositive power over 559,500 of those common shares; and (b) LaSalle Securities disclosed that it has sole voting power over 254,300 of those common shares, shared voting power over 3,048,538 of those common shares, sole dispositive power over 207,200 of those common shares and shared dispositive power over 3,210,134 of those common shares. In that Schedule 13G LaSalle Investment and LaSalle Securities disclosed that they are a "group" for federal securities law purposes.

 (2) According to a report on Schedule 13D filed with the Securities and Exchange Commission on August 17, 2000, Stichting Pensioenfonds ABP ("Stichting"), a Netherlands-based entity whose principal business is investing funds held on behalf of public sector employees of The Kingdom of the Netherlands, beneficially owned 3,143,026 of the common shares outstanding. In that Schedule 13D Stichting disclosed that it has sole voting and dispositive power with respect to all 3,143,026 common shares.

 (3) Includes 2,221,768 common shares subject to options currently exercisable or exercisable within 60 days. Does not include common shares acquired through our dividend reinvestment plan.

 (4) Does not include any of the following common shares, beneficial ownership of which is disclaimed by Mr. Schoff: (a) 805 common shares owned by Mr. Schoff's daughter, (b) 1,997 common shares owned by Mr. Schoff's son, (c) 816 common shares owned by an individual retirement account held by Mr. Schoff's wife, and (d) 2,000 common shares owned by a partnership in which Mr. Schoff owns a one-half interest. Includes 173,073 common shares subject to options currently exercisable or exercisable within 60 days.

 (5) Includes 300 common shares held in a custodial account for the benefit of Mr. Jacobstein's nephew and 226,906 common shares subject to options currently exercisable or exercisable within 60 days.

 (6) Includes 149,892 common shares subject to options currently exercisable or exercisable within 60 days.

 (7) Does not include 2,000 common shares owned by Mrs. Allgood's husband, beneficial ownership of which is disclaimed by Mrs. Allgood. Includes 80,743 common shares subject to options currently exercisable or exercisable within 60 days.

 (8) Does not include any of the following common shares, beneficial ownership of which is disclaimed by Mr. Schafer: (a) 100 common shares owned by Mr. Schafer's father and (b) 100 common shares owned by Mr. Schafer's father-in-law. Includes 135,296 common shares subject to options currently exercisable or exercisable within 60 days.

(9) Includes 1,900 common shares held in custodial accounts for Mr. Mallory's two children and 72,104 common shares subject to options currently exercisable or exercisable within 60 days.

(10) Includes 12,993 common shares subject to options currently exercisable or exercisable within 60 days.

(11) Includes 20,376 common shares subject to options currently exercisable or exercisable within 60 days.

(12) Includes 30,666 common shares subject to options currently exercisable or exercisable within 60 days.

(13) Includes 10,666 common shares subject to options currently exercisable or exercisable within 60 days.

(14) Includes 6,666 common shares subject to options currently exercisable or exercisable within 60 days.

(15) Includes 3,000 shares owned by a partnership in which Mr. Gidel and his wife have a one-half interest and 6,666 common shares subject to options currently exercisable or exercisable within 60 days.

(16) Includes 20,666 common shares subject to options currently exercisable or exercisable within 60 days.

                        DIRECTORS AND EXECUTIVE OFFICERS

                                                                                           PERIOD
                                                                                         OF SERVICE
NAME AND AGE                               POSITION AND OFFICE WITH THE COMPANY          AS DIRECTOR
------------                               ------------------------------------        ---------------
Scott A. Wolstein....................  Chairman of the Board of Directors of the       11/92 - Present
  49                                   Company and Chief Executive Officer of the
                                       Company
James A. Schoff......................  Vice Chairman of the Board of Directors of      11/92 - Present
  55                                   the Company and Chief Investment Officer of
                                       the Company
David M. Jacobstein..................  President and Chief Operating Officer of the     5/00 - Present
  55                                   Company and a Director
William N. Hulett III................  Director                                         2/93 - Present
  58
Albert T. Adams......................  Director                                         4/96 - Present
  51
Dean S. Adler........................  Director                                         5/97 - Present
  44
Barry A. Sholem......................  Director                                         5/98 - Present
  46
Terrance R. Ahern....................  Director                                         5/00 - Present
  46
Robert H. Gidel......................  Director                                         5/00 - Present
  50
Daniel B. Hurwitz....................  Executive Vice President of the Company
  37
Joan U. Allgood......................  Senior Vice President and General Counsel of
  49                                   the Company and Secretary
William H. Schafer...................  Senior Vice President and Chief Financial
  43                                   Officer of the Company and Treasurer
Eric M. Mallory......................  Senior Vice President of Development of the
  41                                   Company
Richard E. Brown.....................  Senior Vice President of Asset Management and
  50                                   Operations of the Company
Joseph G. Padanilam..................  Vice President of Investment and Planning of
  35                                   the Company

     Scott A. Wolstein has been the Chief Executive Officer and a Director of the Company since its organization in 1992. Mr. Wolstein has been Chairman of the Board of Directors of the Company since May 1997 and was President of the Company from its organization until May 1999, when Mr. Jacobstein joined the Company. Prior to the organization of the Company, Mr. Wolstein was a principal and executive officer of DDG, the Company's predecessor. Mr. Wolstein is a graduate of the Wharton School at the University of Pennsylvania and of the University of Michigan Law School. He is currently a member of the Board of the National Association of Real Estate Investment Trusts (NAREIT), the International Council of Shopping Centers, the Real Estate Roundtable, the Zell-Lurie Wharton Real Estate Center and Cleveland Tomorrow and serves as the Chairman of the State of Israel Bonds, Cleveland Chapter. Mr. Wolstein is also a member of the Urban Land Institute and the Pension Real Estate Association
(PREA). He has also served as President of the Board of Trustees of the United Cerebral Palsy Association of Greater Cleveland and as a member of the Board of the Great Lakes Theater Festival, The Park Synagogue and the Convention and Visitors Bureau of Greater Cleveland.

     James A. Schoff has been the Vice Chairman of the Board of Directors and Chief Investment Officer of the Company since March 1998. From the organization of the Company until March 1998, Mr. Schoff served as Executive Vice President, Chief Operating Officer and a Director of the Company. Prior to the organization of the Company, Mr. Schoff was a principal and executive officer of DDG. After graduating from Hamilton College and Cornell University Law School, Mr. Schoff practiced law with the firm of Thompson, Hine and Flory LLP in Cleveland, Ohio, where he specialized in the acquisition and syndication of real estate properties. Mr. Schoff serves as a member of the Executive Committee and the Board of Trustees for the Western Reserve Historical Society and the National Conference for Community and Justice.

     David M. Jacobstein has been the President and Chief Operating Officer of the Company since May 1999. From 1986 until the time he joined the Company, Mr. Jacobstein was employed by Wilmorite, Inc., a Rochester, New York-based shopping center developer where most recently he served as Vice Chairman and Chief Operating Officer. Mr. Jacobstein is a graduate of Colgate University and George Washington University Law School. Prior to joining Wilmorite, Mr. Jacobstein practiced law with the firms of Thompson, Hine & Flory in Cleveland, Ohio, and Harris, Beach & Wilcox in Rochester, where he specialized in corporate and securities law.

     William N. Hulett III has been managing member of Fame Development, Ltd., a residential real estate developer since June 1999. From June 1997 to June 1998, Mr. Hulett served as President and Chief Executive Officer of BridgeStreet Accommodations, Inc. ("BridgeStreet"), an American Stock Exchange listed company in the extended stay lodging industry and from June 1998 to June 1999 he served as Vice Chairman of the Board of Directors of BridgeStreet. From September 1995 to May 1997, Mr. Hulett was the Co-Chairman and Chief Executive Officer of the Rock and Roll Hall of Fame and Museum in Cleveland, Ohio. From May 1981 to May 1993, Mr. Hulett was the President of Stouffer Hotel Company, the owner of a national hotel chain. Prior to that time, Mr. Hulett served as Vice President of Operations for Westin Hotels, then based in Seattle, Washington. Mr. Hulett is also a director of Cuyahoga Community College.

     Albert T. Adams has been a partner with the law firm of Baker & Hostetler LLP in Cleveland, Ohio, since 1984 and has been associated with the firm since 1977. Mr. Adams is a graduate of Harvard College, Harvard Business School and Harvard Law School. He serves as a member of the Board of Trustees of the Greater Cleveland Roundtable and of the Western Reserve Historical Society. Mr. Adams also serves as a director of Associated Estates Realty Corporation, Boykin Lodging Company, Captec Net Lease Realty, Inc., and Dairy Mart Convenience Stores, Inc.

     Dean S. Adler is currently a principal with Lubert-Adler Partners, L.P. ("Lubert-Adler"), a private equity real estate investment company which he co-founded in 1997. Lubert-Adler currently manages over $1 billion in equity and $3 billion in assets. From 1987 through 1996, Mr. Adler was a principal and co-head of the private equity group of CMS Companies. Mr. Adler is a graduate of the Wharton School and the University of Pennsylvania Law School. He was an instructor at the Wharton School between 1981 and 1983. He currently serves as a member of the Board of Directors of The Lane Company, Electronics Boutique, Inc., and Trans World Entertainment Corporation. Mr. Adler has served on such community boards as the UJA National Young Leadership Cabinet and he is currently a member of the Alexis de Tocqueville Society and is co-chairman of The Walt Frazier Youth Foundation.

     Barry A. Sholem is currently the Co-Chairman and Managing Director of Donaldson, Lufkin & Jenrette, Inc. Real Estate Capital Partners, a $2 billion real estate fund which invests in a broad range of real estate-related assets, which he formed in January 1995. Prior to joining Donaldson, Lufkin & Jenrette, Inc., Mr. Sholem was with Goldman, Sachs & Co. for 15 years and was head of the Real Estate Principal Investment Area for Goldman, Sachs & Co. on the West Coast. Mr. Sholem is a graduate of Brown University and Northwestern University's J.L. Kellogg Graduate School of Management. He is currently active in the Urban Land Institute (RCMF Council), the International Council of Shopping Centers, the U.C. Berkeley Real Estate Advisory Board and the Business Roundtable.

     Terrance R. Ahern is a co-founder and principal of The Townsend Group, an institutional real estate consulting firm formed in 1986 which represents primarily tax-exempt clients such as public and private pension plans, endowment, foundation and multi-manager investments. Mr. Ahern was formerly a member of the Board of Directors of PREA and the Board of Governors of NAREIT. Prior to founding The Townsend Group, Mr. Ahern was a Vice President of a New York-based real estate investment firm and was engaged in the private practice of law. Mr. Ahern received a B.A. and J.D. from Cleveland State University.

     Robert H. Gidel is the managing partner of Liberty Partners, LP, an investment partnership formed to purchase securities interests in private and public real estate companies. From 1997 through 1998, he was President and Chief Executive Officer of Meridian Point VIII, an industrial REIT based in San Francisco. Prior to Meridian, he was President and Chief Operating Officer of Paragon Group, a multi-family REIT based in Dallas, Texas, from 1995 through 1997. During 1993 through 1995, he was President and Chief Executive Officer of Brazos Partners based in Dallas, Texas. Prior to this, Mr. Gidel was a managing director and member of the board of directors of Alex. Brown Kleinwort Benson Realty Advisors, a real estate investment management firm formed in 1990 as a result of the merger of Alex. Brown Realty Advisors (commonly known as ABRA) and Financial Investment Advisors. Mr. Gidel had been president of ABRA since 1986. From 1981 through 1985, Mr. Gidel served in a wide range of positions at Heller Financial and its subsidiary, Abacus Real Estate Finance. He is a graduate of the University of Florida's Warrington College of Business with a major in real estate. Mr. Gidel is currently the chairman of the Real Estate Advisory Board at the Warrington College of Business and a Hoyt Fellow at the Homer Hoyt Institute.

     Daniel B. Hurwitz was appointed Executive Vice President in June 1999. Mr. Hurwitz most recently served as Senior Vice President and Director of Real Estate and Development for Reading, Pennsylvania based Boscov's Department Store, Inc., a privately held department store chain, from 1991 until he joined the Company. Prior to Boscov's, Mr. Hurwitz served as Development Director for The Shopco Group, a New York City based developer of regional shopping malls. Mr. Hurwitz is a graduate of Colgate University, and the Wharton School of Business Executive Management Program at the University of Pennsylvania. He is a member of the International Council of Shopping Centers, Urban Land Institute, and has served as a Board member of the Colgate University Alumni Corporation, Reading JCC, American Cancer Society (Regional), and the Greater Berk's Food Bank.

     Joan U. Allgood has been a Senior Vice President and General Counsel of the Company since May 1999, a Vice President and General Counsel of the Company since its organization as a public company in 1993 and General Counsel of its predecessor entities since 1987. Mrs. Allgood practiced law with the firm of Thompson, Hine and Flory LLP from 1983 to 1987, and is a graduate of Denison University and Case Western Reserve University School of Law.

     William H. Schafer has been a Senior Vice President and Chief Financial Officer of the Company since May 1999, Vice President and Chief Financial Officer of the Company since its organization as a public company in 1993 and the Chief Financial Officer of its predecessor entities since April 1992. Mr. Schafer joined the Cleveland, Ohio, office of the Price Waterhouse LLP accounting firm in 1983 and served there as a Senior Manager from July 1990 until he joined the organization in 1992. Mr. Schafer graduated from the University of Michigan with a Bachelor of Arts degree in Business Administration.

     Eric M. Mallory has been the Senior Vice President of Development since May 1999, and Vice President of Development since April 1999. Prior to that Mr. Mallory was Executive Vice President of PREIT-Rubin, Inc. in Philadelphia since 1993. Mr. Mallory is a graduate of the University of Pittsburgh and received his MBA from the University of Evansville.

     Richard E. Brown has been the Senior Vice President of Asset Management and Operation since February 2001 and Vice President of the department since January 2000. Prior to joining the Company, Mr. Brown was Vice President of Asset Management of PREIT-Rubin, Inc., in Philadelphia, Pennsylvania since 1996 and Vice President of Retail Asset Management of the Balcor Company, in Chicago since 1987. Mr. Brown is a Canadian chartered accountant and received his Bachelor of Commerce from Carleton University, in Ottawa, Canada.

     Joseph G. Padanilam has been Vice President of Investment and Planning since July 2000, and Vice President of Tax since October 1998. Prior to that Mr. Padanilam most recently served as a Senior Manager at

PricewaterhouseCoopers LLP, which he joined in 1990. Mr. Padanilam is a graduate of the University of Notre Dame and received his MBA from Washington University in St. Louis.

COMMITTEES OF THE BOARD OF DIRECTORS

     During the fiscal year ended December 31, 2001, the Board of Directors held four meetings. The Board of Directors has a Dividend Declaration Committee, an Executive Compensation Committee, a Granting Committee, a Nominating Committee, a Pricing Committee and an Audit Committee. Each director attended more than 75% of the aggregate number of meetings of the Board of Directors and committees on which he served in 2001.

  DIVIDEND DECLARATION COMMITTEE

     The Dividend Declaration Committee, which consists of Messrs. Wolstein, Adams and Jacobstein, determines if and when the Company should declare dividends on its capital stock and the amount thereof, consistent with the dividend policy adopted by the Board of Directors. The Dividend Declaration Committee held four meetings in 2001.

  EXECUTIVE COMPENSATION COMMITTEE

     The Executive Compensation Committee, which consists of Messrs. Adams, Adler, Gidel and Sholem, determines compensation for the Company's executive officers and administers the Company's stock option and equity-based award plans. The Executive Compensation Committee held three meetings in 2001.

  GRANTING COMMITTEE

     The Granting Committee was established in order to comply with Rule 16b-3 promulgated under the Securities Exchange Act of 1934. The Granting Committee, which consists of Messrs. Adler, Hulett and Sholem, determines if and when the Company should grant stock options and other equity-based awards to executive officers, and the terms of such awards, consistent with the policy adopted by the Board of Directors and pursuant to the terms of the Developers Diversified Realty Corporation 1992 Employees' Share Option Plan, the 1996 Developers Diversified Realty Corporation Equity-Based Award Plan and the 1998 Developers Diversified Realty Corporation Equity-Based Award Plan. The Granting Committee held one meeting in 2001.

  NOMINATING COMMITTEE

     The Nominating Committee, which consists of Messrs. Adams, Adler, Ahern and Hulett, nominates candidates for election to the Board of Directors and will consider suggestions forwarded by shareholders to the Secretary of the Company concerning qualified candidates for election as directors. The Nominating Committee held two meetings in 2001.

  PRICING COMMITTEE

     The Pricing Committee, which consists of Messrs. Wolstein, Adams, and Schoff, is authorized to approve the price and terms of offerings of the Company's debt and equity securities. The Pricing Committee did not hold any meetings in 2001.

  AUDIT COMMITTEE

     The Audit Committee, which consists of Messrs. Ahern, Gidel and Sholem, makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the audit plans and results of the audit engagement, approves professional services provided by the independent public accountants and reviews the independence of the independent public accountants. The Audit Committee held two meetings in 2001.

COMPENSATION OF DIRECTORS

     During 2001, the Company paid an annual fee of $20,000, plus a fee of $1,000 for each Board and/or committee meeting attended, or $500 for each telephonic meeting attended, to its directors who are not employees or officers of the Company. Each non-employee director received options to purchase 5,000 common shares. Each non-employee director is also reimbursed for expenses incurred in attending meetings.

     Non-employee directors are permitted to defer all or a portion of their fees pursuant to the Company's Directors' Deferred Compensation Plan. The plan is unfunded and participants' contributions are converted to units, the value of which fluctuates according to the market value of the common shares. Messrs. Adams, Adler and Ahern elected to defer their 2001 fees pursuant to the plan. During their terms as directors, Messrs. Adams, Adler, Ahern and Hulett have deferred compensation represented by 14,745, 4,700, 2,652 and 6,591 units, respectively. As of December 31, 2001, those units were valued at $281,620 for Mr. Adams, $89,767 for Mr. Adler, $50,663 for Mr. Ahern and $125,894 for Mr. Hulett. Pursuant to a previous election, Mr. Hulett received a payment from the Company in 2001, for 2,111 of his units which was valued at $40,170.

                             EXECUTIVE COMPENSATION

     The following information is set forth with respect to the Company's Chief Executive Officer and the other four most highly compensated executive officers, each of whom was serving as an executive officer at December 31, 2000 (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                           LONG TERM
                                                                      COMPENSATION AWARDS
                                                                    -----------------------
                                                                    RESTRICTED   SECURITIES
                                            ANNUAL COMPENSATION       STOCK      UNDERLYING      OTHER
                                 FISCAL   -----------------------    AWARD(S)     OPTIONS/    COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR    SALARY($)   BONUS($)(1)     ($)(2)      SARS(#)        ($)(3)
---------------------------      ------   ---------   -----------   ----------   ----------   ------------
Scott A. Wolstein..............   2000     527,082      393,750      516,866      164,063        53,460
  Chairman and Chief              1999     511,458      383,594      432,677      164,063        62,441
  Executive Officer               1998     500,000      425,000            0            0        47,132
James A. Schoff................   2000     352,082      175,000      147,660       46,875        33,717
  Vice Chairman and               1999     336,458      168,299      123,622       46,875        37,520
  Chief Investment Officer        1998     312,500      175,000            0            0        38,101
David M. Jacobstein............   2000     327,082      162,500      137,137       43,527        17,816
  President and Chief Operating   1999     203,125      101,563            0      300,000        39,879
  Officer(4)
Daniel B. Hurwitz..............   2000     302,082      150,000       84,410       26,786        12,904
  Executive Vice President(4)     1999     164,808      107,404(5)         0      200,000        19,215
Joan U. Allgood................   2000     226,520       56,250       56,254       17,857         6,500
  Senior Vice President and       1999     197,917       49,479       47,101       17,857         4,245
  General Counsel                 1998     175,000       50,000            0            0         1,969

---------------

(1) For a description of the method used in determining the bonuses paid to executive officers, see "Employment Agreements" and "Report of the Executive Compensation Committee of the Board of Directors."

(2) On November 29, 1999, Mr. Wolstein was granted 31,325 restricted common shares, Mr. Schoff was granted 8,950 restricted common shares and Mrs. Allgood was granted 3,410 restricted common shares. On March 1, 2000, Mr. Wolstein was granted 44,700 restricted common shares, Mr. Schoff was granted 12,770 restricted common shares, Mr. Jacobstein was granted 11,860 restricted common shares, Mr. Hurwitz was granted 7,300 restricted common shares and Mrs. Allgood was granted 4,865 restricted common shares. One-fifth of each grant vested on the date of the grant and an additional one-fifth vests on each anniversary date following the date of grant. Dividends on these restricted shares are paid to the individuals in cash.

(3) The dollar value, at December 31, 2000, of contributions of common shares made pursuant to the Company's Profit Sharing Plan and Trust Plan equaled $1,977, $1,919 $1,234 and $1,521, respectively, for Messrs. Wolstein, Schoff, Jacobstein and Hurwitz. The dollar value of contributions made pursuant to the Company's Elective Deferred Compensation Plan equaled $11,660, $3,343, $2,082, $2,387 and $4,117, respectively, for Messrs.
    Wolstein, Schoff, Jacobstein, Hurwitz and Mrs. Allgood. Messrs. Wolstein and Schoff each received $10,000 allowances and Mr. Jacobstein received a $1,900 allowance relating to fiscal year 2000 tax and financial planning expenses, and Messrs. Wolstein and Schoff received $12,035 and $4,073, respectively, for taxable payments on split dollar life insurance pursuant to their employment agreements, and Messrs. Wolstein, Schoff, Jacobstein and Hurwitz received $3,962, $8,902, $6,806 and $1,871, respectively, relating to automobile lease payments pursuant to their employment agreements. Messrs. Wolstein, Schoff, Jacobstein, Hurwitz and Mrs. Allgood received $13,826, $5,481, $5,794, $7,126 and $2,382, respectively, for the payment of country club dues.

(4) Mr. Jacobstein joined the Company in May 1999 and Mr. Hurwitz joined the Company in June 1999.

(5) Includes a $25,000 signing bonus paid to Mr. Hurwitz when he joined the Company.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to the awarding of options to purchase common shares in 2000 to the executive officers named in the Summary Compensation Table.

                                NUMBER OF      PERCENT OF
                                SECURITIES   TOTAL OPTIONS
                                UNDERLYING     GRANTED TO     EXERCISE                     GRANT DATE
                                 OPTIONS      EMPLOYEES IN     PRICE                        PRESENT
NAME                              (#)(1)     FISCAL YEAR(2)    ($/SH)    EXPIRATION DATE    VALUE($)
----                            ----------   --------------   --------   ---------------   ----------
Scott A. Wolstein.............   164,063          23.6%       $11.5625    March 1, 2010    $216,481(3)
James A. Schoff...............    46,875           6.7         11.5625    March 1, 2010      61,852(3)
David M. Jacobstein...........    43,527           6.3         11.5625    March 1, 2010      57,434(3)
Daniel B. Hurwitz.............    26,786           3.8         11.5625    March 1, 2010      35,344(3)
Joan U. Allgood...............    17,857           2.6         11.5625    March 1, 2010      23,562(3)

---------------

(1) Options vest in one-third increments on each of the first three consecutive anniversaries of the date of grant and may be exercised, if at all, only with respect to those options that are vested.

(2) Based on options to purchase an aggregate of 696,373 common shares granted to employees during 2000.

(3) Based on the Black-Scholes options pricing model, adapted for use in valuing stock options granted to executives. The following assumptions were used in determining the values set forth in the table: (a) expected volatility of 26.1786% which reflects the daily closing prices of the common shares on the New York Stock Exchange for the 12-month period ended March 1, 2000, (b) risk-free rates of return of 6.65% for the options which expire in March 2010 (the "Options") (which percentage represents the yield on a United States Government Zero Coupon bond with a 10-year maturity prevailing on the date on which the Options were granted), (c) dividend yield of 12.45% for the Options (which percentage represents an annualized distribution of $1.44 per Common Share divided by the exercise price of the Options), and (d) the exercise of the options at the end of their 10-year term. No adjustments were made for nontransferability or risk of forfeiture of the options. The calculations were made using a price per Common Share and option exercise price of $11.5625 for the Options. The estimated present values in the table are not intended to provide, nor should they be interpreted as providing, any indication or assurance concerning future values of the common shares.

AGGREGATE OPTION EXERCISES IN 2000 AND 2000 YEAR-END OPTION VALUES

     The following table sets forth information with respect to the value of options held by the executive officers named in the Summary Compensation Table on December 31, 2000.

                                                                NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED       IN-THE-MONEY
                                                                  OPTIONS AT 2000        OPTIONS AT 2000(1)
                                                                    YEAR-END(#)             YEAR-END($)
                                     SHARES                    ----------------------   --------------------
                                   ACQUIRED ON      VALUE           EXERCISABLE/            EXERCISABLE/
NAME                               EXERCISE(#)   REALIZED($)       UNEXERCISABLE           UNEXERCISABLE
----                               -----------   -----------   ----------------------   --------------------
Scott A. Wolstein................       0             0          2,010,973/273,439             0/287,192
James A. Schoff..................       0             0             127,325/78,125              0/82,055
David M. Jacobstein..............       0             0            100,000/243,527              0/76,194
Daniel B. Hurwitz................       0             0             66,666/160,120              0/46,889
Joan U. Allgood..................       0             0             108,119/29,762          1,934/31,259

---------------

(1) Based on the market price at $13.3125 per Common Share at the close of trading on December 29, 2000, the last trading day of 2000.

EMPLOYMENT AGREEMENTS

     The Company has entered into separate employment agreements with seven of its executive officers, including each of the named executive officers. The agreements with Messrs. Wolstein and Schoff were amended and restated in April 1999. Each of the employment agreements contains an "evergreen" provision which provides for an automatic extension of the agreement for an additional year at the end of each calendar year, subject to the right of either party to terminate by giving one year's prior written notice in the case of Messrs. Wolstein and Schoff, or by the Company giving 90 days' prior written notice in the case of Mr. Jacobstein, Mr. Hurwitz and Mrs. Allgood. Pursuant to their respective agreements, each of the named executive officers are required to devote their entire business time to the Company. The agreements provide for current annual base salaries of $525,000, $350,000, $325,000, $300,000 and $225,000 for Messrs.
Wolstein, Schoff, Jacobstein and Hurwitz and Mrs. Allgood, respectively. The Messrs. Wolstein, Schoff, Jacobstein and Hurwitz agreements provide for the use of an automobile and membership in a golf club and, in the case of Messrs. Wolstein and Schoff, membership in a business club. The agreements of Messrs. Wolstein, Schoff and Jacobstein include an allowance of $10,000 for each of Messrs. Wolstein and Schoff, and $5,000 for Mr. Jacobstein, for tax return preparation and financial planning services. Pursuant to the agreements, Mr. Wolstein is entitled to a bonus of from 50% to 125% of his annual base salary, Mr. Schoff is entitled to a bonus of from 25% to 100% of his annual base salary, Mr. Jacobstein is entitled to a bonus of from 25% to 100% of his annual base salary, Mr. Hurwitz is entitled to a bonus of from 25% to 75% of his base salary and Mrs. Allgood is entitled to a bonus of from 15% to 50% of her base salary. See "Report of the Executive Compensation Committee of the Board of
Directors -- Components of the Compensation Plan -- Bonuses" for a discussion of the methods used to determine these bonuses.

CHANGE IN CONTROL AGREEMENTS

     The Company has entered into a Change in Control Agreement with each executive officer who has an employment agreement, including each of the named executive officers. Under the agreements, certain benefits are payable by the Company if a "Triggering Event" occurs within two years (or three years for Messrs. Wolstein and Schoff) after a "Change in Control."

     A "Triggering Event" occurs if within two years (or three years in the case of Messrs. Wolstein and Schoff) after a Change in Control (a) the Company terminates the employment of the named executive officer, other than in the case of a "Termination For Cause" (as defined in the applicable Change in Control Agreement); (b) the Company reduces the named executive officer's title, responsibilities, power or authority in comparison with his or her title, responsibilities, power or authority at the time of the Change in Control; (c) the Company assigns the named executive officer duties which are inconsistent with the duties assigned to the named executive officer on the date on which the Change in Control occurred and which duties the Company persists in assigning to the named executive officer despite the prior written objection of that officer;
(d) the Company reduces the named executive officer's base compensation, his or her group health, life, disability or other insurance programs (including any such benefits provided to Executive's family), his or her pension, retirement or profit-sharing benefits or any benefits provided by the Company's Equity-Based Award Plans, or any substitute therefor, or excludes him or her from any plan, program or arrangement in which the other executive officers of the Company are included; or (e) the Company requires the named executive officer to be based at or generally work from any location more than 50 miles from the geographical center of Cleveland, Ohio.

     A "Change in Control" occurs if (a) any person or group of persons, acting alone or together with any of its affiliates or associates, acquires a legal or beneficial ownership interest, or voting rights, in 20% or more of the outstanding common shares; (b) at any time during a period of 24 consecutive months, individuals who were directors of the Company at the beginning of the period no longer constitute a majority of the members of the Board of Directors unless the election, or the nomination for election by the Company's shareholders, of each director who was not a director at the beginning of the period is approved by at least a majority of the directors who are in office at the time of the election or nomination and were directors at the beginning of the period; or (c) a record date is established for determining shareholders of the Company entitled to vote upon (i) a merger or consolidation of the Company with another real estate investment trust, partnership, corporation or other entity in which the Company is not the surviving or continuing entity or in which all or a substantial part of the outstanding shares are to be converted into or exchanged for cash, securities, or other property, (ii) a sale or other disposition of all or substantially all of the assets of the Company or (iii) the dissolution of the Company. The agreements of Messrs. Hurwitz and Mallory each provide that if certain conditions are met, a spin-off of the Company's real estate development business is not a Change in Control.

     Within 30 days after the occurrence of a Triggering Event, the Company must pay the named executive officer an amount equal to the sum of two times (or three times in the case of Messrs. Wolstein and Schoff) the maximum annual salary and bonus then payable to the officer. In addition, the Company agreed to continue to provide life and health insurance benefits that are comparable to or better than those provided to the named executive officer at the time of the Change in Control until the earlier of two years from the date of the Triggering Event and the date the named executive officer becomes eligible to receive comparable or better benefits from a new employer. The Company also agreed to continue its guarantees of loans described under the caption "Certain Transactions -- Guarantees of Loans" until the time such loans are repaid and not to direct or take any action to cause those loans to be accelerated or called prior to the maturity of the loans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Executive Compensation Committee were Albert T. Adams, Dean S. Adler, Robert H. Gidel and Barry A. Sholem. For a discussion of certain transactions between the Company and Mr. Adams, see "Certain Transactions."

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total return of a hypothetical investment in the common shares with the cumulative total return of a hypothetical investment in each of the Russell 2000 Index and the NAREIT Equity REIT Total Return Index based on the respective market prices of each such investment on the dates shown below, assuming an initial investment of $100 on January 1, 1996 and the reinvestment of dividends.

(PERFORMANCE GRAPH)

----------------------------------------------------------------------------------------------------------------
                                             1/1/96     12/31/96    12/31/97    12/31/98    12/31/99    12/31/00
----------------------------------------------------------------------------------------------------------------
 Developers Diversified Realty
   Corporation                               $100.00    $133.24     $146.38     $145.49     $116.19     $133.26
 Russell 2000 Index                          $100.00    $116.49     $142.55     $138.92     $168.46     $164.13
 NAREIT Equity Total Return Index            $100.00    $135.27     $162.67     $134.20     $128.00     $161.75

    REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

INTRODUCTION

     The compensation of the Company's executive officers is currently determined by the Executive Compensation Committee of the Company's Board of Directors (the "Committee"). In 2000, the Committee was comprised of Dean S. Adler, Chairman of the Committee, Albert T. Adams, Robert H. Gidel and Barry A. Sholem.

PHILOSOPHY

     The primary objectives of the Committee in determining executive compensation for 2000 were (a) to provide a competitive total compensation package that enables the Company to attract and retain qualified executives and align their compensation with the Company's overall business strategies and (b) to provide each executive officer with a significant equity stake in the Company through stock options and grants of restricted common shares. The Committee determines compensation for those officers considered "executive officers" under the rules and regulations of the Securities and Exchange Commission.

     To this end, the Committee determined executive compensation consistent with a philosophy of compensating executive officers based on their responsibilities, the Company's performance and the achievement of established annual goals. The primary components of the Company's executive compensation program are (a) base salaries and certain other annual compensation, (b) bonuses and (c) stock options, grants of restricted common shares and performance units. Each of these elements is discussed below.

COMPONENTS OF THE COMPENSATION PROGRAM

  BASE SALARIES AND CERTAIN OTHER ANNUAL COMPENSATION

     The base salaries and certain other annual compensation for the Company's executive officers in 2000 were determined with reference to the experience of the officers as compared to other executives in the REIT industry, the Company's past practice and comparisons of compensation paid by companies in two peer groups: REITs of similar size to the Company and REITs with retail assets as their primary focus. The Company engaged an outside consultant to assess the competitiveness of the Company's existing compensation plan. Fundamental requirements of the program include the establishment of competitive compensation levels and the setting of rewards consistent with individual contributions.

     After analysis, and based upon the recommendation of the Company's outside consultant, the Committee determined that, for 2000, the base salary of Mr. Wolstein should be increased to $525,000 per year in light of the compensation being paid to other chief executive officers in the REIT industry generally. Pursuant to their employment agreements, Messrs. Wolstein, Schoff, Jacobstein and Hurwitz receive certain additional benefits described under the heading "Executive Compensation -- Employment Agreements." The Committee believes that these benefits assist the Company by facilitating the development of important relationships between officers and members of the business community.

  BONUSES

     The Company bases annual performance bonuses upon the participants' levels of responsibility and salary, overall corporate performance and individual or qualitative performances. These bonus possibilities are in the form of threshold, target and maximum incentive opportunities which are attained if the Company reaches certain pre-determined performance benchmarks tied to Funds From Operations per Common Share and if the participants are given a favorable qualitative assessment of their individual contributions and efforts.

     The Committee determined that, although the Company achieved its Funds From Operations targets, the relative stability in the price of the common shares mandated that long-term incentive compensation, including bonuses, be awarded to executives at targeted levels and not at the higher maximum level. In 2000, Mr. Wolstein earned a bonus equal to 75% of his 2000 base salary, Messrs. Schoff, Jacobstein, and Herwitz, each earned a bonus equal to 50% of his 2000 base salary and Mrs. Allgood earned a bonus equal to 25% of her 2000 base salary.

  RESTRICTED SHARES AND PERFORMANCE UNITS

     Mr. Wolstein has received three awards of restricted common shares and two awards of performance units from the Company. Mr. Wolstein was granted 50,000 restricted common shares on July 17, 1996. The shares vested in 20% increments with the first 10,000 shares vesting on the date of the award. Mr. Wolstein was granted 31,325 restricted common shares on November 29, 1999. The shares vest annually in 20% increments with the first 6,265 shares vesting on the date of the award. Mr. Wolstein was granted 44,700 restricted common shares on March 1, 2000. The shares vest annually in 20% increments with the first 8,940 shares vesting on the date of the award. In 1996, Mr. Wolstein was granted 30,000 performance units that converted to a number of common shares determined by the performance of the common shares over the five-year period beginning on January 1, 1996. On December 31, 2000, the measurement period ended and, as a result, Mr. Wolstein received 30,000 common shares on January 1, 2001. In 2000, Mr. Wolstein was granted 30,000 performance units that will convert to a number of common shares based on the performance of the common shares over a four-year period ending December 31, 2004. Pursuant to the conversion formula, the minimum number of common shares Mr. Wolstein will receive is 30,000 and the maximum number is 200,000. The minimum 30,000 common shares received upon the conversion of the performance units granted in 2000 will vest on December 31, 2005 and the remaining common shares awarded will vest annually in 20% increments with the first 20% vesting on December 31, 2006. The grant of performance units to Mr. Wolstein was recommended by the Company's outside compensation consultant. Based on the recommendations of the Company's outside compensation consultant, in 2000 the Company granted 36,795 restricted common shares to its named executive officers (not including Mr. Wolstein) and an aggregate of 9,730 restricted common shares to certain executive officers of the Company in addition to Messrs. Wolstein, Schoff, Jacobstein, Hurwitz and Mrs. Allgood. Grants of performance units and restricted common shares reinforce the long-term goal of increasing shareholder value by providing the proper nexus between the interests of management and the interests of the Company's shareholders.

  STOCK OPTIONS

     All of the Company's executive officers are eligible to receive options to purchase common shares of the Company pursuant to the Developers Diversified Realty Corporation 1992 Employees' Share Option Plan (the "Employees' Share Option Plan"), the 1996 Developers Diversified Realty Corporation Equity-Based Award Plan (the "1996 Award Plan") and the 1998 Developers Diversified Realty Corporation Equity-Based Award Plan (the "1998 Plan"). The Company believes that stock option grants are a valuable motivating tool and provide a long-term incentive to management. Stock option grants reinforce the long-term goal of increasing shareholder value by providing the proper nexus between the interests of management and the interests of the Company's shareholders.

                        EXECUTIVE COMPENSATION COMMITTEE

                            Dean S. Adler, Chairman
                                Albert T. Adams
                                Robert H. Gidel
                                Barry A. Sholem

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

GUARANTEES OF LOANS

     In November 1998, the Company guaranteed obligations of certain of its executive officers under a personal loan program provided to those executive officers by The First National Bank of Chicago, as agent, and certain other banks. The executive officers used proceeds of the loans to purchase common shares from the Company and to exercise options to purchase common shares. Each loan is an unsecured obligation of the respective officer. Each executive officer has agreed to reimburse the Company for any amounts paid by the Company to satisfy that executive officer's obligations under the loan program as a result of the Company's guarantee.

     The Company guaranteed loans, in the amount listed after the executive officer's name, for the following: Scott A. Wolstein -- $8,250,000, James A. Schoff -- $3,750,000, William H. Schafer -- $550,000. In addition, the Company guaranteed a loan in the amount of $750,000 to Loren Henry, an employee of Coventry Real Estate Partners, Ltd., a partnership in which the Company has an economic interest. In addition, the Company guaranteed loans, in amounts ranging from $25,250 to $1,000,000, for two other executive officers and four other executive officers who have subsequently resigned from the Company. The amounts guaranteed have not changed since the date of the loan.

LOANS TO EXECUTIVE OFFICERS

     In August 1998, the Board of Directors authorized the Company to, from time to time, lend Scott A. Wolstein up to $400,000 to reduce the outstanding principal balance of, and to prevent the sale of common shares from a margin account loan secured by common shares owned by Mr. Wolstein. Any such loan is evidenced by a promissory note, bears interest at an annual rate of LIBOR plus the applicable spread based on the Company's revolving credit facility, which approximates the Company's cost of borrowing, and is payable 90 days from the date of the loan. No such loans have been made since 1999. The largest principal amount outstanding during 1999 was $90,000.

     In connection with certain executive officers joining the Company we have loaned such officers funds to assist them with certain expenses incurred with their relocation. Those loans are described in the table below.

                                                                            OCTOBER 31, 2001
                 EXECUTIVE OFFICER               YEAR OF RELOCATION/LOAN      LOAN BALANCE      INTEREST RATE
                 -----------------               -----------------------    ----------------    -------------
 1.  Daniel B. Hurwitz.........................           1999                  $95,423              6.2%
 2.  David M. Jacobstein.......................           1999                  $29,815              6.2%
 3.  Eric M. Mallory...........................           1999                  $22,510             6.52%
 4.  Richard E. Brown..........................           2000                  $17,750             4.94%

MANAGEMENT FEES

     The Company received management and leasing fee income of approximately $199,816 in 2000 pursuant to management agreements with certain partnerships owned by Mr. B. Wolstein, the father of Mr. Scott A. Wolstein and the founder of the Company.

LEASE OF CORPORATE HEADQUARTERS

     As a result of its rapid growth and expansion, the Company moved to a new headquarters in 1999. However, the Company continues to make payments required under the lease of its prior corporate headquarters in Moreland Hills, Ohio, which was leased from the spouse of Mr. B. Wolstein and the mother of Mr. Scott
A. Wolstein. Annual rental payments aggregating $599,723 were made in 2000 by the Company; however, the Company subleases a portion of this space and, as a result, the Company received $373,702 in payments from third parties. Rental payments made by the Company under the lease include the payment of all maintenance and insurance expenses, real estate taxes and operating expenses over a base year amount. The Company occupied the space pursuant to the terms of a lease which expires on December 31, 2009.

PROPERTY ACQUISITIONS AND TRANSFERS

     In August 2000, the Company paid approximately $1,255,500 for residual land at the Company's shopping center in Aurora, Ohio, to a limited partnership owned by Mr. B. Wolstein.

     In September 1999, the Company transferred its interest in a shopping center under development in Coon Rapids, Minnesota, a suburb of Minneapolis, to a joint venture in which the Company retained a 25% economic interest. The remaining 75% economic interest is held by private equity funds ("Funds") controlled by Dean S. Adler, a director of the Company. Mr. Alder holds a 0.5% economic interest in the Funds. In 2001, the Funds reimbursed the Company $0.9 million for payment against prior advances. The Company has a management agreement and performs certain administrative functions for the joint venture pursuant to which the Company earned management and development fees of $706,223 and interest income of $1,404,660 in 2001. On December 31, 2001, the joint venture obtained a non-recourse loan and the Company was reimbursed approximately $21 million for loans made to the joint venture.

SERVICE AS LIQUIDATION AGENT

     Coventry Real Estate Partners, which is owned 79% by us, and another affiliate of ours, serve as liquidation agents at market rates pursuant to BP's Plan of Liquidation. In addition, Coventry and we (through our affiliate) have provided property management services for BP's portfolio and have received property management, asset management, leasing and development fees from BP at market rates for our services.

LEGAL REPRESENTATION

     Albert T. Adams, a director of the Company, is a partner of the law firm Baker & Hostetler LLP in Cleveland, Ohio. The Company retained that firm during 2001 to provide various legal services. The Company expects that Baker & Hostetler LLP will continue to provide such services during 2002.

                            LIMITATIONS OF LIABILITY

     The Ohio Revised Code authorizes Ohio corporations to indemnify officers and directors against liability if the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in or not opposed to the best interests of the corporation, and, with respect to any criminal actions, if the officer or director had no reason to believe his action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (i) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification, or (ii) if the liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the Ohio Revised Code require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the corporation. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of the corporation or any agreement between the officers and directors and the corporation. A corporation may maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against him and incurred by him in his capacity, or arising out of his status, as an officer or director, whether or not the corporation would have the power to indemnify him against such liability under the Ohio Revised Code.

     The Company's Code of Regulations provides for the indemnification of directors and officers of the Company to the maximum extent permitted by Ohio law, as authorized by the Board of Directors of the Company, and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the Company upon the receipt of an undertaking to repay such amount unless it is ultimately determined that the director or officer is entitled to indemnification. The Company's Code of Regulations provides that the indemnification is not deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Articles of Incorporation or the Code of Regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director, trustee, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

     The Company maintains a directors' and officers' insurance policy which insures the directors and officers of the Company from claims arising out of an alleged wrongful act by such persons in their respective capacities as directors and officers of the Company, subject to certain exceptions.

     The Company has entered into indemnification agreements with its directors and officers which provide for indemnification to the fullest extent permitted under Ohio law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                    EXPERTS

     The financial statements as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 included in this Registration Statement and the financial statement schedule included in this Registration Statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

     The validity of the common shares will be passed upon for us by Baker & Hostetler LLP, Cleveland, Ohio. Albert T. Adams, a director of DDR, is a partner of Baker & Hostetler LLP.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Company's primary market risk exposure is interest rate risk. At September 30, 2001 and 2000, approximately 72.2% and 54.0%, respectively, of the Company's debt (excluding joint venture debt) bore interest at fixed rates with a weighted average maturity of approximately 6.6 years and 8.0 years, respectively, and a weighted average interest rate of approximately 7.4% and 7.5%, respectively. The remainder of the Company's debt bears interest at variable rates with a weighted average maturity of approximately 1.4 years and
1.7 years, respectively, and a weighted average interest rate of approximately 4.9% and 7.9%, respectively, at September 30, 2001 and 2000. As of September 30, 2001 and 2000, the Company's joint ventures' indebtedness aggregated $862.6 million and $738.1 million, respectively, of fixed rate debt, of which the Company's proportionate share was $295.1 million and $271.9 million, respectively, and $312.5 million and $242.0 million, respectively, of variable rate debt, of which the Company's proportionate share was $79.2 million and $68.5 million, respectively. The Company intends to utilize variable rate indebtedness available under its revolving credit facilities and construction loans in order to initially fund future acquisitions, developments and expansions of shopping centers. Thus, to the extent the Company incurs additional variable rate indebtedness, its exposure to increases in interest rates in an inflationary period would increase. The Company believes, however, that in no event would increases in interest expense as a result of inflation significantly impact the Company's distributable cash flow.

     At September 30, 2001, the interest rate risk on $200.0 million of variable rate debt has been mitigated through the use of interest rate swap agreements (the "Swaps") with major financial institutions. The Company is exposed to credit risk in the event of non-performance by the counter-parties to the Swaps. The Company believes it mitigates its credit risk by entering into these Swaps with major financial institutions.

     At September 30, 2001 and 2000, the fair value of the Company's fixed rate debt, including the $200 million which was swapped to a fixed rate, amounted to a liability of $1,021.9 million and $631.3 million (excluding joint venture debt), respectively, compared to its carrying amount of $1,001.4 million and $661.8 million, respectively. The fair value of the Company's proportionate share of joint venture fixed rate debt was $303.1 million and $262.9 million, respectively, compared to its carrying amount of $295.1 million and $271.9 million, respectively.

     The Company estimates that a 100 basis point decrease in market interest rates at September 30, 2001 and 2000, would have changed the fair value of the Company's fixed rate debt to a liability of $1,071.4 million and $659.5 million, respectively, and would have changed the fair value of the Company's proportionate share of joint ventures' fixed rate debt to a liability of $314.8 million and $273.7 million, respectively. The sensitivity to changes in interest rate of the Company's fixed rate debt was determined utilizing a valuation model based upon factors that measure the net present value of such obligations which arise from the hypothetical estimate as discussed above.

     The Company intends to continuously monitor and actively manage interest costs on its variable rate debt portfolio and may enter into swap positions based on market fluctuations. As previously discussed, in October 2000 and January 2001, the Company entered into three interest rate swap agreements, each for two year terms, aggregating $200 million, converting a portion of the variable rate debt on the Company's unsecured line of credit facility to a fixed rate of approximately 6.96%. In addition, the Company believes that it has the ability to obtain funds through additional equity and/or debt offerings, including the issuance of medium term notes and joint venture capital. Accordingly, the cost of obtaining such protection agreements in relation to the Company's access to capital markets will continue to be evaluated.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file with the SEC at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at 233 Broadway, New York, New York 10279; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). You can inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     We have filed a registration statement of which this prospectus is a part and related exhibits with the SEC under the Securities Act of 1933, as amended (the "Securities Act"). The registration statement contains additional information about us and the securities. You may inspect the registration statement and exhibits without charge at the office of the SEC or at one of the SEC's public reference rooms listed above or at the SEC's web site listed above, and you may obtain copies from the SEC at prescribed rates.

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                               ----
AUDITED FINANCIAL STATEMENTS
Financial Statements:
  Report of Independent Accountants.........................    F-2
  Consolidated Balance Sheets at December 31, 2000 and
     1999...................................................    F-3
  Consolidated Statements of Operations for the three years
     ended December 31, 2000................................    F-4
  Consolidated Statements of Shareholders' Equity for the
     three years ended December 31, 2000....................    F-5
  Consolidated Statements of Cash Flows for the three years
     ended December 31, 2000................................    F-6
Notes to Consolidated Financial Statements..................    F-7

Financial Statement Schedule:
  III -- Real Estate and Accumulated Depreciation at
     December 31, 2000......................................   F-37
UNAUDITED FINANCIAL STATEMENTS
Condensed Consolidated Balance Sheets as of September 30,
  2001 and December 31, 2000................................   F-42
Condensed Consolidated Statements of Operations for the
  three month periods ending September 30, 2001 and 2000....   F-43
Condensed Consolidated Statements of Operations for the nine
  month periods ending September 30, 2001 and 2000..........   F-44
Condensed Consolidated Statements of Cash Flows for the nine
  month periods ending September 30, 2001 and 2000..........   F-45
Notes to Unaudited Condensed Consolidated Financial
  Statements................................................   F-46

     All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

     Financial statements of the Company's unconsolidated joint venture companies have been omitted because each of the joint venture's proportionate share of the income from continuing operations is less than 20% of the respective consolidated amount, and the investment in and advances to each joint venture is less than 20% of consolidated total assets.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Developers Diversified Realty Corporation:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Developers Diversified Realty Corporation and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

Cleveland, Ohio
February 21, 2001

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                               -------------------------
                                                                  2000          1999
                                                               -----------   -----------
                                                                (DOLLARS IN THOUSANDS,
                                                               EXCEPT PER SHARE AMOUNTS)
                                         ASSETS
Real estate rental property:
  Land......................................................   $  358,270    $  342,859
  Buildings.................................................    1,579,866     1,542,333
  Fixtures and tenant improvements..........................       40,906        34,176
  Land under development....................................       31,323        53,213
  Construction in progress..................................      151,445        95,693
                                                               ----------    ----------
                                                                2,161,810     2,068,274
  Less accumulated depreciation.............................     (297,247)     (249,912)
                                                               ----------    ----------
      Real estate, net......................................    1,864,563     1,818,362
Cash and cash equivalents...................................        4,243         5,992
Accounts receivable, net....................................       44,590        39,262
Notes receivable............................................        4,824         5,590
Advances to and investments in joint ventures...............      260,927       299,176
Minority equity investment..................................      135,028       137,234
Deferred charges, net.......................................        5,958         3,916
Other assets................................................       11,888        11,328
                                                               ----------    ----------
                                                               $2,332,021    $2,320,860
                                                               ==========    ==========

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Unsecured indebtedness:
  Fixed rate senior notes...................................   $  492,431    $  592,311
  Revolving credit facility.................................      419,500       272,000
                                                               ----------    ----------
                                                                  911,931       864,311
                                                               ----------    ----------
Secured indebtedness:
  Revolving credit facility.................................       21,000        18,775
  Mortgage and other secured indebtedness...................      294,644       268,965
                                                               ----------    ----------
                                                                  315,644       287,740
                                                               ----------    ----------
Total indebtedness..........................................    1,227,575     1,152,051
Accounts payable and accrued expenses.......................       53,818        49,860
Dividends payable...........................................       19,757        20,826
Other liabilities...........................................       11,319        29,867
                                                               ----------    ----------
                                                                1,312,469     1,252,604
                                                               ----------    ----------
Minority equity interests...................................        8,198         8,219
Preferred operating partnership minority interests..........      207,111       104,736
Operating partnership minority interests....................       20,493       102,956
                                                               ----------    ----------
                                                                1,548,271     1,468,515
                                                               ----------    ----------
Commitments and contingencies (Note 14)
Shareholders' equity:
  Class A -- 9.5% cumulative redeemable preferred shares,
    without par value, $250 liquidation value; 750,000
    shares authorized; 421,500 shares issued and outstanding
    at December 31, 2000 and 1999...........................      105,375       105,375
  Class B -- 9.44% cumulative redeemable preferred shares,
    without par value, $250 liquidation value; 750,000
    shares authorized; 177,500 shares issued and outstanding
    at December 31, 2000 and 1999...........................       44,375        44,375
  Class C -- 8.375% cumulative redeemable preferred shares,
    without par value, $250 liquidation value; 750,000
    shares authorized; 400,000 shares issued and outstanding
    at December 31, 2000 and 1999...........................      100,000       100,000
  Class D -- 8.68% cumulative redeemable preferred shares,
    without par value, $250 liquidation value; 750,000
    shares authorized; 216,000 shares issued and outstanding
    at December 31, 2000 and 1999...........................       54,000        54,000
  Common shares, without par value, $.10 stated value;
    100,000,000 shares authorized; 61,481,736 and 61,364,035
    shares issued at December 31, 2000 and 1999,
    respectively............................................        6,148         6,136
  Paid-in-capital...........................................      676,150       674,735
  Accumulated distributions in excess of net income.........     (112,357)     (105,757)
  Less: Unearned compensation -- restricted stock...........       (1,239)         (674)
    Common stock in treasury at cost: 6,601,250 and
     1,860,300 shares at December 31, 2000 and 1999,
     respectively...........................................      (88,702)      (25,845)
                                                               ----------    ----------
                                                                  783,750       852,345
                                                               ----------    ----------
                                                               $2,332,021    $2,320,860
                                                               ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                2000        1999        1998
                                                              ---------   ---------   ---------
                                                                   (DOLLARS IN THOUSANDS,
                                                                  EXCEPT PER SHARE AMOUNTS)
Revenues from operations:
  Minimum rents.............................................  $201,233    $189,613    $168,182
  Percentage and overage rents..............................     4,990       4,226       2,746
  Recoveries from tenants...................................    54,524      47,786      43,071
  Ancillary income..........................................     1,252         774         697
  Other property related income.............................       686         930         567
  Management fee income.....................................     6,971       5,148       3,653
  Development fee income....................................     2,649       4,065       1,722
  Interest..................................................     4,333       6,361       5,056
  Other.....................................................     9,155       5,030       2,474
                                                              --------    --------    --------
                                                               285,793     263,933     228,168
                                                              --------    --------    --------
Rental operation expenses:
  Operating and maintenance.................................    27,019      24,648      20,070
  Real estate taxes.........................................    33,403      27,248      26,510
  General and administrative................................    20,450      17,774      12,918
  Interest..................................................    77,030      68,023      57,196
  Depreciation and amortization.............................    54,201      50,083      42,957
                                                              --------    --------    --------
                                                               212,103     187,776     159,651
                                                              --------    --------    --------
Income before equity in net income of joint ventures,
  minority equity investment, gain (loss) on disposition of
  real estate and investments, minority interests and
  extraordinary item........................................    73,690      76,157      68,517
Equity in net income of joint ventures......................    17,072      18,993      12,461
Equity in net income from minority equity investment........     6,224       5,720         890
Gain (loss) on disposition of real estate and investments...    23,440      (1,664)        248
                                                              --------    --------    --------
Income before minority interests and extraordinary item.....   120,426      99,206      82,116
Minority interests:
  Minority equity interests.................................      (166)       (111)       (244)
  Preferred operating partnership minority interests........   (15,301)     (5,157)       (186)
  Operating partnership minority interests..................    (4,126)     (6,541)     (2,882)
                                                              --------    --------    --------
                                                               (19,593)    (11,809)     (3,312)
                                                              --------    --------    --------
Income before extraordinary item............................   100,833      87,397      78,804
Extraordinary item -- extinguishment of debt-deferred
  finance costs written-off.................................        --          --        (882)
Net income..................................................   100,833      87,397      77,922
                                                              --------    --------    --------
Net income applicable to common shareholders................  $ 73,571    $ 60,135    $ 57,969
                                                              ========    ========    ========
Per share data:
  Earnings per common share -- basic:
    Income before extraordinary item........................  $   1.31    $   0.99    $   1.03
    Extraordinary item......................................        --          --       (0.01)
                                                              --------    --------    --------
    Net income..............................................  $   1.31    $   0.99    $   1.02
                                                              ========    ========    ========
  Earnings per common share -- diluted:
    Income before extraordinary item........................  $   1.31    $   0.95    $   1.00
    Extraordinary item......................................        --          --       (0.02)
                                                              --------    --------    --------
    Net income..............................................  $   1.31    $   0.95    $   0.98
                                                              ========    ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                       PREFERRED        COMMON                  ACCUMULATED      UNEARNED
                                         SHARES         SHARES                 DISTRIBUTIONS   COMPENSATION   TREASURY
                                      ($250 STATED   ($.10 STATED   PAID-IN    IN EXCESS OF     RESTRICTED     STOCK,
                                         VALUE)         VALUE)      CAPITAL     NET INCOME        STOCK       AT COST     TOTAL
                                      ------------   ------------   --------   -------------   ------------   --------   --------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Balance, December 31, 1997(1).......    $149,750        $2,769      $580,509     $ (63,517)      $  (461)     $     --   $669,050
Issuance of 1,077,994 common
  shares(2) for cash related to
  exercise of stock options,
  employee 401(k) plan, executive
  stock purchase plan and dividend
  reinvestment plan.................          --           108        15,782            --            --            --     15,890
Issuance of 3,669,639 common
  shares(2) for cash
   -- underwritten offerings........          --           367        77,404            --            --            --     77,771
Stated value of shares issued in
  connection with a two-for-one
  stock split.......................          --         2,861        (2,861)           --            --            --         --
Issuance of 616,000 Class C and
  Class D preferred shares for
  cash -- underwritten offerings....     154,000            --        (5,720)           --            --            --    148,280
Vesting of restricted stock.........          --            --            --            --           154            --        154
Conversion of debentures into
  236,779 common shares(2)..........          --            24         6,747            --            --            --      6,771
Issuance of warrant.................          --            --         2,049            --            --            --      2,049
Net income..........................          --            --            --        77,922            --            --     77,922
Dividends declared -- common
  shares............................          --            --            --       (75,730)           --            --    (75,730)
Dividends declared -- preferred
  shares............................          --            --            --       (19,372)           --            --    (19,372)
                                        --------        ------      --------     ---------       -------      --------   --------
Balance, December 31, 1998..........     303,750         6,129       673,910       (80,697)         (307)           --    902,785
Issuance of 26,256 common shares for
  cash related to exercise of stock
  options, employee 401(k) plan, and
  dividend reinvestment plan........          --             2           108            --            --            --        110
Issuance of 47,095 common shares
  related to restricted stock
  plan..............................          --             5           646            --          (521)           --        130
Vesting of restricted stock.........          --            --            --            --           154            --        154
Conversion of OP Units and
  debentures into
  1,498 common shares...............          --            --            71            --            --            --         71
Purchase of 1,860,300 common
  shares............................          --            --            --            --            --       (25,845)   (25,845)
Net income..........................          --            --            --        87,397            --            --     87,397
Dividends declared -- common
  shares............................          --            --            --       (85,195)           --            --    (85,195)
Dividends declared -- preferred
  shares............................          --            --            --       (27,262)           --            --    (27,262)
                                        --------        ------      --------     ---------       -------      --------   --------
Balance, December 31, 1999..........     303,750         6,136       674,735      (105,757)         (674)      (25,845)   852,345
Issuance of 26,476 common shares for
  cash related to exercise of stock
  options, employee 401(k) plan and
  dividend reinvestment plan........          --             3           369            --            --            --        372
Issuance of 91,975 common shares
  related to restricted stock
  plan..............................          --             9         1,046            --          (849)            9        215
Vesting of restricted stock.........          --            --            --            --           284            --        284
Purchases of 4,741,700 common
  shares............................          --            --            --            --            --       (62,866)   (62,866)
Net income..........................          --            --            --       100,833            --            --    100,833
Dividends declared -- common
  shares............................          --            --            --       (80,171)           --            --    (80,171)
Dividends declared -- preferred
  shares............................          --            --            --       (27,262)           --            --    (27,262)
                                        --------        ------      --------     ---------       -------      --------   --------
Balance, December 31, 2000..........    $303,750        $6,148      $676,150     $(112,357)      $(1,239)     $(88,702)  $783,750
                                        ========        ======      ========     =========       =======      ========   ========

---------------

(1) Share amounts do not reflect the effect of the July 1998 stock split.

(2) Share amounts reflect issuances both pre and post the July 1998 stock split.

  The accompanying notes are an integral part of these consolidated financial statements.

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                2000        1999        1998
                                                              ---------   ---------   ---------
                                                                   (DOLLARS IN THOUSANDS)
Cash flow operating activities:
  Net income................................................  $ 100,833   $  87,397   $  77,922
  Adjustments to reconcile net income to net cash flow
    provided by operating activities net of contributions to
    joint ventures:
      Depreciation and amortization.........................     54,201      50,083      42,957
      Amortization of deferred finance costs................      1,882       1,524       1,474
      Write-off of deferred finance costs...................         --          --         882
      Equity in net income of joint ventures................    (17,072)    (18,993)    (12,461)
      Equity in net income from minority equity
        investment..........................................     (6,224)     (5,720)       (890)
      Cash distributions from joint ventures................     18,580      20,277      19,643
      Cash distributions from minority equity investment....      8,498       7,209         442
      Preferred operating partnership minority interest
        expense.............................................     15,301       5,157         186
      Operating partnership minority interest expense.......      4,126       6,541       2,882
      (Gain) loss on disposition of real estate and
        investments.........................................    (23,440)      1,664        (248)
      Net change in accounts receivable.....................     (2,187)    (15,540)     (7,743)
      Net change in accounts payable and accrued expenses...        707        (165)     11,936
      Net change in other operating assets and
        liabilities.........................................     (8,933)     13,496       3,096
                                                              ---------   ---------   ---------
      Total adjustments.....................................     45,439      65,533      62,156
                                                              ---------   ---------   ---------
        Net cash flow provided by operating activities......    146,272     152,930     140,078
                                                              ---------   ---------   ---------
Cash flow from investing activities:
  Real estate developed or acquired.........................    (88,488)   (182,496)   (569,566)
  Equity contributions to joint ventures....................    (82,584)   (134,746)   (130,592)
  Advances to joint ventures................................    (15,941)    (17,184)    (17,559)
  Acquisition of minority equity interest...................         --          --     (16,293)
  (Issuance) repayment of notes receivable, net.............       (297)     21,427     (44,928)
  Proceeds resulting from contribution of properties to
    joint ventures and repayments of advances from
    affiliates..............................................     33,765      81,821     233,986
  Joint venture distribution from refinancing proceeds......         --       7,552          --
  Proceeds from disposition of real estate and
    investments.............................................    132,966      13,918       6,663
                                                              ---------   ---------   ---------
        Net cash flow used for investing activities.........    (20,579)   (209,708)   (538,289)
                                                              ---------   ---------   ---------
Cash flow from financing activities:
  Proceeds from (repayment of) revolving credit facilities
    and temporary bridge loans, net.........................    127,725     158,775      (7,700)
  Proceeds from construction loans and other mortgage
    debt....................................................     40,101      60,332      29,732
  Principal payments on rental property debt................    (22,293)    (45,630)    (17,029)
  Repayment of senior notes.................................   (100,000)         --          --
  Repayment of convertible debentures.......................         --     (40,040)         --
  Proceeds from issuance of medium term notes, net of
    underwriting commissions and $400 of offering
    expenses................................................         --          --     198,012
  Payment of deferred finance costs (bank borrowings).......     (3,808)       (150)     (1,193)
Proceeds from issuance of common shares, net of underwriting
  commissions and $400 of offering expenses.................         --          --      77,771
    Proceeds from issuance of preferred shares, net of
      underwriting commissions and $459 of offering
      expenses..............................................         --          --     148,280
  Proceeds from issuance of preferred operating partnership
    units (and warrant in 1998) net of $450 and $850 of
    offering expenses paid in 1999 and 1998, respectively...    102,375      72,675      34,150
  Repurchase of operating partnership minority interests....    (82,465)       (278)         --
  Proceeds of issuance of common shares in conjunction with
    exercise of stock options, 401(k) plan, dividend
    reinvestment plan and restricted stock plan.............        871         394      16,044
  Purchase of treasury stock................................    (62,866)    (25,845)         --
  Distributions to preferred and operating partnership
    minority interests......................................    (18,580)     (8,020)     (2,585)
Dividends paid..............................................   (108,502)   (111,703)    (75,029)
                                                              ---------   ---------   ---------
      Net cash (used for) provided by financing
        activities..........................................   (127,442)     60,510     400,453
                                                              ---------   ---------   ---------
        (Decrease) increase in cash and cash equivalents....     (1,749)      3,732       2,242
  Cash and cash equivalents, beginning of year..............      5,992       2,260          18
                                                              ---------   ---------   ---------
  Cash and cash equivalents, end of year....................  $   4,243   $   5,992   $   2,260
                                                              =========   =========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  NATURE OF BUSINESS

     Developers Diversified Realty Corporation, related real estate joint ventures and its minority equity investment (the "Company" or "DDR"), are engaged in the business of acquiring, expanding, owning, developing, managing and operating shopping centers, enclosed malls and business centers. The Company's shopping centers are typically anchored by discount department stores (Wal-Mart, Kmart, Target), off price department stores (Kohl's, T.J. Maxx/Marshall's), home improvement stores (Home Depot, Lowes), supermarkets, book stores, office supply stores, electronic stores and drug stores which usually offer day-to-day necessities. At December 31, 2000, the Company owned shopping centers in 41 states. The tenant base includes primarily national and regional retail chains and local retailers, consequently, the Company's credit risk is concentrated in the retail industry.

     Revenues derived from the Company's two largest tenants, Wal-Mart and Kmart, aggregated 10.5%, 10.9% and 11.3% of total revenues for the years ended December 31, 2000, 1999 and 1998, respectively, as follows:

YEAR                                                          WAL-MART   KMART
----                                                          --------   -----
2000........................................................    6.8%      3.7%
1999........................................................    7.6%      3.3%
1998........................................................    6.6%      4.7%

     The total percentage of Company-owned gross leasable area ("GLA") attributed to Wal-Mart and Kmart was 10.3% and 7.9%, respectively, at December 31, 2000. The Company's ten largest tenants comprised 24.8%, 22.6% and 24.4% of total revenues for the years ended December 31, 2000, 1999 and 1998, respectively. Management believes the Company's portfolio is diversified in terms of location of its shopping centers and its tenant profile. Adverse changes in general or local economic conditions could result in the inability of some existing tenants to meet their lease obligations and could otherwise adversely affect the Company's ability to attract or retain tenants. During 2000 and 1999, certain national and regional retailers experienced financial difficulties and several filed for protection under bankruptcy laws. Although the Company has experienced a number of tenants filing for protection under bankruptcy laws, the Company has not incurred any significant losses through February 21, 2001 with regard to the Company's portfolio of tenants.

  PRINCIPLES OF CONSOLIDATION

     All majority-owned subsidiaries and affiliates where the Company has financial and operating control are included in the consolidated financial statements. All significant intercompany balances and transactions have been eliminated in consolidation. Investments in real estate joint ventures and companies for which the Company has the ability to exercise significant influence over but does not have financial or operating control are accounted for using the equity method of accounting. Accordingly, the Company's share of the earnings of these joint ventures and companies is included in consolidated net income. Other investments included in other assets are accounted for using the cost method of accounting.

  STATEMENT OF CASH FLOWS AND SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING INFORMATION

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

     Non-cash investing and financing activities are summarized as follows (in millions):

                                                               FOR THE YEAR ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                              2000    1999    1998
                                                              -----   -----   -----
Contribution of net assets to joint ventures................  $ 7.6   $21.2   $27.6
Consolidation of the net assets of joint ventures previously
  reported on the equity method of accounting...............   21.5      --      --
Minority interests and operating partnership units issued
  relating to shopping center acquisitions..................    0.3     2.7   108.5
Acquisition of a minority equity investment.................     --      --     7.4
Mortgages assumed, shopping center acquisitions.............   16.6    18.0   133.9
Other liabilities assumed, shopping center acquisitions.....     --      --     2.8
Accounts payable related to construction in progress........    0.2     0.2     6.6
Two-for-one stock split.....................................     --      --     2.9
Conversion of debentures and related deferred finance
  costs.....................................................     --      --     6.7
Dividends declared, not paid................................   19.8    20.8    20.1
Notes receivable exchanged for the purchase of a shopping
  center and common shares of the minority equity
  investment................................................     --    22.0      --
Common stock received in settlement of bankruptcy claims....    2.9      --      --
Real estate property assumed in conjunction with tenant
  lease termination.........................................    0.6      --      --

     The foregoing transactions did not provide or use cash and, accordingly, they are not reflected in the consolidated statements of cash flows.

  REAL ESTATE

     Real estate assets are stated at cost less accumulated depreciation, which, in the opinion of management, is not in excess of the individual property's estimated undiscounted future cash flows, including estimated proceeds from disposition.

     Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets as follows:

BUILDINGS                                                       18 TO 31 YEARS
---------                                                       --------------
Furniture/Fixtures and Tenant Improvements.............  Useful lives, which approximate lease terms,
                                                         where applicable

     Depreciation expense was $54.2 million, $50.1 million and $43.0 million for the years ended December 31, 2000, 1999 and 1998, respectively. Expenditures for maintenance and repairs are charged to operations as incurred. Renovations which improve or extend the life of the asset are capitalized. Included in land at December 31, 2000, was undeveloped real estate, generally outlots or expansion pads adjacent to the shopping centers owned by the Company (excluding shopping centers owned through joint ventures), which aggregated approximately 100 acres.

     Construction in progress includes shopping center developments and significant expansions and redevelopments. The Company capitalizes interest on funds used for the construction, expansion or redevelopment of shopping centers, including funds advanced to joint ventures with qualifying development activities. Capitalization of interest ceases when construction activities are completed and the property is available for occupancy by tenants. For the years ended December 31, 2000, 1999 and 1998, the Company capitalized interest of $18.2 million, $13.5 million, and $9.9 million, respectively. In addition, the Company capitalized certain construction administration costs of $3.2 million, $2.5 million and $1.8 million in 2000, 1999 and 1998, respectively.

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

  DEFERRED FINANCING COSTS

     Costs incurred in obtaining long-term financing are included in deferred charges in the accompanying balance sheets and are amortized over the terms of the related debt agreements; such amortization is reflected as interest expense in the consolidated statements of operations.

  REVENUE RECOGNITION

     Minimum rents from tenants are recognized monthly using the straight-line method. Percentage and overage rents are recognized after a tenant's reported sales have exceeded the applicable sales breakpoint set forth in the applicable lease. Revenues associated with tenant reimbursements are recognized in the period in which the expenses are incurred based upon the tenant lease provision. Ancillary and other property related income which primarily relates to the leasing of vacant space to temporary tenants, is recognized in the period earned. Lease termination fees are included in other income and recognized upon termination of a tenant's lease, which generally coincides with the final settlement.

  ACCOUNTS RECEIVABLE

     Accounts receivable, other than straight-line rents receivable, are expected to be collected within one year and are net of estimated unrecoverable amounts of approximately $2.6 million and $2.1 million at December 31, 2000 and 1999, respectively. At December 31, 2000 and 1999, straight-line rent receivables, net of a provision for uncollectible amounts, aggregated $12.9 million and $8.3 million, respectively.

  DISPOSITION OF REAL ESTATE AND REAL ESTATE INVESTMENTS

     Disposition of real estate relates to the sale of outlots and land adjacent to existing shopping centers, shopping center properties and real estate investments and is generally recognized at closing when the earnings process is deemed to be complete.

  GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses include internal leasing and legal salaries and related expenses which are charged to operations as incurred.

  INTEREST AND REAL ESTATE TAXES

     Interest and real estate taxes incurred during the development and significant expansion of shopping centers are capitalized and depreciated over the life of the building. Interest paid during the years ended December 31, 2000, 1999 and 1998, aggregated $93.1 million, $79.4 million and $63.4 million, respectively.

  INTANGIBLE ASSETS

     Intangible assets consist primarily of goodwill and property management contracts and rights to certain development projects obtained through the acquisitions of real estate management businesses, which are amortized on the straight-line basis over their estimated useful lives of 15 years. The carrying value of intangible assets is periodically reviewed by the Company and impairments are recognized when the expected future operating cash flows derived from such intangible assets is less than their carrying value.

  INVESTMENTS

     Included in other assets are investments accounted for using the cost method of accounting. Significant estimates were utilized by the Company in the determination of fair value of the securities. Management

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION periodically evaluates the carrying amount of such securities to determine if a permanent impairment in value has occurred. At December 31, 2000, the Company believes all recorded amounts are fully recoverable.

  DERIVATIVE FINANCIAL INSTRUMENTS

     The Company may from time to time enter into interest rate swap contracts as hedges against increasing rates on its variable rate debt. The Company does not utilize these arrangements for trading or speculative purposes. To qualify for hedge accounting, the contracts must meet defined correlation and effectiveness criteria, be designated as a hedge and result in cash flows and financial statement effects which substantially offset those of the position being hedged. The Company records net amounts received or paid under these contracts as adjustments to interest expense. In 2000, the Company entered into two interest rate swap contracts. At December 31, 1999, there were no interest rate swap contracts or other similar derivative instruments outstanding. See
Note 3 for a description of the Company's funding commitment relating to its minority equity investment.

  FEDERAL INCOME TAXES

     The Company has elected to be taxed as a qualified Real Estate Investment Trust ("REIT") under the Internal Revenue Code of 1986, as amended. As a REIT, the Company is entitled to a tax deduction for the amount of dividends paid to its shareholders, thereby effectively subjecting the distributed net income of the Company to taxation at the shareholder level only, provided it distributes at least 95% of its taxable income and meets certain other REIT qualification requirements. As the Company distributed sufficient taxable income for the years ended December 31, 2000, 1999 and 1998, no U.S. Federal income or excise taxes were incurred. The Company is subject to state and local income and franchise taxes in certain states and municipalities which are reflected in operating and maintenance expenses.

     The tax basis of assets and liabilities exceeds the amounts reported in the accompanying financial statements by approximately $141 million, $122 million and $110 million at December 31, 2000, 1999 and 1998, respectively.

  BUSINESS SEGMENT

     The principal business of the Company and its consolidated affiliates is the ownership, development and operation of retail shopping centers. The Company does not distinguish or group its operations on a geographical basis for purposes of measuring performance. Accordingly, the Company believes it has a single reportable segment for disclosure purposes in accordance with generally accepted accounting principles. Further, all operations are within the United States and significant tenant revenues have been previously disclosed.

  COMPREHENSIVE INCOME

     For the years ended December 31, 2000, 1999 and 1998, the Company had no items of other comprehensive income requiring additional disclosure.

  TREASURY STOCK

     The Company's share repurchases are reflected as treasury stock utilizing the cost method of accounting and are presented as a reduction to consolidated shareholders' equity.

  STOCK SPLIT

     The Company's Board of Directors approved a two-for-one stock split to shareholders of record on July 27, 1998. On August 3, 1998, each such shareholder received one common share for each share held. This

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION stock split was effected in the form of a stock dividend. Accordingly, $2.9 million was transferred from additional paid in capital to common stock, representing the stated value of additional shares issued. All share and per share data and Operating Partnership Units ("OP Units") included in these consolidated financial statements including all related disclosures have been adjusted to reflect this split, except as indicated.

  NEW ACCOUNTING STANDARDS

     In June, 1998, the FASB issued Statement of Financial Accounting Standard ("SFAS") No. 133 -- "Accounting for Derivative Instruments and Hedging Activities." This statement requires fair value accounting for all derivatives including recognizing all such instruments on the balance sheet with an offsetting amount recorded in the income statement or as part of comprehensive income. The new standard becomes effective for the Company for the year ending December 31, 2001. SFAS No. 137 deferred the effective date from December 31, 2000. The Company does not expect this pronouncement to have a material impact on the Company's financial position or cash flows.

     In December, 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," which among other things, provides guidance on lessors' accounting for contingent rent. This bulletin clarifies that contingent rental income should be recognized once the factors that trigger payment actually occur. The adoption of this bulletin did not have a material impact on the Company's results of operations or financial position.

     In March, 2000, the FASB issued Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation." This interpretation clarified the application of APB Opinion No. 25, "Accounting for Stock Issued to Employees" for certain issues. This interpretation became effective for the Company on July 1, 2000. The adoption of this interpretation did not have a material impact on the Company's results of operations or financial position.

  RECLASSIFICATION

     Certain reclassifications have been made to the 1999 and 1998 financial statements to conform to the 2000 presentation.

  USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

2.  ADVANCES TO AND INVESTMENTS IN JOINT VENTURES

     Combined condensed financial information of the Company's joint venture investments and joint venture investments held through an equity affiliate of the Company are summarized as follows (in thousands):

                                                                   DECEMBER 31,
                                                              -----------------------
COMBINED BALANCE SHEETS                                          2000         1999
-----------------------                                       ----------   ----------
Land........................................................  $  301,409   $  262,485
Buildings...................................................   1,055,704      917,507
Fixtures and tenant improvements............................      10,412        3,976
Construction in progress....................................     102,353      187,825
                                                              ----------   ----------
                                                               1,469,878    1,371,793
Accumulated depreciation....................................    (106,964)     (82,481)
                                                              ----------   ----------
Real estate, net............................................   1,362,914    1,289,312
Other assets................................................      91,182       77,207
                                                              ----------   ----------
                                                              $1,454,096   $1,366,519
                                                              ==========   ==========
Mortgage debt...............................................  $  942,451   $  887,650
Amounts payable to DDR......................................     105,527      123,743
Other liabilities...........................................      29,154       48,913
                                                              ----------   ----------
                                                               1,077,132    1,060,306
Accumulated equity..........................................     376,964      306,213
                                                              ----------   ----------
                                                              $1,454,096   $1,366,519
                                                              ==========   ==========
Company's proportionate share of accumulated equity.........  $  126,114   $  153,745
                                                              ==========   ==========

                                                        FOR THE YEAR ENDED DECEMBER 31,
                                                       ---------------------------------
COMBINED STATEMENTS OF OPERATIONS                        2000        1999        1998
---------------------------------                      ---------   ---------   ---------
Revenues from operations.............................  $193,274    $170,714    $109,752
                                                       --------    --------    --------
Rental operation expenses............................    56,834      51,170      28,045
Depreciation and amortization expense................    27,270      22,949      16,009
Interest expense.....................................    67,539      58,894      40,942
                                                       --------    --------    --------
                                                        151,643     133,013      84,996
                                                       --------    --------    --------
Income before gain on sale of real estate and
  investments........................................    41,631      37,701      24,756
(Loss) gain on sales of real estate and investments,
  net of tax.........................................       (86)        344         314
                                                       --------    --------    --------
Net income...........................................  $ 41,545    $ 38,045    $ 25,070
                                                       ========    ========    ========
Company's proportionate share of net income..........  $ 18,769    $ 20,621    $ 12,888
                                                       ========    ========    ========

     The Company has made advances to several partnerships in the form of notes receivable which accrue interest at rates ranging from LIBOR plus 1.10% to fixed rate loans of 12%. Maturity dates range from payment on demand to December 2008. In December 1999, one of the Company's joint ventures refinanced its secured mortgage and entered into a ten-year fixed rate mortgage for $21.3 million with interest at 8.46%. Additional proceeds from this refinancing, aggregating $6.4 million, were used to partially repay a note payable to the Company. Included in the Company's accounts receivable is approximately $1.2 million and $1.4 million at December 31, 2000 and 1999, respectively, due from affiliates related to construction receivables.

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

     Advances to and investments in joint ventures include the following items which represent the difference between the Company's investment and its proportionate share of the joint ventures underlying net assets (in millions):

                                                              FOR THE YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Basis differential*.........................................   $ 45.1     $ 44.1
Deferred development fees, net of portion relating to the
  Company's interest........................................     (2.1)      (2.6)
Basis differential upon transfer of assets*.................    (24.3)     (19.9)
Notes receivable from investments...........................     10.6         --

---------------

* Basis differentials occur primarily when the Company has purchased an interest in existing joint ventures at fair market values which differ from their proportionate share of the historical net assets of the joint ventures. In addition, certain acquisition, transactions and other costs, including capitalized interest, may not be reflected in the net assets at the joint venture level. Basis differentials upon transfer of assets is primarily associated with assets previously owned by the Company which have been transferred into a joint venture at fair value. This amount represents the aggregate difference between the Company's historical cost basis and the value reflected at the joint venture level. Certain basis differentials indicated above are amortized over the life of the related asset and included in the Company's share of equity in net income of joint ventures.

     Service fees earned by the Company through management, leasing, development and financing activities performed related to the Company's joint ventures, are as follows (in millions):

                                                              FOR THE YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                              2000   1999   1998
                                                              ----   ----   ----
Management fees and leasing commissions.....................  $6.7   $5.7   $3.2
Development fees............................................   2.6    1.4    1.7
Interest income.............................................   3.4    4.4    2.4

     In February, 2000, the Company entered into an agreement to sell 60% of its half interest in the Community Centers Joint Venture to DRA Advisors, Inc. at a price of $163 million comprised of cash of $66 million and debt assumed of approximately $97 million. In conjunction with this transaction, the Company recognized a gain of approximately $16.1 million. Subsequent to this transaction, the Company maintains an effective ownership interest of 20% with investment funds advised by DRA Advisors, Inc., owning 80%. The Company continues to be responsible for the day-to-day management of the shopping centers owned by the joint venture and receives fees for such services.

     In February, 2000, the Company formed a joint venture with DRA Advisors, Inc. whereby the Company contributed a wholly-owned shopping center property in Phoenix, Arizona valued at approximately $26.7 million and related mortgage debt of $18.0 million and, in exchange, received a 50% equity ownership interest in the joint venture and cash proceeds of approximately $4.3 million. In conjunction with this transaction, the Company recognized a gain of approximately $0.5 million associated with the sale of its partial interest. The Company continues to manage and operate the shopping center and receives fees for such services.

     In September, 1999, the Company transferred its interest in a shopping center under development in Coon Rapids, Minnesota, a suburb of Minneapolis, to a joint venture in which the Company retained a 25% ownership interest. The Company effectively sold a 75% interest in this project and was reimbursed $2.5 million relating to development costs previously incurred on this project. See also Transactions with Related Parties (Note 13).

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

     In April, 1999, the Company acquired a 50% interest in a 206,000 square foot shopping center in St. Louis, Missouri. The joint venture's aggregate purchase price was approximately $16.6 million. In November 1999, the Company acquired, through a 50% owned joint venture, the fourth phase of a shopping center in Phoenix, Arizona which aggregates 125,000 square feet. The joint venture's aggregate purchase price for the fourth phase of this center was approximately $15.6 million.

     In January, 1999, the Company loaned $49.2 million to a 50% owned joint venture. The joint venture entered into a corresponding mortgage note payable to the Company bearing an interest rate of LIBOR plus 2.75%. In addition, the Company received a loan origination fee for this transaction of $0.4 million which is included in other revenue in the consolidated statements of operations. In March, 1999, the joint venture obtained a bridge loan, which was converted into a permanent mortgage in June, 1999, and used the proceeds to repay the mortgage note to the Company.

     The Company's joint venture agreements generally include provisions whereby each partner has the right to trigger a purchase or sale of its interest in the joint ventures (Reciprocal Purchase Rights) or to initiate a purchase or sale of the properties (Property Purchase Rights) after a certain number of years or if either party is in default of the joint venture agreements.

     In addition, certain of the joint venture agreements include a provision whereby the Company's joint venture partners may convert all, or a portion of, their respective interest in such joint ventures into common shares of the Company. The terms of the conversion are set forth in the governing documents of such joint ventures. However, if the joint venture partners elect to convert their respective interest into common shares, the Company will have the option to pay cash instead of issuing common shares. If the Company agrees to the issuance of common shares, the agreement provides that the converting joint venture partner will execute a lock-up arrangement acceptable to the Company.

  THE COMPANY'S INVESTMENTS IN THE COMBINED STATEMENTS ABOVE REFLECT THE
  FOLLOWING:

  Retail Value Fund

     In February, 1998, the Company and an equity affiliate of the Company, entered into an agreement with Prudential Real Estate Investors ("PREI") and formed the Retail Value Fund (the "Fund"). The Fund's ownership interests in each of the projects, unless discussed otherwise, are generally structured with the Company owning a 24.75% limited partnership interest, PREI owning a 74.25% limited partnership interest and Coventry Real Estate Partners ("Coventry"), which is 79% owned by an equity affiliate of the Company, owning a 1% general partnership interest. The Fund invests in retail properties within the United States that are in need of substantial retenanting and market repositioning and may also make equity and debt investments in companies owning or managing retail properties as well as in third party development projects that provide significant growth opportunities. The retail property investments may include enclosed malls, neighborhood and community centers or other potential commercial development and redevelopment opportunities. Since 1998, the Fund has invested approximately $430 million in real estate assets.

     In 1998, the Fund acquired an ownership interest in 33 retail sites formerly occupied by Best Products. Through June, 1999, the Fund had sold all of its interest in these sites, 20 of which were sold to various third parties, and the remaining 13 sites were sold, at an aggregate price of $29.7 million, to DD Development Company ("DD Dev"), a management service company in which DDR owns a 95% economic ownership interest. The Fund acquired six operating retail shopping centers in Kansas and Missouri in September, 1999. In 1999 and 2000, the Company entered into separate agreements with the Fund to acquire the Company's 50% joint venture interest relating to the development of six shopping centers located in Plainville, Connecticut; Deer Park, Illinois; Hagerstown, Maryland; Salem, New Hampshire; Round Rock, Texas and San Antonio; Texas. During 2000 and 1999, the Company was reimbursed approximately $33.8 million and $74.3 million, respectively, relating to advances previously made to these joint ventures, associated with

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION development costs incurred on each of these projects. With the exception of the San Antonio, Texas project, all of the projects were substantially completed at December 31, 2000. The Fund has also commenced the redevelopment of a retail site in Long Beach, California that will create approximately 446,000 square feet of retail space. In 2000, the Fund entered into an agreement to acquire 11 properties, located in western states, at an aggregate cost of approximately $266 million from Burnham Pacific Properties, Inc. ("Burnham"). Two of the properties were acquired in December, 2000; the Company's 20% ownership interest aggregated $9.7 million. Four of the properties were acquired through February 21, 2001; the Company's 20% interest aggregated $11.2 million. The remaining five properties are expected to close in the first half of 2001. The Company will earn fees for managing and leasing the properties.

     The Company and Coventry were also selected by Burnham to serve as its liquidation agent pursuant to Burnham's plan of liquidation. The liquidation portfolio includes 47 properties aggregating 5.8 million square feet. The Company is providing property management services for this portfolio and is receiving property management, leasing and development fees for its services at market rates. The appointment of Coventry and the Company was effective on December 15, 2000 following approval from Burnham's shareholders.

     As discussed above, Coventry generally owns a 1% interest in each of the Fund's investments and, except for the Fund's investment associated with properties acquired from Burnham, as discussed above, Coventry generally is also entitled to receive an annual asset management fee equal to 0.5% of total assets (except for San Antonio, Texas, where such 0.5% fee is not applicable) plus one third of all profits, once the limited partners have received a 10% preferred return and all capital previously advanced. The remaining two thirds of the profits in excess of the 10% preferred return is split proportionately among the limited partners. With regard to the Fund's investment associated with the acquisition of shopping centers from Burnham, Coventry, in addition to its 1% general partnership interest, will be entitled to receive from the Fund a $1 million acquisition fee once approximately $200 million of assets are acquired from Burnham for services performed in conjunction with the due diligence and related closing of the acquisition. In addition, Coventry will receive annual asset management fees equal to 0.8% of total revenue collected from these assets plus a minimum of 25% of all amounts in excess of a 10% annual preferred return to the limited partners which could increase to 35% if returns to the limited partners exceed 20%. As previously discussed, Coventry is providing liquidation services for Burnham and will receive asset management fees at market rates in relation to the liquidation portfolio.

  Management Service Companies

     The Company owns a 95% economic interest in two management service companies of which the Company owns 1% of the voting and 100% of the non-voting common stock. At December 31, 2000, these equity affiliates own: (i) a 20% to 25% joint venture interest in various Fund investments discussed above, (ii) an 83.75% joint venture interest which owns seven retail sites formerly occupied by Best Products, five of which were fully leased and one is partially leased, and
(iii) certain assets, as discussed below, were received in settlement of advances made to DDR OliverMcMillan, which include:

     - A 100% interest in a retail site under development in Long Beach, California;

     - A 100% interest in residual land in San Diego, California; and

     - A $1.1 million note receivable, secured by certain real estate.

     See discussion below regarding the Company's termination of its entity level investment with DDR OliverMcMillan.

     In 2000, the joint venture disposed of six former Best Products sites with aggregate proceeds of approximately $25.1 million and recognized a gain, net of tax, of approximately $1.7 million. This gain was offset, in part, by a $1.8 million impairment write-off, net of tax, of an investment in a technology company.

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

     The Company also owns a 50% equity ownership interest in a management company and a development company in St. Louis, Missouri. The Company is entitled to the first $1 million of net operating income through 2003, as defined in the agreement, on an annual basis.

  Shopping Center Joint Ventures

     The Company owns an 80% equity ownership interest in two joint ventures each owning an operating shopping property in Columbus, Ohio of which the Company does not have financial or operating control.

     The Company owns a 50% equity ownership interest in 11 different joint ventures which, in the aggregate, own 15 operating shopping centers.

     The Company also owns a 50% equity ownership interest in two joint ventures, each of which is developing a shopping center in Jefferson Country, Missouri and Salisbury, Maryland, respectively.

     The Company owns a 35% equity ownership interest in a joint venture which owns an operating shopping center property in San Antonio, Texas.

     The Company owns a 25% ownership interest in a joint venture which owns a shopping center property under development located in Coon Rapids, Minnesota.

     The Company owns an effective 20% equity interest in the Community Centers Joint Venture which, in the aggregate, owns ten operating shopping center properties. As described above, prior to February 29, 2000, the Company owned a 50% joint venture interest.

     As previously discussed, the Company provides property management, leasing and development services to each of the joint ventures at market rates.

  DDR OliverMcMillan

     In December, 2000, the Company through an equity affiliate terminated its entity level investment with DDR OliverMcMillan. In settlement of advances to DDR OliverMcMillan, the Company and an equity affiliate of the Company, received two operating properties, one of which is located in Reno, Nevada and the other located in Oceanside, California; a development project in Long Beach, California; residual land located in San Diego, California; and notes receivable, secured by real estate. The aggregate value associated with these assets was approximately $37 million of which approximately $18 million is reflected within the Company's consolidated real estate assets and the remaining $19 million is reflected within advances to and investments in joint ventures. The Company believes the aggregate value of these assets received approximates the advances outstanding at the date of settlement.

3.  MINORITY EQUITY INVESTMENT

     At December 31, 2000 and 1999, the Company owned 9,656,650 common shares in American Industrial Properties REIT (NYSE: IND) ("AIP") representing approximately 46.0% of AIP's total common shares. In 1999, the Company acquired 1,897,844 common shares of AIP at prices ranging from $14.93 to $15.50 per share.

     On November 1, 2000, DDR Transitory Sub, Inc. ("DDR Sub"), a subsidiary of the Company, and AIP entered into an agreement and plan of merger. Pursuant to the merger agreement, DDR Sub will be merged with and into AIP and AIP will become a wholly-owned subsidiary of the Company. In connection with the merger agreement, AIP also entered into: (i) an agreement to sell 31 properties to client accounts managed by Lend Lease Real Estate Investment, Inc. ("Lend Lease") for a gross purchase price, including assumed debt, of approximately $292.5 million and (ii) an agreement to sell an office building to a third party for a gross purchase price, including assumed debt, of approximately $55.4 million which was sold by AIP in

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

November 2000. The property sales listed in (i) and (ii) of the immediately preceding sentence are conditions to the closing of the merger, which is expected to occur in the second quarter of 2001. Upon closing of the merger, each of AIP's common shares (other than shares owned in treasury, by the Company, DDR Sub or dissenting shareholders), will be converted into the right to receive not less than $12.47 per share subject to certain adjustments. Each common share of DDR Sub will be converted into one common share of AIP in connection with the merger, resulting in the Company being the majority shareholder of AIP. The effect of the aforementioned transactions is that upon consummation, the Company will (through AIP) own and control AIP's 39 remaining properties. The closing of these transactions are subject to customary conditions in addition to the approval of AIP's shareholders.

     The Company's investment is accounted for using the equity method of accounting. The aggregate acquisition price for the shares held by the Company exceeded the Company's share of the historical underlying net assets of AIP by approximately $28.6 million which has been assigned principally to real estate with the remainder to goodwill. The portion attributable to real estate is being amortized over 40 years and the amount associated with goodwill is being amortized over 15 years. Accordingly, the Company's equity in net income from minority equity investment is adjusted to reflect the gain or loss on sale of real estate and the amortization of amounts resulting from these basis differences. At December 31, 2000, AIP's share price closed on the NYSE at $12.25 per share which was adjusted to reflect the $1.27 per share dividend payable at December 31, 2000. At December 31, 2000, the Company's aggregate market investment in AIP, including the dividend receivable, was approximately $130.6 million.

     Pursuant to the terms of the original purchase agreement, AIP may, under certain circumstances and subject to certain limitations, exercise a put right that would require the Company to purchase additional common or convertible preferred shares of AIP for a total amount not to exceed $200 million at a price not to exceed $15.50 and $14.00 per share, respectively. AIP can only exercise its right to put these additional shares for the purpose of financing property acquisitions approved by AIP's Board of Trust Managers. This right was scheduled to expire on November 20, 2000. At November 1, 2000, the date the merger agreement was signed, $166.6 million remained outstanding pursuant to this put right. If the merger does not close by May 31, 2001 due to a breach of the merger agreement by the Company or DDR Sub, AIP will retain its right to cause the Company to purchase up to $166.6 million in common or convertible preferred shares from AIP. AIP's right would be extended for a period of time from its original termination date of November 20, 2000, by the number of days between June 19, 2000 and the later of (i) the date on which the breach occurs or (ii) the first date on which a trust manager, not designated by the Company, becomes aware of the breach.

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

     Summarized financial information, as reflected on the accounts of AIP is as follows (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Balance sheet:
  Land......................................................  $150,108   $159,566
  Buildings.................................................   453,168    482,620
                                                              --------   --------
                                                               603,276    642,186
  Less accumulated depreciation.............................   (55,341)   (46,931)
                                                              --------   --------
  Real estate, net..........................................   547,935    595,255
  Other assets..............................................    44,103     25,427
                                                              --------   --------
                                                              $592,038   $620,682
                                                              ========   ========
  Mortgage debt.............................................  $284,924   $334,873
  Other liabilities and minority interests..................    41,912     27,321
                                                              --------   --------
                                                               326,836    362,194
  Accumulated equity........................................   265,202    258,488
                                                              --------   --------
                                                              $592,038   $620,682
                                                              ========   ========

                                                           FOR THE
                                                         YEAR ENDED        FOR THE PERIOD
                                                        DECEMBER 31,      JULY 30, 1998 TO
                                                      -----------------     DECEMBER 31,
                                                       2000      1999           1998
                                                      -------   -------   ----------------
Statement of operations:
  Revenues from operations..........................  $90,414   $87,617       $ 25,460
                                                      -------   -------       --------
  Rental operation expenses.........................   31,357    31,512         10,405
  Depreciation and amortization expense.............   13,552    14,535          4,219
  Interest expense(1)...............................   25,506    26,562          7,766
  Provisions for losses on real estate..............       --        --         10,060
                                                      -------   -------       --------
                                                       70,415    72,609         32,450
                                                      -------   -------       --------
  Income (loss) from operations.....................   19,999    15,008         (6,990)
  Minority interests................................     (580)     (313)           166
  Equity in net income of joint ventures............      120       624             --
  (Gain) loss on sales of real estate...............   26,803      (200)            --
                                                      -------   -------       --------
  Income (loss) before charge for change in control
     and extraordinary item.........................   46,342    15,119         (6,824)
  Charge for change in control......................       --        --         (5,780)
                                                      -------   -------       --------
  Income (loss) before extraordinary item...........   46,342    15,119        (12,604)
  Extraordinary item................................     (329)     (513)            --
                                                      -------   -------       --------
     Net income (loss)..............................  $46,013   $14,606       $(12,604)
                                                      =======   =======       ========

---------------

(1) Interest expense includes $0.1 million and $0.7 million in 1999 and 1998, respectively, paid to the Company on advances made at an interest rate of 10.25%.

     For the year ended December 31, 2000, 1999 and for the period from July 30, 1998 to December 31, 1998, the Company recorded equity in net income from minority equity investment of $6.2 million, $5.7 million and $0.9 million, respectively. The difference between the Company's share in net income as reported in the financial statements of AIP is attributable to adjustments relating to depreciation and amortization and gain (loss) on sales of real estate associated with the $28.6 million basis adjustments discussed above. In addition, the $6.2 million net income from minority equity investment recorded in 2000 includes a $4.9 million impairment loss relating to the pending sale of 31 properties to Lend Lease partially

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION offset by a $3.6 million gain, as adjusted, from the sale of an office building in the fourth quarter of 2000. Also, for the period July 30, 1998 to December 31, 1998, the $0.9 million reported by the Company represents the Company's equity in AIP's $3.2 million of income before provisions for loss on real estate and change in control charges. In 1998, the real estate impairment and change in control charges detailed above are reconciling items between the Company's proportionate share of AIP's reported results of operations and the amount reflected in the Company's financial statements as equity in net income from minority equity investment. These amounts were considered in DDR's allocation of purchase price associated with its investment in AIP as discussed above.

4.  ACQUISITIONS AND PRO FORMA FINANCIAL INFORMATION

     During the years ended December 31, 2000, 1999 and 1998, the Company completed the acquisition of 39 shopping centers, excluding those acquired through joint ventures as discussed in Note 2, (one in 2000, three in 1999, and 35 in 1998) at a total purchase price of approximately $850 million. These acquisitions were accounted for using the purchase method of accounting. Significant acquisitions were as follows:

          In 1998, in a single transaction with Continental Real Estate Companies of Columbus, Ohio, the Company completed the acquisition of 13 shopping centers, four of which were acquired through joint ventures. The 13 shopping centers total 2.2 million gross square feet of Company-owned retail space. The aggregate cost of these centers was $222.3 million of which the Company's share was $184.4 million. The Company's net investment was initially funded through its revolving credit facilities, cash and liabilities assumed of approximately $92.7 million, mortgages assumed of approximately $82.9 million (including $54.7 million of joint venture mortgage debt) and the issuance of OP Units valued at approximately $8.8 million. In certain circumstances and at the option of the Company, these units are exchangeable into 438,561 shares of the Company's common stock of which 385,993 units remain outstanding at December 31, 2000.

          In July 1998, the Company acquired from Hermes Associates of Salt Lake City, Utah, nine shopping centers, one office building and eight additional expansion, development or redevelopment projects. The nine shopping centers aggregate 2.4 million square feet of total GLA. The total consideration for this portfolio was approximately $309 million comprised of $30.6 million of debt assumed, the issuance of 3.6 million OP Units, valued at $73 million, $194.2 million of cash and $11.2 million of other liabilities assumed, including contingently issuable OP Units valued at approximately $8.9 million. In July, 2000, the Company acquired all of the OP Units originally issued including contingently issuable OP Units for approximately $81.9 million.

          In July, 1998, the Company also acquired 13 shopping centers aggregating approximately 1.6 million square feet in the St. Louis, Missouri area, at an aggregate cost of $152.5 million. Two of these centers were subsequently sold at an aggregate price of approximately $4.4 million. The Company also acquired a 50% ownership interest in the Sansone Group's management company and development company. The Company's net investment in this portfolio aggregated $162.6 million comprised of $27.6 million of debt assumed and $135 million of cash.

     The operating results of the acquired shopping centers are included in the results of operations of the Company from the date of purchase, including the acquisition of properties owned through joint ventures, discussed in Note 2. The properties owned through joint ventures are included in equity in net income of joint ventures in the consolidated statements of operations.

     The following unaudited supplemental pro forma information is presented to reflect the effects of the common share offerings, preferred share offerings, debt offerings and the property acquisitions consummated through December 31, 1999, including the joint venture formations and acquisitions (Note 2), as if all such transactions had occurred on January 1, 1998 with regard to the 1998 and 1999 acquisitions. Pro forma

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION information is not presented for the year ended December 31, 2000 and 1999, as the shopping centers acquired in 2000 and 1999 were either under development or in the lease-up phase and, accordingly, the related operating information for such centers does not exist prior to acquisition or would not be meaningful. The pro forma financial information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the acquisitions occurred as indicated nor does it purport to represent the results of the operations for future periods (in thousands, except per share data):

                                                                FOR THE YEAR ENDED
                                                               DECEMBER 31, 1998(a)
                                                               --------------------
                                                                   (UNAUDITED)
Pro forma revenues..........................................         $229,678
                                                                     ========
Pro forma income before extraordinary item..................         $ 80,994
                                                                     ========
Pro forma net income applicable to common shareholders......         $ 55,547
                                                                     ========
Pro forma net income applicable to common shareholders:
  Basic.....................................................         $   0.97
                                                                     ========
  Diluted...................................................         $   0.93
                                                                     ========

---------------

(a) Reflects revenues and expenses of the properties acquired in 1999 and 1998 for the period January 1, 1998 through the effective date of acquisition. Operating results for the Company's acquired properties located in Columbus (Easton Market), Ohio; Princeton, New Jersey; Portland, Oregon; St. Louis (American Plaza) Missouri; St. Louis (Promenade at Brentwood), Missouri; Florence, Kentucky; Fayetteville, Arkansas; Salisbury, Maryland and Phoenix, Arizona are not reflected in the 1998 pro forma information prior to their respective acquisition dates because these shopping centers were either under development or in the lease-up phase and, accordingly, the related operating information for such centers either does not exist or would not be meaningful. In addition, the 1998 pro forma information does not include the results of shopping center expansions occurring at five of the shopping centers acquired by the Company.

5.  DISPOSITION OF REAL ESTATE AND INVESTMENTS

     During 2000, the Company recorded a gain on disposition of real estate and investments which aggregated $23.4 million. The Company sold several properties including shopping centers located in Stone Mountain, Georgia; Florence, Kentucky; a portion of a shopping center in Las Vegas, Nevada and Wal-Mart stores in Camden, South Carolina and New Bern and Washington, North Carolina and its 50% joint venture interest in a recently developed shopping center in Fenton, Missouri. The aggregate net gain from the aforementioned transactions was $6.8 million. In addition, the Company sold 60% of its half interest in a joint venture which owns 10 operating shopping centers and recognized a gain of approximately $16.1 million. In connection with the formation of one joint venture, the Company sold one property, received cash and a 50% partnership interest and recognized a gain of approximately $0.5 million for the 50% interest deemed to be sold. Net proceeds received in conjunction with the above sales aggregated $133.0 million.

     During 1999, the Company recorded a loss on disposition of real estate and investments aggregating $2.2 million relating to the sale of a shopping center and residual land in Pensacola, Florida to a major retailer. In connection with this disposition, the Company developed a 17,000 square foot shopping center adjacent to the site sold. In addition, the Company sold four properties at an aggregate gain of approximately $0.5 million which offsets the previously described loss within the consolidated statements of operations. Net proceeds received in conjunction with the above sales aggregated $13.9 million. During 1998, the Company sold various outlots adjacent to the Company's shopping centers and recognized an aggregate gain of $0.2 million and received net proceeds of $6.7 million.

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

6.  NOTES RECEIVABLE

     The Company has issued notes receivable, including accrued interest, aggregating $4.8 million and $5.6 million at December 31, 2000 and 1999, respectively. The notes are secured by certain rights in future development projects, partnership interests and personal guaranties. The notes bear interest ranging from 10.5% to 12.0% with maturity dates ranging from May 2001 to December 2002.

7.  DEFERRED CHARGES

     Deferred charges consist of the following (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               2000      1999
                                                              -------   -------
Deferred financing costs....................................  $ 9,561   $ 7,298
Less-accumulated amortization...............................   (3,603)   (3,382)
                                                              -------   -------
                                                              $ 5,958   $ 3,916
                                                              =======   =======

     The Company incurred deferred finance costs aggregating $3.8 million and $0.2 million in 2000 and 1999, respectively, primarily relating to the Company's unsecured revolving credit agreements (Note 8). Amortization of deferred charges was $1.8 million, $1.5 million and $1.4 million for the years ended December 2000, 1999 and 1998, respectively.

     During 1998, the Company wrote off $0.9 million (none in 2000 and 1999) of unamortized deferred finance costs in conjunction with the amendment and restructuring of its Unsecured Revolving Credit Facility (Note 8) and the repayment of certain secured indebtedness.

8.  REVOLVING CREDIT FACILITIES

     Since May 1995, the Company has maintained an unsecured revolving credit facility from a syndicate of financial institutions for which Bank One, NA serves as agent (the "Unsecured Credit Facility"). During 2000, the Company renegotiated, expanded and extended this facility and increased the available borrowing capacity to $550 million from $375 million, adjusted the spread over LIBOR to 1.10%, modified certain covenants and extended the term for an additional two years to May 31, 2003. The Unsecured Credit Facility includes a competitive bid option for up to 50% of the facility amount. Borrowings under this facility bear interest at variable rates based on the prime rate or LIBOR plus a specified spread (1.10% at December 31, 2000). The spread is dependent on the Company's long term senior unsecured debt rating from Standard and Poor's and Moody's Investors Service. The Company is required to comply with certain covenants relating to total outstanding indebtedness, secured indebtedness, net worth, maintenance of unencumbered real estate assets, debt service coverage and fixed charge coverage. The facility also provides for a facility fee of 0.2% on the entire facility. The Unsecured Credit Facility is used to finance the acquisition and development of real estate, to provide working capital and for general corporate purposes. At December 31, 2000 and 1999, total borrowings under this facility aggregated $419.5 million and $272.0 million, respectively, with a weighted average interest rate, excluding the effects of the interest rate swaps in 2000, of 7.8% and 7.3%, respectively.

     During the first quarter of 1998, the Company recognized a non-cash extraordinary charge of approximately $0.9 million ($0.01 per common share), relating to the write-off of unamortized deferred finance costs associated with the former revolving credit facility.

     In September 1996, the Company entered into a three-year $10 million unsecured revolving credit facility with National City Bank, (together with the $550 million Unsecured Credit Facility, the "Revolving Credit Facilities"). In 1999 and 2000, the Company amended this facility to increase the available borrowings to $25 million, to convert it to a secured revolving credit facility and to extend the agreement through

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

November 2002. This credit facility is secured by certain partnership investments. The Company maintains the right to reduce this facility to $20 million and to convert the borrowings to an unsecured revolving credit facility. Borrowings under this facility bear interest at variable rates based on the prime rate or LIBOR plus a specified spread (1.10% at December 31, 2000). The spread is dependent on the Company's long term senior unsecured debt rating from Standard and Poor's and Moody's Investors Service. The Company is required to comply with certain covenants relating to total outstanding indebtedness, secured indebtedness, net worth, maintenance of unencumbered real estate assets, debt service coverage and fixed charge coverage. The facility also provides for commitment fees of 0.15% on the unused credit amount. At December 31, 2000 and 1999, total borrowings under this facility aggregated $21.0 million and $18.8 million, respectively, with a weighted average interest rate of 7.5% and 7.3%, respectively.

     Total fees paid by the Company on its Revolving Credit Facilities in 2000, 1999 and 1998, aggregated approximately $0.9 million, $0.6 million and $0.5 million, respectively.

9.  FIXED RATE SENIOR NOTES

     The following is a summary of the Company's outstanding unsecured fixed rate senior notes:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Unsecured Fixed Rate Senior Notes(1)........................  $417,519   $517,470
Pass-Through Asset Trust Securities(2)......................    74,912     74,841
                                                              --------   --------
                                                              $492,431   $592,311
                                                              ========   ========

---------------

(1) Two of the senior notes were issued at a discount. One matured and was repaid in May, 2000. The unamortized discount aggregated $0.2 million at December 31, 2000 and 1999. The effective interest rates of these notes range from 6.65% to 7.67% per annum.

(2) In March 1997, the Company issued, through a grantor trust, $75 million of Pass-Through Asset Trust Securities (PATS), due March 2002, at a discount of 99.53%. These certificates are secured by fifteen-year notes maturing March 2012, issued by the Company to the trust. The trust sold an option which enables the option holder to re-market the certificates upon maturity in March 2002. Simultaneously with the sale of the certificates, the trust purchased the notes from the Company for a premium in the amount of the option payment. This premium, $1.1 and $1.2 million at December 31, 2000 and 1999, respectively, is being amortized over the fifteen-year life of the notes and is included in other liabilities in the consolidated balance sheet. If the option holder does not elect to remarket the certificates, then they become due and payable in March 2002. Interest is paid semi-annually in arrears on March 15 and September 15.

     The above fixed rate senior notes have maturities ranging from February 2001 to July 2018. Interest rates ranged from approximately 6.58% to 7.5% (averaging 7.2% at December 31, 2000 and 1999). These notes may not be redeemed by the Company prior to maturity and will not be subject to any sinking fund requirements. The fixed rate senior notes were issued pursuant to an indenture dated May 1, 1994 which contains certain covenants including limitation on incurrence of debt, maintenance of unencumbered real estate assets and debt service coverage. Interest is paid semi-annually in arrears on May 15 and November 15.

10.  MORTGAGES PAYABLE AND SCHEDULED PRINCIPAL REPAYMENTS

     At December 31, 2000, mortgages payable, collateralized by certain notes receivable, investments and real estate with a net book value of approximately $866.7 million and related tenant leases, are generally due in monthly installments of principal and/or interest and mature at various dates through 2027. Interest rates

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION ranged from approximately 6.0% to 9.75% (averaging 8.3% at December 31, 2000 and
1999). Variable rate debt obligations, included in mortgages payable at December 31, 2000 and 1999, totaled approximately $127.5 million and $110.6 million, respectively. Interest rates on the variable rate debt averaged 8.2% and 7.3% at December 31, 2000 and 1999, respectively.

     As of December 31, 2000, the scheduled principal payments of the Revolving Credit Facilities, fixed rate senior notes and mortgages payable for the next five years and thereafter are as follows:

                            YEAR                                 AMOUNT
                            ----                               ----------
2001........................................................   $  157,687
2002........................................................      102,994
2003........................................................      456,451
2004........................................................       71,167
2005........................................................        7,366
Thereafter..................................................      431,910
                                                               ----------
                                                               $1,227,575
                                                               ==========

     Principal payments in the year 2002 and 2003 include $21.0 million and $419.5 million, respectively, associated with the maturing of the Revolving Credit Facilities.

     Principal payments in the year 2002 assume that the PATS option holder (Note 9) will not exercise the option to re-market the certificates and the trust will therefore put the certificates to the Company to finance the reacquisition of the PATS at maturity.

11.  FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating fair value disclosures of financial instruments:

  CASH AND CASH EQUIVALENTS, ACCOUNTS RECEIVABLE, ACCOUNTS PAYABLE, ACCRUALS AND OTHER LIABILITIES

     The carrying amounts reported in the balance sheet for these financial instruments approximated fair value because of their short maturities. The carrying amount of straight-line rents receivable does not materially differ from their fair market value.

  NOTES RECEIVABLE AND ADVANCES TO AFFILIATES

     The fair value is estimated by discounting the current rates at which similar loans would be made. At December 31, 2000 and 1999, the carrying amounts reported in the balance sheet approximate fair value.

  DEBT

     The carrying amounts of the Company's borrowings under its Revolving Credit Facilities approximate fair value because such borrowings are at variable rates. The fair value of the fixed rate senior notes is based on borrowings with a similar remaining maturity based on the Company's estimated interest rate spread over the applicable treasury rate. Fair value of the mortgages payable is estimated using a discounted cash flow analysis, based on the Company's incremental borrowing rates for similar types of borrowing arrangements with the same remaining maturities.

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

  INTEREST RATE SWAPS

     The Company intends to continuously monitor and actively manage interest costs on its variable rate debt portfolio. The Company may, from time to time, enter into interest rate hedge agreements to manage interest costs and risks associated with changing interest rates. In October, 2000, the Company entered into two interest rate swaps aggregating $100 million. These swaps effectively convert $100 million of variable rate debt to a fixed rate of approximately 7.6% through October 2002. The Company is exposed to credit risk in the event of non-performance by the counter-parties to the swaps.

     The fair value of interest rate swaps is based upon the estimated amounts that the Company would receive or pay to terminate the contract at the reporting date. Fair value of the swaps is estimated using a binomial pricing model.

     Considerable judgment is necessary to develop estimated fair values of financial instruments. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments.

     Financial instruments at December 31, 2000 and 1999, with carrying values that are different than estimated fair values are summarized as follows (in thousands):

                                                2000                           1999
                                    ----------------------------   ----------------------------
                                    CARRYING AMOUNT   FAIR VALUE   CARRYING AMOUNT   FAIR VALUE
                                    ---------------   ----------   ---------------   ----------
Fixed Rate Senior Notes...........     $492,431        $471,448       $592,311        $565,871
Mortgages payable.................      294,645         301,761        268,965         273,343
                                       --------        --------       --------        --------
                                        787,076         773,209        861,276         839,214
Derivatives -- interest rate
  swaps...........................          (55)          1,433             --              --
                                       --------        --------       --------        --------
                                       $787,021        $744,642       $861,276        $839,214
                                       ========        ========       ========        ========

12. MINORITY EQUITY INTERESTS, PREFERRED OPERATING PARTNERSHIP MINORITY INTERESTS, OPERATING PARTNERSHIP MINORITY INTERESTS, PREFERRED SHARES AND COMMON SHARES

  MINORITY EQUITY INTERESTS

     The Company owns a majority ownership interest in a shopping center and development parcels in Utah. The minority partners' equity interest in this partnership is $8.2 million at December 31, 2000 and 1999. Minority equity interest expense includes approximately $0.2 million, $0.1 million and $0.1 million for the years ended December 31, 2000, 1999, and 1998, respectively, related to the minority partner's share of net income.

  PREFERRED OPERATING PARTNERSHIP MINORITY INTERESTS

     In 1998, the Company issued $35 million of preferred operating partnership minority interests to a private investment partnership. These securities are a combination of preferred equity securities and a warrant to purchase approximately 1.6 million common shares of the Company at a price of $21.625 per share or 1.4 million Class D cumulative redeemable preferred shares at a price of $25 per share. The Company recorded $32.9 million as preferred operating partnership minority interests and $2.1 million to additional paid in capital in respect of the warrant. The preferred equity securities are structured as 8.5% cumulative redeemable preferred units of DDRC Great Northern L.P., a wholly owned, consolidated partnership. The preferred units are redeemable without restriction by the investment partnership, for cash or common shares at the option of the Company, and redeemable after five years by DDRC Great Northern L.P. for cash or common shares at the investment partnership's option. In addition, if the warrant is exercised, the Company has the right to redeem the preferred units. Generally, the warrant has a perpetual term, but will expire upon redemption of the preferred units.

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

     In September, 1999 and May, 2000, the Company completed, through a consolidated partnership, a $75 million and $105 million private placement of 8.875% and 9.0%, cumulative perpetual preferred "down-REIT" preferred partnership units, respectively, together with the preferred units discussed above, ("Preferred Units"), with an institutional investor. The units may be exchanged, under certain circumstances, for Class K and Class J, 8.875% and 9.0%, respectively, cumulative preferred shares of the Company. The units may be exchangeable into common shares if the Company fails to pay dividends for six consecutive quarters. The net proceeds of approximately $175.1 million were effectively used to repay approximately $25.8 million in mortgage indebtedness and $40.1 million in convertible debentures which matured on August 15, 1999 and $109.2 million was used to repay variable rate borrowings under the Company's Revolving Credit Facilities.

     The Company reflected $15.3 million, $5.2 million and $0.2 million as a charge to preferred operating partnership minority interest in the consolidated statements of operations relating to the accrued return associated with these Preferred Units at December 31, 2000, 1999 and 1998, respectively.

  OPERATING PARTNERSHIP MINORITY INTERESTS

     At December 31, 2000 and 1999, the Company had 1,051,310 and 4,702,282 OP Units outstanding, respectively. During 2000 and 1999 the Company acquired, through subsidiary partnerships, a majority ownership interest in one shopping center and additional phases of three shopping centers previously acquired. In conjunction with these acquisitions, the Company issued 23,326 and 139,276 OP Units in 2000 and 1999, respectively, which are exchangeable, under certain circumstances and at the option of the Company, into an equivalent number of the Company's common shares or for the equivalent amount of cash.

     In 2000 and 1999, the Company purchased 3,674,298 and 18,098, respectively, of OP Units for cash aggregating $82.5 million and $0.3 million, respectively. These transactions were treated as a purchase of minority interest. The difference between the recorded amount of the minority interest and the cash paid was not material. In connection with the Company's purchase of certain shopping centers during 1998 and the related issuance of approximately 3.6 million of the above mentioned OP Units, the Company provided a guarantee of the value of the OP Units, which included the aggregate value derived from both the value of the OP Units and the distributions received pursuant to the terms of the OP Units. The purchase of these shopping centers were recorded at the estimated fair value of the guaranteed amount. During 1999, the agreement was amended to revise certain aspects of the settlement method. Through the date of the amendment, contingently issuable OP Units were considered in weighted average shares outstanding for purposes of determining diluted earnings per share (Note 17).

     The OP Unit holders are entitled to receive distributions, per OP Unit, equal to the per share distributions on the Company's common shares. During 2000, 1999 and 1998, the unit holders received distributions aggregating $4.1 million, $6.5 million and $2.9 million, respectively, which has been reflected as a charge to operating partnership minority interest in the consolidated statements of operations.

  PREFERRED SHARES

     The Class A, B, C and D depository shares represent 1/10 of a share of their respective preferred class of shares. The Class A and Class B depository shares are redeemable by the Company at December 31, 2000. The Class C and Class D depository shares are not redeemable by the Company prior to July 7, 2003 and August 20, 2003, respectively, except in certain circumstances relating to the preservation of the Company's status as a REIT.

     The Company's authorized preferred shares consist of the following:

     - 750,000 Class A Cumulative Redeemable Preferred Shares, without par value

     - 750,000 Class B Cumulative Redeemable Preferred Shares, without par value

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

     - 750,000 Class C Cumulative Redeemable Preferred Shares, without par value

     - 750,000 Class D Cumulative Redeemable Preferred Shares, without par value

     - 750,000 Class E Cumulative Redeemable Preferred Shares, without par value

     - 750,000 Class F Cumulative Redeemable Preferred Shares, without par value

     - 750,000 Class G Cumulative Redeemable Preferred Shares, without par value

     - 750,000 Class H Cumulative Redeemable Preferred Shares, without par value

     - 750,000 Class I Cumulative Redeemable Preferred Shares, without par value

     - 750,000 Class J Cumulative Redeemable Preferred Shares, without par value

     - 750,000 Class K Cumulative Redeemable Preferred Shares, without par value

     - 750,000 Non Cumulative preferred shares, without par value

  COMMON SHARES

     The Board of Directors of the Company approved a two-for-one stock split to shareholders of record on July 27, 1998. On August 3, 1998, each such shareholder received one share of common stock for each share of common stock held. This stock split was effected in the form of a stock dividend. Accordingly, $2.9 million was transferred from additional paid in capital to common stock, representing the stated value of additional shares issued.

     In April 1998, the Company issued 1,339,278 common shares at $18.8612 per share and received aggregate net proceeds of approximately $25.2 million. In December 1998, the Company issued 3,000,000 common shares at $18.5625 per share and received aggregate net proceeds of approximately $52.6 million. The aggregate net proceeds of $77.8 million from these two offerings were primarily used to repay amounts outstanding on the Revolving Credit Facilities and for general corporate purposes.

  STOCK REPURCHASE PROGRAM

     In 1999 and 2000, the Company's Board of Directors authorized the officers of the Company to implement a common share repurchase program in response to what the Company believed was a distinct undervaluation of the Company's common shares in the public market. At December 31, 2000 and 1999, treasury stock recorded on the Company's consolidated balance sheet consisted of 6,601,250 and 1,860,300 common shares, respectively, at a cost of $88.7 million and $25.8 million, respectively.

13.  TRANSACTIONS WITH RELATED PARTIES

     In August, 2000, the Company purchased residual land adjacent to its shopping center in Aurora, Ohio from a limited partnership owned by the founder of the Company and former Chairman of Board who is also the father of the current Chairman of the Board and Chief Executive Officer. The purchase price was $1.3 million.

     In September, 1999, the Company transferred its interest in a shopping center under development in Coon Rapids, Minnesota, a suburb of Minneapolis, to a joint venture and simultaneously sold a 75% interest to an entity owned in part by a director of the Company. The Company retained a 25% interest. The Company was reimbursed $2.5 million by the joint venture partner relating to development costs previously incurred on this development. In addition, the Company received a development fee of approximately $0.5 million in 1999 from the entity's joint venture partner.

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

     In September, 1998, the Company sold two properties to a principal of one of the Company's joint venture partners. These properties aggregated approximately 33,000 square feet and were sold for approximately $4.4 million.

     In June, 1998, the Company acquired, from a partnership owned by the former Chairman of the Board and an Officer of the Company, approximately 18 acres of land, adjacent to a shopping center owned through one of the Company's joint ventures, at a purchase price of approximately $4.4 million.

     In February, 1998, the Company acquired a shopping center located in Idaho Falls, Idaho from a limited partnership in which the former Chairman of the Board, the Chairman of the Board and Chief Executive Officer, and the Vice-Chairman of the Board owned, in the aggregate, through a separate partnership, a 1% general partnership interest. The shopping center aggregates approximately 0.2 million square feet. The initial purchase price of the property was approximately $6.5 million. In accordance with the purchase agreement, the Company paid an earnout of $0.6 million upon the leasing of vacant space in the center in January 1999.

     In addition, in 1998 the Company paid to a partnership owned by the former Chairman of the Board approximately $0.1 million for leasing/sales commissions associated with leasing or sale of certain shopping center outlots. Also, the Company paid approximately $0.1 million and $0.7 million in 1999 and 1998, respectively, to a company owned by the brother-in-law of the Chairman of the Board and Chief Executive Officer relating to fees and commissions earned from the Company's acquisition of several shopping centers.

     In 1998, the Chairman of the Board and Chief Executive Officer of the Company received 100,000 stock options in his role as Chairman of AIP's Board of Trustees. All benefits associated with these options were assigned to the Company.

     In conjunction with the establishment of DDR's equity investment in certain entities (described in Note 2 as entities in which the Company has a 95% economic interest at December 31, 2000), the Company's Chairman of the Board and Chief Executive Officer retained the majority of the voting shares. These entities were structured in this format in order to meet certain REIT qualification requirements.

     During 1999 and 1998, the Company periodically advanced funds to the Chairman of the Board and Chief Executive Officer in amounts up to $0.4 million. The advances, which were made to reduce the outstanding principal balance of, and to prevent the sale of, common shares in the Company from a margin account loan, were outstanding for periods ranging from five to forty days with an interest rate of LIBOR plus the applicable spread based on the Company's rate of borrowing on the Revolving Credit Facilities. In addition, in 1999 the Company advanced approximately $0.2 million to certain officers of the Company in connection with certain relocation costs and related payroll taxes.

     In 1998, eleven of the Company's executives, either through the exercise of previously granted stock options or through the direct purchase of unissued shares, acquired 974,663 of the Company's common shares. The purchase of such shares was financed by a five-year personal loan program aggregating approximately $15 million (at market interest rates) from Bank One, NA. These loans are guaranteed by the Company. Four of these executives have subsequently resigned from the Company. The Company has agreed to maintain the guarantee. The individuals participating in the program are responsible for repayment of these personal loans and have fully indemnified the Company should the Company's guarantee be called upon.

     The Company entered into a lease for office space owned by one of its principal shareholders. General and administrative rental expense associated with this office space, aggregated $0.6 million, $0.7 million, and $0.7 million for the years ended December 31, 2000, 1999 and 1998, respectively.

     The Company continues to have management agreements with various partnerships and performs certain administrative functions on behalf of entities owned in part by a related party, in which management fee and leasing fee income of $0.2 million was earned in 2000, 1999 and 1998. Transactions with the Company's equity affiliates have been described in Notes 2 and 3.

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

14.  COMMITMENTS AND CONTINGENCIES

     The Company is engaged in the operation of shopping centers which are either owned or, with respect to certain shopping centers, operated under long-term ground leases which expire at various dates through 2070, with renewal options. Space in the shopping centers is leased to tenants pursuant to agreements which provide for terms ranging generally from one to 30 years and, in some cases, for annual rentals which are subject to upward adjustments based on operating expense levels, sales volume, or contractual increases as defined in the lease agreements.

     The scheduled future minimum revenues from rental properties under the terms of all noncancelable tenant leases, assuming no new or renegotiated leases or option extensions for such premises, for the subsequent five years ending December 31, are as follows (in thousands):

2001........................................................   $  193,782
2002........................................................      183,460
2003........................................................      169,270
2004........................................................      157,563
2005........................................................      144,563
Thereafter..................................................    1,017,672
                                                               ----------
                                                               $1,866,310
                                                               ==========

     Scheduled minimum rental payments under the terms of all non-cancelable operating leases in which the Company is the lessee, principally for office space and ground leases, for the subsequent five years ending December 31, are as follows (in thousands):

2001........................................................   $ 1,964
2002........................................................     1,915
2003........................................................     1,910
2004........................................................     1,899
2005........................................................     2,106
Thereafter..................................................    21,088
                                                               -------
                                                               $30,882
                                                               =======

     There were no capital leases in which the Company is the lessee at December 31, 2000 or 1999. In conjunction with the development and expansion of various shopping centers, the Company has entered into agreements for the construction of the shopping centers aggregating approximately $26.2 million as of December 31, 2000.

     As discussed in Note 2, the Company and certain equity affiliates have entered into several joint ventures with various third party developers. In conjunction with certain joint venture agreements, the Company and/or its equity affiliate has agreed to fund the required capital associated with approved development projects. The Company and/or its equity affiliate is entitled to receive a priority return on capital advances at rates ranging from 10.5% to 12.0%.

     As discussed in Note 13, the Company has provided certain guarantees relating to officer loans.

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

15.  OTHER INCOME

     Other income was comprised of the following (in thousands):

                                                           FOR THE YEAR ENDED DECEMBER 31,
                                                           --------------------------------
                                                             2000        1999        1998
                                                           --------    --------    --------
Lease termination........................................   $8,950      $3,425      $1,621
Financing fees...........................................       --         420          21
Sales commissions........................................       --         412         346
Other, net...............................................      205         773         486
                                                            ------      ------      ------
                                                            $9,155      $5,030      $2,474
                                                            ======      ======      ======

16.  BENEFIT PLANS

  STOCK OPTION AND OTHER EQUITY BASED PLANS

     The Company's stock option and equity-based award plans provide for the grant, to employees of the Company the following: Incentive and non-qualified stock options to purchase common shares of the Company, rights to receive the appreciation in value of common shares, awards of common shares subject to restrictions on transfer, awards of common shares issuable in the future upon satisfaction of certain conditions and rights to purchase common shares and other awards based on common shares. Under the terms of the award plans, awards may be granted with the respect to an aggregate of not more than 7,313,806 common shares. Options may be granted at per share prices not less than fair market value at the date of grant, and in the case of incentive options, must be exercisable within ten years thereof (or, with respect to options granted to certain shareholders, within five years thereof). Options granted under the plans generally become exercisable in the year after the date of grant as to one-third of the optioned shares, with the remaining options being exercisable over the following two-year period.

     In 1997, the Board of Directors approved the issuance of 900,000 stock options to the Company's Chief Executive Officer which vested upon issuance of the options. In addition, 700,000 of these options were issued outside of a qualified plan.

     In addition to the stock option and equity-based award plans described above, the Company granted options totaling 975,000 shares to its directors and certain officers who are not employees of the Company. Such options were granted at the fair market value on the date of grant. Options with respect to 50,000 shares were exercisable one year from the date of grant, and options with respect to the remaining 925,000 shares become exercisable one year after the date of grant as to one third of the 925,000 shares with the remaining options being exercisable over the following two-year period.

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

     The following table reflects the stock option activity described above (in thousands):

                                          NUMBER OF OPTIONS
                                  ---------------------------------         WEIGHTED-AVERAGE
                                                          EXECUTIVE   ----------------------------
                                  EMPLOYEES   DIRECTORS    OFFICER    EXERCISE PRICE    FAIR VALUE
                                  ---------   ---------   ---------   ---------------   ----------
Balance December 31, 1997.......    3,416        920         700          $16.18
  Granted.......................      540         10          --           19.95          $1.43
  Exercised.....................   (1,093)        --          --           13.31
  Canceled......................      (72)        --          --           18.44
                                   ------       ----         ---          ------
Balance December 31, 1998.......    2,791        930         700           17.32
  Granted.......................    1,083         20          --           15.42          $1.42
  Exercised.....................      (13)        --          --           14.48
  Canceled......................     (385)        --          --           19.49
                                   ------       ----         ---          ------
Balance December 31, 1999.......    3,476        950         700           16.75
  Granted.......................      696          5          --           12.19          $1.21
  Exercised.....................      (11)        --          --           14.27
  Canceled......................     (139)        (1)         --           17.08
                                   ------       ----         ---          ------
Balance December 31, 2000.......    4,022        954         700          $16.19
                                   ======       ====         ===          ======

     The following table summarizes the characteristics of the options outstanding at December 31, 2000 (in thousands):

                            OPTIONS OUTSTANDING                                 OPTIONS EXERCISABLE
                       ------------------------------                      ------------------------------
                       OUTSTANDING   WEIGHTED-AVERAGE                      EXERCISABLE
      RANGE OF            AS OF         REMAINING       WEIGHTED-AVERAGE      AS OF      WEIGHTED-AVERAGE
 EXERCISABLE PRICES     12/31/00     CONTRACTUAL LIFE    EXERCISE PRICE     12/31/00      EXERCISE PRICE
---------------------  -----------   ----------------   ----------------   -----------   ----------------
$11.00-$16.50             3,417            6.4               $14.05           2,248           $14.43
$16.50-$24.00             2,259            7.5               $19.42           1,989           $19.70
                          -----            ---               ------           -----           ------
                          5,676            6.8               $16.19           4,237           $16.90

     As of December 31, 2000, 1999 and 1998, 4,237, 3,589 and 2,848 options (in thousands), respectively, were exercisable. The weighted average exercise prices of these exercisable options were $16.90, $16.69 and $16.36 at December 31, 2000, 1999 and 1998, respectively.

     During 1998, the Company's executive committee purchased approximately 0.9 million of the shares exercised (See Note 13).

     In 1996 and 2000, the Board of Directors approved a grant of 30,000 Performance Units to the Company's Chief Executive Officer. The 30,000 Performance Units issued in 1996 were converted into 30,000 common shares in January, 2001 based upon the achievement of certain performance objectives determined as of December 31, 2000. The shares issued were based upon the average annual total shareholder's return during the five-year period ending December 31, 2000. The 30,000 Performance Units granted in 2000 will be converted to a common share equivalent ranging from 30,000 to 200,000 Performance Units based on the annualized total shareholder's return for the five-year period ending December 31, 2004. In 1996, 1999 and 2000, the Board of Directors approved a grant of 50,000, 47,095 and 91,975 restricted shares of common stock to several executives and outside directors of the Company, respectively. The restricted stock grants vest in equal annual amounts over a five-year period and had a weighted average fair value at the date of a grant ranging from $11.56 to $15.31, which was equal to the market value of the Company's stock at the date of grant. During 2000 and 1998, approximately $0.5 million and $0.8 million, respectively, was charged to expense associated with awards under the equity based award plan relating to restricted stock and Performance Units. During 1999, the Company reduced its accrual relating to the Performance Unit award by approximately $1.3 million; expense associated with restricted shares aggregated $0.3 million in 1999.

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

     The Company applies APB 25, "Accounting for Stock Issued to Employees" in accounting for its plans. Accordingly, the Company does not recognize compensation cost for stock options when the option exercise price equals or exceeds the market value on the date of the grant. The compensation cost which is required to be charged against income for all of the above mentioned plans was $1.5 million, $1.8 million and $1.8 million for 2000, 1999 and 1998, respectively. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair values of the options granted at the grant dates, consistent with the method set forth in the SFAS No. 123, "Accounting for Stock Based Compensation," the Company's net income and earnings per share would have been as follows (dollars in thousands, except per share data):

                                                            2000      1999      1998
                                                           -------   -------   -------
Net income applicable to                     As reported   $73,351   $60,135   $57,969
  common shareholders......................    Pro forma   $72,049   $58,370   $56,168
Basic earnings                               As reported   $  1.31   $  0.99   $  1.02
  per share................................    Pro forma   $  1.29   $  0.96   $  0.99
Diluted earnings                             As reported   $  1.31   $  0.95   $  0.98
  per share................................    Pro forma   $  1.29   $  0.92   $  0.95

     For purposes of the pro forma presentation, the fair value of each option grant was estimated on the date of grant using the Black-Scholes options pricing model using the following assumptions:

                                                 FOR THE YEAR ENDED DECEMBER 31,
                                             ---------------------------------------
                                                1999          1998          1997
                                             -----------   -----------   -----------
Risk free interest rate or (range).........    5.0%-6.8%     5.6%-6.4%     4.7%-5.8%
Dividend yield (range).....................  10.8%-12.5%    8.5%-10.9%     6.4%-7.5%
Expected life (range)......................   4-10 years    7-10 years    6-10 years
Expected volatility (range)................  21.7%-26.2%   20.2%-31.8%   13.2%-19.1%

  401(K) PLAN

     The Company has a 401(k) defined contribution plan covering substantially all of the officers and employees of the Company which permits participants to defer up to a maximum of 15% of their compensation. The Company will match 25% of the employee's contribution up to a maximum of 6% of an employee's annual compensation. The Company may also make additional discretionary contributions. Employees' contributions are fully vested and the Company's matching contributions vest 20% per year. Once an employee has been with the Company five years, all matching contributions are fully vested. The Company's contributions to the plan for the year ended December 31, 2000, 1999 and 1998 were made by the issuance of Company stock with a market value of $0.07 million, $0.06 million and $0.05 million, respectively. Effective December 31, 2000, the Company elected to fund all future matching contributions with cash. The 401(k) plan is fully funded at December 31, 2000.

  ELECTIVE DEFERRED COMPENSATION PLAN

     The Company has a non-qualified elective deferred compensation plan for certain key executives which permits eligible employees to defer up to 25% of their compensation. The Company will match 25% of an employee's contribution up to a maximum of 6% of an employee's annual compensation, after deducting contributions, if any, made in conjunction with the Company's 401(k) plan. Through March 31, 1998, both the deferred and matching contributions were made in Company performance units as well as the gains and losses resulting from the fluctuation in the Company's quoted share price. In April 1998, the Company elected to amend the investment elections available to employees such that election of the Company's stock is no longer permitted. Deferred compensation charged to expense related to an employee contribution is fully vested and the Company's matching contribution vests 20% per year. Once an employee has been with the Company five years, all matching contributions are fully vested. The Company's contribution for the years

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION ended December 31, 2000, 1999 and 1998 was $0.03 million, $0.02 million and $0.06 million, respectively. For the year ended December 31, 1998, this contribution included earnings attributable to the employees' accounts. At December 31, 2000, 1999 and 1998, deferred compensation under this plan aggregated approximately $1.1 million, $0.9 million and $0.5 million, respectively. The plan is fully funded at December 31, 2000.

17.  EARNINGS AND DIVIDENDS PER SHARE

     Earnings Per Share ("EPS") have been computed pursuant to the provisions of SFAS No. 128. Further, as discussed in Note 1, in 1998, the Company effected a stock split in the form of a stock dividend in which each shareholder received one share of common stock for each share of common stock held. All years presented reflects this stock split.

     The following table provides a reconciliation of both income before extraordinary item and the number of common shares used in the computations of "basic" EPS, which utilizes the weighted average of common shares outstanding without regard to dilutive potential common shares, and "diluted" EPS, which includes all such shares.

                                                          FOR THE YEAR ENDED DECEMBER 31,
                                                     -----------------------------------------
                                                        2000           1999           1998
                                                     -----------    -----------    -----------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Income before extraordinary item...................   $100,833       $ 87,397       $ 78,804
Less: Preferred stock dividend.....................    (27,262)       (27,262)       (19,953)
                                                      --------       --------       --------
Basic EPS -- Income before extraordinary item
  applicable to common shareholders................     73,571         60,135         58,851
Effect of dilutive share securities:
  Joint Venture Partnerships.......................         --             --           (632)
                                                      --------       --------       --------
Diluted EPS -- Income before extraordinary item
  applicable to common shareholders plus assumed
  conversions......................................   $ 73,571       $ 60,135       $ 58,219
                                                      ========       ========       ========
Number of Shares:
  Basic -- average shares outstanding..............     55,959         60,985         56,949
  Effect of dilutive securities:
     Joint venture partnerships and minority
       interests...................................         --          2,246          1,056
     Stock options.................................        138            138            499
     Performance Units.............................         30             70             --
     Restricted stock..............................         49             29              5
                                                      --------       --------       --------
  Diluted -- average shares outstanding............     56,176         63,468         58,509
                                                      ========       ========       ========
Per share amount:
  Income before extraordinary item
     Basic.........................................   $   1.31       $   0.99       $   1.03
     Diluted.......................................   $   1.31       $   0.95       $   1.00

     Options to purchase 5,676,477, 5,125,764 and 4,420,981 shares of common stock were outstanding at December 31, 2000, 1999 and 1998, respectively (Note
16), a portion of which has been reflected above using the treasury stock method.

     The weighted average contingently issuable OP units which were exchangeable, in certain circumstances into common shares, aggregated 2.2 million and 0.7 million for the years ended December 31, 1999 and 1998, respectively. The Company settled these contingently issuable OP Units for cash in 2000 (Note 12).

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

     Restricted shares totaling 101,612, 47,676 and 20,000, respectively, were not vested at December 31, 2000, 1999 and 1998 and consequently, were not included in the computation of basic EPS for all years presented (Note 16).

     Performance Units issued in 1996, convertible into 30,000 common shares of the Company, were not included in the computation of diluted EPS for 1998 because the effect was antidilutive (Note 16).

     Convertible debentures, which were convertible prior to their August 1999 maturity, into common shares of the Company at a price of $16.6875, were not included in the computation of diluted EPS for all years prior to maturity because the effect was antidilutive.

     For certain joint ventures where the joint venture partner has the right to convert its interest in the partnership to common shares of the Company or cash, at the election of the Company, it is the Company's intent to settle these conversions, if any, in cash. For the year ended December 31, 1998, significant estimates were utilized by the Company to determine the number of common shares assumed to be issued by the Company upon conversion, for purpose of determining dilution, if any. The joint venture in Merriam, Kansas was the only partnership conversion included in diluted EPS in 1998 because the impact was dilutive.

     The exchange into common stock of the minority interests was not included in the computation of diluted EPS for all years presented because the effect of assuming conversion was antidilutive (Note 12).

     The redemption of the Preferred Units, including those exercisable through the exercise of the warrant into common shares, was not included in the computation of diluted EPS for all years presented because the effect was antidilutive or they were considered contingently issuable (Note 12).

     Dividends declared per share for the years ended December 31, 2000, 1999 and 1998 are summarized as follows:

                                                     GROSS ORDINARY   CAPITAL GAIN      TOTAL
            2000 DIVIDENDS               DATE PAID       INCOME       DISTRIBUTIONS   DIVIDENDS
            --------------               ---------   --------------   -------------   ---------
4th quarter 1999*......................  01/06/00       $0.1900          $0.0800       $0.2700
1st quarter............................  04/07/00        0.2548           0.1052        0.3600
2nd quarter............................  07/03/00        0.2548           0.1052        0.3600
3rd quarter............................  10/02/00        0.2548           0.1052        0.3600
4th quarter**..........................  01/04/01        0.1617           0.0667        0.2284
                                                        -------          -------       -------
                                                        $1.1161          $0.4623       $1.5784
                                                        =======          =======       =======

                                                     GROSS ORDINARY   CAPITAL GAIN      TOTAL
            1999 DIVIDENDS               DATE PAID       INCOME       DISTRIBUTIONS   DIVIDENDS
            --------------               ---------   --------------   -------------   ---------
4th quarter 1998.......................  01/04/99       $0.0684          $    --       $0.0684
1st quarter............................  04/05/99        0.3500               --        0.3500
2nd quarter............................  07/02/99        0.3500               --        0.3500
3rd quarter............................  10/04/99        0.3500               --        0.3500
4th quarter............................  01/06/00        0.0800               --        0.0800
                                                        -------          -------       -------
                                                        $1.1984          $    --       $1.1984
                                                        =======          =======       =======

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

                                                     GROSS ORDINARY   CAPITAL GAIN      TOTAL
            1998 DIVIDENDS               DATE PAID       INCOME       DISTRIBUTIONS   DIVIDENDS
            --------------               ---------   --------------   -------------   ---------
1st quarter............................  03/31/98       $0.3200          $0.0075       $0.3275
2nd quarter............................  06/30/98        0.3200           0.0075        0.3275
3rd quarter............................  10/01/98        0.3200           0.0075        0.3275
4th quarter............................  01/04/99        0.2456           0.0060        0.2516
                                                        -------          -------       -------
                                                        $1.2056          $0.0285       $1.2341
                                                        =======          =======       =======

---------------

 * A portion of the fourth quarter 1999 dividend paid on January 6, 2000 was reported to shareholders in 2000, of which $0.19 per share was reported as ordinary income and $0.08 per share was reported as capital gain income for the year ended December 31, 2000.

** A portion of the fourth quarter 2000 dividend paid on January 4, 2001 was reported to shareholders in 2000, of which $0.1617 per share was reported as ordinary income and $0.0667 per share was reported as capital gain income for the year ended December 31, 2000. The remaining portion of the January 4, 2001 dividend payment of $0.1316 per share will be reported to shareholders in 2001.

18.  SUBSEQUENT EVENTS

     In January, 2001, the Company entered into a $100 million, two-year swap agreement, effectively converting a portion of the variable rate debt on the Company's unsecured credit facility to a fixed rate of approximately 6.3%.

     In January, 2001, the Company sold a 190,000 square foot shopping center in Ahoskie, North Carolina for a purchase price of approximately $8.3 million and recognized a gain of approximately $1.8 million. Proceeds from this sale were used to repay amounts outstanding on the Company's Revolving Credit Facility.

     Through February 21, 2001, the Company purchased a 20% interest in four properties, three located in California and one located in Washington, through the Fund. The Company's net investment in these properties is approximately $11.2 million.

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

19.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following table sets forth the quarterly results of operations for the years ended December 31, 2000 and 1999 (in thousands, except per share amounts):

                                                         FIRST    SECOND     THIRD    FOURTH     TOTAL
                                                        -------   -------   -------   -------   --------
2000:
Revenues from operations..............................  $68,806   $71,710   $71,363   $73,914   $285,793
Income before equity in net income of joint ventures,
  minority equity investment, gain on disposition of
  real estate and investments, minority interests and
  extraordinary item..................................   18,148    18,947    18,527    18,068     73,690
Income before extraordinary item......................   37,977    18,713    21,025    23,118    100,833
Net income............................................   37,977    18,713    21,025    23,118    100,833
Net income applicable to common shareholders..........   31,161    11,898    14,209    16,303     73,571
Basic:
  Income before extraordinary item per common share...  $  0.53   $  0.22   $  0.26   $  0.30   $   1.31
  Net income per common share.........................  $  0.53   $  0.22   $  0.26   $  0.30   $   1.31
  Weighted average number of shares...................   59,034    55,222    54,793    54,802     55,959
Diluted:
  Income before extraordinary item per common share...  $  0.51   $  0.21   $  0.26   $  0.30   $   1.31
  Net income per common share.........................  $  0.51   $  0.21   $  0.26   $  0.30   $   1.31
  Weighted average number of shares...................   63,815    55,477    55,103    54,879     56,176
1999:
Revenues from operations..............................  $65,138   $64,314   $66,226   $68,255   $263,933
Income before equity in net income of joint ventures,
  minority equity investment, loss on disposition of
  real estate and investments, minority interests and
  extraordinary item..................................   18,530    19,560    20,066    18,001     76,157
Income before extraordinary item......................   21,868    21,142    22,636    21,751     87,397
Net income............................................   21,868    21,142    22,636    21,751     87,397
Net income applicable to common shareholders..........   15,053    14,326    15,821    14,935     60,135
Basic:
  Income before extraordinary item per common share...  $  0.25   $  0.23   $  0.26   $  0.25   $   0.99
  Net income per common share.........................  $  0.25   $  0.23   $  0.26   $  0.25   $   0.99
  Weighted average number of shares...................   61,302    61,311    61,327    60,006     60,985
Diluted:
  Income before extraordinary item per common share...  $  0.24   $  0.22   $  0.25   $  0.24   $   0.95
  Net income per common share.........................  $  0.24   $  0.22   $  0.25   $  0.24   $   0.95
  Weighted average number of shares...................   64,016    63,992    66,448    62,626     63,468

20.  PRICE RANGE OF COMMON SHARES (UNAUDITED)

     The high and low sale prices per share of the Company's common shares, as reported on the New York Stock Exchange Composite tape, and declared dividends per share for the quarterly periods indicated were as follows:

                           2000:                              HIGH        LOW    DIVIDENDS
                           -----                             ------    --------  ---------
First......................................................  $13 7/8   $ 11        $.36
Second.....................................................   15 7/8     13 1/2     .36
Third......................................................   16 1/4     12 3/4     .36
Fourth.....................................................   13 3/4     11 5/8     .36

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

                           1999:                              HIGH       LOW     DIVIDENDS
                           -----                             ------    --------  ---------
First......................................................  $18 1/2  $ 13 5/8     $.35
Second.....................................................   17 1/2    13 7/8      .35
Third......................................................   16 5/8    13 5/16     .35
Fourth.....................................................   14 7/8    12 5/16     .35

     As of March 1, 2001, there were 465 recordholders and approximately 21,000 beneficial owners of the Company's common shares.

                                                                    SCHEDULE III

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 2000

                                      INITIAL COST                                   TOTAL COST(a)
                                 -----------------------                             -------------
                                            BUILDINGS &                               BUILDINGS &                 ACCUMULATED
                                   LAND     IMPROVEMENTS   IMPROVEMENTS     LAND     IMPROVEMENTS      TOTAL      DEPRECIATION
                                 --------   ------------   ------------   --------   -------------   ----------   ------------
                                                                        (IN THOUSANDS)
Brandon, FL....................  $      0    $    4,111      $     0      $      0    $    5,817     $    5,817     $  3,943
Stow, OH.......................     1,036         9,028            0           993        22,355         23,347        3,721
Fern Park, FL (Orlando)........       446           303           97           446           409            855          290
Eastlake, OH...................        40           141            0            40           144            184          130
Highland Hts., OH..............     3,987         7,896            0         3,987        13,627         17,614        2,081
Westlake, OH...................       424         3,803          203           424         6,025          6,449        3,462
Waterbury, CT..................         0         3,048            0             0         3,226          3,226        2,818
Zanesville, OH.................         0           619            0             0           619            619          206
E. Norriton, PA................        80         4,698          233            80         8,126          8,206        4,178
Palm Harbor, FL................     1,137         4,089            0         1,137         4,166          5,303          797
Tarpon Springs, FL.............       248         7,382           81           248        11,345         11,593        6,743
Bayonet Pt., FL................     2,113         8,181          128         2,220         8,405         10,625        4,335
Starkville, MS.................     1,271         8,209            0         1,112         9,648         10,760        1,856
Tupelo, MS.....................     2,282        14,979            0         2,282        15,635         17,917        3,055
Jacksonville, FL...............     3,005         9,425            0         3,028         9,487         12,515        1,746
Brunswick, MA..................     3,836        15,459            0         3,836        17,885         21,721        1,914
Oceanside, CA..................         0        10,643            0             0        10,643         10,643            0
Reno, NV.......................         0           366            0             0           366            366            0
Salisbury, MD..................     1,073         6,216            0         1,454         8,607         10,062          295
Atlanta, GA....................       475         9,374            0           475         9,610         10,086        2,143
Erie, PA.......................    10,880        19,201            0         6,629        40,989         47,618        5,613
Erie, PA.......................         0         2,564           13             0         3,690          3,690        2,384
Chillicothe, OH................        43         2,549            2         1,266        11,811         13,077        2,861
Ocala, FL......................        27           351           25            27           382            409          341
Tampa, FL (Waters).............     4,105         6,640          324         3,905         7,392         11,298        2,377
Macedonia, OH..................     4,392        10,885            0         4,392        10,992         15,383          560
Winchester, VA.................       618        13,903            0           618        19,531         20,149        3,686
Huber Heights, OH..............       757        14,469            1           757        14,664         15,421        3,476
Lebanon, OH....................       651           911           31           651         1,049          1,700          344
Wilmington, OH.................       157         1,616           51           157         1,752          1,909        1,310
Hillsboro, OH..................        80         1,985            0            80         1,986          2,066        1,423
Canton, OH Phase II............     5,672        18,390            0         6,394        18,541         24,934        1,570
Xenia, OH......................       948         3,938            0           673         6,266          6,939        1,116
Boardman, OH...................     9,025        27,983            0         8,152        28,013         36,165        3,042
Solon, OH......................     6,220         7,454            0         6,220        20,680         26,900        1,065
Cincinnati, OH.................     2,399        11,238          172         2,399        12,440         14,840        3,024
Bedford, IN....................       706         8,425            6         1,067        10,016         11,083        2,115
Watertown, SD..................        63         6,443          442            63         8,686          8,749        5,365
Connersville, IN...............       540         6,458            0           540         6,551          7,091        1,484

                                 TOTAL COST,
                                    NET OF                     DEPRECIABLE       DATE OF
                                 ACCUMULATED                      LIVES      CONSTRUCTION(c)
                                 DEPRECIATION   ENCUMBRANCES   (YEARS)(1)    ACQUISITION(a)
                                 ------------   ------------   -----------   ---------------
                                                       (IN THOUSANDS)
Brandon, FL....................   $    1,874      $      0      S/L 30           1972(c)
Stow, OH.......................       19,627             0      S/L 30           1969(c)
Fern Park, FL (Orlando)........          565             0      S/L 30           1970(c)
Eastlake, OH...................           54             0      S/L 30           1971(c)
Highland Hts., OH..............       15,533             0      S/L 31.5         1995(c)
Westlake, OH...................        2,988             0      S/L 30           1974(c)
Waterbury, CT..................          408             0      S/L 30           1973(c)
Zanesville, OH.................          413             0      S/L 31.5         1990(c)
E. Norriton, PA................        4,028             0      S/L 30           1975(c)
Palm Harbor, FL................        4,507             0      S/L 31.5         1995(a)
Tarpon Springs, FL.............        4,850             0      S/L 30           1974(c)
Bayonet Pt., FL................        6,290         5,327      S/L 30           1985(c)
Starkville, MS.................        8,904             0      S/L 31.5         1994(a)
Tupelo, MS.....................       14,862             0      S/L 31.5         1994(a)
Jacksonville, FL...............       10,768             0      S/L 31.5         1995(a)
Brunswick, MA..................       19,807             0      S/L 30           1973(c)
Oceanside, CA..................       10,643             0      S/L 31.5         2000(c)
Reno, NV.......................          366             0      S/L 31.5         2000(c)
Salisbury, MD..................        9,766             0      S/L 31.5         1999(a)
Atlanta, GA....................        7,942             0      S/L 31.5         1994(a)
Erie, PA.......................       42,005             0      S/L 31.5         1995(c)
Erie, PA.......................        1,306             0      S/L 30           1973(c)
Chillicothe, OH................       10,215             0      S/L 30           1974(c)
Ocala, FL......................           68             0      S/L 30           1974(c)
Tampa, FL (Waters).............        8,921             0      S/L 31.5         1990(c)
Macedonia, OH..................       14,823             0      S/L 31.5         1998(c)
Winchester, VA.................       16,464             0      S/L 31.5         1993(a)
Huber Heights, OH..............       11,946             0      S/L 31.5         1993(a)
Lebanon, OH....................        1,356             0      S/L 31.5         1993(a)
Wilmington, OH.................          599             0      S/L 30           1977(c)
Hillsboro, OH..................          643             0      S/L 30           1979(c)
Canton, OH Phase II............       23,365             0      S/L 31.5         1995(a)
Xenia, OH......................        5,824             0      S/L 31.5         1994(a)
Boardman, OH...................       33,123             0      S/L 31.5         1997(a)
Solon, OH......................       25,835             0      S/L 31.5         1998(c)
Cincinnati, OH.................       11,816             0      S/L 31.5         1993(a)
Bedford, IN....................        8,968             0      S/L 31.5         1993(a)
Watertown, SD..................        3,383             0      S/L 30           1977(c)
Connersville, IN...............        5,607             0      S/L 31.5         1993(a)

                                      INITIAL COST                                   TOTAL COST(a)
                                 -----------------------                             -------------
                                            BUILDINGS &                               BUILDINGS &                 ACCUMULATED
                                   LAND     IMPROVEMENTS   IMPROVEMENTS     LAND     IMPROVEMENTS      TOTAL      DEPRECIATION
                                 --------   ------------   ------------   --------   -------------   ----------   ------------
                                                                        (IN THOUSANDS)
Ashland, OH....................       210         2,273            0           143         2,389          2,531        1,844
Pensacola, FL..................     1,805         4,010          273           945         2,735          3,681          150
W. 65th Cleveland, OH..........        90         1,463           15            90         1,542          1,632        1,174
Los Alamos, NM.................       725         3,500           30           725         4,692          5,417        2,006
North Olmsted, OH..............    12,209        45,009           14        12,209        60,717         72,926        6,756
Tampa, FL (Dale)...............     4,269         5,368          205         4,269         6,093         10,361        1,905
Waynesville, NC................       432         8,089          131           432         8,247          8,679        2,032
Ahoskie, NC....................       270         7,776            3           270         7,804          8,073        1,711
Pulaski, VA....................       528         6,396            2           528         6,405          6,934        1,565
St. Louis, MO (Sunset).........    10,496        31,531            0        10,743        32,514         43,257        2,583
St. Louis, MO (Sunset).........     2,294         6,874            0         2,461         7,377          9,839          572
St. Louis, MO (Brentwood)......    10,628        32,053            0        10,018        31,956         41,974        2,614
Cedar Rapids, IA...............     4,219        12,697            0         4,219        13,026         17,245        1,074
St. Louis, MO (Olympic)........     2,775         8,370            0         2,775         8,461         11,236          680
St. Louis, MO (Gravois)........     1,336         4,050            0         1,525         4,707          6,232          356
St. Louis, MO (Morris).........         0         2,048            0             0         2,051          2,051          161
St. Louis, MO (Keller).........     1,632         4,936            0         1,632         4,942          6,574          394
St. Louis, MO (Southtown)......     6,048             0            0         6,051             0          6,051            0
St. Louis, MO..................     1,405         4,255            0         1,405         4,866          6,271          348
St. Louis, MO (American).......       244           771            0           514           546          1,060           49
Aurora, OH.....................       832         7,560            0         1,688         8,465         10,153          870
Worthington, MN................       374         6,404          441           374         7,765          8,139        4,868
Harrisburg, IL.................       550         7,619            0           550         7,896          8,446        1,705
Idaho Falls, ID................     1,302         5,703            0         1,418         5,717          7,135          505
Mt. Vernon, IL.................     1,789         9,399          111         1,789        14,636         16,425        2,673
Fenton, MO.....................       414         4,244          476           430         6,679          7,109        3,105
Melbourne, FL..................         0         3,085          117             0         3,207          3,207        2,316
Simpsonville, SC...............       431         6,563            0           431         6,564          6,995        1,459
Camden, SC.....................       627         7,519            7         1,016         9,192         10,208        1,904
Union, SC......................       685         7,629            1           685         7,649          8,334        1,836
N. Charleston, SC..............       911        11,346            1         1,081        14,955         16,036        3,046
S. Anderson, SC................     1,366         6,117           13         1,366         6,150          7,516        1,353
Anderson, SC...................       204           940            0           204           940          1,144          172
Orangeburg, SC.................       318         1,693            0           318         3,408          3,726          418
Mt. Pleasant, SC...............     2,584        10,470            0         2,589        10,448         13,037        1,910
Columbia, SC...................       600         3,263            0           600         3,263          3,863          535
Sault Ste. Marie, MI...........     1,826        13,710            0         1,826        15,033         16,859        2,882
Cheboygan, MI..................       127         3,612            0           127         3,775          3,902          821
Grand Rapids, MI...............     1,926         8,039            0         1,926         8,243         10,169        1,332
Detroit, MI....................     6,738        26,988           27         6,738        27,022         33,760        2,440
Houghton, MI...................       440         7,301        1,821           440        11,269         11,709        6,872
Bad Axe, MI....................       184         3,647            0           184         4,040          4,224          931
Gaylord, MI....................       270         8,728            2           270         9,107          9,376        2,130
Howell, MI.....................       332        11,938            1           332        12,401         12,733        2,840
Mt. Pleasant, MI...............       767         7,769           20           767        11,491         12,258        2,435

                                 TOTAL COST,
                                    NET OF                     DEPRECIABLE       DATE OF
                                 ACCUMULATED                      LIVES      CONSTRUCTION(c)
                                 DEPRECIATION   ENCUMBRANCES   (YEARS)(1)    ACQUISITION(a)
                                 ------------   ------------   -----------   ---------------
                                                       (IN THOUSANDS)
Ashland, OH....................          687             0      S/L 30           1977(c)
Pensacola, FL..................        3,530             0      S/L 30           1988(c)
W. 65th Cleveland, OH..........          458             0      S/L 30           1977(c)
Los Alamos, NM.................        3,411             0      S/L 30           1978(c)
North Olmsted, OH..............       66,170             0      S/L 31.5         1997(a)
Tampa, FL (Dale)...............        8,457             0      S/L 31.5         1990(c)
Waynesville, NC................        6,647             0      S/L 31.5         1993(a)
Ahoskie, NC....................        6,363             0      S/L 31.5         1994(a)
Pulaski, VA....................        5,368             0      S/L 31.5         1993(a)
St. Louis, MO (Sunset).........       40,674             0      S/L 31.5         1998(a)
St. Louis, MO (Sunset).........        9,266             0      S/L 31.5         1998(a)
St. Louis, MO (Brentwood)......       39,360             0      S/L 31.5         1998(a)
Cedar Rapids, IA...............       16,171        11,071      S/L 31.5         1998(a)
St. Louis, MO (Olympic)........       10,556         4,602      S/L 31.5         1998(a)
St. Louis, MO (Gravois)........        5,875         2,746      S/L 31.5         1998(a)
St. Louis, MO (Morris).........        1,890             0      S/L 31.5         1998(a)
St. Louis, MO (Keller).........        6,180         2,478      S/L 31.5         1998(a)
St. Louis, MO (Southtown)......        6,051             0      S/L 31.5         1998(a)
St. Louis, MO..................        5,923         3,321      S/L 31.5         1998(a)
St. Louis, MO (American).......        1,011             0      S/L 31.5         1998(a)
Aurora, OH.....................        9,283             0      S/L 31.5         1995(c)
Worthington, MN................        3,270             0      S/L 30           1977(c)
Harrisburg, IL.................        6,741             0      S/L 31.5         1994(a)
Idaho Falls, ID................        6,631             0      S/L 31.5         1998(a)
Mt. Vernon, IL.................       13,752             0      S/L 31.5         1993(a)
Fenton, MO.....................        4,004             0      S/L 30           1983(a)
Melbourne, FL..................          891             0      S/L 30           1978(c)
Simpsonville, SC...............        5,536             0      S/L 31.5         1994(a)
Camden, SC.....................        8,304             0      S/L 31.5         1993(a)
Union, SC......................        6,498             0      S/L 31.5         1993(a)
N. Charleston, SC..............       12,990             0      S/L 31.5         1993(a)
S. Anderson, SC................        6,163             0      S/L 31.5         1994(a)
Anderson, SC...................          972             0      S/L 31.5         1995(a)
Orangeburg, SC.................        3,308             0      S/L 31.5         1995(a)
Mt. Pleasant, SC...............       11,127         6,346      S/L 31.5         1995(a)
Columbia, SC...................        3,327             0      S/L 31.5         1995(a)
Sault Ste. Marie, MI...........       13,977         5,716      S/L 31.5         1994(a)
Cheboygan, MI..................        3,081             0      S/L 31.5         1993(a)
Grand Rapids, MI...............        8,837             0      S/L 31.5         1995(a)
Detroit, MI....................       31,320        13,876      S/L 31.5         1998(a)
Houghton, MI...................        4,836             0      S/L 30           1980(c)
Bad Axe, MI....................        3,293             0      S/L 31.5         1993(a)
Gaylord, MI....................        7,246             0      S/L 31.5         1993(a)
Howell, MI.....................        9,892             0      S/L 31.5         1993(a)
Mt. Pleasant, MI...............        9,823             0      S/L 31.5         1993(a)

                                      INITIAL COST                                   TOTAL COST(a)
                                 -----------------------                             -------------
                                            BUILDINGS &                               BUILDINGS &                 ACCUMULATED
                                   LAND     IMPROVEMENTS   IMPROVEMENTS     LAND     IMPROVEMENTS      TOTAL      DEPRECIATION
                                 --------   ------------   ------------   --------   -------------   ----------   ------------
                                                                        (IN THOUSANDS)
Elyria, OH.....................       352         5,693            0           352         5,693          6,045        2,780
Midvalley, UT..................    25,662        56,759            0        25,662        59,602         85,263        4,637
Taylorsville, UT...............    24,327        53,686            0        25,394        56,399         81,793        4,258
Orem, UT.......................     5,428        12,259            0         5,428        12,717         18,145          974
Logan, UT......................       774         1,651            0           774         1,652          2,426          132
Salt Lake City, UT.............       986         2,132            0           986         2,133          3,120          174
Riverdale, UT..................    15,845        36,479            0        15,845        42,005         57,850        3,040
Bemidji, MN....................       442         8,229          500           442         9,195          9,637        5,385
The Hermes Building............     2,801         5,997            0         2,801         6,257          9,059          482
Ogden, UT......................     3,620         7,716            0         3,620         7,748         11,368          617
Las Vegas, NV..................     2,142         4,562            0         1,629         3,660          5,288          292
Rapid City, SD.................       758         1,625            0           758         1,745          2,503          143
Cape Coral, FL.................     1,287         2,548          150         1,287         5,257          6,544        1,693
Trindad, CO....................       411         2,579          198           411         2,742          3,153        1,323
Hazard, KY.....................       403         3,271          297           403         3,584          3,986        2,480
Birmingham, AL.................     3,726        13,974            0         3,726        16,300         20,026        2,532
Birmingham, AL.................    10,573        26,002            0        11,434        33,821         45,255        5,797
Huntsville, AL.................       600         3,058            0           600         3,070          3,670          494
Brentwood, TN..................     4,981        17,703            0         4,981        17,703         22,684          383
Jacksonville, NC...............       521         3,999          173           391         6,017          6,408        1,265
Ormond Beach, FL...............     1,048        15,812            4         1,048        16,220         17,269        3,395
Alamosa, CO....................       161         1,034          211           161         1,224          1,386          677
Wilmington, NC.................     4,785        16,852        1,183         4,287        24,637         28,924        6,932
Berlin, VT.....................       859        10,948           24           866        13,768         14,634        5,199
Brainerd, MN...................       703         9,104          272         1,182        13,342         14,524        3,175
Spring Hill, FL................     1,084         4,816          266         2,096         8,104         10,200        2,368
Tiffin, OH.....................       432         5,908          435           432         6,844          7,277        4,368
Toledo, OH.....................     2,491        10,583            0         2,491        10,684         13,175        1,961
Toledo, OH.....................     6,202        11,645            0         6,202        11,660         17,861          632
Denver,CO......................     7,833        35,550            0         7,833        49,699         57,532        4,443
Dickinson, ND..................        57         6,864          355            51         7,713          7,764        5,679
West Pasco, FL.................     1,422         6,552            9         1,358         6,443          7,800        3,049
Marianna, FL...................     1,496         3,500          130         1,496         3,641          5,138        1,206
Hutchinson, MN.................       402         5,510          657           427         6,552          6,979        4,139
New Bern, NC...................       780         8,204           72           441         4,991          5,431        1,389
Highland, IN...................     4,003        20,101            0         4,003        22,943         26,947        3,050
Princeton, NJ (Park)...........     7,121        29,783            0         7,121        30,029         37,150        2,636
Princeton, NJ (Pavillion)......     6,327        22,936            0         6,327        22,936         29,263        1,101
St. Paul, MN...................     4,468        18,084            0         4,470        19,407         23,877        2,192
Russellville, AR...............       624        13,391            0           624        13,494         14,118        2,891
N. Little Rock, AR.............       907        17,160            0           907        17,495         18,402        3,746
Fayetteville, AK...............     2,366         9,503            0         6,677        17,050         23,728        1,371
Ottumwa, IA....................       338         8,564          103           276        12,590         12,866        3,387
Washington, NC.................       991         3,118           34           878         4,547          5,424        1,240
Ovideo, FL.....................     6,010         6,439            0         4,394        10,905         15,298          267

                                 TOTAL COST,
                                    NET OF                     DEPRECIABLE       DATE OF
                                 ACCUMULATED                      LIVES      CONSTRUCTION(c)
                                 DEPRECIATION   ENCUMBRANCES   (YEARS)(1)    ACQUISITION(a)
                                 ------------   ------------   -----------   ---------------
                                                       (IN THOUSANDS)
Elyria, OH.....................        3,265             0      S/L 30           1977(c)
Midvalley, UT..................       80,626             0      S/L 31.5         1998(a)
Taylorsville, UT...............       77,534             0      S/L 31.5         1998(a)
Orem, UT.......................       17,171         8,067      S/L 31.5         1998(a)
Logan, UT......................        2,294           911      S/L 31.5         1998(a)
Salt Lake City, UT.............        2,946             0      S/L 31.5         1998(a)
Riverdale, UT..................       54,810         9,814      S/L 31.5         1998(a)
Bemidji, MN....................        4,252             0      S/L 30           1977(c)
The Hermes Building............        8,576         1,420      S/L 31.5         1998(a)
Ogden, UT......................       10,751             0      S/L 31.5         1998(a)
Las Vegas, NV..................        4,996             0      S/L 31.5         1998(a)
Rapid City, SD.................        2,360           425      S/L 31.5         1998(a)
Cape Coral, FL.................        4,851             0      S/L 30           1985(c)
Trindad, CO....................        1,830             0      S/L 30           1986(c)
Hazard, KY.....................        1,506             0      S/L 30           1978(c)
Birmingham, AL.................       17,495             0      S/L 31.5         1994(a)
Birmingham, AL.................       39,457             0      S/L 31.5         1995(a)
Huntsville, AL.................        3,176             0      S/L 31.5         1995(a)
Brentwood, TN..................       22,301        16,361      S/L 31.5         2000(a)
Jacksonville, NC...............        5,143             0      S/L 31.5         1989(c)
Ormond Beach, FL...............       13,874             0      S/L 31.5         1994(a)
Alamosa, CO....................          709             0      S/L 30           1986(c)
Wilmington, NC.................       21,992             0      S/L 31.5         1989(c)
Berlin, VT.....................        9,436         4,940      S/L 30           1986(c)
Brainerd, MN...................       11,349           585      S/L 31.5         1991(a)
Spring Hill, FL................        7,833         5,849      S/L 30           1988(c)
Tiffin, OH.....................        2,908             0      S/L 30           1980(c)
Toledo, OH.....................       11,214             0      S/L 31.5         1995(a)
Toledo, OH.....................       17,230        23,000      S/L 31.5         1997(c)
Denver,CO......................       53,089             0      S/L 31.5         1997(c)
Dickinson, ND..................        2,086             0      S/L 30           1978(c)
West Pasco, FL.................        4,752         4,784      S/L 30           1986(c)
Marianna, FL...................        3,932             0      S/L 31.5         1990(c)
Hutchinson, MN.................        2,840         4,734      S/L 30           1981(c)
New Bern, NC...................        4,042             0      S/L 31.5         1989(c)
Highland, IN...................       23,896             0      S/L 31.5         1997(a)
Princeton, NJ (Park)...........       34,514        27,220      S/L 31.5         1998(a)
Princeton, NJ (Pavillion)......       28,162             0      S/L 31.5         2000(c)
St. Paul, MN...................       21,685             0      S/L 31.5         1997(a)
Russellville, AR...............       11,227             0      S/L 31.5         1994(a)
N. Little Rock, AR.............       14,656             0      S/L 31.5         1994(a)
Fayetteville, AK...............       22,356             0      S/L 31.5         1997(a)
Ottumwa, IA....................        9,479             0      S/L 31.5         1990(c)
Washington, NC.................        4,184             0      S/L 31.5         1990(c)
Ovideo, FL.....................       15,032             0      S/L 31.5         1997(c)

                                      INITIAL COST                                   TOTAL COST(a)
                                 -----------------------                             -------------
                                            BUILDINGS &                               BUILDINGS &                 ACCUMULATED
                                   LAND     IMPROVEMENTS   IMPROVEMENTS     LAND     IMPROVEMENTS      TOTAL      DEPRECIATION
                                 --------   ------------   ------------   --------   -------------   ----------   ------------
                                                                        (IN THOUSANDS)
Orlando, FL....................     4,792        11,674           84         4,792        12,513         17,305        4,737
Durham, NC.....................     2,210        11,671          278         2,210        12,706         14,917        4,031
Crystal River, FL..............     1,217         5,796          365         1,219         5,984          7,204        2,890
Bellefontaine, OH..............       998         3,221            0           998         5,500          6,498          385
Dublin, OH.....................     3,609        11,546            0         3,609        11,661         15,271        1,025
Grove City, OH.................     2,848         9,132            0         2,848         9,132         11,980          801
Hamilton, OH...................       495         1,618            0           495         1,618          2,113          141
Gahanna, OH....................     1,029         3,320            0         1,029         3,320          4,349          289
Pataskala, OH..................       514         1,679            0           514         1,679          2,193          146
Pickerington, OH...............     1,896         6,086            0         1,896         6,086          7,982          531
Barboursville, OH..............       431         1,417            2           431         1,419          1,851          124
Columbus, OH...................    11,087        44,494            0        11,866        47,787         59,653        3,582
Portfolio Balance (DDR)........    11,574       127,923        9,235        30,859       176,636        207,495        2,992
                                 --------    ----------      -------      --------    ----------     ----------     --------
                                 $367,197    $1,487,588      $20,557      $389,593    $1,772,220     $2,161,817     $297,249
                                 ========    ==========      =======      ========    ==========     ==========     ========

                                 TOTAL COST,
                                    NET OF                     DEPRECIABLE       DATE OF
                                 ACCUMULATED                      LIVES      CONSTRUCTION(c)
                                 DEPRECIATION   ENCUMBRANCES   (YEARS)(1)    ACQUISITION(a)
                                 ------------   ------------   -----------   ---------------
                                                       (IN THOUSANDS)
Orlando, FL....................       12,568             0      S/L 31.5         1989(c)
Durham, NC.....................       10,886             0      S/L 31.5         1990(c)
Crystal River, FL..............        4,314             0      S/L 30           1986(c)
Bellefontaine, OH..............        6,112         2,923      S/L 31.5         1998(a)
Dublin, OH.....................       14,246        10,336      S/L 31.5         1998(a)
Grove City, OH.................       11,179         7,605      S/L 31.5         1998(a)
Hamilton, OH...................        1,972             0      S/L 31.5         1998(a)
Gahanna, OH....................        4,059             0      S/L 31.5         1998(a)
Pataskala, OH..................        2,047           716      S/L 31.5         1998(a)
Pickerington, OH...............        7,452         5,015      S/L 31.5         1998(a)
Barboursville, OH..............        1,726             0      S/L 31.5         1998(a)
Columbus, OH...................       56,070             0      S/L 31.5         1998(a)
Portfolio Balance (DDR)........      204,503        74,457
                                  ----------      --------
                                  $1,864,563      $264,645
                                  ==========      ========

---------------

(1) S/L refers to straight-line depreciation.

(a) The Aggregate Cost for Federal Income Tax purposes was approximately $2.2 billion at December 31, 2000

     The changes in Total Real Estate Assets for the three years ended December 31, 2000 are as follows:

                                                      2000         1999         1998
                                                   ----------   ----------   ----------
Balance, Beginning of Year.......................  $2,068,274   $1,896,763   $1,325,743
Acquisitions and Transfers From Joint Ventures...      81,087       78,318      688,431
Developments, Improvements and Expansions........      67,707      131,977       58,566
Changes in Land Under Development and
  Construction in Progress.......................      33,862       (1,169)      98,277
Sales, Retirements and Transfers to Joint
  Ventures.......................................     (89,118)     (37,615)    (274,254)
                                                   ----------   ----------   ----------
Balance, End of Year.............................  $2,161,812   $2,068,274   $1,896,763
                                                   ==========   ==========   ==========

     The changes in Accumulated Depreciation and Amortization for the three years ended December 31, 2000 are as follows:

                                                         2000       1999       1998
                                                       --------   --------   --------
BALANCE, BEGINNING OF YEAR...........................  $249,912   $203,097   $171,737
DEPRECIATION FOR YEAR................................    54,201     49,998     42,952
SALES AND RETIREMENTS................................    (6,866)    (3,183)   (11,592)
                                                       --------   --------   --------
BALANCE, END OF YEAR.................................  $297,247   $249,912   $203,097
                                                       ========   ========   ========

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                               SEPTEMBER 30,       DECEMBER 31,
                                                                   2001                2000
                                                              ---------------     --------------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER
                                                                        SHARE AMOUNTS)
                                                                         (UNAUDITED)

                           ASSETS
Real estate rental property:
    Land....................................................     $  415,150         $  358,270
    Buildings...............................................      1,812,361          1,579,866
    Fixtures and tenant improvements........................         49,176             40,906
    Land under development..................................         26,243             31,323
    Construction in progress................................        177,664            151,445
                                                                 ----------         ----------
                                                                  2,480,594          2,161,810
    Less accumulated depreciation...........................       (336,144)          (297,247)
                                                                 ----------         ----------
    Real estate, net........................................      2,144,450          1,864,563
Cash and cash equivalents...................................         12,324              4,243
Investments in and advances to joint venture................        275,973            260,927
Minority equity investment..................................             --            135,028
Notes receivable............................................          6,967              4,824
Other assets................................................         68,874             62,436
                                                                 ----------         ----------
                                                                 $2,508,588         $2,332,021
                                                                 ==========         ==========
            LIABILITIES AND SHAREHOLDERS' EQUITY
Unsecured indebtedness:
    Fixed rate senior notes.................................        425,803            492,431
    Revolving credit facility...............................        403,500            419,500
                                                                 ----------         ----------
                                                                    829,303            911,931
                                                                 ----------         ----------
Secured indebtedness:
    Revolving credit facility...............................         21,500             21,000
    Mortgage and other secured indebtedness.................        535,334            294,644
                                                                 ----------         ----------
                                                                    556,834            315,644
                                                                 ----------         ----------
      Total indebtedness....................................      1,386,137          1,227,575
Accounts payable and accrued expenses.......................         60,170             53,818
Dividends payable...........................................         20,460             19,757
Other liabilities...........................................         19,484             11,319
                                                                 ----------         ----------
                                                                  1,486,251          1,312,469
Minority equity interest....................................         23,488              8,198
Preferred operating partnership interests...................        207,111            207,111
Operating partnership minority interests....................         20,256             20,493
                                                                 ----------         ----------
                                                                  1,737,106          1,548,271
                                                                 ----------         ----------
Commitments and contingencies
Shareholders' equity:
  Class A -- 9.5% cumulative redeemable preferred shares,
    without par value, $250 liquidation value; 750,000
    shares authorized; 421,500 shares issued and outstanding
    at September 30, 2001 and December 31, 2000.............        105,375            105,375
  Class B -- 9.44% cumulative redeemable preferred shares,
    without par value, $250 liquidation value; 750,000
    shares authorized; 177,500 shares issued and outstanding
    at September 30, 2001 and December 31, 2000.............         44,375             44,375
  Class C -- 8.375% cumulative redeemable preferred shares,
    without par value, $250 liquidation value; 750,000
    shares authorized; 400,000 shares issued and outstanding
    at September 30, 2001 and December 31, 2000.............        100,000            100,000
  Class D -- 8.68% cumulative redeemable preferred shares,
    without par value, $250 liquidation value; 750,000
    shares authorized; 216,000 shares issued and outstanding
    at September 30, 2001 and December 31, 2000.............         54,000             54,000
  Common shares, without par value, $.10 stated value;
    100,000,000 shares authorized; 61,936,045 and 61,481,736
    shares issued at September 30, 2001 and December 31,
    2000, respectively......................................          6,194              6,148
    Paid-in-capital.........................................        682,550            676,150
    Accumulated distributions in excess of net income.......       (121,915)          (112,357)
    Accumulated other comprehensive income..................         (8,004)                --
      Less: Unearned compensation -- restricted stock.......         (1,883)            (1,239)
           Common stock in treasury at cost: 6,638,457 and
           6,601,250 shares at September 30, 2001 and
           December 31, 2000, respectively..................        (89,210)           (88,702)
                                                                 ----------         ----------
                                                                    771,482            783,750
                                                                 ----------         ----------
                                                                 $2,508,588         $2,332,021
                                                                 ==========         ==========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 FOR THE THREE MONTH
                                                                    PERIODS ENDING
                                                                    SEPTEMBER 30,
                                                              --------------------------
                                                                 2001            2000
                                                              ----------      ----------
                                                                (DOLLARS IN THOUSANDS,
                                                              EXCEPT PER SHARE AMOUNTS)
                                                                     (UNAUDITED)
Revenues from operations:
     Minimum rents..........................................    $59,480         $50,928
     Percentage and overage rents...........................        532             648
     Recoveries from tenants................................     15,042          13,008
     Ancillary income.......................................        373             284
     Other property related income..........................        393             243
     Management fee income..................................      2,797           1,754
     Development fee income.................................        698              45
     Interest income........................................      1,226             761
     Other..................................................      2,460           4,433
                                                                -------         -------
                                                                 83,001          72,104
                                                                -------         -------
Rental operation expenses:
     Operating and maintenance..............................      8,244           7,212
     Real estate taxes......................................      9,418           8,054
     General and administrative.............................      5,907           4,751
     Interest...............................................     20,861          19,792
     Impairment charge......................................      2,895              --
     Depreciation and amortization..........................     16,869          13,768
                                                                -------         -------
                                                                 64,194          53,577
                                                                -------         -------
Income before equity in net income of joint ventures and
  minority equity investment, gain on disposition of real
  estate and real estate investments and minority
  interests.................................................     18,807          18,527
Equity in net income of joint ventures......................      4,076           3,568
Equity in net income from minority equity investment........         --           2,227
Gain on disposition of real estate and real estate
  investments...............................................      3,015           1,890
                                                                -------         -------
Income before minority interests............................     25,898          26,212
Minority interests:
     Minority equity interests..............................       (404)            (31)
     Preferred operating partnership minority interests.....     (4,770)         (4,770)
     Operating partnership minority interests...............       (372)           (386)
                                                                -------         -------
                                                                 (5,546)         (5,187)
                                                                -------         -------
Net income..................................................    $20,352         $21,025
                                                                =======         =======
Net income applicable to common shareholders................    $13,537         $14,210
                                                                =======         =======
Per share data:
  Earnings per common share --
     Basic..................................................    $  0.25         $  0.26
                                                                =======         =======
     Diluted................................................    $  0.24         $  0.26
                                                                =======         =======

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                FOR THE NINE MONTH
                                                                  PERIODS ENDING
                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS,
                                                                 EXCEPT PER SHARE
                                                                     AMOUNTS)
                                                                    (UNAUDITED)
Revenues from operations:
     Minimum rents..........................................   $167,041     $150,637
     Percentage and overage rents...........................      2,212        3,384
     Recoveries from tenants................................     44,153       40,349
     Ancillary income.......................................      1,039          731
     Other property related income..........................        765          510
     Management fee income..................................      8,816        4,820
     Development fee income.................................      1,724        1,268
     Interest income........................................      4,724        2,572
     Other..................................................      6,225        8,790
                                                               --------     --------
                                                                236,699      213,061
Rental operation expenses:
     Operating and maintenance..............................     25,177       20,346
     Real estate taxes......................................     26,241       24,966
     General and administrative.............................     17,838       14,919
     Interest...............................................     61,867       56,582
     Impairment charge......................................      2,895           --
     Depreciation and amortization..........................     45,259       40,625
                                                               --------     --------
                                                                179,277      157,438
                                                               --------     --------
Income before equity in net income of joint ventures and
  minority equity investment, gain on disposition of real
  estate and real estate investments and minority
  interests.................................................     57,422       55,623
Equity in net income of joint ventures......................     13,431       12,402
Equity in net income from minority equity investment........      1,550        5,136
Gain on disposition of real estate and real estate
  investments...............................................     15,761       18,979
                                                               --------     --------
Income before minority interests............................     88,164       92,140
Minority interests:
     Minority equity interests..............................       (530)        (138)
     Preferred operating partnership minority interests.....    (14,311)     (10,531)
     Operating partnership minority interests...............     (1,147)      (3,756)
                                                               --------     --------
                                                                (15,988)     (14,425)
                                                               --------     --------
Net income..................................................   $ 72,176     $ 77,715
                                                               ========     ========
Net income applicable to common shareholders................   $ 51,729     $ 57,268
                                                               ========     ========
Per share data:
  Earnings per common share --
     Basic..................................................   $   0.94     $   1.02
                                                               ========     ========
     Diluted................................................   $   0.93     $   1.01
                                                               ========     ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                FOR THE NINE MONTH
                                                                  PERIODS ENDING
                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
                                                                    (UNAUDITED)
Net cash flow provided by operating activities..............   $135,918     $114,249
                                                               --------     --------
Cash flow from investing activities:
     Real estate developed or acquired......................    (75,336)     (61,305)
     Investments in and advances to joint ventures and
      minority equity investment, net.......................    (30,435)     (46,654)
  Repayment of notes receivable.............................      2,565        3,376
     Repayment of (advances to) affiliates..................      5,993      (21,691)
     Proceeds from disposition of real estate and real
      estate investments....................................     51,603       98,311
                                                               --------     --------
Net cash flow used for investing activities.................    (45,610)     (27,963)
                                                               --------     --------
Cash flow from financing activities:
     (Repayment of) proceeds from revolving credit
      facilities and temporary bridge loans, net............    (65,500)     158,975
     Proceeds from construction loans and mortgages.........    220,020           --
     Repayment of senior notes..............................    (66,700)    (100,000)
     Principal payments on rental property debt.............    (76,817)      (7,989)
     Payment of deferred finance costs......................     (1,406)      (3,643)
     Net proceeds from issuance of preferred operating
      partnership units.....................................         --      102,375
     Repurchase of operating partnership minority
      interests.............................................         --      (81,901)
     Proceeds from issuance of common shares in conjunction
      with exercise of stock options, the Company's 401(k)
      plan, dividend reinvestment plan and restricted stock
      plan..................................................      5,402          700
     Purchase of treasury stock.............................       (508)     (62,866)
     Distributions to preferred and operating partnership
      minority interests....................................    (15,781)     (13,468)
     Dividends paid.........................................    (80,937)     (81,927)
                                                               --------     --------
Net cash flow used for financing activities.................    (82,227)     (89,744)
                                                               --------     --------
Increase (decrease) in cash and cash equivalents............      8,081       (3,458)
Cash and cash equivalents, beginning of period..............      4,243        5,992
                                                               --------     --------
Cash and cash equivalents, end of period....................   $ 12,324     $  2,534
                                                               ========     ========

Supplemental disclosure of non cash investing and financing activities:

During the nine month period ended September 30, 2001, in conjunction with the merger of American Industrial Properties, the Company recorded real estate assets with a fair value of $285.7 million, other assets of $5.9 million, debt of $147.6 million and other liabilities of $14.5 million. The consolidation of the aforementioned assets and liabilities also resulted in the elimination of the Company's minority equity investment of $129.5 million (Note 3). In addition, at September 30, 2001, included in accounts payable is $20.5 million of dividends declared. Included in other liabilities is approximately $8.0 million which represents the aggregate fair value of the Company's interest rate swaps. The foregoing transactions did not provide for or require the use of cash.

During the nine month period ended September 30, 2000, in conjunction with the formation of a joint venture, the Company transferred property to the joint venture with a net book value of $25.6 million and debt of $18.0 million in exchange for a 50% equity interest. In conjunction with the acquisition of a shopping center the Company assumed mortgage debt and other liabilities of approximately $16.6 million. Due to the consolidation of certain joint venture interests previously accounted for under the equity method, the Company recorded property with a net book value of $39.2 million and debt of $24.9 million. Included in accounts payable was approximately $0.2 million relating to construction in progress and $19.8 million of dividends declared at September 30, 2000. The foregoing transactions did not provide for or require the use of cash.
  The accompanying notes are an integral part of these condensed consolidated financial statements.

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF BUSINESS AND FINANCIAL STATEMENT PRESENTATION

     Developers Diversified Realty Corporation, related real estate joint ventures and subsidiaries (collectively the "Company" or "DDR"), are engaged in the business of acquiring, expanding, owning, developing, managing and operating neighborhood and community shopping centers, enclosed malls and business centers.

  RECLASSIFICATIONS

     Certain reclassifications have been made to the 2000 financial statements to conform to the 2001 presentation.

  USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  UNAUDITED INTERIM FINANCIAL STATEMENTS

     The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and all majority owned subsidiaries and investments where the Company has financial and operating control. Investments in real estate joint ventures and companies for which the Company has the ability to exercise significant influence over but does not have financial and operating control are accounted for using the equity method of accounting.

     These financial statements have been prepared by the Company in accordance with generally accepted accounting principles for interim financial information and the applicable rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. However, in the opinion of management, the interim financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of the periods presented. The results of the operations for the three and nine months ended September 30, 2001 and 2000 are not necessarily indicative of the results that may be expected for the full year. These condensed consolidated financial statements should be read in conjunction with the Company's audited financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

  COMPREHENSIVE INCOME

     Comprehensive income for the three month periods ended September 30, 2001 and 2000 was $16,567,000 and $21,025,000, respectively. Comprehensive income for the nine month periods ended September 30, 2001 and 2000 was $64,172,000 and $77,715,000, respectively.

  NEW ACCOUNTING STANDARDS

     In June 2001, the FASB issued Statement of Financial Accounting Standard ("SFAS") No. 141 -- "Business Combinations" which addresses financial accounting and reporting for business combinations. This standard also addresses financial accounting and reporting for goodwill and other intangible assets acquired in a business combination at acquisition. The provisions of this SFAS apply to all business combinations initiated after June 30, 2001. The Company does not expect this pronouncement to have a material impact on the Company's financial position or cash flows.

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

     In June 2001, the FASB issued SFAS No. 142 -- "Goodwill and Other Intangibles" which addresses financial accounting and reporting for intangible assets acquired individually or with a group of other assets (but not those acquired in a business combination) at acquisition. This standard also addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. The new standard becomes effective for the Company for the year ending December 31, 2002. The Company does not expect this pronouncement to have a material impact on the Company's financial position or cash flows.

     In October 2001, the FASB issued Statement of Financial Accounting Standard ("SFAS") No. 144 -- "Accounting for the Impairment or Disposal of Long-Lived Assets" which addresses financial accounting and reporting for the impairment or disposal of long lived assets. This standard harmonizes the accounting for impaired assets and resolves some of the implementation issues as originally described in SFAS 121. The new standard become effective for the Company for the year ending December 31, 2002. The Company does not expect this pronouncement to have a material impact on the Company's financial position or cash flows.

2.  EQUITY INVESTMENTS IN JOINT VENTURES

     At September 30, 2001, the Company owned various joint ventures which own fifty-five operating shopping center properties and five shopping center properties under development.

     Combined condensed financial information of the Company's joint venture investments are as follows (in thousands):

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2001            2000
                                                              -------------   ------------
Combined Balance Sheets:
  Land......................................................   $  366,580      $  301,409
  Buildings.................................................    1,240,316       1,055,704
  Fixtures and tenant improvements..........................       13,447          10,412
  Construction in progress..................................      139,445         102,353
                                                               ----------      ----------
                                                                1,759,788       1,469,878
  Less accumulated depreciation.............................     (131,954)       (106,964)
                                                               ----------      ----------
  Real estate, net..........................................    1,627,834       1,362,914
  Receivables, net..........................................       53,376          39,567
  Investment in joint ventures..............................       17,327          13,156
  Other assets..............................................       55,512          38,459
                                                               ----------      ----------
                                                               $1,754,049      $1,454,096
                                                               ==========      ==========
  Mortgage debt.............................................   $1,137,821      $  942,451
  Amounts payable to DDR....................................       98,052         105,527
  Other liabilities.........................................       47,098          29,154
                                                               ----------      ----------
                                                                1,282,971       1,077,132
  Accumulated equity........................................      471,078         376,964
                                                               ----------      ----------
                                                               $1,754,049      $1,454,096
                                                               ==========      ==========
  Company's proportionate share of accumulated equity.......   $  148,175      $  126,114
                                                               ==========      ==========

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

                                                THREE MONTH PERIODS     NINE MONTH PERIODS
                                               ENDING SEPTEMBER 30,    ENDING SEPTEMBER 30,
                                               ---------------------   ---------------------
                                                 2001        2000        2001        2000
                                               ---------   ---------   ---------   ---------
Combined Statements of Operations:
  Revenues from operations...................   $61,282     $47,298    $180,272    $139,558
                                                -------     -------    --------    --------
  Rental operation expenses..................    20,304      15,295      56,244      41,606
  Depreciation and amortization expense of
     real estate investments.................     9,873       6,726      26,620      19,468
  Interest expense...........................    19,618      17,269      59,014      49,465
                                                -------     -------    --------    --------
                                                 49,795      39,290     141,878     110,539
                                                -------     -------    --------    --------
  Income before loss on sale of real
     estate..................................    11,487       8,008      38,394      29,019
  Gain (loss) on sale of real estate.........        --       1,336         (97)      1,336
                                                -------     -------    --------    --------
  Net income.................................   $11,487     $ 9,344    $ 38,297    $ 30,355
                                                =======     =======    ========    ========
Company's proportionate share of net
  income*....................................   $ 4,154     $ 3,591    $ 14,256    $ 13,806
                                                =======     =======    ========    ========

---------------

* For the three month periods ended at September 30, 2001 and 2000, the slight difference between the $4.2 million and $3.6 million, respectively, of the Company's proportionate share of net income reflected above, and $4.1 million and $3.6 million, respectively, of equity in net income of joint ventures reflected in the Company's statement of operations is attributable to additional depreciation associated with basis differentials. For the nine month periods ended at September 30, 2001 and 2000, the difference between the $14.3 million and $13.8 million, respectively, of the Company's proportionate share of net income reflected above, and $13.4 million and $12.4 million, respectively, of equity in net income of joint ventures reflected in the Company's statement of operations is attributable to additional depreciation associated with basis differentials. Basis differentials occur primarily when the Company has purchased an interest in existing joint ventures at fair market values which differ from their proportionate share of the historical net assets of the joint venture.

     Included in management fee income for the nine month period ended September 30, 2001 and 2000, is approximately $5.2 and $4.2 million, respectively, of management fees earned by the Company for services rendered to the joint ventures. Also included in revenues for the nine month period ended September 30, 2001 and 2000, is approximately $2.5 million and $1.7 million, respectively, of development fee income and commissions for services rendered to the joint ventures, net of amounts eliminated related to the Company's proportionate ownership share.

     In 2000, the Company announced its intention to acquire several west coast retail properties from Burnham Pacific Properties, Inc. ("Burnham") through a joint venture with Prudential Real Estate Investors ("PREI") and Coventry Real Estate Partners ("Coventry"). The joint venture was funded as follows: 1% by Coventry, 20% by DDR, and 79% by Prudential. As of September 30, 2001, ten properties were acquired at an aggregate cost of approximately $264 million. The joint venture's equity investment as of September 30, 2001 is approximately $123 million. The Company earns fees for managing and leasing the properties, all of which are located in western states.

3.  MINORITY EQUITY INVESTMENT

     The Company completed its previously announced merger with American Industrial Properties ("AIP") following AIP shareholder's approval of the plan of merger on May 14, 2001. AIP shareholders also approved the sale of 31 industrial assets to an affiliate of Lend Lease Real Estate Investments, Inc. ("Lend Lease") for $292.2 million, which closed on May 14, 2001, immediately prior to the merger.

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

     Under the merger agreement, all common shareholders' interest, other than DDR, were effectively redeemed and each shareholder received a final cash payment equal to $12.89 per share which was funded from proceeds received from the asset sale to Lend Lease. In addition, in January 2001, all AIP shareholders, including DDR, received a special dividend of $1.27 per share associated with the sale of the Manhattan Towers office building in November 2000 for $55.3 million.

     The merger of a wholly owned subsidiary of DDR (DDR Transitory Sub, Inc.) into AIP provides DDR with complete ownership of all AIP's 39 remaining properties after the sale to Lend Lease. This portfolio is comprised of 31 industrial properties, six office properties, two retail properties and 23.7 acres of undeveloped land. DDR intends to implement an orderly strategic disposition of the industrial and office assets. From the date of the merger, the AIP assets, liabilities and operating results are consolidated in the Company's financial statements. Prior to the merger and since 1999, the Company owned a 46% common stock interest which was accounted for under the equity method of accounting. The Company's effective purchase of the remaining interest in AIP through the redemption of all other shareholders, as previously described, was accounted for as a step acquisition.

     The summarized balance sheet of AIP as of December 31, 2000 and results of operations through the date of the merger and for the three and nine month periods ended September 30, 2000, as reflected on the accounts of AIP, were as follows (in thousands):

                                               DECEMBER 31,
                                                   2000
                                               ------------
Balance Sheet:
  Land......................................     $150,108
  Buildings.................................      453,168
                                                 --------
                                                  603,276
  Less accumulated depreciation.............      (55,341)
                                                 --------
  Real estate, net..........................      547,935
  Other assets..............................       44,103
                                                 --------
                                                 $592,038
                                                 ========
  Mortgage debt.............................     $284,924
  Other liabilities.........................       41,912
                                                 --------
                                                  326,836
  Accumulated equity........................      265,202
                                                 --------
                                                 $592,038
                                                 ========

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

                                                THREE MONTH    FOR THE PERIOD     NINE MONTH
                                               PERIOD ENDED    JANUARY 1, 2001   PERIOD ENDED
                                               SEPTEMBER 30,     TO MAY 14,      SEPTEMBER 30,
                                                   2000             2001             2000
                                               -------------   ---------------   -------------
Statement of Operations:
  Revenues from operations...................     $22,896          $34,029          $67,403
                                                  -------          -------          -------
  Rental operation expenses..................       7,776           12,057           23,195
  Restructuring costs........................          --            4,920               --
  Depreciation and amortization expense......       3,253            3,437           10,580
  Interest expense...........................       6,434            7,480           19,390
                                                  -------          -------          -------
                                                   17,463           27,894           53,165
                                                  -------          -------          -------
                                                    5,433            6,135           14,238
  Minority interests.........................        (190)            (281)            (385)
  Equity earnings in joint venture...........          50               --              120
  (Loss) gain on disposition of real
     estate..................................        (104)          (2,130)           2,906
                                                  -------          -------          -------
  Income before extraordinary item...........       5,189            3,724           16,879
  Extraordinary item.........................          --               --             (329)
                                                  -------          -------          -------
  Net income.................................     $ 5,189          $ 3,724          $16,550
                                                  =======          =======          =======

     For the period from January 1, 2001 through May 14, 2001 and the nine month period ended September 30, 2000, the Company recorded equity in net income from minority equity investment of $1.6 million and $5.1 million, respectively. The difference between the Company's share in net income as reported in the financial statements of AIP and that reflected on the Company's accounts is attributable to adjustments relating to depreciation and amortization and gain
(loss) on disposition of real estate associated with basis adjustments.

4.  ACQUISITIONS AND PRO FORMA FINANCIAL INFORMATION

     As discussed in Note 3, on May 14, 2001, the Company completed the merger with AIP. In conjunction with this merger, the Company gained control of 39 properties aggregating approximately 4.5 million of Company-owned gross leasable square feet (GLA). The operating results of the 39 properties are included in the results of operations of the Company from the effective date of the merger.

     The following unaudited supplemental pro forma operating data is presented for the nine months ended September 30, 2001 and 2000 as if the merger of the AIP properties, net of the Lend Lease sale, had occurred on January 1, 2001 and 2000, respectively.

                                                               NINE MONTH PERIODS
                                                              ENDING SEPTEMBER 30,
                                                              ---------------------
                                                                2001        2000
                                                              ---------   ---------
                                                                 (IN THOUSANDS,
                                                                EXCEPT PER SHARE)
Pro forma revenues..........................................  $252,710    $243,965
                                                              ========    ========
Pro forma income before extraordinary item..................  $ 75,217    $ 80,690
                                                              ========    ========
Pro forma net income applicable to common shareholders......  $ 54,771    $ 60,244
                                                              ========    ========
Per share data:
  Earnings per common share
     Basic..................................................  $   1.00    $   1.07
                                                              ========    ========
     Diluted................................................  $   0.99    $   1.06
                                                              ========    ========

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

5.  IMPAIRMENT CHARGE

     During the second quarter of 2001, one of the Company's retail tenants announced it was liquidating its inventory and closing its remaining stores. In assessing recoverability of its recorded assets associated with this tenant, the Company had initially estimated, based upon its prior experience with similar liquidations, that proceeds relating to the Company's claims in liquidation would be sufficient to recover the aggregate recorded assets for this tenant. However, in the third quarter, the tenant completed its sale of inventory and auction of its real estate. The Company has not yet been informed of the tenant's formal plan of liquidation. However, the Company believes that based on
(i) lack of significant proceeds received by the tenant on its auction of real estate and the other assets, and (ii) lack of positive information disseminated from the tenant that would indicate lack of probable recoverability of certain recorded amounts, a provision of $2.9 million has been recorded and reflected as an impairment charge within the statement of operations. At September 30, 2001, there was a $0.5 million in remaining amounts related to this tenant which the Company believes to be realizable.

6.  SHAREHOLDERS' EQUITY AND OPERATING PARTNERSHIP UNITS

     The following table summarizes the changes in shareholders' equity since December 31, 2000 (in thousands):

                                                           COMMON                  ACCUMULATED     ACCUMULATED      UNEARNED
                                       PREFERRED           SHARES                 DISTRIBUTIONS       OTHER       COMPENSATION
                                        SHARES          ($.10 STATED   PAID-IN    IN EXCESS OF    COMPREHENSIVE    RESTRICTED
                                  ($250 STATED VALUE)      VALUE)      CAPITAL     NET INCOME        INCOME          STOCK
                                  -------------------   ------------   --------   -------------   -------------   ------------
Balance December 31, 2000.......       $303,750            $6,148      $676,150     $(112,357)       $    --        $(1,239)
Net income......................                                                       72,176
Cumulative effect of FAS 133
  transition adjustment.........                                                                      (1,433)
Change in fair value of interest
  rate swaps....................                                                                      (6,571)
Dividends declared -common
  shares........................                                                      (61,288)
Dividends declared -preferred
  shares........................                                                      (20,446)
Vesting of restricted stock.....                                                                                        216
Issuance of restricted stock....                                8         1,066                                        (860)
Purchases of common shares......
Issuance of common shares
  related to exercise of stock
  options, performance units and
  dividend reinvestment plan....                               38         5,334
                                       --------            ------      --------     ---------        -------        -------
Balance September 30, 2001......       $303,750            $6,194      $682,550     $(121,915)       $(8,004)       $(1,883)
                                       ========            ======      ========     =========        =======        =======


                                  TREASURY
                                  STOCK AT
                                    COST      TOTAL
                                  --------   --------
Balance December 31, 2000.......  $(88,702)  $783,750
Net income......................               72,176
Cumulative effect of FAS 133
  transition adjustment.........               (1,433)
Change in fair value of interest
  rate swaps....................               (6,571)
Dividends declared -common
  shares........................              (61,288)
Dividends declared -preferred
  shares........................              (20,446)
Vesting of restricted stock.....                  216
Issuance of restricted stock....                  214
Purchases of common shares......      (508)      (508)
Issuance of common shares
  related to exercise of stock
  options, performance units and
  dividend reinvestment plan....                5,372
                                  --------   --------
Balance September 30, 2001......  $(89,210)  $771,482
                                  ========   ========

     Dividends declared were $0.37 and $0.36 for the three month periods ended September 30, 2001 and 2000, respectively. Dividends declared were $1.11 and $1.08 per common share for the nine month periods ended September 30, 2001 and 2000, respectively.

     At September 30, 2001 and December 31, 2000, treasury stock recorded on the Company's condensed consolidated balance sheet consisted of 6,638,457 and 6,601,250 common shares at a cost of $89.2 million and $88.7 million, respectively, acquired pursuant to the Company's common share repurchase program, which expired June 30, 2001.

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

7.  OTHER ASSETS

     Other assets consist of the following (in thousands):

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2001            2000
                                                              -------------   ------------
Accounts receivable, net(1).................................     $50,440        $44,590
Deferred charges, net.......................................       6,383          5,958
Prepaids, deposits and other assets.........................      12,051         11,888
                                                                 -------        -------
                                                                 $68,874        $62,436
                                                                 =======        =======

---------------

(1) Includes straight line rent receivables, net, of $15.5 million and $12.9 million at September 30, 2001 and December 31, 2000, respectively.

8.  REVOLVING CREDIT FACILITIES

     The Company maintains its primary unsecured revolving credit facility with a syndicate of financial institutions, for which Bank One, NA serves as the administrative agent (the "Unsecured Credit Facility"). This facility provides for available borrowing capacity of $550 million and matures on May 31, 2003. The Unsecured Credit Facility includes a competitive bid option for up to 50% of the facility amount. The Company's borrowings under this facility bear interest at variable rates based on the prime rate or LIBOR plus a specified spread (currently 1.10%), depending on the Company's long term senior unsecured debt rating from Standard and Poor's and Moody's Investors Service. The Unsecured Credit Facility is used to finance the acquisition and development of properties, to provide working capital and for general corporate purposes. At September 30, 2001, $403.5 million was outstanding under this facility with a weighted average interest rate, excluding the effects of any interest rate swaps, of 4.5%.

     The Company also maintains a secured revolving credit facility with National City Bank of $30 million. This credit facility is secured by certain partnership investments. The Company maintains the right to reduce this facility to $20 million and to convert the borrowings to an unsecured revolving credit facility. Borrowings under this facility bear interest at variable rates based on the prime rate or LIBOR plus a specified spread (currently 1.10%) depending on the Company's long term senior unsecured debt rating from Standard and Poor's and Moody's Investors Service. At September 30, 2001, $21.5 million was outstanding under this facility with a weighted average interest rate of 4.0%.

9.  DERIVATIVE FINANCIAL INSTRUMENTS

     The Company purchased interest rate swaps to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. The Company does not utilize these arrangements for trading or speculative purposes. The principal risk to the Company through its interest rate hedging strategy is the potential inability of the financial institutions from which the interest rate swaps were purchased to cover all of their obligations. To mitigate this exposure, the Company purchases its interest rate swaps from major financial institutions.

     All derivatives, which have historically been limited to interest rate swaps designated as cash flow hedges, are recognized on the balance sheet at their fair value. On the date that the Company enters into an interest rate swap, it designates the derivative as a hedge against the variability of cash flows that are to be paid in connection with a recognized liability. Subsequent changes in the fair value of a derivative designated as a cash flow hedge that is determined to be highly effective is recorded in other comprehensive income, until

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION earnings are affected by the variability of cash flows of the hedged transaction. Any hedge ineffectiveness is reported in current earnings.

     The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. The Company formally assesses (both at the hedge's inception and on an ongoing basis) whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in the cash flows of the hedged items and whether those derivatives may be expected to remain highly effective in future periods. Should it be determined that a derivative is not (or has ceased to be) highly effective as a hedge, the Company will discontinue hedge accounting on a prospective basis.

     In October 2000 and January 2001, the Company entered into three interest rate swap agreements, each for two year terms, aggregating $200 million, converting a portion of the outstanding variable rate debt under the Unsecured Credit Facility to a weighted average fixed rate of approximately 6.96%.

     On January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133 (FAS 133), Accounting for Derivative Instruments and Hedging Activities. At that time, the Company designated all of its interest rate swaps as cash flow hedges in accordance with the requirements of FAS 133. The aggregate fair value of the derivatives on January 1, 2001 of $1.4 million was recorded in other liabilities on the condensed consolidated balance sheet with an offset to other comprehensive income representing the cumulative effect of the transition adjustment pursuant to the provisions of Accounting Principles Board Opinion No. 20, Accounting Changes.

     As of September 30, 2001, the aggregate fair value of the Company's interest rate swaps was a liability of $8.0 million which is included in other liabilities in the condensed consolidated balance sheet. For the nine months ended September 30, 2001, as the critical terms of the interest rate swaps and the hedged items are the same, no ineffectiveness was recorded in the condensed consolidated statements of operations. All components of the interest rate swaps were included in the assessment of hedge effectiveness. The Company expects that within the next twelve months it will reclassify as earnings $6.3 million of the amount recorded in accumulated other comprehensive income. The fair value of the interest rate swaps is based upon the estimated amounts the Company would receive or pay to terminate the contract at the reporting date and is determined using interest rate market pricing models.

10.  EARNINGS AND DIVIDENDS PER SHARE

     Earnings Per Share (EPS) have been computed pursuant to the provisions of SFAS No. 128. The following table provides a reconciliation of net income and the number of common shares used in the computations of "basic" EPS, which utilizes the weighted average number of common shares outstanding without regard to dilutive potential common shares, and "diluted" EPS, which includes all such shares. There

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION have been some changes to dilutive securities from those disclosed in the Company's annual report for the year ended December 31, 2000 other than outlined below.

                                                  THREE MONTH PERIODS     NINE MONTH PERIODS
                                                 ENDING SEPTEMBER 30,    ENDING SEPTEMBER 30,
                                                 ---------------------   ---------------------
                                                   2001        2000        2001        2000
                                                 ---------   ---------   ---------   ---------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net income.....................................   $20,352     $21,025     $72,176     $77,715
Less: Preferred stock dividend.................    (6,815)     (6,815)    (20,447)    (20,447)
                                                  -------     -------     -------     -------
Basic and diluted -- Net income applicable to
  common shareholders..........................   $13,537     $14,210     $51,729     $57,268
                                                  =======     =======     =======     =======
NUMBER OF SHARES:
Basic -- average shares outstanding............    55,131      54,793      54,960      56,347
Effect of dilutive securities:
  Stock options................................       835         271         516         170
  Restricted stock.............................        43          39          51          65
                                                  -------     -------     -------     -------
Diluted -- average shares outstanding..........    56,009      55,103      55,527      56,582
                                                  =======     =======     =======     =======
PER SHARE AMOUNT:
Net income:
  Basic........................................   $  0.25     $  0.26     $  0.94     $  1.02
                                                  =======     =======     =======     =======
  Diluted......................................   $  0.24     $  0.26     $  0.93     $  1.01
                                                  =======     =======     =======     =======

11.  SEGMENT INFORMATION

     As a result of the acquisition of AIP's business centers in connection with the AIP merger on May 14, 2001 (Note 3), the Company has two reportable business segments, shopping centers and business centers, determined in accordance with SFAS No, 131, "Disclosures about Segments of an Enterprise and Related Information." Accordingly, segment information is not presented for periods prior to this merger.

     The shopping center segment consists of 194 shopping centers in 39 states aggregating approximately 39.3 million square feet of Company-owned GLA. These shopping centers range in size from approximately 15,000 square feet to 650,000 square feet of Company-owned GLA. The business center segment consists of 38 business centers in 11 states aggregating approximately 4.6 million square feet of Company-owned GLA. These business centers range in size from approximately 20,000 square feet to 800,000 square feet of Company-owned GLA.

     The table below presents information about the Company's reportable segments for the three and nine month periods ended September 30, 2001.

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

                                                  THREE MONTHS ENDED SEPTEMBER 30, 2001
                                                 ---------------------------------------
                                                 BUSINESS   SHOPPING
                                                 CENTERS    CENTERS     OTHER     TOTAL
                                                 --------   --------   -------   -------
Total Revenues.................................  $10,491    $72,510              $83,001
Operating expenses.............................   (3,216)   (14,446)             (17,662)
                                                 -------    -------              -------
                                                   7,275     58,064               65,339
Unallocated expenses(a)........................                        (46,532)  (46,532)
Equity in net income of joint ventures.........                          4,076     4,076
Minority interests.............................                         (5,546)   (5,546)
Gain on sale of real estate and real estate
  investments..................................                          3,105     3,015
                                                                                 -------
Net income.....................................                                  $20,352
                                                                                 =======

                                              NINE MONTHS ENDED SEPTEMBER 30, 2001
                                          ---------------------------------------------
                                          BUSINESS    SHOPPING
                                          CENTERS     CENTERS      OTHER       TOTAL
                                          --------   ----------   --------   ----------
Total Revenues(b).......................  $ 15,321   $  221,378              $  236,699
Operating expenses(b)...................    (4,446)     (46,972)                (51,418)
                                          --------   ----------              ----------
                                            10,875      174,406                 185,281
Unallocated expenses(a).................                          (127,859)    (127,859)
Equity in net income of joint ventures
  and minority investment...............                            14,981       14,981
Minority interests......................                           (15,988)     (15,988)
Gain on sale of real estate and real
  estate investments....................                            15,761       15,761
                                                                             ----------
Net income..............................                                     $   72,176
                                                                             ==========
Total real estate assets................  $273,526   $2,207,068              $2,480,594
                                          ========   ==========              ==========

---------------

(a) Unallocated expenses consist of general and administrative, interest, impairment charge and depreciation and amortization as listed in the condensed consolidated statement of operations.

(b) Reflects operating activity for the 39 AIP properties for the period May 15, 2001 through September 30, 2001.

12.  CONTINGENCIES

     In September 2001, the U.S. district court entered a judgment in the amount of $9.0 million, plus attorney fees, against the Company and three other defendants, in respect of a verdict reached in a civil trial regarding a claim filed by a movie theater relating to a property owned by the Company. The court awarded $4.0 million in punitive and $5.0 million in compensatory damages to the plaintiff. The other defendants include the former chairman of the board (who is also a significant shareholder of the Company), a former executive of the Company and a real estate development partnership (the "Partnership") owned by these two individuals. The Partnership sold the property to the Company in 1994. The claim alleged breach of contract and fraud during the lease negotiation process that took place prior to and after the Company's acquisition of the property.

     The verdict is subject to various post-trial motions and appeal. Management believes that it is probable the verdict will ultimately be reversed, in whole or in substantial part, and accordingly no provision has been recorded in the accompanying financial statements. Although there can be no assurances as to the ultimate

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION outcome, management does not believe that an adverse final determination, if any, will be material in relation to the Company's cash flows, liquidity or financial condition. However, amounts awarded, if any, to the plaintiff upon final resolution of this matter, could adversely affect the Company's results of operations in the period it is recorded. Further, a determination has not been made as to the proportionate distribution of the contingent loss, if any, between the defendants.

13.  TRANSACTIONS WITH RELATED PARTIES

     In addition to the items reflected in Note 2, in September 2001, the Company's joint venture development in Coon Rapids, Minnesota, which is owned 25% by the Company and 75% by an entity owned in part by a director of the Company, received a $0.9 million equity contribution from the joint venture partner which was remitted to the Company for payment against advances previously make to the joint venture.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities to be registered. Except for the SEC registration fee, all amounts are estimates.

FEES AND EXPENSES                                              AMOUNT
-----------------                                              -------
SEC Registration Fee........................................   $12,262
                                                               -------
*NYSE Listing Fee...........................................   $
                                                               -------
*Accounting fees and expenses...............................   $
                                                               -------
*Legal fees and expenses....................................   $
                                                               -------
*Printing fees..............................................   $
                                                               -------
*Miscellaneous..............................................   $
                                                               -------

---------------

* To be completed by amendment.

ITEM 32.  SALES TO SPECIAL PARTIES

     Not applicable.

ITEM 33.  RECENT SALES OF UNREGISTERED SECURITIES

     Not applicable.

ITEM 34.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Ohio Revised Code authorizes Ohio corporations to indemnify officers and directors against liability if the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in or not opposed to the best interests of the corporation, and, with respect to any criminal actions, if the officer or director had no reason to believe his action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (i) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification, or (ii) if the liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the Ohio Revised Code require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the corporation. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of the corporation or any agreement between the officers and directors and the corporation. A corporation may maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against him and incurred by him in his capacity, or arising out of his status, as an officer or director, whether or not the corporation would have the power to indemnify him against such liability under the Ohio Revised Code.

     The Company's Code of Regulations provides for the indemnification of directors and officers of the Company to the maximum extent permitted by Ohio law, as authorized by the Board of Directors of the Company, and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the Company upon the receipt of an undertaking to repay such amount unless it is ultimately determined that the director or officer is entitled to indemnification. The Company's Code of Regulations provides that the indemnification is not deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Articles of Incorporation or the Code of Regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director, trustee, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

     The Company maintains a directors' and officers' insurance policy which insures the directors and officers of the Company from claims arising out of an alleged wrongful act by such persons in their respective capacities as directors and officers of the Company, subject to certain exceptions.

     The Company has entered into indemnification agreements with its directors and officers which provide for indemnification to the fullest extent permitted under Ohio law.

ITEM 35.  TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED

     Not applicable.

ITEM 36.  FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements

     See page F-1 of this prospectus for a list of the financial statements included herein.

(b) Exhibits

 2       --    Purchase and Sale Agreement, dated as of December 17, 2001, among the Company and Burnham Pacific Properties, Inc.,
               Burnham Pacific Operating Partnership, L.P., and BPP/Van
               Ness, L.P.
 3(a)    --    Amended and Restated Articles of Incorporation of the
               Company(1)
 3(b)    --    Code of Regulations of the Company(1)
 4(a)    --    Specimen Certificate for Common Shares(2)
 4(b)    --    Specimen Certificate for Depositary Shares Relating to 9.5%
               Class A Cumulative Redeemable Preferred Shares(3)
 4(c)    --    Specimen Certificate for 9.5% Class A Cumulative Redeemable
               Preferred Shares(3)
 4(d)    --    Specimen Certificate for Depositary Shares Relating to 9.44%
               Class B Cumulative Redeemable Preferred Shares(3)
 4(e)    --    Specimen Certificate for 9.44% Class B Cumulative Redeemable
               Preferred Shares(3)
 4(f)    --    Form of Indemnification Agreement(2)
 4(g)    --    Indenture dated as of May 1, 1994 by and between the Company and Chemical Bank, as Trustee(4)
 4(h)    --    Indenture dated as of May 1, 1994 by and between the Company and National City Bank, as Trustee (the "NCB Indenture")(4)
 4(i)    --    First Supplement to NCB Indenture(4)
 4(j)    --    Shareholder Rights Agreement dated as of May 26, 1999
               between the Company and National City Bank(1)
 4(k)    --    Specimen Senior Note due May 15, 2000(3)
 4(l)    --    Loan Agreement dated as of May 15, 1997, between Community
               Centers One L.L.C., Community Centers Two L.L.C., Shoppers
               World Community Center, L.P. and Lehman Brothers Holdings
               Inc., d/b/a/ Lehman Capital, a Division of Lehman Brothers
               Holdings, Inc.(5)
 4(m)    --    Amended and Restated Promissory Note, dated as of May 15,
               1997, between Community Centers Two L.L.C. and Shoppers
               World Community Center L.P. and Lehman Brothers Holdings
               Inc., d/b/a/ Lehman Capital, a Division of Lehman Brothers
               Holdings, Inc.(5)
 4(n)    --    Amended and Restated Promissory Note, dated as of May 15,
               1997, between Community Centers One L.L.C. and Lehman
               Brothers Holdings Inc., d/b/a/ Lehman Capital, a Division of
               Lehman Brothers Holdings, Inc.(5)
 4(o)    --    Second Amended and Restated Credit Agreement among the
               Company and The First National Bank of Chicago and other
               lenders named therein(6)

 4(p)    --    Form of Fixed Rate Senior Medium-Term Note(4)
 4(q)    --    Form of Floating Rate Senior Medium-Term Note(4)
 4(r)    --    Form of Fixed Rate Subordinated Medium-Term Note(4)
 4(s)    --    Form of Floating Rate Subordinated Medium-Term Note(4)
 4(t)    --    First Amendment to the Second Amended and Restated Credit
               Agreement among the Company and The First National Bank of
               Chicago and other lenders named therein(4)
 4(u)    --    Specimen Certificate for Depositary Shares Relating to
               8 3/8% Class C Cumulative Redeemable Preferred Shares(7)
 4(v)    --    Specimen Certificate for 8 3/8% Class C Cumulative
               Redeemable Preferred Shares(7)
 4(w)    --    Specimen Certificate for Depositary Shares Relating to 8.68%
               Class D Cumulative Redeemable Preferred Shares(8)
 4(x)    --    Specimen Certificate for 8.68% Class D Cumulative Redeemable
               Preferred Shares(8)
 4(y)    --    Third Amended and Restated Credit Agreement dated as of June
               27, 2000 among the Company and Banc One Capital Markets,
               Inc., and other lenders named therein(9)
 4(z)    --    Term Loan Agreement dated as of May 12, 2000 between the
               Company and Bank of America, National Association(9)
 5       --    Opinion of Baker & Hostetler LLP
 8       --    Opinion of Baker & Hostetler LLP regarding tax matters
10(a)    --    Registration Rights Agreement(2)
10(b)    --    Stock Option Plan(10)
10(c)    --    Employment Agreement dated as of April 2, 1999 between the
               Company and Scott A. Wolstein(11)
10(d)    --    Employment Agreement dated as of April 2, 1999 between the
               Company and James A. Schoff(11)
10(e)    --    Limited Partnership Agreement dated as of November 16, 1995 among DD Community Centers Three, Inc. and certain other
               parties named therein(3)
10(f)    --    Amended and Restated Limited Liability Company Agreement
               dated as of November 17, 1995 among DD Community Centers
               One, Inc. and certain other parties named therein(3)
10(g)    --    Amended and Restated Limited Liability Company Agreement
               dated as of November 17, 1995 among DD Community Centers
               Two, Inc. and certain other parties named therein(3)
10(h)    --    Limited Liability Company Agreement dated as of November 17,
               1995 among the Company and certain other parties named
               therein(3)
10(i)    --    Purchase and Sale Agreement dated as of October 16, 1995
               among the Company and certain other parties named therein(3)
10(j)    --    Directors' Deferred Compensation Plan(12)
10(k)    --    Amended and Restated Directors' Deferred Compensation
               Plan(13)
10(l)    --    Elective Deferred Compensation Plan(12)
10(m)    --    Developers Diversified Realty Corporation Equity-Based Award
               Plan(14)
10(n)    --    Restricted Shares Agreement, dated July 17, 1996, between
               the Company and Scott A. Wolstein(5)
10(o)    --    Performance Units Agreement, dated July 17, 1996, between
               the Company and Scott A. Wolstein(5)
10(p)    --    Program Agreement for Retail Value Investment Program, dated as of February 11, 1998, among Retail Value Management,
               Ltd., the Company and The Prudential Insurance Company of
               America(15)
10(q)    --    Share Option Agreement, dated April 15, 1997, between the
               Company and Scott A. Wolstein(15)
10(r)    --    Share Option Agreement, dated May 12, 1997, between the
               Company and Scott A. Wolstein(15)
10(s)    --    Form of Medium-Term Note Distribution Agreement(4)
10(t)    --    Amended and Restated 1998 Developers Diversified Realty
               Corporation Equity-Based Award Plan(16)

(u) 10   --    Form of Change of Control Agreement dated as of March 24, 1999 between the Company and each of Joan U. Allgood, Loren F. Henry, John R. McGill and William H. Schafer(17)
10(v)    --    Form of Change of Control Agreement dated as of March 24, 1999 between the Company and each of Scott A. Wolstein and James A. Schoff(17)
10(w)    --    Agreement and Release between the Company and Richard J. Kaplan dated as of March 9,
               1999(17)
10(x)    --    Employment Agreement dated as of April 21, 1999 between the Company and David M.
               Jacobstein(1)
10(y)    --    Change of Control Agreement as of May 17, 1999 between the Company and David M.
               Jacobstein(1)
10(z)    --    Employment Agreement dated as of April 12, 1999 between the Company and Eric M.
               Mallory(1)
10(aa)   --    Change of Control Agreement dated as of April 12, 1999 between the Company and Eric M.
               Mallory(1)
10(bb)   --    Employment Agreement dated as of May 25, 1999 between the Company and Daniel B.
               Hurwitz(1)
10(cc)   --    Change of Control Agreement dated as of May 25, 1999 between the Company and Daniel B.
               Hurwitz(1)
10(dd)   --    Employment Agreement dated as of March 1, 2000 between the Company and Joan U.
               Allgood(13)
10(ee)   --    Employment Agreement dated as of March 1, 2000 between the Company and William H.
               Schafer(13)
10(ff)   --    Form of Directors' Restricted Shares Agreement, dated January 1, 2000
12(a)    --    Calculation of Ratio of Earnings to Fixed Charges(18)
12(b)    --    Calculation of Ratio of Earnings to Combined Fixed Charges and Preferred Share
               Dividends(18)
21       --    List of Subsidiaries
23(a)    --    Consent of PricewaterhouseCoopers LLP
23(b)    --    Consent of Baker & Hostetler LLP (included in Exhibit 5)
24       --    Power of Attorney (included at page II-6)
25(a)    --    Statement of Eligibility of Trustee on Form T-1 for National City Bank(18)
25(b)    --    Statement of Eligibility of Trustee on Form T-1 for The Chase Manhattan Bank(18)

---------------

 (1) Incorporated by reference from the Company's Quarterly Report on Form 10-Q (filed with the SEC on August 16, 1999).

 (2) Incorporated by reference from the Company's Form S-11 Registration No. 33-54930 (filed with the SEC on November 23, 1992).

 (3) Incorporated by reference from the Company's Annual Report on Form 10-K (filed with the SEC on March 30, 1996).

 (4) Incorporated by reference from the Company's Annual Report on Form 10-K (filed with the SEC on March 30, 2000).

 (5) Incorporated by reference from the Company's Current Report on Form 8-K (filed with the SEC on June 18, 1997).

 (6) Incorporated by reference from the Company's Current Report on Form 8-K (filed with the SEC on March 8, 1999).

 (7) Incorporated by reference from the Company's Form 8-A Registration Statement (filed with the SEC on July 2, 1998).

 (8) Incorporated by reference from the Company's Form 8-A Registration Statement (filed with the SEC on August 18, 1998).

 (9) Incorporated by reference from the Company's Quarterly Report on Form 10-Q (filed with the SEC on August 14, 2000).

(10) Incorporated by reference from the Company's Form S-8 Registration No. 33-74562 (filed with the SEC on January 28, 1994).

(11) Incorporated by reference from the Company's Quarterly Report on Form 10-Q (filed with the SEC on September 30, 1999).

(12) Incorporated by reference from the Company's Annual Report on Form 10-K (filed with the SEC on April 1, 1995).

(13) Incorporated by reference from the Company's Annual Report on Form 10-K (filed with the SEC on April 2, 2001.

(14) Incorporated by reference from the Company's Current Report on Form 8-K (filed with the SEC on January 14, 1997).

(15) Incorporated by reference from the Company's Annual Report on Form 10-K (filed with the SEC on March 31, 1998).

(16) Incorporated by reference from the Company's Form S-8 Registration No. 333-76537 (filed with the SEC on April 19, 1999).

(17) Incorporated by reference from the Company's Quarterly Report on Form 10-Q (filed with the SEC on May 17, 1999).

(18) Incorporated by reference from the Company's Form S-3 Registration No. 333-72519 (filed with the SEC on March 2, 1999).

ITEM 37.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beachwood, State of Ohio, on the 31st day of December, 2001.

                                          DEVELOPERS DIVERSIFIED REALTY
                                          CORPORATION

                                          By:     /s/ SCOTT A. WOLSTEIN
                                            ------------------------------------
                                                     Scott A. Wolstein,
                                                  Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott A. Wolstein, James A. Schoff and Albert T. Adams or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacitates, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed on December 31, 2001, by the following persons in the capacities indicated:


                /s/ SCOTT A. WOLSTEIN                       Chairman of the Board, Chief Executive
------------------------------------------------------     Officer and Director (Principal Executive
                  Scott A. Wolstein                                        Officer)


                 /s/ JAMES A. SCHOFF                     Vice Chairman of the Board, Chief Investment
------------------------------------------------------               Officer and Director
                   James A. Schoff


               /s/ DAVID M. JACOBSTEIN                      President, Chief Operating Officer and
------------------------------------------------------                     Director
                 David M. Jacobstein


                /s/ WILLIAM H. SCHAFER                     Senior Vice President and Chief Financial
------------------------------------------------------     Officer (Principal Financial Officer and
                  William H. Schafer                             Principal Accounting Officer)


                 /s/ ALBERT T. ADAMS                                       Director
------------------------------------------------------
                   Albert T. Adams


                  /s/ DEAN S. ADLER                                        Director
------------------------------------------------------
                    Dean S. Adler


                /s/ TERRANCE R. AHERN                                      Director
------------------------------------------------------
                  Terrance R. Ahern


                 /s/ ROBERT H. GIDEL                                       Director
------------------------------------------------------
                   Robert H. Gidel


              /s/ WILLIAM N. HULETT III                                    Director
------------------------------------------------------
                William N. Hulett III


                                                                           Director
------------------------------------------------------
                   Barry A. Sholem

                                 EXHIBIT INDEX

EXHIBIT
  NO.                                   DESCRIPTION
-------                                 -----------
 2        --    Purchase and Sale Agreement, dated as of December 17, 2001, among the Company and Burnham Pacific Properties, Inc.,
                Burnham Pacific Operating Partnership, L.P., and BPP/Van
                Ness, L.P.
 3(a)     --    Amended and Restated Articles of Incorporation of the
                Company(1)
 3(b)     --    Code of Regulations of the Company(1)
 4(a)     --    Specimen Certificate for Common Shares(2)
 4(b)     --    Specimen Certificate for Depositary Shares Relating to 9.5%
                Class A Cumulative Redeemable Preferred Shares(3)
 4(c)     --    Specimen Certificate for 9.5% Class A Cumulative Redeemable
                Preferred Shares(3)
 4(d)     --    Specimen Certificate for Depositary Shares Relating to 9.44%
                Class B Cumulative Redeemable Preferred Shares(3)
 4(e)     --    Specimen Certificate for 9.44% Class B Cumulative Redeemable
                Preferred Shares(3)
 4(f)     --    Form of Indemnification Agreement(2)
 4(g)     --    Indenture dated as of May 1, 1994 by and between the Company and Chemical Bank, as Trustee(4)
 4(h)     --    Indenture dated as of May 1, 1994 by and between the Company and National City Bank, as Trustee (the "NCB Indenture")(4)
 4(i)     --    First Supplement to NCB Indenture(4)
 4(j)     --    Shareholder Rights Agreement dated as of May 26, 1999
                between the Company and National City Bank(1)
 4(k)     --    Specimen Senior Note due May 15, 2000(3)
 4(l)     --    Loan Agreement dated as of May 15, 1997, between Community
                Centers One L.L.C., Community Centers Two L.L.C., Shoppers
                World Community Center, L.P. and Lehman Brothers Holdings
                Inc., d/b/a/ Lehman Capital, a Division of Lehman Brothers
                Holdings, Inc.(5)
 4(m)     --    Amended and Restated Promissory Note, dated as of May 15,
                1997, between Community Centers Two L.L.C. and Shoppers
                World Community Center L.P. and Lehman Brothers Holdings
                Inc., d/b/a/ Lehman Capital, a Division of Lehman Brothers
                Holdings, Inc.(5)
 4(n)     --    Amended and Restated Promissory Note, dated as of May 15,
                1997, between Community Centers One L.L.C. and Lehman
                Brothers Holdings Inc., d/b/a/ Lehman Capital, a Division of
                Lehman Brothers Holdings, Inc.(5)
 4(o)     --    Second Amended and Restated Credit Agreement among the
                Company and The First National Bank of Chicago and other
                lenders named therein(6)
 4(p)     --    Form of Fixed Rate Senior Medium-Term Note(4)
 4(q)     --    Form of Floating Rate Senior Medium-Term Note(4)
 4(r)     --    Form of Fixed Rate Subordinated Medium-Term Note(4)
 4(s)     --    Form of Floating Rate Subordinated Medium-Term Note(4)
 4(t)     --    First Amendment to the Second Amended and Restated Credit
                Agreement among the Company and The First National Bank of
                Chicago and other lenders named therein(4)
 4(u)     --    Specimen Certificate for Depositary Shares Relating to
                8 3/8% Class C Cumulative Redeemable Preferred Shares(7)
 4(v)     --    Specimen Certificate for 8 3/8% Class C Cumulative
                Redeemable Preferred Shares(7)
 4(w)     --    Specimen Certificate for Depositary Shares Relating to 8.68%
                Class D Cumulative Redeemable Preferred Shares(8)
 4(x)     --    Specimen Certificate for 8.68% Class D Cumulative Redeemable
                Preferred Shares(8)
 4(y)     --    Third Amended and Restated Credit Agreement dated as of June
                27, 2000 among the Company and Banc One Capital Markets,
                Inc., and other lenders named therein(9)
 4(z)     --    Term Loan Agreement dated as of May 12, 2000 between the
                Company and Bank of America, National Association(9)
 5        --    Opinion of Baker & Hostetler LLP

EXHIBIT
  NO.                                   DESCRIPTION
-------                                 -----------
 8        --    Opinion of Baker & Hostetler LLP regarding tax matters
10(a)     --    Registration Rights Agreement(2)
10(b)     --    Stock Option Plan(10)
10(c)     --    Employment Agreement dated as of April 2, 1999 between the
                Company and Scott A. Wolstein(11)
10(d)     --    Employment Agreement dated as of April 2, 1999 between the
                Company and James A. Schoff(11)
10(e)     --    Limited Partnership Agreement dated as of November 16, 1995 among DD Community Centers Three, Inc. and certain other
                parties named therein(3)
10(f)     --    Amended and Restated Limited Liability Company Agreement
                dated as of November 17, 1995 among DD Community Centers
                One, Inc. and certain other parties named therein(3)
10(g)     --    Amended and Restated Limited Liability Company Agreement
                dated as of November 17, 1995 among DD Community Centers
                Two, Inc. and certain other parties named therein(3)
10(h)     --    Limited Liability Company Agreement dated as of November 17,
                1995 among the Company and certain other parties named
                therein(3)
10(i)     --    Purchase and Sale Agreement dated as of October 16, 1995
                among the Company and certain other parties named therein(3)
10(j)     --    Directors' Deferred Compensation Plan(12)
10(k)     --    Amended and Restated Directors' Deferred Compensation
                Plan(13)
10(l)     --    Elective Deferred Compensation Plan(12)
10(m)     --    Developers Diversified Realty Corporation Equity-Based Award
                Plan(14)
10(n)     --    Restricted Shares Agreement, dated July 17, 1996, between
                the Company and Scott A. Wolstein(5)
10(o)     --    Performance Units Agreement, dated July 17, 1996, between
                the Company and Scott A. Wolstein(5)
10(p)     --    Program Agreement for Retail Value Investment Program, dated as of February 11, 1998, among Retail Value Management,
                Ltd., the Company and The Prudential Insurance Company of
                America(15)
10(q)     --    Share Option Agreement, dated April 15, 1997, between the
                Company and Scott A. Wolstein(15)
10(r)     --    Share Option Agreement, dated May 12, 1997, between the
                Company and Scott A. Wolstein(15)
10(s)     --    Form of Medium-Term Note Distribution Agreement(4)
10(t)     --    Amended and Restated 1998 Developers Diversified Realty
                Corporation Equity-Based Award Plan(16)
10(u)     --    Form of Change of Control Agreement dated as of March 24,
                1999 between the Company and each of Joan U. Allgood, Loren
                F. Henry, John R. McGill and William H. Schafer(17)
10(v)     --    Form of Change of Control Agreement dated as of March 24,
                1999 between the Company and each of Scott A. Wolstein and
                James A. Schoff(17)
10(w)     --    Agreement and Release between the Company and Richard J.
                Kaplan dated as of March 9, 1999(17)
10(x)     --    Employment Agreement dated as of April 21, 1999 between the
                Company and David M. Jacobstein(1)
10(y)     --    Change of Control Agreement as of May 17, 1999 between the
                Company and David M. Jacobstein(1)
10(z)     --    Employment Agreement dated as of April 12, 1999 between the
                Company and Eric M. Mallory(1)
10(aa)    --    Change of Control Agreement dated as of April 12, 1999
                between the Company and Eric M. Mallory(1)
10(bb)    --    Employment Agreement dated as of May 25, 1999 between the
                Company and Daniel B. Hurwitz(1)
10(cc)    --    Change of Control Agreement dated as of May 25, 1999 between the Company and Daniel B. Hurwitz(1)

EXHIBIT
  NO.                                   DESCRIPTION
-------                                 -----------
10(dd)    --    Employment Agreement dated as of March 1, 2000 between the
                Company and Joan U. Allgood(13)
10(ee)    --    Employment Agreement dated as of March 1, 2000 between the
                Company and William H. Schafer(13)
10(ff)    --    Form of Directors' Restricted Shares Agreement, dated
                January 1, 2000
12(a)     --    Calculation of Ratio of Earnings to Fixed Charges(18)
12(b)     --    Calculation of Ratio of Earnings to Combined Fixed Charges
                and Preferred Share Dividends(18)
21        --    List of Subsidiaries
23(a)     --    Consent of PricewaterhouseCoopers LLP
23(b)     --    Consent of Baker & Hostetler LLP (included in Exhibit 5)
24        --    Power of Attorney (included at page II-6)
25(a)     --    Statement of Eligibility of Trustee on Form T-1 for National
                City Bank(18)
25(b)     --    Statement of Eligibility of Trustee on Form T-1 for The
                Chase Manhattan Bank(18)

---------------

 (1) Incorporated by reference from the Company's Quarterly Report on Form 10-Q (filed with the SEC on August 16, 1999).

 (2) Incorporated by reference from the Company's Form S-11 Registration No. 33-54930 (filed with the SEC on November 23, 1992).

 (3) Incorporated by reference from the Company's Annual Report on Form 10-K (filed with the SEC on March 30, 1996).

 (4) Incorporated by reference from the Company's Annual Report on Form 10-K (filed with the SEC on March 30, 2000).

 (5) Incorporated by reference from the Company's Current Report on Form 8-K (filed with the SEC on June 18, 1997).

 (6) Incorporated by reference from the Company's Current Report on Form 8-K (filed with the SEC on March 8, 1999).

 (7) Incorporated by reference from the Company's Form 8-A Registration Statement (filed with the SEC on July 2, 1998).

 (8) Incorporated by reference from the Company's Form 8-A Registration Statement (filed with the SEC on August 18, 1998).

 (9) Incorporated by reference from the Company's Quarterly Report on Form 10-Q (filed with the SEC on August 14, 2000).

(10) Incorporated by reference from the Company's Form S-8 Registration No. 33-74562 (filed with the SEC on January 28, 1994).

(11) Incorporated by reference from the Company's Quarterly Report on Form 10-Q (filed with the SEC on September 30, 1999).

(12) Incorporated by reference from the Company's Annual Report on Form 10-K (filed with the SEC on April 1, 1995).

(13) Incorporated by reference from the Company's Annual Report on Form 10-K (filed with the SEC on April 2, 2001.

(14) Incorporated by reference from the Company's Current Report on Form 8-K (filed with the SEC on January 14, 1997).

(15) Incorporated by reference from the Company's Annual Report on Form 10-K (filed with the SEC on March 31, 1998).

(16) Incorporated by reference from the Company's Form S-8 Registration No. 333-76537 (filed with the SEC on April 19, 1999).

(17) Incorporated by reference from the Company's Quarterly Report on Form 10-Q (filed with the SEC on May 17, 1999).

(18) Incorporated by reference from the Company's Form S-3 Registration No. 333-72519 (filed with the SEC on March 2, 1999).